As filed with the Securities and Exchange Commission on February 12, 2021

Registration Statement No. 333-251339

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARRIVAL GROUP

(Exact Name of Registrant as Specified in Its Charter)*

Grand Duchy of Luxembourg	3711	98-1569771
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1, rue Peternelchen

L-2370 Howald,

Grand Duchy of Luxembourg

+352 621 266 815

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel Chin

General Counsel

1, rue Peternelchen

L-2370 Howald

Grand Duchy of Luxembourg

Tel: +352 621 266 815

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan I. Annex, Esq. Laurie L. Green, Esq. Flora R. Perez, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, FL 33131 Tel: (305) 579-0576 Fax: (305) 579-0717	Alice Hsu, Esq. Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 Tel: (212) 872-1000 Fax: (212) 872-1002

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

*	Upon the closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to Arrival.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (9)
Ordinary Shares (2)(5)	32,343,750	$28.52	$922,443,750 (6)	$100,639
Warrants (3)(5)	20,112,500	N/A	N/A (7)	N/A (7)
Ordinary Shares issuable on exercise of Warrants (4)(5)	20,112,500	$11.50	$231,293,750	$25,234 (8)
Total			$1,153,737,500	$125,873 (10)

(1)

All securities being registered will be issued by Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (“Holdco”). In connection with the Business Combination described in this registration statement and the enclosed proxy statement/prospectus (the “Business Combination”), among other things, (a) each shareholder of Arrival S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“Arrival”) will exchange each of their preferred A convertible preferred shares, (the “Arrival Preferred Shares”) and their ordinary shares (the “Ordinary Shares” and, together with the Arrival Preferred Shares, the “Arrival Shares”) all with a nominal value of EUR 0.25 per share, for ordinary shares of Holdco (“Holdco Ordinary Shares”), and (b) ARSNL Merger Sub Inc., a Delaware corporation (“Merger Sub”), a newly formed subsidiary of Holdco, will be merged with and into CIIG Merger Corp., a Delaware corporation (“CIIG”), and (A) all of the outstanding shares of CIIG’s class A common stock, par value $0.0001 per share (the “CIIG Class A Common Stock”) and CIIG’s class B common stock, par value $0.0001 (the “CIIG Class B Common Stock”, and together with the CIIG Class A Common Stock, the “CIIG Common Stock”), will be exchanged for Holdco Ordinary Shares and (B) all of the outstanding warrants of CIIG included in the units sold in CIIG’s initial public offering (the “Public CIIG Warrants”), and all of the outstanding warrants of CIIG purchased in a private placement in connection with CIIG’s initial public offering of units (the “Private CIIG Warrants and, together with the “Public CIIG Warrants”, the “CIIG Warrants”), in each case, entitling the holder thereof to purchase one share of the CIIG Class A Common Stock at an exercise price of $11.50 per share, will be converted into the right to receive Holdco Ordinary Shares on substantially the same terms as the CIIG Warrants (the “Holdco Warrants”).

(2)

Consists of 32,343,750 Holdco Ordinary Shares issuable in exchange for (a) outstanding shares of CIIG Class A Common Stock included in outstanding units of CIIG (“CIIG Units”), each CIIG Unit consisting of one share of CIIG Class A Common Stock and one-half of one CIIG Warrant, issued pursuant to CIIG’s initial public offering and (b) CIIG Class B Common Stock issued prior to CIIG’s initial public offering. Upon the consummation of the Business Combination, all CIIG Units will be separated into their component securities, which will be exchanged for equivalent securities of Holdco as described in the proxy statement/prospectus included herein.

(3)	CIIG Warrants will automatically convert into Holdco Warrants upon consummation of the Business Combination as described in the proxy statement/prospectus included herein.
(4)

Consists of Holdco Ordinary Shares issuable upon exercise of Holdco Warrants. Each Holdco Warrant will entitle the warrant holder to purchase one Holdco Ordinary Share at a price of $11.50 per share (subject to adjustment).

(5)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(6)

Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product obtained by multiplying $28.52, which represents the average of the high and low prices of CIIG Common Stock on the Nasdaq Stock Market LLC on December 11, 2020, by 32,343,750, the estimated number of shares of CIIG Common Stock that will be outstanding immediately prior to the closing of the Business Combination (including the redemption of CIIG Common Stock that may be redeemed pursuant to the terms of CIIG’s amended and restated certificate of incorporation, and the shares of CIIG Common Stock included in the CIIG Units).

(7)

The maximum number of Holdco Warrants and Holdco Ordinary Shares of the registrant issuable upon exercise of the Holdco Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such Holdco Warrants has been allocated to the Holdco Ordinary Shares underlying such warrants and those Holdco Ordinary Shares are included in the registration fee as calculated in footnote (8) below.

(8)

No separate registration fee required pursuant to Rule 457(g) under the Securities Act. Pursuant to Rule 457(g)(1) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the Holdco Ordinary Shares underlying the Holdco Warrants is calculated based on an exercise price of $11.50 per share.

(9)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
(10)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT FOR SPECIAL MEETING OF CIIG MERGER CORP.

AND PROSPECTUS FOR ORDINARY SHARES AND WARRANTS OF ARRIVAL GROUP

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2021

CIIG Merger Corp.

40 West 57th Street

29th Floor

New York, New York 10019

Dear CIIG Merger Corp. Stockholders:

You are cordially invited to attend the special meeting of stockholders of CIIG Merger Corp., which we refer to as “we,” “us,” “our,” or “CIIG,” at     , Eastern time, on                  2021, at                 . At the special meeting of stockholders, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve and adopt the business combination agreement, dated November 18, 2020 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among CIIG, Arrival S.à r.l. (“Arrival”), ARSNL Merger Sub Inc. (“Merger Sub”), and Arrival Group (“Holdco”) and the Business Combination (as defined below) contemplated thereby.

Holdco is a direct wholly-owned subsidiary of Arrival and Merger Sub is a direct wholly-owned subsidiary of Holdco. Pursuant to the Business Combination, (i) the existing ordinary and preferred shareholders of Arrival have each concurrently entered into separate exchange agreements (the “Exchange Agreements”) to contribute their respective equity interests in Arrival to Holdco in exchange for Holdco Ordinary Shares (as defined below) (the “Exchanges”), which Arrival shares are deemed to have a value of approximately US $5.3 billion (the “Aggregate Exchange Consideration”), and (ii) following the Exchanges, CIIG will merge with and into Merger Sub and all shares of CIIG common stock will be exchanged for Holdco Ordinary Shares (the “Merger”). Upon consummation of the Business Combination, Arrival and CIIG will become direct wholly-owned subsidiaries of Holdco. Holdco is expected to issue an aggregate of 606,178,750 Holdco Ordinary Shares upon consummation of the Exchanges and the Merger.

In connection with the Business Combination, CIIG has obtained commitments from institutional investors (each a “Subscriber”) to purchase 40,000,000 shares of CIIG Class A Common Stock at a purchase price of $10.00 per share in a private placement, which will be converted into Holdco Ordinary Shares in connection with the Closing (the “PIPE Shares).

CIIG’s class A common stock and CIIG’s units and warrants are currently listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “CIIC,” “CIICU” and “CIICW,” respectively. Holdco intends to apply to list the Holdco Ordinary Shares and Holdco Warrants on Nasdaq in connection with the Closing. We cannot assure you that the Holdco Ordinary Shares or the Holdco Warrants will be approved for listing on Nasdaq.

Upon consummation of the Business Combination, Kinetik S.à r.l., the majority shareholder of Arrival, will own 76.43% of the outstanding Holdco Ordinary Shares and will have the right to propose for appointment a majority of the board of directors until it owns less than 30% of the Holdco Ordinary Shares. Accordingly, Holdco will be a “controlled company” under Nasdaq corporate governance rules. Holdco is a “foreign private issuer” and an “emerging growth company” under the applicable Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements.

We are providing this proxy statement/prospectus and accompanying proxy cards to our stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders and at any adjournments or postponements of the special meeting of stockholders. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors,” beginning on page 44.

Our board of directors has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that our stockholders vote FOR all of the proposals presented to our stockholders. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of our directors and our officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination—Interests of CIIG’s Directors and Officers in the Business Combination.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

, 2021	F. Peter Cuneo Chief Executive Officer and Chairman

This proxy statement/prospectus is dated                 , 2021 and is first being mailed to the stockholders of CIIG on or about that date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

CIIG Merger Corp.

40 West 57th Street

29th Floor

New York, New York 10019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2021

To the Stockholders of CIIG Merger Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting of stockholders”) of CIIG Merger Corp., a Delaware corporation (“CIIG”), will be held on                     , 2021, at                 , Eastern time, at                 . You are cordially invited to attend the special meeting of stockholders for the following purposes:

(1)

The Business Combination Proposal: to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of November 18, 2020, as may be amended, (the “Business Combination Agreement”), by and among CIIG, Arrival S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“Arrival”), ARSNL Merger Sub Inc., a Delaware corporation (“Merger Sub”) and Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (“Holdco”), pursuant to which each of the following transactions occurred, or will occur, in the following order:

•

pursuant to separate contribution and exchange agreements that each holder of Arrival’s preferred A convertible preference shares, with a nominal value of EUR 0.25 per share (the “Arrival Preferred Shares”, and such holders of Arrival Preferred Shares, the “Arrival Preferred Shareholders”), entered into with Holdco concurrently with the execution of the Business Combination Agreement (the “Arrival Preferred Shareholder Exchange Agreements”), on January 4, 2021, each Arrival Preferred Shareholder contributed its respective Arrival Preferred Shares to Holdco, in each case, in exchange for a number of ordinary shares of Holdco (“Holdco Ordinary Shares”) based on an exchange ratio of 0.5581634737 Holdco Ordinary Shares for one Arrival Preferred Share (the “First Exchange”);

•

(a) pursuant to separate contribution and exchange agreements that each holder of Arrival’s ordinary shares, with a nominal value of EUR 0.25 per share (the “Arrival Ordinary Shares”, and together with the Arrival Preferred Shares, the “Arrival Shares” and such holders of Arrival Ordinary Shares, the “Arrival Ordinary Shareholders”), entered into with Holdco concurrently with the execution of the Business Combination Agreement (the “Arrival Ordinary Shareholder Exchange Agreements”, and, together with the Arrival Preferred Shareholder Exchange Agreements, the “Exchange Agreements”), on the day immediately preceding the Merger, each Arrival Ordinary Shareholder will contribute its respective Arrival Ordinary Shares to Holdco in exchange for Holdco Ordinary Shares based on an exchange ratio of 0.5581634737 Holdco Ordinary Shares for one Arrival Ordinary Share (the “Second Exchange”, and, together with the First Exchange, the “Exchanges”), (b) as of the effectivenss of the Second Exchange (the “Second Exchange Effective Time”), the valuation of the Arrival Shares contributed to Holdco by the Arrival Shareholders against new Holdco Ordinary Shares pursuant to the Exchanges is deemed to be US $5,338,350,000 (the “Aggregate Exchange Consideration”) and (c) immediately following the Second Exchange Effective Time, Arrival will be a direct wholly-owned subsidiary of Holdco;

•	on the first business day following the Second Exchange Effective Time and immediately prior to the Merger, each share of CIIG’s class B common stock, par value $0.0001 per share (the “CIIG

Class B Common Stock”), outstanding immediately prior to the Merger will be converted into one share of CIIG’s class A common stock, par value $0.0001 per share (the “CIIG Class A Common Stock”, and together with the CIIG Class B Common Stock, the “CIIG Common Stock”) (the “CIIG Class B Conversion”);

•

immediately following the CIIG Class B Conversion, Merger Sub will merge with and into CIIG, with CIIG surviving such merger as a direct wholly-owned subsidiary of Holdco, and, in connection therewith, CIIG’s corporate name will change to “Arrival Vault USA, Inc.” (the “Merger”, and the surviving corporation of the Merger, the “Surviving Corporation”) and, as a result of the Merger, each share of CIIG Class A Common Stock will be exchanged for one Holdco Ordinary Share as set forth in the Business Combination Agreement (collectively, the “Business Combination Proposal”); and

•

If CIIG’s stockholders approve the Business Combination Proposal and the parties consummate the Business Combination: (i) Holdco is expected to issue an aggregate of 606,178,750 Holdco Ordinary Shares upon consummation of the Exchanges and the Merger; (ii) the current holders of CIIG common stock issued and outstanding immediately prior to the effective time of the Merger (other than any redeemed shares) will receive one Holdco Ordinary Share in exchange for each share of CIIG common stock held by them, or an aggregate of 32,343,750 Holdco Ordinary Shares (assuming no shares of CIIG common stock are redeemed); and (iii) each Arrival Shareholder will receive its pro rata portion of Aggregate Exchange Consideration in the form of Holdco Ordinary Shares valued at $10.00 per Holdco Ordinary Share.

(2)

The Nasdaq Proposal: to consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, or Nasdaq Listing Rules, the issuance of more than 20% of the current total issued and outstanding shares of CIIG Common Stock (the “Nasdaq Proposal”) to the Subscribers of the PIPE Shares; and

(3)

The Stockholder Adjournment Proposal: to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders have elected to redeem an amount of CIIG Class A Common Stock such that the minimum available cash condition to the obligation to closing of the Business Combination (as described below) would not be satisfied (the “Stockholder Adjournment Proposal”).

Only holders of record of our common stock at the close of business on                 , 2021 are entitled to notice of the special meeting of stockholders and to vote at the special meeting of stockholders and any adjournments or postponements of the special meeting of stockholders. A complete list of our stockholders of record entitled to vote at the special meeting of stockholders will be available for ten days before the special meeting of stockholders (i) on a reasonably accessible electronic network or (ii) at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting of stockholders.

Pursuant to CIIG’s amended and restated certificate of incorporation (“the CIIG Amended and Restated Certificate of Incorporation”), we are providing the holders of CIIG’s Class A common stock (the “Public Stockholders”) with the opportunity to redeem their shares of CIIG Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering as of two business days prior to the consummation of the business combination contemplated by the Business Combination Agreement (the “Business Combination”), including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $259,847,182 on November 18, 2020, the estimated per share redemption price would have been approximately $10.04. The Public Stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal and any of the other proposals presented. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the CIIG Class A Common Stock. Holders of our outstanding warrants to purchase shares of our CIIG Class A Common Stock do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the holders of the CIIG Class B Common Stock have agreed to waive their redemption rights with respect to their CIIG Class B Common Stock. The CIIG Class B Common Stock will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, CIIG Management LLC (the “Sponsor”) owns approximately 18% of our issued and outstanding shares of common stock, consisting of 90% of the CIIG Class B Common Stock. CIIG’s Sponsor, officers and directors have agreed to vote their CIIG Class B Shares, which represent approximately 18% of the issued and outstanding shares of CIIG common stock as of December 31, 2020, and any shares of CIIG common stock acquired during or after our initial public offering in favor of the Business Combination Proposal.

The Business Combination Proposal will be consummated only if a majority of the shares of CIIG Common Stock are voted at the special meeting of stockholders. We have no specified maximum redemption threshold under our amended and restated certificate of incorporation. It is a condition to closing under the Business Combination Agreement, however, that CIIG has, in the aggregate, cash (held both in and outside of the trust account) equal to or greater than the sum of $400 million. If redemptions by CIIG’s public stockholders cause CIIG to be unable to meet this closing condition, then Arrival will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition. In the event that Arrival waives this condition, CIIG does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will CIIG redeem CIIG Class A Common Stock in an amount that would cause CIIG’s net tangible assets to be less than $5,000,001.

Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the special meeting of stockholders. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. You may also submit a proxy by telephone or via the internet by following the instructions printed on your proxy card. If you are a holder of record of CIIG’s class A common stock, you may also cast your vote virtually at the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of the vote on the Nasdaq Proposal or the Stockholder Adjournment Proposal.

If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have the same effect as a vote “AGAINST” the Business Combination Proposal but will have no effect on the other proposals.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address:                . If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc., at (877) 536-1561, and banks and brokers may reach D.F. King & Co., Inc., at (212) 269-5550, or email at Arrival@dfking.com.

By Order of the Board of Directors,

, 2021	F. Peter Cuneo
Chief Executive Officer and Chairman

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Holdco, constitutes a prospectus of Holdco under Section 5 of the Securities Act, with respect to the Holdco Ordinary Shares to be issued to the CIIG stockholders if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of CIIG stockholders at which CIIG stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any persons in member states of the European Economic Area which apply Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (this Regulation together with any implementing measures in any member state, the “Prospectus Regulation”), unless they are qualified investors for the purposes of the Prospectus Regulation in such member state or in any other circumstances falling within Article 1(4) of the Prospectus Regulation, and no person in member states of the European Economic Area that is not a relevant person or qualified investor may act or rely on this document or any of its contents.

This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to us or Arrival and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we or Arrival will not assert our or their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning Arrival’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by Arrival’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Arrival operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, Arrival obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, Arrival does not expressly refer to the sources from which this data is derived. In that regard, when Arrival refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which Arrival paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While Arrival has compiled, extracted, and reproduced industry data from these sources, Arrival has not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

FREQUENTLY USED TERMS

In this document:

“Aggregate Exchange Consideration” means an amount equal to US $5,338,350,000.

“Arrival” means Arrival S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg having its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 200789.

“Arrival Ordinary Shareholder Exchange Agreements” means those certain Contribution and Exchange Agreements, dated as of November 18, 2020, by and between Holdco and each Arrival Ordinary Shareholder.

“Arrival Ordinary Shareholders” means holders of Arrival Ordinary Shares.

“Arrival Ordinary Shares” means ordinary shares of Arrival, with a nominal value of EUR 0.25 per share.

“Arrival Preferred Shareholder Exchange Agreements” means those certain Contribution and Exchange Agreements, dated as of November 18, 2020, by and between Holdco and each Arrival Preferred Shareholder.

“Arrival Preferred Shareholders” means holders of Arrival Preferred Shares.

“Arrival Preferred Shares” means preferred A convertible preference shares of Arrival, with a nominal value of EUR 0.25 per share.

“Arrival Shareholders” means the Arrival Ordinary Shareholders and Arrival Preferred Shareholders.

“Assignment, Assumption and Amendment Agreement” means that certain agreement attached to the Business Combination Agreement as Exhibit E.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Exchanges, the Class B Conversion and the Merger.

“Business Combination Agreement” means the Business Combination Agreement, dated as of November 18, 2020, as may be amended, by and among CIIG, Arrival, Holdco, and ARSNL Merger Sub Inc.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“CIIG” refers to CIIG Merger Corp., a Delaware corporation.

“CIIG Class A Common Stock” means CIIG’s Class A common stock, par value $0.0001 per share.

“CIIG Class B Common Stock” means CIIG’s Class B common stock, par value $0.0001 per share.

“CIIG Common Stock” means the CIIG Class A Common Stock and the CIIG Class B Common Stock, collectively.

“CIIG Units” means the 25,875,000 units issued in connection with the IPO, each of which consisted of one share of CIIG Class A Common Stock and one-half of one Public Warrant.

“CIIG Warrants” means the Public Warrants and the Private Placement Warrants.

“Class B Conversion” means the automatic conversion immediately prior to the Merger Effective Time pursuant to the Business Combination Agreement of each share of CIIG Class B Common Stock into a number of validly issued, fully paid and nonassessable shares of CIIG Class A Common Stock equal to the Class B Conversion Ratio.

“Class B Conversion Ratio” means the ratio at which the shares of CIIG Class B Common Stock are automatically convertible into shares of CIIG Class A Common Stock pursuant to Section 4.3(b) of the Amended and Restated Certificate of Incorporation, taking into account the waiver by the CIIG Holders of the provisions of Section 4.3(b)(ii) of the CIIG Amended and Restated Certificate of Incorporation relating to the adjustment of the Class B Conversion Ratio pursuant to Section 2(a) of the Transaction Support Agreement. As of the date of this proxy statement/prospectus, each share of CIIG Class B Common Stock converts into CIIG Class A Common Stock on a one-for-one basis.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Holdco and its consolidated subsidiaries after giving effect to the Business Combination.

“Continental” means Continental Stock Transfer & Trust Company, CIIG’s transfer agent and warrant agent.

“DGCL” means the Delaware General Corporation Law.

“D.F. King” means D.F. King & Co., Inc.

“EVs” means electric vehicles.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreements” means the Arrival Ordinary Shareholder Exchange Agreements and the Arrival Preferred Shareholder Exchange Agreements.

“Exchanges” means the transactions contemplated by the First Exchange and the Second Exchange.

“First Exchange” means the Arrival Preferred Shareholders’ contribution and exchange, effective as of January 4, 2021, of their respective Arrival Preferred Shares for a number of Holdco Ordinary Shares based on an exchange ratio of 0.5581634737, as contemplated by and pursuant to the Arrival Preferred Shareholder Exchange Agreements.

“FMVSS” means the U.S. Federal Motor Vehicle Safety Standards.

“GAAP” means United States generally accepted accounting principles.

“GHG” means greenhouse gas.

“HKMC” means Hyundai Motor Company and Kia Motors Corporation, collectively.

“Holdco” means Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg having its registered office at 1, rue Peternelchen L-2370 Howald, Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 248209.

“Holdco Ordinary Shares” means the ordinary shares of Holdco.

“Holdco Warrant Agreement” means the warrant agreement by and between Holdco and Continental Stock Transfer & Trust Company, a warrant agent, governing the Holdco Warrants, to be entered into at the Closing.

“Holdco Warrants” means the former CIIG Warrants converted at the Merger Effective Time into a right to acquire one Holdco Ordinary Share on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Warrant Agreement.

“Hyundai” means Hyundai Motor Company.

“ICCT” means the International Council on Clean Transportation.

“ICE” means internal combustion engine.

“Initial Stockholders” means the holders of shares of CIIG Class B Common Stock.

“IPO” means CIIG’s initial public offering of units, consummated on December 17, 2019.

“ISO” means the International Standards Organization.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Kia” means Kia Motors Corporation.

“LCVs” means light commercial vehicles.

“Merger” means the merging of ARSNL Merger Sub Inc. with and into CIIG, with CIIG surviving the Merger as a wholly owned subsidiary of Holdco. In connection therewith, CIIG’s corporate name will change to “Arrival Vault USA, Inc.”

“Merger Effective Time” means 12:01 a.m. New York time on the business day immediately following the day of the filing of the Certificate of Merger

“Merger Sub” means ARSNL Merger Sub Inc., a Delaware corporation.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” means the proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the current total issued and outstanding shares of CIIG Common Stock to the Subscribers of PIPE Shares.

“NHTSA” means the U.S. National Highway Traffic Safety Administration.

“Nomination Agreement” means that certain form of agreement attached to the Business Combination Agreement as Exhibit D.

“OEMs” means original equipment manufacturers.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE” means the private placement pursuant to which the Subscribers will purchase shares of CIIG Class A Common Stock, for a purchase price of $10.00 per share, which will be converted into Holdco Ordinary Shares in connection with the Closing.

“Private Placement Warrants” means the warrants to purchase CIIG Class A Common Stock purchased in a private placement in connection with the IPO.

“Prospectus” means the proxy statement/prospectus included in the Registration Statement on Form F-4 (Registration No. 333-251339) filed with the SEC.

“Public Shares” means shares of CIIG Class A Common Stock issued as part of the units sold in the IPO.

“Public Stockholders” means the holders of shares of CIIG Class A Common Stock.

“Public Warrants” means the warrants included in the units sold in CIIG’s IPO, each of which is exercisable for one share of CIIG Class A Common Stock, in accordance with its terms.

“Registration Rights and Lock-Up Agreement” means that certain form of agreement attached to the Business Combination Agreement as Exhibit A.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Exchange” means the Arrival Ordinary Shareholders’ contribution and exchange, effective as of the Second Exchange Effective Time, of their respective Arrival Ordinary Shares for a number of Holdco Ordinary Shares based on an exchange ratio of 0.5581634737, as contemplated by and pursuant to the Arrival Ordinary Shareholder Exchange Agreements.

“Second Exchange Effective Time” means the business day immediately preceding the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means CIIG Management LLC, a Delaware limited liability company.

“Stockholder Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of CIIG to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

“Subscribers” means the institutional investors that have committed to purchase shares of CIIG Class A Common Stock in the PIPE.

“Surviving Corporation” means Arrival Vault USA, Inc., a Delaware corporation.

“Surviving Corporation Exchange” means the exchange in which each share of Merger Sub will be converted into one share of the Surviving Corporation.

“Transaction Support Agreement” means the Transaction Support Agreement, dated as of November 1, 2020, by and among CIIG, Holdco, Arrival, and the holders of the CIIG Class B Common Stock, a copy of which is included as Exhibit 10.4 to CIIG’s Current Report on Form 8-K, filed with the SEC on November 18, 2020.

“TAM” means total addressable market.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants.

“Warrant Agreement” means the warrant agreement, dated December 12, 2019, by and between CIIG and Continental Stock Transfer & Trust Company, as warrant agent, governing CIIG’s outstanding warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to CIIG’s stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of CIIG’s Stockholders and the Related Proposals

Q.	Why am I receiving this proxy statement/prospectus?

A.

CIIG has entered into the Business Combination Agreement with Holdco, Merger Sub and Arrival, which provides for the Business Combination in which, among other transactions, Arrival will become a direct wholly-owned subsidiary of Holdco, and CIIG will become a direct wholly-owned subsidiary of Holdco. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of the Business Combination: (i) the holders of all shares of CIIG Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time will receive one validly issued, fully paid and nonassessable Holdco Ordinary Share in exchange for each share of CIIG Class A Common Stock held by them; and (ii) the shareholders of Arrival will receive an aggregate of 533,835,000 Holdco Ordinary Shares. Please see “The Business Combination Agreement—Ownership of the Combined Company Upon Completion of the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

CIIG stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Business Combination, among other proposals at a special stockholder meeting. You are receiving this proxy statement/prospectus because you hold CIIG Common Stock as of the record date for the special stockholder meeting.

The CIIG Class A Common Stock, Public Warrants and CIIG Units are currently listed on Nasdaq under the symbols “CIIC,” “CIICW” and “CIICU,” respectively. Upon the closing of the Business Combination, Holdco is expected to be renamed “Arrival”. Holdco intends to apply to list its Holdco Ordinary Shares and Holdco Warrants on Nasdaq in connection with the Closing. All outstanding CIIG Units will be separated into their underlying securities immediately prior to the Closing. Accordingly, Holdco will not have units outstanding following consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Holdco with respect to the Holdco Ordinary Shares issuable in connection with the Business Combination.

Q.	When and where is the special meeting?

A.	The special meeting will be held at , Eastern time, on , 2021, via live webcast at . The special meeting will be completely virtual.

Q.	What matters will stockholders consider at the special meeting of stockholders?

A.	At the CIIG special meeting of stockholders, CIIG will ask its stockholders to vote in favor of the following proposals:

The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

The Nasdaq Proposal—a proposal to approve the issuance of more than 20% of the current total issued and outstanding shares of CIIG Common Stock to the Subscribers of the PIPE Shares, for purposes of complying with the applicable listing rules of Nasdaq.

The Stockholder Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Q.	Are any of the proposals conditioned on one another?

A.

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal. The Stockholder Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important to note that in the event that the Business Combination Proposal is not approved, then CIIG will not consummate the Business Combination. If CIIG does not consummate the Business Combination and fails to complete an initial business combination by December 17, 2021, or amend the CIIG Amended and Restated Certificate of Incorporation to extend the date by which CIIG must consummate an initial business combination, CIIG will be required to dissolve and liquidate.

Q.	What will happen in the Business Combination?

A.

Pursuant to the Business Combination Agreement, each of the following transactions occurred, or will occur, in the following order: (i) pursuant to the Arrival Preferred Shareholder Exchange Agreements, the First Exchange was consummated on January 4, 2021; (ii) (a) pursuant to the Arrival Ordinary Shareholder Exchange Agreements, at the Second Exchange Effective Time, Holdco and the Arrival Ordinary Shareholders will consummate the transactions contemplated by the Second Exchange, (b) as of the Second Exchange Effective Time, the valuation of the Arrival Shares contributed to Holdco by the Arrival Shareholders against new Holdco Ordinary Shares pursuant to the Exchanges shall be deemed to be equal to the Aggregate Exchange Consideration and (c) immediately following the Second Exchange Effective Time, Arrival will be a direct wholly-owned subsidiary of Holdco; (iii) on the first business day following the Second Exchange Effective Time and immediately prior to the Merger Effective Time, each share of CIIG Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of CIIG Class A Common Stock equal to the Class B Conversion Ratio; and (iv) at the Merger Effective Time, immediately following the CIIG Class B Conversion, Merger Sub will merge with and into CIIG, with CIIG surviving such merger as a direct wholly-owned subsidiary of Holdco. In connection therewith, CIIG’s corporate name will change to “Arrival Vault USA, Inc.”

In connection with the Business Combination:

•	the Arrival Shareholders will receive an aggregate of 533,835,000 Holdco Ordinary Shares pursuant to the Exchanges;

•	each outstanding share of CIIG Common Stock will be exchanged for one Holdco Ordinary Share;

•

each issued and outstanding CIIG Warrant will cease to represent a right to acquire shares of CIIG Common Stock and will instead represent the right to acquire the same number of Holdco Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the Closing; and

•

each share of Merger Sub will be converted into one share of the Surviving Corporation (the “Surviving Corporation Exchange”), such that, following the Surviving Corporation Exchange, each of the Surviving Corporation and Arrival are direct wholly-owned subsidiaries of Holdco.

Q.	Why is CIIG proposing the Business Combination Proposal?

A.

CIIG was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CIIG is not limited to any particular industry or sector.

CIIG received $258,750,000 from its IPO and sale of the Private Placement Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with CIIG’s Amended and Restated Certificate of Incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 32,343,750 shares of CIIG Common Stock issued and outstanding, consisting of 25,875,000 shares of CIIG Class A Common Stock originally sold as part of the CIIG Units in CIIG’s IPO and 6,468,750 CIIG Class B Common Stock that were issued to the Initial Stockholders prior to CIIG’s IPO. In addition, there currently are 20,112,500 CIIG Warrants issued and outstanding, including 12,937,500 Public Warrants and 7,175,000 Private Placement Warrants that were sold by CIIG to the Sponsor and subsidiaries of BlackRock, Inc. in a private sale simultaneously with CIIG’s IPO. Each whole CIIG Warrant entitles the holder thereof to purchase one share of CIIG Class A Common Stock at a price of $11.50 per share. The CIIG Warrants will become exercisable 30 days after the completion of CIIG’s initial business combination, and expire at 5:00 p.m., New York City time, five years after the completion of CIIG’s initial business combination or earlier upon redemption or liquidation. The Private Placement Warrants are non-redeemable so long as they are held by their initial purchasers or their permitted transferees. There are no shares of CIIG preferred stock issued and outstanding.

Under CIIG’s Amended and Restated Certificate of Incorporation, CIIG must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of CIIG’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote.

Q.	Why is CIIG proposing the Nasdaq Proposal?

A.

CIIG is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d), which require stockholder approval of the issuance of securities in certain transactions that result in (1) the issuance of 20% or more of the voting power outstanding or shares of common stock outstanding before issuance of securities, (2) the issuance or potential issuance will result in a change of control of the registrant or (3) the sale or issuance of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. CIIG anticipates that the 40,000,000 shares of CIIG Class A Common Stock to be issued pursuant to the Subscription Agreements in the PIPE will (1) constitute more than 20% of the CIIG Class A Common Stock then outstanding, (2) constitute a change of control of the registrant and (3) be sold for a purchase price of $10.00 per share of CIIG Class A Common Stock, which will be less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement. As a result, CIIG is required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a), (b) and (d). For more information, see the section entitled “CIIG Stockholder Proposal No. 2—The Nasdaq Proposal.” The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal.

Q.	Who is Arrival?

A.

Arrival’s mission is to transform the design, assembly and distribution of commercial electric vehicles and accelerate the mass adoption of electric vehicles (EVs) globally. Founded in 2015, and now with over 1,500 employees, Arrival develops vertically integrated technologies and products that create a new approach to the design and assembly of electric vehicles. Arrival believes its proprietary in-house developed components, materials, software and robotic technologies, when combined with its low capital expenditure, scalable microfactories, will enable it to produce EVs that are competitively priced to fossil fuel variants and with a substantially lower total cost of ownership to its customers. Arrival’s vehicles are in the development stage with the first vehicle expected to be produced in the fourth quarter of 2021.

Q.	What equity stake will current CIIG stockholders and Arrival Shareholders have in Holdco after the Closing?

A.

It is anticipated that, upon completion of the Business Combination, (i) CIIG’s existing stockholders, including the Sponsor, will own approximately 5.3% of the issued and outstanding shares of Holdco, including 6,468,750 shares held by the Initial Stockholders that will be subject to certain lock-up arrangements pursuant to the Registration Rights and Lock-Up Agreement, (ii) Arrival’s existing shareholders will own approximately 88.1% of the issued and outstanding Holdco Ordinary Shares and (iii) the Subscribers in the PIPE will own approximately 6.6% of the issued and outstanding Holdco Ordinary Shares. These relative percentages assume that (i) none of CIIG’s existing Public Stockholders exercise their redemption rights, (ii) the Initial Stockholders exchange all outstanding CIIG Class B Common Stock for shares of CIIG Class A Common Stock that are converted into Holdco Ordinary Shares upon completion of the Business Combination, and (iii) no additional equity securities of CIIG are issued at or prior to Closing, other than the 40,000,000 shares of CIIG Class A Common Stock currently subscribed for and to be issued in connection with the PIPE. If the actual facts are different than these assumptions, the percentage ownership retained by CIIG’s existing stockholders will be different. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

The following table illustrates the ownership levels in Holdco (excluding the impact of the shares underlying the Holdco Warrants) immediately after the Closing based on the assumptions described above:

	No Redemptions
	Number	Percentage
CIIG’s Initial Stockholders	6,468,750	1.07%
CIIG’s existing Public Stockholders	25,875,000	4.27%
PIPE Subscribers	40,000,000	6.60%
Arrival’s existing shareholders	533,835,000	88.07%

Total	606,178,750

Q.	Who will be the officers and directors of Holdco if the Business Combination is consummated?

A.

It is anticipated that, at the Closing, Holdco’s board of directors will be composed of Peter Cuneo, Alain Kinsch, Kristen O’Hara, Jae Oh, Avinash Rugoobur and two other directors who are expected to be identified and appointed prior to the Closing. Holdco’s executive management team will be led by the current management of Arrival. We are in the process of identifying the other individuals who will be members of the Holdco board of directors. See the section titled “Management of Holdco After the Business Combination” for additional information.

Q.	What conditions must be satisfied to complete the Business Combination?

A.

There are a number of closing conditions in the Business Combination Agreement, including that CIIG’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement.”

Q.	What happens if I sell my shares of CIIG Common Stock before the special meeting of stockholders?

A.

The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of CIIG Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any Holdco Ordinary Shares following the Closing because only CIIG’s stockholders on the date of the Closing will be entitled to receive Holdco Ordinary Shares in connection with the Closing.

Q.	What vote is required to approve the proposals presented at the special meeting of stockholders?

A.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of CIIG Common Stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a CIIG stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, or an abstention from voting, will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the Nasdaq Proposal and the Stockholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of CIIG Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a CIIG stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, or an abstention from voting, will have no effect on the outcome of any vote on the Nasdaq Proposal or the Stockholder Adjournment Proposal.

Q.	Do Arrival Shareholders need to approve the Business Combination?

A.

It is a condition to Closing that Arrival Shareholders approve the Exchanges and related transactions. Arrival’s shareholders have approved the Exchanges and related transactions in the Contribution and Exchange Agreements, as further described below.

Concurrently with the execution of the Business Combination Agreement, each Arrival Preferred Shareholder entered into a Contribution and Exchange Agreement with Arrival and Holdco pursuant to which, among other things, each Arrival Preferred Shareholder (i) consented to the Business Combination and, consequently, agreed to contribute its Arrival Preferred Shares to Holdco in exchange for Holdco Ordinary Shares pursuant to the First Exchange, (ii) agreed not to transfer any of its Arrival Preferred Shares before the earlier to occur of the First Exchange and the termination of the Business Combination Agreement pursuant to its terms (subject to limited exceptions applying to certain Arrival Preferred Shareholders) and (iii) agreed not to transfer any of the Holdco Ordinary Shares it receives pursuant to the First Exchange before the earlier to occur of the Second Exchange and the termination of the Business Combination Agreement pursuant to its terms, as further described herein.

Each Arrival Ordinary Shareholder (together with the Arrival Preferred Shareholders, the “Arrival Shareholders”) entered into a Contribution and Exchange Agreement with Arrival and Holdco pursuant to which, among other things, each Arrival Ordinary Shareholder (i) consented to the Business Combination and, consequently, agreed to contribute its Arrival Ordinary Shares to Holdco in exchange for Holdco Ordinary Shares pursuant to the Second Exchange and (ii) agreed not to transfer any of its Holdco Ordinary Shares before the earlier to occur of the Second Exchange and the termination of the Business Combination Agreement pursuant to its terms, as further described herein.

Q.	May CIIG, the Sponsor or CIIG’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.

In connection with the stockholder vote to approve the proposed Business Combination, CIIG may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account without the prior written consent of Arrival. None of the Sponsor or CIIG’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CIIG’s directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to CIIG for use in the Business Combination.

Q.	Will CIIG or Holdco issue additional equity securities in connection with the consummation of the Business Combination?

A.

Holdco or CIIG may enter into equity financings in connection with the proposed Business Combination with their respective affiliates or any third parties if CIIG determines that the issuance of additional equity is necessary or desirable in connection with the consummation of the Business Combination. The purposes of any such financings may include increasing the likelihood of CIIG meeting the minimum available cash condition to consummation of the Business Combination. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Public Stockholders or the former equity holders of Arrival. In connection with the Business Combination, CIIG has obtained commitments from the Subscribers to purchase $400.0 million in shares of CIIG Class A Common Stock, which will be converted into Holdco Ordinary Shares in connection with the Closing (the “PIPE Shares”), at a purchase price of $10.00 per share.

Q.	How many votes do I have at the special meeting of stockholders?

A.

CIIG’s stockholders are entitled to one vote at the special meeting for each share of CIIG Common Stock held of record as of the record date. As of the close of business on the record date, there were 32,343,750 outstanding shares of CIIG Common Stock.

Q.	How will the CIIG Sponsor, directors and officers vote?

A.

In connection with CIIG’s IPO, CIIG entered into agreements with CIIG’s Sponsor, officers and directors, pursuant to which each agreed to vote their CIIG Class B Common Stock and any other shares acquired during and after the IPO in favor of the Business Combination Proposal. Currently, the Sponsor holds approximately 18% of the issued and outstanding shares of CIIG Common Stock.

Q.	What interests do CIIG’s current officers and directors have in the Business Combination?

A.	CIIG’s directors and executive officers may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include:

•

the beneficial ownership of the Sponsor and certain of CIIG’s directors of an aggregate of 5,821,875 shares of CIIG Class B Common Stock, acquired in September 2019 for an aggregate purchase price of $25,000, which shares would become worthless if CIIG does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $             based on the closing price of CIIG Class A Common Stock of $             on Nasdaq on                 , 2021, the record date for the special meeting of stockholders;

•

CIIG’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on CIIG’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of December 31, 2020, no out-of-pocket expenses have been incurred by CIIG’s directors incident to identifying, investigating and consummating a business combination;

•	the potential continuation of certain of CIIG’s directors as directors of Holdco; and

•	the continued indemnification of current directors and officers of CIIG and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence CIIG’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal. Please read the section entitled “The Business Combination—Interests of CIIG’s Directors and Officers in the Business Combination.”

Q.	What interests do the Subscribers of the PIPE Shares have in the Business Combination?

A.

In connection with the Business Combination, CIIG entered into separate subscription agreements with each Subscriber, pursuant to which the Subscribers agreed to purchase, and CIIG agreed to sell to the Subscribers, an aggregate of 40,000,000 shares of CIIG Class A Common Stock, for a fixed purchase price of $10.00 per share, and an aggregate purchase price of $400,000,000. Such shares have an aggregate market value of approximately $             based on the closing price of CIIG Class A Common Stock of $             on Nasdaq on             , 2021, the record date for the special meeting of stockholders.

Such shares of CIIG Class A Common Stock will automatically be exchanged for the right to receive Holdco Ordinary Shares on a one-for-one basis immediately prior to the Merger Effective Time. These PIPE Shares will not be outstanding on the record date and will not be entitled to vote at the special meeting of stockholders. The issuance of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination.

CIIG anticipates that the 40,000,000 shares of CIIG Class A Common Stock to be issued pursuant to the Subscription Agreements in the PIPE will (1) constitute more than 20% of the CIIG Class A Common Stock then outstanding, (2) constitute a change of control of the registrant and (3) be sold for a purchase price of $10.00 per share of CIIG Class A Common Stock, which will be less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement. As a result, CIIG is required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules. For more information, see the section entitled “CIIG Stockholder Proposal No. 2—The Nasdaq Proposal.”

Q.	Did CIIG’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

CIIG’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. CIIG’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The board of directors also determined, without seeking a valuation from a financial advisor, that Arrival’s fair market value was at least 80% of CIIG’s net assets (excluding deferred underwriting discounts and commissions). Accordingly, investors will be relying on the judgment of CIIG’s board of directors as described above in valuing the Arrival business and assuming the risk that the board of directors may not have properly valued such business.

Q.	What happens if the Business Combination Proposal is not approved?

A.

If the Business Combination Proposal is not approved and CIIG does not consummate a business combination by December 17, 2021, or amend the CIIG Amended and Restated Certificate of Incorporation to extend the date by which CIIG must consummate an initial business combination, CIIG will be required to dissolve and liquidate the Trust Account.

Q.	Do I have redemption rights?

A.

If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of CIIG’s IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to CIIG to pay its franchise and income taxes, upon the consummation of the Business Combination. The per-share amount CIIG will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions CIIG will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the Initial Stockholders have agreed to waive their redemption rights with respect to their CIIG Class B Common Stock in connection with the completion of CIIG’s initial business combination. The CIIG Class B Common Stock will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $259,847,182 on November 18, 2020, the estimated per share redemption price would have been approximately $10.04. This is greater than the $10.00 IPO price of the CIIG Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CIIG to pay franchise and income taxes (less $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.

Q.	Is there a limit on the number of shares I may redeem?

A.

A Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal and the Nasdaq Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

It is a condition to closing under the Business Combination Agreement, however, that CIIG has, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $400.0 million, without any breach or inaccuracy of the representations or warranties or failure to perform any of the covenants set forth in the Business Combination Agreement. If redemptions by Public Stockholders cause CIIG to be unable to meet this closing condition, then Arrival will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.

Q.	How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on             , 2021 (two business days before the special meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, CIIG’s transfer agent, that CIIG redeem your Public Shares for cash, and (ii) deliver your stock to CIIG’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of CIIG’s transfer agent is listed under the question “Who can help answer my questions?” below. CIIG requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to CIIG’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and CIIG’s transfer agent will need to act to facilitate the request. It is CIIG’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because CIIG does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CIIG’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to CIIG’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CIIG’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting CIIG’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

CIIG stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of CIIG Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in his, her or its shares of CIIG Common Stock generally will equal the cost of such shares. A stockholder who purchased CIIG Units will have to allocate the cost between the shares of CIIG Common Stock or CIIG Warrants comprising the CIIG Units based on their relative fair market values at the time of the purchase. Please see the section entitled “Material U.S. Federal Income Tax Considerations.”

Q:	If I hold CIIG Warrants, can I exercise redemption rights with respect to my warrants?

A:	No. There are no redemption rights with respect to the CIIG Warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of shares of CIIG Common Stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) CIIG stockholders who properly exercise their redemption rights and (ii) cash consideration pursuant to the Business Combination Agreement. Any additional funds available for release from the Trust Account will be used for general corporate purposes of Holdco following the Business Combination.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, CIIG is unable to complete a business combination by December 17, 2021, or amend the CIIG Amended and Restated Certificate of Incorporation to extend the date by which CIIG must consummate an initial business combination, CIIG’s Amended and Restated Certificate of Incorporation provides that CIIG will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CIIG’s remaining stockholders and CIIG’s board of directors, dissolve and liquidate, subject in each case to CIIG’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors—Risks Related to CIIG and the Business Combination—CIIG may not be able to complete the business combination within the prescribed time frame, in which case CIIG would cease all operations except for the purpose of winding up and CIIG would redeem its public shares and liquidate, in which case CIIG’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and CIIG’s warrants will expire worthless.” and “—CIIG’s stockholders may be held liable for claims by third parties against CIIG to the extent of distributions received by them upon redemption of their shares.” Holders of CIIG Class B Common Stock have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding CIIG Warrants. Accordingly, the CIIG Warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “CIIG Stockholder Proposal No. 1—The Business Combination Proposal.”

Q:	What do I need to do now?

A:

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of CIIG Common Stock on , 2021, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If applicable, simply complete, sign and date your voting instruction card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. If you wish to attend the special meeting of stockholders and vote in person, you must obtain a proxy from your broker, bank or nominee. Holders of CIIG Common Stock are encouraged to vote in advance of the special meeting of stockholders.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King at (877) 536-1561 or email at Arrival@dfking.com.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting of stockholders, CIIG will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the Nasdaq Proposal or the Stockholder Adjournment Proposal. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by CIIG without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.	Do I need to attend the special meeting of stockholders to vote my shares?

A.

No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. CIIG encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of stockholders virtually, should I return my proxy card instead?

A.

Yes. After carefully reading and considering the information contained in (and incorporated by reference into) this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. If you are a shareholder of record, you may change your vote by sending a later-dated, signed proxy card to D.F. King, at 48 Wall Street, 22nd Floor, New York, NY 10005 prior to the vote at the special meeting of stockholders, or attend the special meeting and vote virtually. You also may revoke your proxy by sending a notice of revocation to D.F. King, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting of stockholders?

A.

A quorum will be present at the special meeting of stockholders if a majority of the CIIG Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. In the absence of a quorum, a majority of CIIG’s stockholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the special meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.

What happens to CIIG Warrants I hold if I vote my shares of CIIG Class A Common Stock against approval of the Business Combination Proposal and Nasdaq Proposal and validly exercise my redemption rights?

A.

Properly exercising your redemption rights as a CIIG stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus. If the Business Combination is completed, all of your CIIG Warrants will automatically convert into warrants to purchase Holdco Ordinary Shares as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your CIIG Warrants, and if CIIG does not otherwise consummate an initial business combination by December 17, 2021, or amend the CIIG Amended and Restated Certificate of Incorporation to extend the date by which CIIG must consummate an initial business combination, CIIG will be required to dissolve and liquidate, and your warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

CIIG will pay the cost of soliciting proxies for the special meeting. CIIG has engaged D.F. King to assist in the solicitation of proxies for the special meeting. CIIG has agreed to pay D.F. King a fee of $12,500. CIIG will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. CIIG also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of CIIG Common Stock for their expenses in forwarding soliciting materials to beneficial owners of CIIG Common Stock and in obtaining voting instructions from those owners. CIIG’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.	If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact CIIG’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Telephone: (877) 536 -1561

Banks and brokers: (212) 269-5550

Email: Arrival@dfking.com

You may also contact CIIG at:

CIIG Merger Corp.

40 West 57th Street

29th Floor

New York, New York 10019

(212) 796-4796

Attention: F. Peter Cuneo

To obtain timely delivery, CIIG’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about CIIG from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

The accompanying proxy statement/prospectus incorporates important business and financial information about CIIG and Arrival from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from the appropriate company. Requests made to CIIG should be directed to the addresses and telephone numbers listed above. Requests made to Arrival should be directed to the address and telephone number noted below:

Arrival S.à r.l.

1, rue Peternelchen

L-2370 Howald

Grand Duchy of Luxembourg

+352 621 266 815

Attention: Daniel Chin

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to CIIG’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Mark Zimkind

Email: Mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Parties to the Business Combination

CIIG Merger Corp.

CIIG is a blank check company formed in Delaware on September 19, 2019, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector.

CIIG’s units, class A common stock, and warrants trade on Nasdaq under the symbols “CIICU,” “CIIC” and “CIICW,” respectively. At the Closing, the outstanding shares of CIIG Class A Common Stock will be converted into Holdco Ordinary Shares.

The mailing address of CIIG’s principal executive office is 40 West 57th Street, 29th Floor, New York, New York 10019, and its telephone number is (212) 796-4796.

Arrival

Arrival is a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B200789.

Arrival was founded with a mission to transform the design, assembly and distribution of commercial electric vehicles (“EVs”) and accelerate the mass adoption of EVs globally. The initial focus for Arrival is the production of commercial electric vehicle vans and buses. Arrival believes this segment of the automotive market is currently underserved by other electric vehicle manufacturers and is a global market with significant scale opportunities.

The mailing address of Arrival’s principal executive office is 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and its telephone number is +352 621 266 815.

For more information about Arrival, see the sections entitled “Information About Arrival” and “Arrivals Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Holdco

Arrival Group was incorporated under the laws of the Grand Duchy of Luxembourg on October 27, 2020 as a joint stock company (société anonyme) having its registered office at 1, rue Peternelchen L-2370 Howald, Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 248209. Holdco owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the directors of Holdco are Gilles Dusemon, Csaba Horváth and Michael Anatolitis.

Holdco expects to apply to list its Holdco Ordinary Shares and Holdco Warrants on Nasdaq under the symbols “ARVL” and “ARVLW”, respectively.

The address of Holdco’s registered office is 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg. After the consummation of the Business Combination, its principal executive office will remain at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg.

Upon the effectiveness of the registration statement of which this prospectus forms a part, Holdco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after Holdco no longer qualifies as an emerging growth company, as long as Holdco continues to qualify as a foreign private issuer under the Exchange Act, Holdco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, Holdco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a foreign private issuer, Holdco will be permitted to follow home country corporate governance practices instead of certain corporate governance practices required by the Nasdaq for U.S. domestic issuers. Also, upon completion of the Business Combination, Holdco will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and eligible to take advantage of exemptions from certain Nasdaq corporate governance standards, although it currently does not intend to do so.

Merger Sub

ARSNL Merger Sub Inc. is a Delaware corporation and a direct wholly owned subsidiary of Holdco. Merger Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the Business Combination.

The mailing address of Merger Sub’s principal executive office is 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg, c/o Arrival.

The Business Combination

The Business Combination Agreement

On November 18, 2020, CIIG, Arrival, Holdco and Merger Sub entered into the Business Combination Agreement pursuant to which, following the effectiveness of the transactions contemplated by the Exchanges, the parties will consummate the Business Combination and Arrival and CIIG will become direct wholly-owned subsidiaries of Holdco. Pursuant to the Business Combination Agreement, each of the following transactions occurred, or will occur, in the following order:

•	pursuant to the Arrival Preferred Shareholder Exchange Agreements, the First Exchange was consummated on January 4, 2021;

•

(a) pursuant to the Arrival Ordinary Shareholder Exchange Agreements, on the day immediately preceding the Merger, Holdco and the Arrival Ordinary Shareholders will consummate the transactions contemplated by the Second Exchange, (b) as of the Second Exchange Effective Time, the valuation of the Arrival Shares contributed to Holdco by the Arrival Shareholders against new Holdco Ordinary Shares pursuant to the Exchanges is equal to the Aggregate Exchange Consideration and

(c) immediately following the Second Exchange Effective Time, Arrival will be a direct wholly-owned subsidiary of Holdco;

•

on the first business day following the Second Exchange Effective Time and immediately prior to the Merger, each share of CIIG Class B Common Stock outstanding immediately prior to the Merger will be converted into a number of shares of CIIG Class A Common Stock equal to the Class B Conversion Ratio; and

•

immediately following the CIIG Class B Conversion, Merger Sub will merge with and into CIIG, with CIIG surviving the Merger as a direct wholly owned subsidiary of Holdco. In connection therewith, CIIG’s corporate name will change to “Arrival Vault USA, Inc.”

The Merger is to become effective by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware immediately following the consummation of the Second Exchange. The Certificate of Merger will specify that the Merger will become effective at 12:01 a.m. New York time on the business day immediately following the day of the filing of the Certificate of Merger (the “Merger Effective Time”). The parties will hold the Closing on the date of the Merger Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

At the Merger Effective Time, immediately following the CIIG Class B Conversion, by virtue of the Merger and the Holdco Requisite Approvals (as defined in the Business Combination Agreement), subject to the Third Holdco Auditor Report (as defined in the Business Combination Agreement), and without any further action on the part of CIIG, Merger Sub, Holdco or Arrival or the holders of any of the following securities:

•

each share of CIIG Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than CIIG Class A Common Stock held in treasury by CIIG (“Excluded Shares”)) shall automatically be exchanged with Holdco for one Holdco Ordinary Share (an aggregate of 72,343,750 Holdco Ordinary Shares) (the “Holdco Ordinary Shares Merger Issuance”), following a share capital increase realized by Holdco by virtue of the Merger, to be subscribed by the contributing holders of CIIG Class A Common Stock;

•	upon the Holdco Ordinary Shares Merger Issuance, all shares of CIIG Class A Common Stock (other than the Excluded Shares) shall be cancelled and shall cease to be outstanding;

•

each Excluded Share shall, by virtue of the Merger and without any further action on the part of CIIG, Merger Sub, Holdco or Arrival or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

•

each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one share of the Surviving Corporation.

For more information, see the section entitled “The Business Combination Agreement—The Structure of the Business Combination.”

Consideration to be Received in the Business Combination

Each Arrival Shareholder will receive its pro rata portion, based on the exchange ratio, of the Aggregate Exchange Consideration in the form of Holdco Ordinary Shares valued at $10.00 per Holdco Ordinary Share as of the Second Exchange Effective Time. At the Merger Effective Time, each share of CIIG Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into and exchanged for the right to receive one Holdco Ordinary Share, which will be valued at $10.00 per share.

For more information, see the section entitled “The Business Combination Agreement—Consideration to be Received in the Business Combination.”

Conditions to the Closing

General Conditions

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are conditioned on the satisfaction or waiver (where permissible) of the following conditions at or prior to the Second Exchange Effective Time and at or prior to the Closing: (a) the Business Combination Proposal and Nasdaq Proposal will have been approved and adopted by the requisite affirmative vote of CIIG’s stockholders; (b) the Holdco Requisite Approval shall have been obtained and delivered to CIIG; (c) a Luxembourg statutory independent auditor (réviseur d’entreprises agréé) of Holdco shall have issued appropriate reports regarding the contributions relating to the Holdco Preferred Shares and the Holdco Ordinary Shares and to the CIIG Class A Common Stock that will be exchanged for Holdco Ordinary Shares as set forth in the Business Combination Agreement; (d) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination; (e) all waiting periods applicable to the consummation of the Business Combination under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable antitrust law; (f) the registration statement of which this proxy statement/prospectus forms a part shall have been declared effective under the Securities Act and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not withdrawn; (g) the Holdco Ordinary Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance; and (h) all parties to each of the Registration Rights and Lock-Up Agreement and the Nomination Agreement shall have delivered, or cause to be delivered, copies of such agreement, duly executed by all such parties.

CIIG Conditions to Closing

The obligations of CIIG to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Second Exchange Effective Time (except for the condition described in clause (g) below) and at or prior to the Closing:

a)

certain representations and warranties of Arrival shall each be true and correct in all respects as of the Second Exchange Effective Time and as of the Closing and all other representations and warranties of Arrival shall be true and correct as of the Second Exchange Effective Time and as of the Closing, except where the failure of such representations and warranties to be true and correct does not result in a Company Material Adverse Effect (as defined in the Business Combination Agreement);

b)

certain representations and warranties of Holdco and Merger Sub shall each be true and correct in all respects as of the Second Exchange Effective Time and as of the Closing and all other representations and warranties of Holdco and Merger Sub shall be true and correct as of the Second Exchange Effective Time and as of the Closing, except where the failure of such representations and warranties to be true and correct would be materially adverse to Holdco or Merger Sub;

c)

Arrival, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement, except that Holdco shall have performed or complied in all respects with certain agreements and covenants required by Section 7.01(c) of the Business Combination Agreement;

d)

Arrival, Holdco and Merger Sub shall have delivered to CIIG a certificate, signed by an officer of the Arrival, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) of the Business Combination Agreement;

e)	no Company Material Adverse Effect (as defined in the Business Combination Agreement) shall have occurred;

f)

all of the Arrival Preferred Shareholders shall have contributed their Arrival Preferred Shares in exchange for Holdco Ordinary Shares pursuant to the First Exchange, each such Arrival Preferred Shareholder shall have continued to hold such Holdco Ordinary Shares, and no Arrival Preferred Shareholder shall have breached or defaulted on certain obligations under its respective Arrival Preferred Shareholder’s Exchange Agreement; and

g)	Arrival, the Arrival Ordinary Shareholders and Holdco shall have consummated the Second Exchange.

Arrival, Holdco and Merger Sub Conditions to Closing

The obligations of Arrival, Holdco and Merger Sub to consummate the transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Exchange Effective Time and at or prior to the Closing:

a)

certain representations and warranties of CIIG shall each be true and correct in all respects as of the Second Exchange Effective Time and as of the Closing and all other representations and warranties of CIIG shall be true and correct as of the Second Exchange Effective Time and as of the Closing, except where the failure of such representations and warranties to be true and correct does not result in a CIIG Material Adverse Effect (as defined in the Business Combination Agreement);

b)	CIIG shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement;

c)

CIIG shall have delivered to Arrival a certificate, signed by an officer of CIIG, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) of the Business Combination Agreement;

d)	no CIIG Material Adverse Effect shall have occurred;

e)

CIIG shall have delivered to Arrival a properly executed certification that the shares of CIIG Common Stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), together with a notice to the U.S. Internal Revenue Service (the “IRS”) (which shall be filed by CIIG with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

f)

after giving effect to the exercise of the redemption rights and payments related thereto, CIIG shall have at least an aggregate of four hundred million dollars ($400,000,000) of cash held either in or outside the Trust Account; and

g)	all officers and directors of CIIG shall have executed written resignations effective as of the Merger Effective Time.

For more information, see the section entitled “The Business Combination Agreement—Conditions to Closing the Business Combination.”

Termination Rights

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of Arrival or CIIG, as follows:

a)	by mutual written consent of CIIG and Arrival;

b)

by either CIIG or Arrival if the Merger Effective Time shall not have occurred prior to March 31, 2021, provided that the terminating party is not, either directly or indirectly through its affiliates, in breach or violation of any representation, warranty, covenant, agreement or obligation under the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition set forth in the Business Combination Agreement on or prior to March 31, 2021;

c)

by either CIIG or Arrival if any governmental authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

d)	by either CIIG or Arrival if any of the proposals set forth in this proxy statement/prospectus will fail to receive the requisite vote for approval at CIIG’s special meeting of stockholders;

e)

by CIIG upon any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of the Arrival, Holdco or Merger Sub that remains uncured for more than 30 days after written notice of such breach is provided by CIIG to Arrival, or if any representation or warranty of Arrival, Holdco or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) and Section 9.02(b) of the Business Combination Agreement would not be satisfied;

f)

by Arrival upon any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of CIIG that remains uncured for more than 30 days after written notice of such breach is provided by Arrival to CIIG, or if any representation or warranty of CIIG shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) and Section 9.03(b) of the Business Combination Agreement would not be satisfied; and

g)

by CIIG upon any breach or default by any Arrival Shareholder of any of the transfer or voting provisions of any Exchange Agreement, or upon termination by an Arrival Shareholder of such Arrival Shareholder’s Exchange Agreement prior to the Merger Effective Time.

In the event that the Business Combination Agreement is validly terminated, all transaction expenses incurred in connection with the Business Combination Agreement, the Ancillary Agreements (as defined in the Business Combination Agreement), and the Business Combination will be paid by the party incurring such transaction expenses, except that CIIG shall pay all fees and expenses incurred in connection with any filing under the HSR Act or other applicable antitrust laws. If the Business Combination is consummated, subject to Section 3.01(a) of the Business Combination Agreement, Holdco will bear the reasonable and documented transaction expenses of all of the parties.

For more information, see the section entitled “The Business Combination Agreement—Termination of the Business Combination Agreement.”

Other Agreements Related to the Business Combination Agreement

Arrival Preferred Shareholder Contribution and Exchange Agreements

Concurrently with the execution of the Business Combination Agreement, each Arrival Preferred Shareholder entered into an Arrival Preferred Shareholder Exchange Agreement with Arrival and Holdco pursuant to which, among other things, each Arrival Preferred Shareholder consented to the Business Combination and, consequently, agreed to (i) contribute its Arrival Preferred Shares to Holdco in exchange for Holdco Ordinary Shares pursuant to the First Exchange, (ii) not transfer any of its Arrival Preferred Shares before the earlier to occur of the First Exchange and the termination of the Business Combination Agreement pursuant to its terms (subject to limited exceptions applying to certain Arrival Preferred Shareholders) and (iii) not transfer, subject to certain limited exceptions, any of the Holdco Ordinary Shares it receives pursuant to the First Exchange before the earlier to occur of the Second Exchange and the termination of the Business Combination Agreement pursuant to its terms. The Arrival Preferred Shareholders who entered into Arrival Preferred Shareholder Exchange Agreements collectively represent 100% of the issued and outstanding Arrival Preferred Shares.

The Arrival Preferred Shareholder Exchange Agreements are subject to customary conditions, covenants, representations and warranties.

For more information about the Arrival Preferred Shareholder Exchange Agreements, see the section entitled “Certain Agreements Related to the Business Combination—Arrival Preferred Shareholder Contribution and Exchange Agreements.”

Arrival Ordinary Shareholder Contribution and Exchange Agreements

Concurrently with the execution of the Business Combination Agreement, each Arrival Ordinary Shareholder entered into an Arrival Ordinary Shareholder Exchange Agreement with Arrival and Holdco pursuant to which, among other things, each Arrival Ordinary Shareholder consented to the Business Combination and, consequently, agreed to (i) contribute its Arrival Ordinary Shares to Holdco in exchange for Holdco Ordinary Shares pursuant to the Second Exchange and (ii) not transfer any of its Arrival Ordinary Shares before the earlier to occur of the Second Exchange and the termination of the Business Combination Agreement pursuant to its terms. The Arrival Ordinary Shareholders who entered into Arrival Ordinary Shareholder Exchange Agreements collectively represent 100% of the issued and outstanding Arrival Ordinary Shares.

The Arrival Ordinary Shareholder Exchange Agreements are subject to customary conditions, covenants, representations and warranties.

For more information about the Arrival Ordinary Shareholder Contribution and Exchange Agreements, see the section entitled “Certain Agreements Related to the Business Combination—Arrival Ordinary Shareholder Exchange Agreements.”

Subscription Agreements

In connection with the execution of the Business Combination Agreement, CIIG entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of institutional investors (collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and CIIG agreed to sell to the Subscribers, an aggregate of 40,000,000 shares of CIIG Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $400,000,000, which shares of CIIG Class A Common Stock will automatically be exchanged with Holdco for the right to receive Holdco Ordinary Shares (the “PIPE Shares”) immediately prior to the Merger Effective Time. Such shares have an aggregate market value of approximately $             based on the closing price of CIIG Class A Common Stock of $             on Nasdaq on             , 2021, the record date for the special meeting of stockholders.

The issuance of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the PIPE is to fund growth of the Combined Company.

Pursuant to the Subscription Agreements, Holdco agreed that, within 30 calendar days after the Closing Date, it will file with the SEC (at Holdco’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and Holdco will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies Holdco that it will “review” the registration statement) following the closing of the sale of the PIPE Shares and (ii) the 10th business day after the date Holdco is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review.

For more information about the Subscription Agreements, see the section entitled “Certain Agreements Related to the Business Combination—Subscription Agreements.”

Transaction Support Agreement

On November 18, 2020, concurrently with the execution of the Business Combination Agreement, CIIG, the Sponsor and certain investors in CIIG (together with the Sponsor, the “CIIG Holders”), holding shares of CIIG Class B Common Stock representing approximately 18% of the issued and outstanding shares of CIIG Common Stock, executed a transaction support agreement with Arrival and Holdco (the “Transaction Support Agreement”), pursuant to which, among other things, such CIIG Holders:

•

agreed to vote their shares of CIIG Common Stock in favor of the Business Combination Agreement, the Business Combination, and any other matter reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement;

•

agreed not to transfer or pledge any of their shares (or enter into any arrangement with respect thereto) after the execution of the Business Combination Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and

•

waived (i) the provisions of the CIIG Amended and Restated Certificate of Incorporation relating to the anti-dilution adjustment applicable in connection with the additional issuance of equity securities in connection with the Business Combination, (ii) their rights to redeem their CIIG Class B Common Stock in connection with the Business Combination and (iii) any rights to convert working capital loans into warrants exercisable for securities of CIIG, Holdco or any of their affiliates or their successors or assigns.

For more information about the Transaction Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Transaction Support Agreement.”

Registration Rights and Lock-Up Agreement

In connection with the Closing, Holdco, certain persons and entities holding CIIG’s Class B Shares (the “Original Holders”) and all shareholders of Arrival, other than the Arrival employees holding Arrival Ordinary

Shares granted under the Arrival Restricted Share Plan 2020 (the “New Holders”), will enter into a Registration Rights and Lock-Up Agreement which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights and Lock-Up Agreement, Holdco agreed that, within 30 calendar days after the Closing Date, it will file with the SEC (at Holdco’s sole cost and expense) a registration statement registering the resale of certain Holdco Ordinary Shares held by the Original Holders and the New Holders, and Holdco will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than 90th calendar day (or 120th calendar day if the SEC notifies Holdco that it will “review” the registration statement) following the Closing.

The Holdco Ordinary Shares held by the Original Holders which were previously shares of CIIG Class B Common Stock will be locked-up for one year following the Closing, subject to earlier release on (i) the last consecutive trading day where the sale price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (ii) such date on which Holdco completes a liquidation, merger, stock exchange or other similar transaction that results in all of Holdco’s stockholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property.

The securities held by the New Holders will be locked-up for 180 days after the Closing, subject to earlier release on (i) the last consecutive trading day where the sale price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) such date on which Holdco completes a liquidation, merger, stock exchange or other similar transaction that results in all of Holdco’s stockholders having the right to exchange their shares of Holdco Ordinary Shares for cash, securities or other property. Except as provided in (ii) in the immediately preceding sentence, until December 31, 2022, Kinetik S.à r.l. has agreed to maintain beneficial ownership of at least 50% of the outstanding voting securities of Holdco.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Registration Rights and Lock-Up Agreement.”

Assignment, Assumption and Amendment Agreement

In connection with the Closing, Holdco will enter into an Assignment, Assumption and Amendment Agreement with CIIG and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) (the “Warrant Amendment”) to assume CIIG’s obligations under the existing Warrant Agreement, dated December 12, 2019 with respect to CIIG’s public and private warrants.

For more information about the Assignment, Assumption and Amendment Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Assignment, Assumption and Amendment Agreement.”

Nomination Agreement

In connection with the Closing, Holdco and Kinetik S.à r.l., the majority Arrival Shareholder, shall enter into a Nomination Agreement pursuant to which, in connection with any general meeting at which directors of Holdco are to be elected, or any adjournment or postponement thereof, Kinetik S.à r.l. shall have the right to propose for appointment a number of directors that equals a majority of the board (each such Director proposed for appointment by Kinetik S.à r.l., a “Shareholder Director”). At least one-half of the Shareholder Directors must qualify as independent directors under applicable stock exchange rules, subject to any independence requirements established by the listing rules of the stock exchange on which the Holdco Ordinary Shares are listed that would require a greater number of Shareholder Directors to qualify as independent directors, provided that Kinetik S.à r.l. will not be required to nominate any additional independent directors unless and until all of the directors, other than the Shareholder Directors, qualify as independent directors. In addition, the Audit Committee, Compensation Committee and Nominating Committee of the Board shall include at least one Shareholder Director so long as he or she is independent. The Nomination Agreement will terminate when Kinetik S.à r.l. and its permitted assigns beneficially own less than 30% of the outstanding shares of Holdco.

For more information about the Nomination Agreement, see the section entitled “Certain Agreements Related to the Business Combination—Nomination Agreement.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of CIIG’s board of directors to vote in favor of the Business Combination, CIIG’s stockholders should be aware that, aside from their interests as stockholders, the Sponsor and CIIG’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders and warrantholders generally. CIIG’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the beneficial ownership of the Sponsor and certain of CIIG’s directors of an aggregate of 5,821,875 CIIG Class B Common Stock, acquired in September 2019 for an aggregate purchase price of $25,000, which shares would become worthless if CIIG does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $         based on the closing price of CIIG Class A Common Stock of $         on Nasdaq on                     , the record date for the special meeting of stockholders;

•

CIIG’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on CIIG’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of December 31, 2020, no out-of-pocket expenses have been incurred by CIIG’s directors incident to identifying, investigating and consummating a business combination;

•	the potential continuation of certain of CIIG’s directors as directors of Holdco; and

•	the continued indemnification of current directors and officers of CIIG and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence CIIG’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “The Business Combination—Interests of CIIG’s Directors and Officers in the Business Combination.”

Reasons for the Approval of the Business Combination

After careful consideration, CIIG’s board of directors recommends that CIIG’s stockholders vote “FOR” each proposal being submitted to a vote of the CIIG stockholders at the special meeting. For a description of CIIG’s reasons for the approval of the Business Combination and the recommendation of CIIG’s board of directors, see the section entitled “The Business Combination—CIIG’s Board of Directors’ Reasons for the Approval of the Business Combination”.

Redemption Rights

Pursuant to CIIG’s Amended and Restated Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of CIIG’s IPO as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $259,847,182 on November 18, 2020, the estimated per share redemption price would have been approximately $10.04.

If you exercise your redemption rights, your shares of CIIG Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled “The Special Meeting of CIIG Stockholders—Redemption Rights”.

Impact of the Business Combination on Holdco’s Public Float

It is anticipated that, upon completion of the Business Combination, (i) CIIG’s existing stockholders, including the Sponsor, will own approximately 5.3% of the issued and outstanding Holdco Ordinary Shares, including 6,468,750 shares held by the Initial Stockholders that will be subject to certain lock-up arrangements pursuant to the Registration Rights and Lock-Up Agreement, (ii) Arrival’s existing shareholders will own approximately 88.1% of the issued and outstanding Holdco Ordinary Shares and (iii) the Subscribers in the PIPE will own approximately 6.6% of the issued and outstanding Holdco Ordinary Shares. These relative percentages assume (i) that none of CIIG’s existing Public Stockholders exercise their redemption rights, (ii) that the Initial Stockholders exchange all outstanding CIIG Class B Common Stock for shares of Holdco Ordinary Shares upon completion of the Business Combination, and (iii) no additional equity securities of CIIG are issued at or prior to Closing, other than the 40,000,000 shares of CIIG Class A Common Stock currently subscribed for and to be issued in connection with the PIPE. If the actual facts are different than these assumptions, the percentage ownership retained by CIIG’s existing stockholders will be different.

The following table illustrates the ownership levels in Holdco (excluding the impact of the shares underlying the Holdco Warrants) immediately after the Closing based on the assumptions described above:

	No Redemptions of Public Shares
	Number	Percentage
Initial Stockholders	6,468,750	1.07%
CIIG existing Public Stockholders	25,875,000	4.27%
Arrival existing shareholders	533,835,000	88.07%
PIPE Subscribers	40,000,000	6.60%

Total	606,178,750

For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Organizational Structure

Prior to the Business Combination

The following diagram shows the current ownership structure of CIIG Merger Corp. (excluding the impact of the shares underlying the CIIG Warrants).

(1)

For more information about the ownership interests of our Initial Stockholders, including the Sponsor, prior to the Business Combination, please see the section entitled—“Security Ownership Of Certain Beneficial Owners and Management”

The following diagram shows the current ownership structure of Arrival S.à r.l.

(1)

For more information about the ownership interests of Arrival S.à r.l., prior to the Business Combination, please see the section entitled– “Security Ownership of Certain Beneficial Owners and Management”

(2)	The diagram above only shows select subsidiaries of Arrival S.à r.l.

Following the Business Combination

The following diagram shows the pro forma ownership percentages (excluding the impact of the shares underlying the Holdco Warrants) and structure of Holdco immediately following the consummation of the Business Combination.

(1)	The diagram above only shows select subsidiaries of Arrival S.à r.l.

Upon completion of the Business Combination, Kinetik S.à r.l. will own 76.43% of the outstanding Holdco Ordinary Shares. As long as Kinetik S.à r.l. or its affiliates beneficially own at least 30% in the aggregate of the outstanding shares of Holdco, Kinetik S.à r.l. has the right to propose for appointment a majority of the board of directors, at least one-half of whom must be independent under Nasdaq rules, and the right to appoint a director to each of the audit, compensation and nominating committees of the Holdco Board.

Board of Directors of Holdco Following the Business Combination

CIIG and Arrival anticipate that the current executive officers of Arrival will become the executive officers of Holdco and certain directors of CIIG and Arrival will become the directors of Holdco. Following the Business Combination, Holdco’s board of directors will expand to seven members and will consist of Peter Cuneo, Alain Kinsch, Kristen O’Hara, Jae Oh, Avinash Rugoobur and two other directors who are expected to be identified and appointed prior to the Closing. We believe a majority of our board of directors will meet the independence standards under the applicable Nasdaq rules. Please see the section entitled “Management of Holdco After the Business Combination”.

Material Tax Consequences

For a detailed discussion of certain U.S. federal income tax consequences and Luxembourg tax consequences of the Business Combination, see the sections titled “Material U.S. Federal Income Tax Considerations” and “Material Luxembourg Income Tax Considerations” in this proxy statement/prospectus.

Accounting Treatment

The Business Combination will be accounted for as a “reverse merger” in accordance with IFRS as issued by the IASB. Under this method of accounting, CIIG will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the assumptions that Arrival’s shareholders will hold a majority of the voting power of the Combined Company, Arrival’s operations will substantially comprise the ongoing operations of the Combined Company, Arrival’s designees are expected to comprise a majority of the governing body of the Combined Company, and Arrival’s senior management will comprise the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Arrival issuing shares for the net assets of CIIG, accompanied by a recapitalization. Accordingly, the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). The net assets of CIIG will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be deemed to be those of Arrival.

Other Stockholder Proposals

In addition to the Business Combination Proposal, CIIG stockholders will be asked to vote on the Nasdaq Proposal and the Stockholder Adjournment Proposal. For more information about these proposals, see the sections entitled “CIIG Stockholder Proposal No. 2—The Nasdaq Proposal”, and “CIIG Stockholder Proposal No. 3—The Stockholder Adjournment Proposal”.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of CIIG Common Stock or CIIG Warrants in connection with the Business Combination.

Date, Time and Place of Special Meeting

The special meeting of stockholders of CIIG will be held at              a.m., Eastern time, on                     , 2021, at            , or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The special meeting will be completely virtual.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of CIIG Common Stock at the close of business on                     , 2021, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of CIIG Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 32,343,750 shares of CIIG Common Stock outstanding, of which 25,875,000 are shares of CIIG Class A Common Stock and 6,468,750 are CIIG Class B Common Stock held by CIIG’s Initial Stockholders and 12,937,500 outstanding Public Warrants.

CIIG’s Sponsor, officers and directors have agreed to vote all of their CIIG Class B Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. CIIG’s issued and outstanding warrants do not have voting rights at the special meeting of stockholders.

Proxy Solicitation

Proxies may be solicited by mail. CIIG has engaged D.F. King to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting of CIIG Stockholders—Revocability of Proxies.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of CIIG’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the CIIG Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of CIIG Common Stock entitled to vote thereon at the special meeting of stockholders. Each of the Nasdaq Proposal and the Stockholder Adjournment Proposal, if presented, require the affirmative vote of the holders of a majority of the shares of CIIG Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a CIIG stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, or an abstention from voting, will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of any vote on the Nasdaq Proposal or the Stockholder Adjournment Proposal.

Recommendation to CIIG Stockholders

CIIG’s board of directors believes that each of the Business Combination Proposal, the Nasdaq Proposal, and the Stockholder Adjournment Proposal, is in the best interests of CIIG and its stockholders and recommends that its stockholders vote “FOR” each of the proposals to be presented at the special meeting.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to CIIG and Arrival are summarized below:

CIIG

•

CIIG may not be able to complete its initial business combination prior to December 17, 2021, in which case CIIG would cease all operations except for the purpose of winding up and CIIG would redeem its public shares and liquidate, in which case CIIG’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and its warrants will expire worthless.

•

The ability of the Public Stockholders to exercise redemption rights with respect to a large number of shares of CIIG Class A Common Stock could increase the probability that the Business Combination will be unsuccessful and that CIIG’s stockholders will have to wait for liquidation in order to redeem their Public Shares.

•

If a stockholder fails to receive notice of CIIG’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.

•

The Sponsor and CIIG’s directors, officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of CIIG Class A Common Stock.

•

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of CIIG Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of CIIG Class A Common Stock.

•	CIIG’s stockholders cannot be sure of the market value of the Holdco Ordinary Shares to be issued upon completion of the Business Combination.

•	The Holdco Ordinary Shares to be received by CIIG’s stockholders as a result of the Business Combination will have different rights from shares of CIIG Common Stock.

•	CIIG’s Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

•

CIIG’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

•

The Sponsor and CIIG’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.

•	If CIIG fails to consummate the PIPE, it may not have enough funds to complete the Business Combination.

•

Subsequent to the completion of the Business Combination, Holdco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Holdco’s financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

•	CIIG’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

Arrival

•	Arrival is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.

•	Arrival has a limited operating history and has not yet manufactured or sold any production vehicles to customers and may never develop or manufacture any vehicles.

•	The period of time from the receipt of orders to implementation and delivery is long and the orders are subject to the risks of cancellation or postponement of the orders.

•

Arrival’s growth is dependent upon the willingness of operators of commercial vehicle fleets and small to medium sized businesses to adopt electric vehicles and on Arrival’s ability to produce, sell and service vehicles that meet their needs.

•

The UPS order constitutes all of the current orders for Arrival vehicles. If this order is cancelled, modified or delayed, Arrival’s prospects, results of operations, liquidity and cash flow will be materially adversely affected.

•

Certain of Arrival’s strategic, development and deployment arrangements could be terminated or may not materialize into long-term contract partnership arrangements and may restrict or limit Arrival from developing electric vehicles with other strategic partners.

•

Arrival’s ability to execute its microfactory production model on a large scale is unproven and still evolving and such production model may lead to increased costs, delayed and/or reduced production of its vehicles and adversely affect Arrival’s ability to operate its business.

•	Arrival may encounter obstacles outside of its control that slow market adoption of electric vehicles, such as regulatory requirements or infrastructure limitations.

•

As Arrival expands into new territories, many of which will be international territories, it may encounter stronger market resistance than it currently expects, including from incumbent competitors in those territories.

•

Arrival is dependent on its suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to deliver the raw materials and components of Arrival’s vehicles in a timely manner and at prices and volumes acceptable to it could have a material adverse effect on its business, prospects and operating results.

•

There are complex software and technology systems that need to be developed in coordination with vendors and suppliers in order to reach production for Arrival’s electric vehicles, and there can be no assurance such systems will be successfully developed.

•	The discovery of defects in Arrival vehicles may result in delays in new model launches, recall campaigns or increased warranty costs.

•	Arrival may become subject to product liability claims which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

•	Arrival will rely on complex robotic assembly and component manufacturing for its production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•	Arrival is likely to face competition from a number of sources, which may impair its revenues, increase its costs to acquire new customers, and hinder its ability to acquire new customers.

•

Arrival is highly dependent on the services of its senior management team (including Denis Sverdlov, its Founder and Chief Executive Officer), and if Arrival is unable to retain some or all of this team, its ability to compete could be harmed.

SELECTED HISTORICAL FINANCIAL DATA OF CIIG

The following tables summarize the relevant financial data for CIIG’s business and should be read in conjunction with the section entitled “CIIG Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CIIG’s audited financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

CIIG’s balance sheet data as of June 30, 2020 and statement of operations data for the six months ended June 30, 2020 are derived from CIIG’s unaudited financial statements. CIIG’s balance sheet data as of December 31, 2020 and December 31, 2019, and statement of operations data for the year ended December 31, 2020 and the period from September 19, 2019 (inception) through December 31, 2019 are derived from CIIG’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with CIIG’s financial statements and related notes and the section entitled “CIIG Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus.

(in thousands of U.S. Dollars, except share and per share data)

Income Statement Data:	Year Ended December 31, 2020	Six Months Ended June 30, 2020	For the Period from September 19, 2019 (inception) Through December 31, 2019
Revenue	$—	$—	$—
Loss from operations	(6,220)	(370)	(92)
Interest income on marketable securities	1,108	995	140
Provision for income taxes	(190)	(118)	(18)
Net (loss) income	(5,302)	437	30
Basic and diluted net income per share	0.03	0.03	0.00
Weighted average shares outstanding—basic and diluted	25,875,000	25,875,000	25,875,000

Balance Sheet Data:	December 31, 2020	June 30, 2020	December 31, 2019
Working capital	$(4,840)	$810	$1,438
Trust account	259,865	259,805	258,890
Total assets	260,310	261,066	260,477
Total liabilities	14,340	9,357	9,205
Value of ordinary shares subject to redemption	240,969	246,709	246,272
Shareholders’ equity	5,000	5,000	5,000

SELECTED HISTORICAL FINANCIAL DATA OF ARRIVAL

The information presented below is derived from Arrival’s unaudited condensed consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus as of and for the six months ended June 30, 2020 and 2019 and the fiscal years ended December 31, 2019 and 2018. The information presented below should be read alongside Arrival’s consolidated financial statements and accompanying footnotes included elsewhere in this proxy statement/prospectus. You should read the following financial data together with “Risks Related to Arrival’s Business,” and “Arrival Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following table highlights key measures of Arrivals’s financial condition and results of operations (Euros in thousands, except per share amounts):

	Six Months Ended June 30,		Year Ending December 31,
(in thousands)	2020 €’000	2019 €’000	2019 €’000	2018 €’000
Statement of Income Data:
Revenue	—	—	—	—
Cost of Revenue	—	—	—	—

Gross Profit/(Loss)	—	—	—	—
Administrative Expenses	(24,159)	(11,567)	(31,392)	(16,769)
Research and Development Expenses	(4,723)	(3,705)	(11,149)	(6,219)
Impairment Expense	(34)	(2,131)	(4,972)	(9,347)
Other Income/(Expenses), Net	792	(113)	(4,328)	1,154

Operating Loss	(28,124)	(17,516)	(51,841)	(31,181)
Net Finance Income/(Expense)	(1,214)	(1,001)	(3,184)	41

Loss Before Tax	(29,338)	(18,517)	(55,025)	(31,140)
Tax Income	4,873	2,882	6,929	951

Loss for the Period	(24,465)	(15,635)	(48,096)	(30,189)

Basic and Diluted Loss Per Share	(0.03)	(0.02)	(0.05)	(0.03)

Balance Sheet Data:
Total Assets	215,475	93,737	243,167	56,324
Total Equity	174,003	83,865	199,245	49,956
Share Capital	228,067	151,197	227,333	16

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

CIIG is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following selected unaudited pro forma condensed combined statement of position combines the unaudited historical condensed consolidated balance sheet of Arrival as of June 30, 2020 with the unaudited historical condensed balance sheet of CIIG as of June 30, 2020, giving effect to the transactions as if they had been consummated as of that date.

The following selected unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 combines the unaudited historical condensed consolidated statement of profit or loss and other comprehensive income of Arrival for the six months ended June 30, 2020 with the unaudited condensed statement of operations of CIIG for the six months ended June 30, 2020, giving effect to the transactions as if they had occurred as of the earliest period presented.

The following selected unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the audited historical consolidated statement of profit or loss and other comprehensive income of Arrival for the year ended December 31, 2019 with the audited statement of operations of CIIG for the period from September 19, 2019 (inception) through December 31, 2019, giving effect to the transactions as if they had occurred as of the earliest period presented.

The selected unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of CIIG common stock into cash:

•

Assuming No Redemptions: This presentation assumes that no CIIG stockholders exercise redemption rights with respect to their shares of CIIG Class A common stock upon consummation of the Business Combination; and

•

Assuming Maximum Redemptions: This presentation assumes that CIIG stockholders exercise their redemption rights with respect to 23,344,330 shares of CIIG Class A common stock upon consummation of the Business Combination at a redemption price of approximately US$10.04 per share. The maximum redemption amount is derived so that there is a minimum of US$400,000,000 of cash held either in or outside of the trust account, including the aggregate amount of any proceeds from the PIPE, after giving effect to the payments to redeeming stockholders.

The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the transactions.

The historical financial statements of CIIG have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The historical financial statements of Arrival have been prepared in accordance with IFRS, as adopted by the International Accounting Standards Board. The historical financial information of CIIG has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the selected unaudited pro forma condensed combined financial information. No adjustments were required to convert CIIG’s financial statements from U.S. GAAP to IFRS for purposes of the selected unaudited pro forma condensed combined financial information, except to reclassify CIIG’s Class A common stock subject to redemption to non-current liabilities under IFRS.

The historical financial information of CIIG was derived from the historical unaudited financial statements of CIIG for the six months ended June 30, 2020 which have been translated into Euros as described under “The

Business Combination — Unaudited Pro Forma Combined Financial Information.” The historical financial information of CIIG was derived from the historical audited financial statements of CIIG for the period from September 19, 2019 (inception) through December 31, 2019 which have been translated into Euros as described under “The Business Combination — Unaudited Pro Forma Combined Financial Information” at the rate on June 30, 2020 of US$1.00 to €0.88915.

The historical financial information of Arrival was derived from the historical unaudited condensed consolidated financial statements of Arrival for the six months ended June 30, 2020 and 2019 which are included elsewhere in this proxy statement. The historical financial information of Arrival was derived from the historical audited consolidated financial statements of Arrival for the years ended December 31, 2019 and 2018 which are included elsewhere in this proxy statement. This information should be read together with CIIG’s and Arrival’s financial statements and related notes, “Other Information Related to CIIG—CIIG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Arrival’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

Selected Unaudited Pro Forma Condensed Combined Financial Information

(in Euros and in thousands, except share and per share data)

in thousands, except share and per share data	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Six Months Ended June 30, 2020
Total expenses	€28,461	€28,461
Operating loss	€(28,461)	€(28,461)
Net loss	€(24,802)	€(24,802)
Loss per share	€(0.04)	€(0.04)
Weighted average shares outstanding – basic and diluted	606,178,750	582,834,420
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended December 31, 2019
Total expenses	€805,280	€140,480
Operating loss	€(805,280)	€(140,480)
Net loss	€(801,535)	€(136,735)
Loss per share	€(1.32)	€(0.23)
Weighted average shares outstanding – basic and diluted	606,178,750	582,834,420
Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2020
Total current assets	€584,905	€376,493
Total assets	€749,912	€541,500
Total current liabilities	€18,808	€18,808
Total liabilities	€41,654	€41,654
Total stockholders’ equity	€708,258	€499,846

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to consummate the Business Combination;

•	the benefits of the Business Combination;

•	the Combined Company’s financial performance following the Business Combination;

•	the ability to obtain or maintain the listing of the Holdco Ordinary Shares or Holdco Warrants on Nasdaq, following the Business Combination;

•	changes in Arrival’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	Arrival’s strategic advantages and the impact those advantages will have on future financial and operational results;

•	expansion plans and opportunities;

•	Arrival’s ability to grow its business in a cost-effective manner;

•	the advantages and expected benefits of Arrival’s microfactories;

•	Arrival’s product development timeline and estimated start of production;

•	the implementation, market acceptance and success of Arrival’s business model;

•	developments and projections relating to Arrival’s competitors and industry;

•	Arrival’s approach and goals with respect to technology;

•	Arrival’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	the impact of the COVID-19 pandemic on Arrival’s business;

•	changes in applicable laws or regulations; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against CIIG, Holdco or Arrival following announcement of the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of CIIG or to satisfy other conditions to the Closing in the Business Combination Agreement;

•	the ability to obtain or maintain the listing of the Holdco Ordinary Shares on Nasdaq following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of Arrival as a result of the announcement and consummation of the transactions described herein;

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Arrival to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effects of the COVID-19 pandemic on Arrival’s business;

•	the lack of a third-party valuation in determining whether or not to pursue the proposed transaction;

•	the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;

•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which Arrival operates;

•	the risk that Arrival and its current and future collaborators are unable to successfully develop and commercialize Arrival’s products or services, or experience significant delays in doing so;

•	the risk that the post-combination company may never achieve or sustain profitability;

•	the risk that the post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•	the risk that the post-combination company experiences difficulties in managing its growth and expanding operations;

•	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

•

the risk that the utilization of microfactories will not provide the expected benefits due to, among other things, the inability to locate appropriate buildings to use as microfactories, microfactories needing a larger than anticipated factory footprint, and the inability of Arrival to deploy microfactories in the anticipated time frame;

•	that Arrival has identified a material weakness in its internal control over financial reporting which, if not corrected, could affect the reliability of Arrival’s financial statements;

•	the risk that Arrival is unable to secure or protect its intellectual property;

•	the possibility that CIIG or Arrival may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on Holdco’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of the Holdco Ordinary Shares could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this proxy statement/prospectus to the Arrival business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and future prospects of Holdco.

Risks Related to Arrival

Arrival is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.

Arrival has incurred losses in the operation of its business related to research and development activities since its inception. Arrival anticipates that its expenses will increase and that it will continue to incur losses in the future until at least the time it begins significant deliveries of its vehicles, which is not expected to occur before 2022. Even if Arrival is able to successfully develop and sell or lease its vehicles, there can be no assurance that they will be commercially successful and achieve or sustain profitability.

Arrival expects the rate at which it will incur losses to be significantly higher in future periods as it, among other things, designs, develops and manufactures its vehicles; deploys its microfactories; builds up inventories of parts and components for its vehicles; increases its sales and marketing activities, develops its distribution infrastructure; and increases its general and administrative functions to support its growing operations. Arrival may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Arrival’s losses.

Arrival has a limited operating history and has not yet manufactured or sold any production vehicles to customers and may never develop or manufacture any vehicles.

Arrival was incorporated in October 2015 and has a limited operating history in the automobile industry, which is continuously evolving. Arrival vehicles are in the development stage and Arrival does not expect its first vehicle to be produced until the fourth quarter of 2021, if at all. Arrival has no experience as an organization in high volume manufacturing of the planned electric vehicles. Arrival cannot assure you that it or its partners will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable Arrival to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its electric vehicles. You should consider Arrival’s business and prospects in light of the risks and significant challenges it faces as a new entrant into its industry, including, among other things, with respect to its ability to:

•	design and produce safe, reliable and quality vehicles on an ongoing basis;

•	obtain the necessary regulatory approvals in a timely manner;

•	build a well-recognized and respected brand;

•	establish and expand its customer base;

•	successfully market not just Arrival’s vehicles but also the other services it intends to provide;

•	properly price its services, including its charging solutions, financing and lease options, and successfully anticipate the take-rate and usage of such services by users;

•	successfully service its vehicles after sales and maintain a good flow of spare parts and customer goodwill;

•	improve and maintain its operational efficiency;

•	successfully execute its microfactory production model and maintain a reliable, secure, high-performance and scalable technology infrastructure;

•	predict its future revenues and appropriately budget for its expenses;

•	attract, retain and motivate talented employees;

•	anticipate trends that may emerge and affect its business;

•	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

•	navigate an evolving and complex regulatory environment.

If Arrival fails to adequately address any or all of these risks and challenges, its business may be materially and adversely affected.

Arrival’s forecasted operating and financial results rely in large part upon assumptions and analyses developed by Arrival. If these assumptions and analyses prove to be incorrect, Arrival’s actual operating and financial results may be significantly below its forecasts.

The projected financial and operating information appearing elsewhere in this proxy statement reflects current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with Arrival’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside Arrival’s control, including, but not limited to:

•	whether Arrival can obtain sufficient capital to begin production and grow its business;

•	Arrival’s ability to manage its growth;

•	whether Arrival can manage relationships with key suppliers;

•	whether Arrival can rapidly deploy its microfactories and successfully execute its production methodologies in such microfactories (including its robotic assembly process and composite manufacturing);

•	the ability to obtain necessary regulatory approvals;

•	demand for Arrival products and services;

•	the timing and costs of new and existing marketing and promotional efforts;

•	competition, including from established and future competitors;

•	Arrival’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•	the overall strength and stability of the economies in the markets in which it operates or intends to operate in the future; and

•	regulatory, legislative and political changes;

Unfavorable changes in any of these or other factors, most of which are beyond Arrival’s control, could materially and adversely affect its business, results of operations and financial results.

In addition, Arrival’s production methodologies (including robotic assembly processes and composite manufacturing) are still being tested and its assumptions may not be accurate. If Arrival is unable to successfully implement its production methodologies, or the assumptions on which such production methodologies are based prove to be incorrect, Arrival’s business, prospects, financial condition and operating results could be adversely effected.

Arrival may need to raise additional funds and these funds may not be available to it when it needs them, or may only be available on unfavorable terms. As a result, Arrival may be unable to meet its future capital requirements which could limit its ability to grow and jeopardize its ability to continue its business operations.

The design, production, sale and servicing of Arrival’s electric vehicles is capital-intensive. Arrival expects that following the closing of the Business Combination, no additional capital will be needed to achieve profitability (assuming satisfaction of the minimum available cash condition). However, Arrival may subsequently determine that additional funds are necessary earlier than anticipated. This capital may be necessary to fund Arrival’s ongoing operations, continue research, development and design efforts and improve infrastructure. Arrival may raise additional funds through the issuance of equity, equity related or debt securities or through obtaining credit from government or financial institutions. Arrival cannot be certain that additional funds will be available to it on favorable terms when required, or at all. If Arrival cannot raise additional funds when it needs them, its business, prospects, financial condition and operating results could be materially adversely affected.

While Arrival has received orders for vehicles, the period of time from the receipt of orders to implementation and delivery is long, potentially spanning over several months, and the orders are subject to the risks of cancellation or postponement of the orders.

Arrival vehicles are in the development stage and Arrival does not expect its first vehicle to be produced until the fourth quarter of 2021. Even after Arrival begins production of its vehicles, due to the nature of large commercial fleet orders, the anticipated lead time between receipt of orders for Arrival’s electric vehicles and implementation and delivery of its electric vehicles is long, potentially spanning over several months. Given this anticipated lead time, there is a heightened risk that customers that have ordered vehicles may not ultimately take delivery due to potential changes in customer preferences, competitive developments and other factors. As a result, no assurance can be made that orders will not be cancelled or postponed, or that orders will ultimately result in the purchase or lease of electric vehicles. Any cancellations or postponements could harm Arrival’s financial condition, business, prospects and operating results. Currently no customers have paid deposits or will be required to pay any penalties for cancellations, or, other than UPS, have made any commitments to purchase Arrival vehicles. Arrival anticipates contracting with customers on terms which require the payment of a deposit and are not cancellable for convenience; however, in certain cases, Arrival and a customer may agree to commercial terms which include (amongst other things) the ability for the customer to modify or terminate the vehicle order and the parties may agree that a deposit is not required.

In addition, Arrival’s business model is initially focused on building relationships with commercial bus and van fleet customers. Even if Arrival is able to obtain binding orders, customers may limit their volume of purchases initially as they assess Arrival’s vehicles and whether to make a broader transition to electric vehicles. This may be a long process and will depend on the safety, reliability, efficiency and quality of Arrival’s vehicles, as well as the support and service that Arrival offers. It will also depend on factors outside of Arrival’s control, such as general market conditions and broader trends in fleet management and vehicle electrification, that could impact customer buying decisions. As a result, there is significant uncertainty regarding demand for Arrival’s products and the pace and levels of growth that Arrival will be able to achieve.

Arrival’s growth is dependent upon the willingness of operators of commercial vehicle fleets and small to medium sized businesses to adopt electric vehicles and on Arrival’s ability to produce, sell and service vehicles that meet their needs. If the market for commercial electric vehicles does not develop as Arrival expects or develops slower than Arrival expects, Arrival’s business, prospects, financial condition and operating results will be adversely affected.

Arrival’s growth is dependent upon the adoption of electric vehicles by operators of commercial vehicle fleets and on Arrival’s ability to produce, sell and service vehicles that meet their needs. The entry of commercial electric vehicles into the medium-duty commercial vehicle market is a relatively new development, particularly in the United States, and is characterized by rapidly changing technologies and evolving government regulation, industry standards and customer views of the merits of using electric vehicles in their businesses. This process has been slow to date. As part of Arrival’s sales efforts, Arrival must educate fleet managers as to what Arrival believes are the economical savings during the life of the vehicle and the lower “total cost of ownership” of Arrival’s vehicles. As such, Arrival believes that operators of commercial vehicle fleets will consider many factors when deciding whether to purchase Arrival’s commercial electric vehicles (or commercial electric vehicles generally) or vehicles powered by internal combustion engines, particularly diesel-fueled or natural gas-fueled vehicles. Arrival believes these factors include:

•

the difference in the initial purchase prices of commercial electric vehicles with comparable vehicles powered by internal combustion engines, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

•	the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating and maintenance costs;

•	the availability and terms of financing options for purchases of vehicles and, for commercial electric vehicles, financing options for battery systems;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles and future regulations requiring increased use of nonpolluting vehicles;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	fuel prices, including volatility in the cost of diesel or a prolonged period of low gasoline and natural gas costs that could decrease incentives to transition to electric vehicles;

•	the cost and availability of other alternatives to diesel fueled vehicles, such as vehicles powered by natural gas;

•	corporate sustainability initiatives;

•	commercial electric vehicle quality, performance and safety (particularly with respect to lithium-ion battery packs);

•	the quality and availability of service for the vehicle, including the availability of replacement parts;

•	the limited range over which commercial electric vehicles may be driven on a single battery charge;

•	access to charging stations and related infrastructure costs, and standardization of electric vehicle charging systems;

•	electric grid capacity and reliability; and

•	macroeconomic factors.

If, in weighing these factors, operators of commercial vehicle fleets determine that there is not a compelling business justification for purchasing commercial electric vehicles, particularly those that Arrival will produce and sell, then the market for commercial electric vehicles may not develop as Arrival expects or may develop more slowly than Arrival expects, which would adversely affect Arrival’s business, prospects, financial condition and operating results.

In addition, any reduction, elimination or selective application of tax and other governmental incentives and subsidies because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or Arrival’s electric vehicles in particular, which would adversely affect Arrival’s business, prospects, financial condition and operating results. Further, Arrival cannot assure that the current governmental incentives and subsidies available for purchasers of electric vehicles will remain available.

The UPS order constitutes all of the current orders for Arrival vehicles. If this order is cancelled, modified or delayed, Arrival’s prospects, results of operations, liquidity and cash flow will be materially adversely affected.

The UPS order for 10,000 vehicles (with a UPS option to purchase up to an additional 10,000 vehicles) constitutes the only agreement in place with respect to the order of Arrival vehicles with other potential orders as either letters of intent or in late stage sales discussions. The vehicle volumes to be purchased pursuant to the UPS order may be modified or cancelled by UPS at any time in its sole discretion without penalty. If the UPS order is cancelled or modified, or any other arrangements are terminated, and Arrival has not received additional orders from other customers, its business, prospects, financial condition and operating results will be materially adversely affected. Arrival has letters of intent for the Arrival Bus but does not currently have any agreement in place with respect to the order of the Arrival Bus, as orders typically require a trial which is expected to occur in the second quarter of 2021.

Certain of Arrival’s strategic, development and deployment arrangements could be terminated or may not materialize into long-term contract partnership arrangements and may restrict or limit Arrival from developing electric vehicles with other strategic partners.

Arrival has arrangements with strategic, development and deployment partners and collaborators. Some of these arrangements are evidenced by memorandums of understanding, non-binding letters of intent, early stage agreements that are used for design and development purposes but will require renegotiation at later stages of development or production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or may not materialize into next-stage contracts or long-term contract partnership arrangements. In addition, Arrival does not currently have arrangements in place that will allow it to fully execute its business plan, including, without limitation, final supply and manufacturing agreements and fleet service and management agreements. Moreover, existing or future arrangements may contain limitations on Arrival’s ability to enter into strategic, development and deployment arrangements with other partners. For example, the Business Collaboration Agreement with Hyundai Motor Company (“Hyundai”) and Kia Motors Corporation (“Kia”, and together with Hyundai, “HKMC”), pursuant to which Arrival and Hyundai have agreed, among things to jointly develop vehicles using Arrival’s technologies, prevents Arrival from developing electric vehicles with other traditional original equipment manufacturers (“OEMs”) until November 3, 2022. If Arrival is unable to maintain such arrangements and agreements, or if such agreements or arrangements contain other restrictions from or limitations on developing electric vehicles with other strategic partners, its business, prospects, financial condition and operating results may be materially and adversely affected.

Arrival’s ability to execute its microfactory production model on a large scale is unproven and still evolving and such production model may lead to increased costs, delayed and/or reduced production of its vehicles and adversely affect Arrival’s ability to operate its business.

Arrival’s business model depends in large part on its ability to execute its plans to manufacture, market, deploy and service its electric vehicles at microfactories. Arrival’s reliance on this production model will be subject to risks, including that Arrival:

•	may require a larger than anticipated factory footprint, which would increase Arrival’s costs of setting up the microfactories and would significantly delay production of its vehicles;

•	may not be able to reach its rate of production targets within its microfactories for its primary products, which would reduce its ability to be profitable;

•

may not be able to locate existing buildings meeting the requirements for its microfactories with respect to size, shape, power supply, and strength of construction, which would increase its costs of setting up the microfactories and would significantly delay production of its vehicles;

•	may not be able to build the expected number of microfactories, which would reduce its production targets and have a material adverse impact on its results of operations and financial condition; and

•	may experience higher local wages and supplier costs than expected in local regions, resulting in higher operating costs and reducing its ability to be profitable.

Arrival currently has two microfactories in active development, one in Rock Hill, South Carolina, USA and one in Bicester, UK. These microfactories are expected to start production in the fourth quarter of 2021 and the third quarter of 2022, respectively. Arrival plans to have four microfactories in operation by the end of 2022, 11 by the end of 2023 and 31 by the end of 2024. Due to the relatively short commissioning times of the Arrival microfactory, the exact locations of the microfactories that will follow Rock Hill, South Carolina, USA and Bicester, UK are yet to be determined.

In addition, Arrival intends to establish a “back office” in each microfactory to handle customary administrative and support services such as local payroll processes and tax and company registrations. Any inability to do so, or delays in doing so, could adversely affect Arrival’s ability to operate its business and delay productions of its vehicles.

If any of the foregoing issues occur, and Arrival is unable to execute on its microfactory production business model, Arrival’s business, prospects, financial condition and operating results may be materially and adversely affected.

Arrival may encounter obstacles outside of its control that slow market adoption of electric vehicles, such as regulatory requirements or infrastructure limitations.

Arrival’s growth is highly dependent upon the adoption of electric vehicles by the commercial and municipal fleet industry. The target demographics for Arrival’s electric vehicles are highly competitive. If the market for electric vehicles does not develop at the rate or in the manner or to the extent that Arrival expects, or if critical assumptions Arrival has made regarding the efficiency of its electric vehicles are incorrect or incomplete, Arrival’s business, prospects, financial condition and operating results will be harmed. The fleet market for electric vehicles is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, including OEMs, evolving government regulation and industry standards and uncertain customer demands and behaviors.

Arrival’s growth depends upon Arrival’s ability to maintain relationships with Arrival’s existing suppliers, source suppliers for Arrival’s critical components, and complete building out Arrival’s supply chain, while effectively managing the risks due to such relationships.

Arrival’s growth will be dependent upon Arrival’s ability to enter into supplier agreements and maintain its relationships with suppliers who are critical and necessary to the output and production of Arrival’s vehicles. Arrival also relies on a small group of suppliers to provide Arrival with the components for Arrival’s vehicles. The supply agreements Arrival has or may enter into with key suppliers in the future may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. If these suppliers become unable to provide or experience delays in providing components or the supply agreements Arrival has in place are terminated, it may be difficult to find replacement components. Changes in business conditions, pandemics, governmental changes, and other factors beyond Arrival’s control or that Arrival does not presently anticipate could affect Arrival’s ability to receive components from Arrival’s suppliers.

However, Arrival has not secured supply agreements for all of its components. Arrival may be at a disadvantage in negotiating supply agreements for the production of its vehicles due to its limited operating history. In addition, there is the possibility that finalizing the supply agreements for the parts and components of Arrival’s vehicles will cause significant disruption to Arrival’s operations, or such supply agreements could be at costs that make it difficult for Arrival to operate profitably.

If Arrival does not enter into long-term supply agreements with guaranteed pricing for critical parts or components, Arrival may be exposed to fluctuations in components, materials and equipment prices. Substantial increases in the prices for such components, materials and equipment would increase Arrival’s operating costs and could reduce Arrival’s margins if Arrival cannot recoup the increased costs. Any attempts to increase the announced or expected prices of Arrival’s vehicles in response to increased costs could be viewed negatively by Arrival’s potential customers and could adversely affect Arrival’s business, prospects, financial condition or operating results.

Arrival currently targets many customers, suppliers and partners that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions. If Arrival is unable to sell its products to these customers or is unable to enter into agreements with suppliers and partners on satisfactory terms, its prospects and results of operations will be adversely affected.

Many of Arrival’s current and potential customers, suppliers and partners are large, multinational corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to Arrival’s products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of Arrival’s time and resources. Arrival cannot assure you that its products will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers. If Arrival’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on Arrival’s business.

If Arrival is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then its financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to purchase Arrival’s commercial electric vehicles if they are not convinced that Arrival’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Arrival if they are not convinced that its business will succeed. Accordingly, in order to build and maintain its business, Arrival must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in its electric vehicles, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of Arrival’s control, such as its limited operating history, customer unfamiliarity with its electric vehicles, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of electric vehicles, including Arrival’s electric vehicles and Arrival’s production and sales performance compared with market expectations.

As Arrival expands into new territories, many of which will be international territories, it may encounter stronger market resistance than it currently expects, including from incumbent competitors in those territories.

Arrival will face risks associated with any potential international expansion of its operations into new territories, including possible unfavorable regulatory, political, tax and labor conditions, which could harm its business. In addition, in certain of these markets, Arrival may encounter incumbent competitors with established technologies and customer bases, lower prices or costs, and greater brand recognition. Arrival anticipates having international operations and subsidiaries that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. However, Arrival has no experience to date selling or leasing and servicing its vehicles internationally, and such expansion would require Arrival to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. Arrival will be subject to a number of risks associated with international business activities that may increase its costs, impact its ability to sell its electric vehicles and require significant management attention. These risks include:

•	conforming Arrival’s electric vehicles to various international regulatory requirements where its electric vehicles are sold which requirements may change over time;

•

difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service its electric vehicles in any of these jurisdictions;

•	difficulty in staffing and managing foreign operations;

•	difficulties attracting customers in new jurisdictions;

•	foreign government taxes, regulations and permit requirements, including foreign taxes that Arrival may not be able to offset against taxes imposed upon Arrival in the U.S.;

•	a heightened risk of failure to comply with corporation and employment tax laws;

•	fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities Arrival undertakes;

•	U.S. and foreign government trade restrictions, tariffs and price or exchange controls;

•	foreign labor laws, regulations and restrictions;

•	changes in diplomatic and trade relationships;

•	political instability, natural disasters, global health concerns, including health pandemics such as the COVID-19 pandemic, war or events of terrorism; and

•	the strength of international economies.

If Arrival fails to successfully address these risks, Arrival’s business, prospects, financial condition and operating results could be materially harmed.

Factors that may influence the fleet market adoption of electric vehicles include:

•

perceptions about electric vehicle quality, safety, design, performance, reliability and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•	perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, batteries and regenerative braking systems;

•	the decline of vehicle efficiency and/or range resulting from deterioration over time in the ability of the battery to hold a charge;

•	changes or improvements in the fuel economy of internal combustion engines, the vehicle and the vehicle controls or competitors’ electrified systems;

•	the availability of service, charging and fueling and other associated costs for electric vehicles;

•	access to sufficient charging infrastructure;

•	the risk that government support for electric vehicles and infrastructure may not continue;

•	volatility in the cost of energy, electricity, oil and gasoline could affect buying decisions;

•

government regulations and economic incentives promoting fuel efficiency and alternate forms of energy, including new regulations mandating zero tailpipe emissions compared to overall carbon reduction;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•	macroeconomic factors.

As an example, the market price of oil has dropped since January 2020, and it is unknown to what extent any corresponding decreases in the cost of fuel may impact the market for electric vehicles. Moreover, travel restrictions and social distancing efforts in response to the COVID-19 pandemic may negatively impact the commercial bus and van fleet industry, for an unknown, but potentially lengthy, period of time. Additionally, Arrival may become subject to regulations that may require it to alter the design of its electric vehicles, which could negatively impact customer interest in Arrival’s products.

Arrival has grown its business rapidly, and expects to continue to expand its operations significantly. Any failure to manage its growth effectively could adversely affect its business, prospects, operating results and financial condition.

Any failure to manage Arrival’s growth effectively could materially and adversely affect Arrival’s business, prospects, operating results and financial condition. Arrival intends to expand its operations significantly. Arrival expects its future expansion to include:

•	expanding the management team;

•	hiring and training new personnel;

•	leveraging consultants to assist with company growth and development;

•	forecasting production and revenue;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, production, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes; and

•	expanding into international markets.

Arrival intends to continue to hire a significant number of additional personnel, including software engineers, design and production personnel and service technicians for its electric vehicles. Because Arrival’s electric vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electric vehicles may not be available to hire, and as a result, Arrival will need to expend significant time and expense training any newly hired employees. Competition for individuals with experience designing, producing and servicing electric vehicles and their software is intense, and Arrival may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm Arrival’s business, prospects, financial condition and operating results.

Arrival’s business may be adversely affected by labor and union activities.

Although none of Arrival’s employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Arrival may also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on Arrival’s business, financial condition or operating results.

Arrival’s limited operating history makes it difficult for Arrival to evaluate Arrival’s future business prospects.

Arrival is a company with an extremely limited operating history, and has generated no revenue to date. As Arrival attempts to transition from research and development activities to commercial production and sales, it is difficult, if not impossible, to forecast Arrival’s future results, and Arrival has limited insight into trends that may emerge and affect Arrival’s business. The estimated costs and timelines that Arrival has developed to reach full scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture and sale of vehicles. There can be no assurance that Arrival’s estimates related to the costs and timing necessary to complete design and engineering of its electric vehicles and to tool its microfactories will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues. For example, the tooling required within Arrival’s microfactories may be more expensive to produce than predicted, or have a shorter lifespan, resulting in additional replacement and maintenance costs, particularly relating to composite panel tooling, which could have a material adverse impact on our results of operations and financial condition. Similarly, Arrival may experience higher raw material waste in the composite process than it expects, resulting in higher operating costs and hampering its ability to be profitable.

In addition, Arrival has engaged in limited marketing activities to date, so even if Arrival is able to bring its electric vehicles to market on time and on budget, there can be no assurance that fleet customers will embrace Arrival’s products in significant numbers. Market conditions, many of which are outside of Arrival’s control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, fuel and energy prices, regulatory requirements and incentives, competition and the pace and extent of vehicle electrification generally, will impact demand for Arrival’s electric vehicles, and ultimately Arrival’s success.

Arrival is dependent on its suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to deliver the raw materials and components of Arrival’s vehicles in a timely manner and at prices and volumes acceptable to it could have a material adverse effect on its business, prospects and operating results.

While Arrival plans to obtain raw materials and components from multiple sources whenever possible, some of the raw materials and components used in its vehicles will be purchased by Arrival from a single or limited source, such as LG Energy Solution, Ltd. (as assignee of LG Chem Ltd., “LG Chem”) who has agreed to manufacture and supply lithium ion battery cells for Arrival’s vehicles. While Arrival believes that it may be able to establish alternate supply relationships and can obtain or engineer replacement raw materials and components for its single or limited source raw materials and components, Arrival may be unable to do so in the short term (or at all) at prices or quality levels that are acceptable to it, leaving Arrival susceptible to supply shortages, long lead times for components and cancellations and supply changes. In addition, Arrival could experience delays if its suppliers do not meet agreed upon timelines or experience capacity constraints.

Any disruption in the supply of raw materials or components, whether or not from a single or limited source supplier, could temporarily disrupt production of Arrival’s vehicles until an alternative supplier is able to supply the required raw materials or components. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond Arrival’s control or which it does not presently anticipate, could also affect its suppliers’ ability to deliver raw materials or components to Arrival on a timely basis. Any of the foregoing could materially and adversely affect Arrival’s results of operations, financial condition and prospects.

As Arrival grows rapidly and expands into multiple global markets, there is a risk that Arrival will fail to maintain an effective system of internal controls and its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected. Arrival may identify material weaknesses in its internal controls over financing reporting which it may not be able to remedy in a timely manner.

As a public company, Arrival will operate in an increasingly demanding regulatory environment, which requires it to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the regulations of Nasdaq, the rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for Arrival to produce reliable financial reports and are important to help prevent financial fraud. Commencing with its fiscal year ending the year in which the Business Combination is completed, Arrival must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. Prior to the closing of the Business Combination, Arrival has never been required to test its internal controls within a specified period and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner.

Arrival anticipates that the process of building its accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. Arrival expects that it will need to implement a new internal system to combine and streamline the management of its financial, accounting, human resources and other functions. However, such a system would likely require Arrival to complete many processes and procedures for the effective use of the system or to run its business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect Arrival’s controls and harm its business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention. Arrival’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If Arrival is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to maintain proper and effective internal controls, Arrival may not be able to produce timely and accurate financial statements. If Arrival cannot provide reliable financial reports or prevent fraud, its business and results of operations could be harmed, investors could lose confidence in its reported financial information and Arrival could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

Arrival has identified material weaknesses in its internal control over financial reporting. This could result in material misstatements in Arrival’s historical financial reports and, if Arrival or Holdco is unable to successfully remediate the material weaknesses, the accuracy and timing of Holdco’s financial reporting may be adversely affected, investors may lose confidence in the accuracy and completeness of Holdco’s financial reports, and the market price of Holdco Ordinary Shares may be materially and adversely affected.

Although Arrival is not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, in connection with the audit of Arrival’s consolidated financial statements as of and for the years ended December 31, 2019 and 2018, in preparation for this proxy statement/prospectus, Arrival’s management and its independent registered public accounting firm identified deficiencies that Arrival concluded represented material weaknesses in its internal control over financial reporting primarily attributable to its lack of an effective control structure and sufficient financial reporting and accounting personnel. SEC guidance defines a material weakness as a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

Arrival is in the process of designing and implementing measures to improve its internal control over financial reporting to remediate the material weaknesses related to its financial reporting as of the years ended December 31, 2019 and 2018 primarily by implementing additional review procedures within its accounting and finance department, hiring additional accounting and compliance staff and designing and implementing information technology and application controls in its financially significant systems, engaging consultants to assist it in documenting and improving its system of internal controls, as well as by implementing appropriate accounting infrastructure. At the time of this proxy statement/prospectus, these material weaknesses have not been remediated.

While Arrival is designing and implementing measures to remediate the material weaknesses, it cannot predict the success of such measures or the outcome of its assessment of these measures at this time. Arrival can give no assurance that these measures will remediate either of the deficiencies in internal control or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. Holdco’s failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that may lead to a restatement of its financial statements or cause it to fail to meet its reporting obligations. If a material weakness was identified and Holdco is unable to assert that its internal control over financial reporting is effective, or when required in the future, if Holdco’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of Holdco’s financial reports, the market price of Holdco Ordinary Shares could be adversely affected and Holdco could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.

There are complex software and technology systems that need to be developed in coordination with vendors and suppliers in order to reach production for Arrival’s electric vehicles, and there can be no assurance such systems will be successfully developed.

Arrival vehicles will use a substantial amount of third-party and in-house software codes and complex hardware to operate. The development of such advanced technologies is inherently complex, and Arrival will need to coordinate with its vendors and suppliers in order to reach production for its electric vehicles. Defects and errors may be revealed over time and Arrival’s control over the performance of third-party services and systems may be limited. Thus, Arrival’s potential inability to develop the necessary software and technology systems may harm its competitive position.

Arrival is relying on third-party suppliers to develop a number of emerging technologies for use in its products, including lithium ion battery technology. These technologies are not today, and may not ever be, commercially viable. There can be no assurances that Arrival’s suppliers will be able to meet the technological requirements, production timing, and volume requirements to support its business plan. In addition, the technology may not comply with the cost, performance useful life and warranty characteristics Arrival anticipates in its business plan. As a result, Arrival’s business plan could be significantly impacted, and Arrival may incur significant liabilities under warranty claims which could adversely affect its business, prospects, and results of operations.

The discovery of defects in Arrival vehicles may result in delays in new model launches, recall campaigns or increased warranty costs. Additionally, discovery of such defects may result in a decrease in the residual value of its vehicles, which may materially harm its business.

Arrival’s electric vehicles may contain defects in design and production that may cause them not to perform as expected or may require repair. Arrivals’ products (including vehicles and components) have not completed testing and Arrival currently has a limited frame of reference by which to evaluate the performance of its electric vehicles upon which its business prospects depend. There can be no assurance that Arrival will be able to detect and fix any defects in its electric vehicles. Arrival may experience recalls in the future, which could adversely affect Arrival’s brand and could adversely affect its business, prospects, financial condition and operating results. Arrival’s electric vehicles may not perform consistent with customers’ expectations or consistent with other vehicles which may become available. Any product defects or any other failure of Arrival’s electric vehicles and software to perform as expected could harm Arrival’s reputation and result in a significant cost due to warranty replacement and other expenses, a loss of customer goodwill due to failing to meet maintenance targets in Arrival’s total cost of ownership calculations, adverse publicity, lost revenue, delivery delays, product recalls and product liability claims and could have a material adverse impact on Arrival’s business, prospects, financial condition and operating results. Additionally, discovery of such defects may result in a decrease in the residual value of Arrival’s vehicles, which may materially harm its business. Moreover, problems and defects experienced by other electric vehicle companies could by association have a negative impact on perception and customer demand for Arrival’s electric vehicles.

Arrival may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or those that do not involve Arrival’s products, could harm Arrival’s business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and Arrival faces inherent risk of exposure to claims in the event Arrival’s electric vehicles do not perform or are claimed to not have performed as expected. As is true for other commercial vehicle suppliers, Arrival expects in the future that its electric vehicles may be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect Arrival’s competitors may cause indirect adverse publicity for Arrival and its products.

A successful product liability claim against Arrival could require Arrival to pay a substantial monetary award. Arrival’s risks in this area are particularly pronounced given the relatively limited number of electric vehicles delivered to date and limited field experience of Arrival’s products. Moreover, a product liability claim against Arrival or its competitors could generate substantial negative publicity about Arrival’s products and business and could have a material adverse effect on Arrival’s brand, business, prospects, financial condition and operating results. In most jurisdictions, Arrival generally self-insures against the risk of product liability claims for vehicle exposure, meaning that any product liability claims will likely have to be paid from company funds, not by insurance.

If Arrival is sued for infringing or misappropriating intellectual property rights of third parties, litigation could be costly and time consuming and could prevent Arrival from developing or commercializing its future products.

Companies, organizations, or individuals, including Arrival’s competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with Arrival’s ability to make, use, develop, sell or market its vehicles or components, which could make it more difficult for Arrival to operate its business. From time to time, Arrival may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge Arrival to take licenses. Arrival’s applications and uses of trademarks relating to its design, software or technologies could be found to infringe upon existing trademark ownership and rights. In addition, if Arrival is determined to have infringed upon a third party’s intellectual property rights, it may be required to do one or more of the following:

•	cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property;

•	pay substantial damages;

•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all;

•	redesign its vehicles or other goods or services; or

•	establish and maintain alternative branding for its products and services.

In the event of a successful claim of infringement against Arrival and Arrival’s failure or inability to obtain a license to the infringed technology or other intellectual property right, Arrival’s business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Arrival may incur significant costs and expenses in connection with protecting and enforcing its intellectual property rights, including through litigation. Additionally, even if Arrival is able to take measures to protect its intellectual property, third-parties may independently develop technologies that are the same or similar to Arrival.

Arrival may not be able to prevent others from unauthorized use of its intellectual property, which could harm its business and competitive position. Arrival relies on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses, and other contractual rights to establish and protect its rights in its technology. Despite Arrival’s efforts to protect its proprietary rights, third parties may attempt to copy or otherwise obtain and use Arrival’s intellectual property or seek court declarations that they do not infringe upon its intellectual property rights. Monitoring unauthorized use of Arrival’s intellectual property is difficult and costly, and the steps Arrival has taken or will take may not prevent misappropriation. From time to time, Arrival may have to resort to litigation to enforce its intellectual property rights, which could result in substantial costs and diversion of its resources.

Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, Arrival’s intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect Arrival’s intellectual property rights could result in its competitors offering similar products, potentially resulting in the loss of some of Arrival’s competitive advantage and a decrease in its revenue which, would adversely affect its business, prospects, financial condition and operating results.

Patent applications which have been submitted to the authorities may not result in granted patents or may require the applications to be modified in order for patent coverage to be obtained.

Arrival cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Arrival has, Arrival may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Arrival cannot be certain that the patent applications that it files will issue, that the authorities will not require the applications to be modified in order for patent coverage to be obtained or that our issued patents will afford protection against competitors with similar technology. In addition, Arrival’s competitors may design around its issued patents, which may adversely affect its business, prospects, financial condition or operating results.

Arrival vehicles will make use of lithium-ion battery cells, which can be dangerous under certain circumstances (including the possibility that such cells catch fire or vent smoke and flame).

The battery packs within Arrival’s electric vehicles will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of Arrival’s vehicles or other battery packs that it produces could occur, which could subject Arrival to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve Arrival’s vehicles, could seriously harm its business and reputation.

In addition, Arrival intends to store its battery packs in its microfactories prior to installation in its electric vehicles. Any mishandling of battery cells may cause disruption to the operation of Arrival’s microfactories. While Arrival has implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt its operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for Arrival and its products. Such adverse publicity could negatively affect Arrival’s brand and harm its business, prospects, financial condition and operating results.

Arrival will rely on complex robotic assembly and component manufacturing for its production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

Arrival will rely on complex robotic assembly and component manufacturing for the production and assembly of its electric vehicles, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Arrival’s microfactories will contain large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. In addition, Arrival may encounter technical and/or validation difficulties with its components that it is unable to overcome and as a result Arrival may have to source more external components than planned and/or may not be able to achieve target prices in production components. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Arrival’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Arrival’s business, prospects, financial condition or operating results.

Arrival may not succeed in establishing, maintaining and strengthening the Arrival brand, which would materially and adversely affect customer acceptance of its vehicles and components and its business, revenues and prospects.

Arrival’s business and prospects heavily depend on its ability to develop, maintain and strengthen the Arrival brand. If Arrival is not able to establish, maintain and strengthen its brand, it may lose the opportunity to build a critical mass of customers. Arrival’s ability to develop, maintain and strengthen the Arrival brand will depend heavily on the success of its marketing efforts. The automobile industry is intensely competitive, and Arrival may not be successful in building, maintaining and strengthening its brand. Arrival’s current and potential competitors, particularly automobile manufacturers headquartered in the United States, Japan, the

European Union and China, have greater name recognition, broader customer relationships and substantially greater marketing resources than Arrival does. If Arrival does not develop and maintain a strong brand, its business, prospects, financial condition and operating results will be materially and adversely impacted.

The efficiency of a battery’s use over time when driving electric vehicles will decline over time, which may negatively influence potential customers’ decisions whether to purchase Arrival’s electric vehicles.

The cells used in the Arrival battery modules degrade over time, influenced primarily by the age of the cells and the total energy throughput over the life of the electric vehicle. This cell degradation results in a corresponding reduction in the vehicle’s range. During typical use, the degradation is 2-3% per year, which can result in the vehicle having only 70% of its original range after ten years. Although common to all electric vehicles, cell degradation, and the related decrease in range, may negatively influence potential customer’s electric vehicle purchase decisions.

Arrival is likely to face competition from a number of sources, which may impair its revenues, increase its costs to acquire new customers, and hinder its ability to acquire new customers.

The vehicle electrification market has expanded significantly since Arrival was founded in 2015. The commercial vehicle electrification market in which Arrival operates features direct competition which includes traditional OEMs producing electric vehicles, including but not limited to Daimler AG, Volkswagen, Fiat, Ford and General Motors and electrification solution providers such as Rivian, Hyliion, Workhorse Group Inc., Nikola, Proterra and Evobus, OEMs that have traditionally focused on the consumer market may expand into the commercial markets. If these companies or other OEMs or providers of electrification solutions expand into the commercial markets, Arrival will face increased direct competition, which may impair Arrival’s revenues, increase its costs to acquire new customers, hinder its ability to acquire new customers, have a material adverse effect on Arrival’s product prices, market share, revenue and profitability.

Arrival may not be able to accurately estimate the supply and demand for its vehicles, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Arrival fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict Arrival’s future revenues and appropriately budget for its expenses, and Arrival may have limited insight into trends that may emerge and affect its business. Arrival will be required to provide forecasts of its demand to its suppliers several months prior to the scheduled delivery of products to its prospective customers. Currently, there is no historical basis for making judgments on the demand for Arrival’s vehicles or its ability to develop, manufacture, and deliver vehicles, or Arrival’s profitability in the future. If Arrival overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase Arrival’s costs. If Arrival underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that Arrival’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Arrival fails to order sufficient quantities of product components in a timely manner, the delivery of vehicles to its customers could be delayed, which would harm Arrival’s business, financial condition and operating results.

The markets in which Arrival operates are highly competitive, and it may not be successful in competing in these industries. Arrival currently faces competition from new and established domestic and international competitors and expects to face competition from others in the future, including competition from companies with new technologies.

Both the automobile industry generally, and the electric vehicle segment in particular, are highly competitive, and Arrival will be competing for sales with both internal combustion engine vehicles and other electric vehicles. Many of Arrival’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than Arrival does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products, including their electric vehicles. Arrival expects competition for electric vehicles to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization, and consolidation in the worldwide automotive industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service, and financing terms. Continued or increased price competition in the automotive industry generally, and in “green” vehicles in particular, may harm Arrival’s business. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect Arrival’s business, financial condition, operating results, and prospects.

The automotive industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies, including but not limited to hydrogen, may adversely affect the demand for Arrival’s electric vehicles.

Arrival may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect Arrival’s business and prospects in ways Arrival does not currently anticipate. Any failure by Arrival to successfully react to changes in existing technologies could materially harm its competitive position and growth prospects.

Arrival’s electric vehicles will compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than Arrival’s vehicle technologies.

Arrival’s target market currently is serviced by manufacturers with existing customers and suppliers using proven and widely accepted fuel technologies. Additionally, Arrival’s competitors are working on developing technologies that may be introduced in Arrival’s target market. Similarly, improvement in competitor performance or technology may result in the infrastructure required to operate Arrival vehicles, such as for charging, becoming comparatively expensive and reducing the economic attractiveness of our vehicles. If any of these alternative technology vehicles can provide lower fuel costs, greater efficiencies, greater reliability or otherwise benefit from other factors resulting in an overall lower total cost of ownership, this may negatively affect the commercial success of Arrival’s vehicles or make Arrival’s vehicles uncompetitive or obsolete.

If any of Arrival’s suppliers become economically distressed or go bankrupt, Arrival may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase its costs, affect its liquidity or cause production disruptions.

Arrival expects to purchase various types of equipment, raw materials and manufactured component parts from its suppliers. If these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, Arrival may be required to provide substantial financial support to ensure supply continuity or would have to take other measures to ensure components and materials remain available. Any disruption could affect Arrival’s ability to deliver vehicles and could increase Arrival’s costs and negatively affect its liquidity and financial performance.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells, could harm Arrival’s business.

Arrival and its suppliers may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact Arrival’s business, prospects, financial condition and operating results. Arrival and its suppliers use various materials in their businesses and products, including for example lithium-ion battery cells and steel, and the prices for these materials fluctuate. The available supply of these materials may be unstable, depending on market conditions and global demand, including as a result of increased production of electric vehicles by Arrival’s competitors, and could adversely affect Arrival’s business and operating results. For instance, Arrival is exposed to multiple risks relating to lithium-ion battery cells. These risks include:

•	an increase in the cost, or decrease in the available supply, of materials used in the cells;

•	disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

•	fluctuations in the value of any foreign currencies in which battery cell and related raw material purchases are or may be denominated against the purchasing entity’s operating currency.

Arrival’s business is dependent on the continued supply of battery cells for the battery packs used in Arrival’s electric vehicles. While Arrival has entered into an agreement with LG Chem to provide it with lithium ion battery cells, Arrival may have limited flexibility in changing its supplier in the event of any disruption in the supply of battery cells which could disrupt production of Arrival’s electric vehicles. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause Arrival to experience significant increases in freight charges and material costs. Substantial increases in the prices for Arrival’s materials or prices charged to it, such as those charged by battery cell suppliers, would increase Arrival’s operating costs, and could reduce its margins if the increased costs cannot be recouped through increased commercial vehicle sales prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and therefore materially and adversely affect Arrival’s brand, image, business, prospects and operating results.

Arrival is subject to governmental export and import control laws and regulations. Arrival’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition and operating results.

Arrival’s products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities.

Exports of Arrival’s products and technology must be made in compliance with these laws and regulations. For example, Arrival may require one or more licenses to import or export certain vehicles, components or technologies to its research and development teams in various countries and may experience delays in obtaining the requisite licenses to do so. Audits in connection with the application for licenses may increase areas of noncompliance that could result in delays or additional costs. If Arrival fails to comply with these laws and regulations, Arrival and certain of its employees could be subject to additional audits, substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on Arrival and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

As Arrival expands its microfactories globally, it may encounter unforeseen import/export charges, which could increase its costs and hamper its profitability. In addition, changes in Arrival’s products or solutions or changes in applicable export or import laws and regulations may create delays in the introduction and sale of Arrival’s products and solutions in international markets, increase costs due to changes in import and export duties and taxes, prevent Arrival’s customers from deploying Arrival’s products and solutions or, in some cases, prevent the export or import of Arrival’s products and solutions to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of Arrival’s products and solutions or in Arrival’s decreased ability to export or sell its products and solutions to customers. Any decreased use of Arrival’s products and solutions or limitation on its ability to export or sell its products and solutions would likely adversely affect Arrival’s business, prospects, financial condition and operating results.

The United Kingdom’s withdrawal from the European Union, or Brexit, could result in increased regulatory, economic and political uncertainty, and impose additional challenges in securing regulatory approval of Arrival’s electric vehicles in the European Union and the rest of Europe.

The United Kingdom withdrew from the European Union effective as of January 31, 2020 and is now in a period of transition until the end of 2020. The transition period maintains all existing trading arrangements. During the transition period, the United Kingdom and the European Union will negotiate future trading arrangements. Until a final agreement has been reached, an exit without a trade agreement in place, which would result in the United Kingdom losing access to free trade agreements for goods and services with the European Union and other countries, continues to be a risk. An exit by the United Kingdom from the European Union without an agreement in place would likely lead to regulatory, political and economic uncertainty, and potentially divergent laws and regulations between the United Kingdom and the European Union.

Arrival has two microfactories in active development, one in Rock Hill, South Carolina, USA and one in Bicester, UK, and has employees in the US, UK and other European countries. Arrival cannot predict whether or not the United Kingdom will significantly alter its current laws and regulations in respect of the electric vehicle industry and, if so, what impact any such alteration would have on Arrival or its business. Moreover, Arrival cannot predict the impact that Brexit will have on (i) the marketing of its electric vehicles or (ii) the process to obtain regulatory approval in the United Kingdom for its electric vehicles. As a result of Brexit, Arrival may experience adverse impacts on customer demand and profitability in the UK and other markets. Depending on the terms of Brexit and any subsequent trade agreement, the UK could also lose access to the single EU market, or specific countries in the EU, resulting in a negative impact on the general and economic conditions in the UK and the EU. Changes may occur in regulations that Arrival is required to comply with as well as amendments to treaties governing tax, duties, tariffs, etc. which could adversely impact its operations and require it to modify its financial and supply arrangements. For example, the imposition of any import restrictions and duties levied on its electric vehicles may make its electric vehicles more expensive and less competitive from a pricing perspective. To avoid such impacts, Arrival may have to restructure or relocate some of its operations which would be costly and negatively impact its profitability and cash flow.

Additionally, political instability in the European Union as a result of Brexit may result in a material negative effect on credit markets, currency exchange rates and foreign direct investments and any subsequent trade agreement in the EU and UK. This deterioration in economic conditions could result in increased unemployment rates, increased short- and long-term interest rates, adverse movements in exchange rates, consumer and commercial bankruptcy filings, a decline in the strength of national and local economies, and other results that negatively impact household incomes.

Furthermore, as a result of Brexit, other European countries may seek to conduct referenda with respect to their continuing membership with the European Union. Given these possibilities and others Arrival may not anticipate, as well as the absence of comparable precedent, it is unclear what financial, regulatory and legal implications the withdrawal of the United Kingdom from the European Union would have and how such withdrawal would affect Arrival, and the full extent to which its business could be adversely affected.

Arrival is subject to risks related to health epidemics and pandemics, including the ongoing COVID-19 pandemic, which could adversely affect Arrival’s business and operating results.

Arrival faces various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the ongoing COVID-19 pandemic. The effects and potential effects of COVID-19,

including, but not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior and continuity in business operations creates significant uncertainty. The spread of COVID-19 also disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in demand for Arrival’s vehicles if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles remain low, an increase in costs resulting from Arrival’s efforts to mitigate the effects of COVID-19, delays in Arrival’s schedule to full commercial production of electric vehicles and disruptions to Arrival’s supply chain, among other negative effects.

The pandemic has resulted in government authorities implementing many measures to contain the spread of COVID-19, including travel bans and restrictions, quarantines, shelter-in-place and stay-at-home orders, and business shutdowns. These measures may be in place for a significant period of time and may be reinstituted if conditions deteriorate, which could adversely affect Arrival’s start-up and manufacturing plans. Measures that have been relaxed may be reimplemented if COVID-19 continues to spread. If, as a result of these measures, Arrival has to limit the number of employees and contractors at any microfactory at a given time, it could cause a delay in tooling efforts or in the production schedule of its electric vehicles. Further, Arrival’s sales and marketing activities may be adversely affected due to the cancellation or reduction of in-person sales activities, meetings, events and conferences. If Arrival’s workforce is unable to work effectively, including due to illness, quarantines, government actions or other restrictions in connection with COVID-19, Arrival’s operations will be adversely affected.

The extent to which the COVID-19 pandemic may continue to affect Arrival’s business will depend on continued developments, which are uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, Arrival may continue to suffer an adverse effect to Arrival’s business due to its global economic effect, including any economic recession. If the immediate or prolonged effects of the COVID-19 pandemic have a significant adverse impact on government finances, it would create uncertainty as to the continuing availability of incentives related to electric vehicle purchases and other governmental support programs.

Arrival is highly dependent on the services of its senior management team (including Denis Sverdlov, its Founder and Chief Executive Officer), and if Arrival is unable to retain some or all of this team, its ability to compete could be harmed.

Arrival’s success depends, in part, on its ability to retain its key personnel. Arrival is highly dependent on the services of its senior management team (including Denis Sverdlov, its Founder and Chief Executive Officer). If members of the senior management team were to discontinue their service to Arrival due to death, disability or any other reason, Arrival would be significantly disadvantaged in the event Arrival was unable to appoint suitable replacements in a timely manner. The unexpected loss of or failure to retain one or more of Arrival’s key employees could adversely affect Arrival’s business. Arrival does not currently maintain key man life insurance policies with respect to Mr. Sverdlov or any other officer and following the completion of the Business Combination, Arrival will evaluate whether to obtain such key man life insurance policies. Any failure by Arrival’s management team and Arrival’s employees to perform as expected may have a material adverse effect on Arrival’s business, prospects, financial condition and operating results.

Arrival’s success depends, in part, on its ability to attract and recruit key personnel. If Arrival is unable to attract key employees and hire qualified management, technical and vehicle engineering personnel, its ability to compete could be harmed.

Arrival’s success depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel, Experienced and highly skilled employees are in high demand and competition for these employees can be intense. Arrival may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect Arrival’s business, including the execution of its global business strategy.

CIIG’s ability to successfully effect the Business Combination, and the Combined Company’s ability to successfully operate the business thereafter, will be largely dependent upon the efforts of certain key personnel of Arrival.

CIIG’s ability to successfully effect the Business Combination, and the Combined Company’s ability to successfully operate the business thereafter, is dependent upon the efforts of key personnel of Arrival. It is possible that the Combined Company will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Company. Although Arrival anticipates that all of its senior management will remain in place following the Business Combination, the loss of key personnel could negatively impact the operations and profitability of the Combined Company and its financial condition could suffer as a result.

Arrival may be subject to damages resulting from claims that it or its employees have wrongfully used or disclosed alleged trade secrets of its employees’ former employers.

Many of Arrival’s employees were previously employed by other automotive companies or by suppliers to automotive companies. Arrival may be subject to claims that it or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If Arrival fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent Arrival’s ability to commercialize its products, which could severely harm its business. Even if Arrival is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Arrival is subject to stringent and changing privacy laws, regulations and standards, information security policies and contractual obligations related to data privacy and security. Arrival’s actual or perceived failure to comply with such obligations could harm its business.

Arrival has legal and contractual obligations regarding the protection of confidentiality and appropriate use of personally identifiable information. Arrival is subject to a variety of federal, state, local and international laws, directives and regulations relating to the collection, use, retention, security, disclosure, transfer and other processing of personally identifiable information. The regulatory framework for privacy and security issues worldwide is rapidly evolving and, as a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. Arrival publicly posts documentation regarding its practices concerning the collection, processing, use and disclosure of data.

Although Arrival endeavors to comply with its published policies and documentation, it may at times fail to do so or be alleged to have failed to do so. The publication of its privacy policy and other documentation that provide promises and assurances about privacy and security can subject Arrival to potential state and federal action if they are found to be deceptive, unfair or misrepresentative of its actual practices. Any failure by Arrival, its suppliers or other parties with whom it does business to comply with this documentation or with federal, state, local or international regulations could result in proceedings against Arrival by governmental entities or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising. In the United States, these include enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards with which Arrival must legally comply or that contractually apply to it. If Arrival fails to follow these security standards even if no customer information is compromised, it may incur significant fines or experience a significant increase in costs.

Internationally, virtually every jurisdiction in which Arrival operates or intends to operate has established its own data security and privacy legal framework with which it or its customers must comply, including, but not limited to, the European Union, or EU. The EU’s data protection landscape is currently unstable, resulting in possible significant operational costs for internal compliance and risk to its business. The EU has adopted the General Data Protection Regulation, or the GDPR, which went into effect in May 2018 and contains numerous requirements and changes from previously existing EU law, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. While Arrival has taken steps to mitigate the impact on it with respect to transfers of data, the efficacy and longevity of these transfer mechanisms remains uncertain. Specifically, the EU-U.S. Privacy Shield, under which Arrival was transferring personal data from the EU to the U.S., was invalidated by the European Courts in July 2020. While other transfer mechanisms are still technically valid, the European Data Protection Board recently issued draft guidance requiring additional measures be implemented to protect EU personal data from foreign law enforcement, including in the U.S. These additional measures may require Arrival to spend additional resources to comply.

The GDPR also introduced numerous privacy-related changes for companies operating in the EU, including greater control for data subjects (including, for example, the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements and increased fines. In particular, under the GDPR, fines of up to 20 million Euros or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Such penalties are in addition to any civil litigation claims by customers and data subjects. The GDPR requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information.

In addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life (in contrast to the GDPR, which focuses on protection of personal data). The proposed legislation, known as the Regulation on Privacy and Electronic Communications, or ePrivacy Regulation, would replace the current ePrivacy Directive. While the new legislation contains protections for those using communications services (for example, protections against online tracking technologies), the timing of its proposed enactment following the GDPR means that additional time and effort may need to be spent addressing differences between the ePrivacy Regulation and the GDPR. New rules related to the ePrivacy Regulation are likely to include enhanced consent requirements in order to use communications content and communications metadata, which may negatively impact Arrival’s products and its relationships with its customers.

Complying with the GDPR and the new ePrivacy Regulation, when it becomes effective, may cause Arrival to incur substantial operational costs or require it to change its business practices. Despite its efforts to bring practices into compliance before the effective date of ePrivacy Regulation, Arrival may not be successful in its efforts to achieve compliance either due to internal or external factors, such as resource allocation limitations or a lack of vendor cooperation. Non-compliance could result in proceedings against it by governmental entities, customers, data subjects or others. Arrival may also experience difficulty retaining or obtaining new European or multi-national customers due to the legal requirements, compliance cost, potential risk exposure and uncertainty for these entities, and it may experience significantly increased liability with respect to these customers pursuant to the terms set forth in its engagements with them.

U.S. laws in this area are also complex and developing rapidly. Many state legislatures have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security and data breaches. Laws in all 50 states require businesses to provide notice to customers whose sensitive personally identifiable information has been disclosed as a result of a data breach (e.g., information which, if exposed, could give rise to a risk of identity theft or fraud). The laws are not consistent, and compliance in the event of a widespread data breach is costly. States are also amending existing laws, requiring attention to frequently changing regulatory requirements, including requirements concerning documentation of information security policies, procedures and practices.

Because the interpretation and application of many privacy and data protection laws along with contractually imposed industry standards are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with Arrival’s existing data management practices or the features of its products and product capabilities. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, imprisonment of company officials and public censure, other claims and penalties, significant costs for remediation and damage to its reputation, Arrival could be required to fundamentally change its business activities and practices or modify its products and product capabilities, any of which could have an adverse effect on its business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations and policies, could result in additional cost and liability to it, damage its reputation, inhibit sales and adversely affect its business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, its products. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of its products, particularly in certain industries and foreign countries. If Arrival is not able to adjust to changing laws, regulations and standards related to the internet, its business may be harmed.

Arrival, its partners and its suppliers are or may be subject to substantial regulation and unfavorable changes to, or failure by Arrival, its partners or its suppliers to comply with, these regulations could substantially harm Arrival’s business and operating results.

Arrival’s electric vehicles, and the sale of motor vehicles in general, its partners and its suppliers are or may be subject to substantial regulation under international, federal, state and local laws. Specifically, Arrival has been subject to investigation and remediation obligations under New Jersey’s Industrial Site Recovery Act (“ISRA”), and ISRA obligations may or may not remain outstanding. Arrival continues to evaluate requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, sell or service its electric vehicles in the jurisdictions in which it plans to operate and intends to take such actions necessary to comply. Arrival may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell, transport or service their electric vehicles in any of these jurisdictions. If Arrival, its partners or its suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other governmental authorizations necessary to carry out its operations in the jurisdictions in which they currently operate, or those jurisdictions in which they plan to operate in the future, Arrival’s business, prospects, financial condition and operating results could be materially adversely affected. Arrival expects to incur significant costs in complying with these regulations. For example, if the battery packs installed in Arrival’s electric vehicles are deemed to be transported, they will need to comply with the mandatory regulations governing the transport of “dangerous goods,” and any deficiency in compliance may result in Arrival being prohibited from selling its electric vehicles until compliant batteries are installed. Any such required changes to Arrival’s battery packs will require additional expenditures and may delay the shipment of vehicles.

In addition, regulations related to the electric and alternative energy vehicle industry are evolving and Arrival faces risks associated with changes to these regulations, including but not limited to:

•	increased subsidies for corn and ethanol production, which could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline;

•	increased support for other alternative fuel systems, which could have an impact on the acceptance of Arrival’s electric powertrain system; and

•

increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

To the extent the laws change, Arrival’s electric vehicles and its suppliers’ products may not comply with applicable international, federal, state or local laws, which would have an adverse effect on Arrival’s business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, Arrival’s business, prospects, financial condition and operating results would be adversely affected.

Increased safety, emissions, fuel economy, or other regulations may result in higher costs, cash expenditures, and/or sales restrictions.

The motorized vehicle industry is governed by a substantial amount of government regulation, which often differs by state and region. Government regulation has arisen, and proposals for additional regulation are advanced, primarily out of concern for the environment, vehicle safety, and energy independence. In addition, many governments regulate local product content and/or impose import requirements as a means of creating jobs, protecting domestic producers, and influencing the balance of payments. The cost to comply with existing government regulations is substantial, and future, additional regulations could have a substantial adverse impact on Arrival’s financial condition. For example, Arrival is, and will be, subject to extensive vehicle safety and testing and environmental regulations in the European Union, the United Kingdom, the United States and other jurisdictions in which it manufactures or sells its vehicles.

Arrival is subject to cybersecurity risks to its various systems and software and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Arrival from effectively operating its business.

Arrival is at risk for interruptions, outages and breaches of: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Arrival or its third-party vendors or suppliers; (b) facility security systems, owned by Arrival or its third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by Arrival or its third-party vendors or suppliers; (d) the integrated software in Arrival’s electric vehicles; or (e) customer or driver data that Arrival processes or its third-party vendors or suppliers process on its behalf. Such cyber incidents could: materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of Arrival’s microfactories; or affect the performance of transmission control modules or other in-product technology and the integrated software in Arrival’s electric vehicles. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although Arrival maintains information technology measures designed to protect itself against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and Arrival cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Arrival’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Arrival’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its electric powertrain solutions, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Arrival cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Arrival does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Arrival’s ability to certify its financial results. Moreover, Arrival’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as Arrival expects them to, Arrival may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm Arrival’s reputation, cause Arrival to breach its contracts with other parties or subject Arrival to regulatory actions or litigation, any of which could materially affect Arrival’s business, prospects, financial condition and operating results. In addition, Arrival’s insurance coverage for cyberattacks may not be sufficient to cover all the losses it may experience as a result of a cyber incident.

Arrival also collects, stores, transmits and otherwise processes customer, driver and employee and others’ data as part of its business and operations, which may include personal data or confidential or proprietary information. Arrival also works with partners and third-party service providers or vendors that collect, store and process such data on its behalf and in connection with its products and services. There can be no assurance that any security measures that Arrival or its third-party service providers or vendors have implemented will be effective against current or future security threats. While Arrival has developed systems and processes designed to protect the availability, integrity, confidentiality and security of its and its customers’, drivers’, employees’ and others’ data, Arrival’s security measures or those of its third-party service providers or vendors could fail and result in unauthorized access to or disclosure, acquisition, encryption, modification, misuse, loss, destruction or other compromise of such data. If a compromise of such data were to occur, Arrival may become liable under its contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Laws in all 50 states require Arrival to provide notice to customers, regulators, credit reporting agencies and others when certain sensitive information has been compromised as a result of a security breach. Such laws are inconsistent and compliance in the event of a widespread data breach could be costly. Depending on the facts and circumstances of such an incident, these damages, penalties, fines and costs could be significant. Such an event could harm Arrival’s reputation and result in litigation against Arrival. Any of these results could materially adversely affect Arrival’s business, prospects, financial condition and operating results.

Any unauthorized control or manipulation of the information technology systems in Arrival’s electric vehicles could result in loss of confidence in Arrival and its electric vehicles and harm Arrival’s business.

Arrival’s electric vehicles contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. Arrival has designed, implemented and tested security measures intended to prevent unauthorized access to its information technology networks, its electric vehicles and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, trucks and systems to gain control of or to change Arrival’s electric vehicles’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicles. Future vulnerabilities could be identified and Arrival’s efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of Arrival’s electric vehicles, or any loss of customer data, could result in legal claims or proceedings and remediation of such problems could result in significant, unplanned capital expenditures. In addition, regardless of their veracity, reports of unauthorized access to Arrival’s electric vehicles or data, as well as other factors that may result in the perception that Arrival’s electric vehicles or data are capable of being “hacked,” could negatively affect Arrival’s brand and harm its business, prospects, financial condition and operating results.

Changes in tax laws may materially adversely affect Arrival’s business, prospects, financial condition and operating results.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect Arrival’s business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Arrival. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the IRS with respect to the Tax Act may affect Arrival, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.

Holdco will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If Holdco completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Holdco is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Holdco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Holdco’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Holdco expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs will increase Holdco’s net loss. For example, Holdco expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Holdco cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Holdco to attract and retain qualified persons to serve on its board of directors, its board advisors or as executive officers.

Holdco’s management has limited experience in operating a public company.

Holdco’s executive officers have limited experience in the management of a publicly traded company. Holdco’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. Holdco may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

There can be no assurance that the Holdco Ordinary Shares that will be issued in connection with the Business Combination or the Holdco Warrants will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination, or that Holdco will be able to comply with the continued listing standards of Nasdaq.

Holdco’s eligibility for listing may depend on, among other things, the number of shares of CIIG Class A Common Stock that are redeemed. Holdco intends to apply for the listing of the Holdco Ordinary Shares and Holdco Warrants on Nasdaq. If Nasdaq denies its application for failure to meet the listing standards, Holdco and its shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that Holdco Ordinary Shares are a “penny stock” which will require brokers trading in the Holdco Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Holdco Ordinary Shares and Public Warrants of the Combined Company are listed on Nasdaq, they will be covered securities. Although the states are preempted from regulating the sale of the Combined Company’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Holdco is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if the Combined Company was not listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

Additional Risk Factors Related to the Business Combination

CIIG has no operating or financial history and its results of operations and those of the Combined Company may differ significantly from the unaudited pro forma financial data included in this proxy statement.

CIIG has no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Combined Company. The unaudited pro forma condensed combined statement of operations of the Combined Company combines the historical audited results of operations of CIIG for the year ended December 31, 2019 and the unaudited results of CIIG for the six months ended June 30, 2020, with the historical audited results of operations of Arrival for the year ended December 31, 2019 and the unaudited results of Arrival for the six months ended June 30, 2020 respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of the Combined Company combines the historical balance sheets of CIIG as of June 30, 2020 and of Arrival as of June 30, 2020 and gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2020.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

After completion of the Business Combination, Holdco will be controlled by Kinetik S.à r.l., whose interests may conflict with Holdco’s interests and the interests of other shareholders.

Upon completion of the Business Combination, Kinetik S.à r.l., which was founded by Denis Sverdlov, who will be the Chief Executive Officer of Holdco, will own 76.43% of the outstanding Holdco Ordinary Shares. In addition, pursuant to the Registration Rights and Lock-Up Agreement, until at least December 31, 2022, Kinetik S.à r.l., must maintain beneficial ownership of at least 50% of the outstanding voting securities of Holdco. As long as Kinetik S.à r.l. owns at least 50% of the outstanding Holdco Ordinary Shares, Kinetik S.à r.l. will have the ability to determine all corporate actions requiring shareholder approval, including the election and removal of directors and the size of Holdco’s board of directors, any amendments to Holdco’s articles of association, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of Holdco’s assets. In addition, as long as Kinetik S.à r.l. or its affiliates beneficially own at least 30% in the aggregate of the outstanding shares of Holdco, pursuant to the Nomination Agreement, Kinetik S.à r.l. has the right to propose for appointment a majority of the board of directors, at least one-half of whom must be independent under Nasdaq rules, and the right to appoint a director to each of the audit, compensation and nominating committees of the Holdco Board. This could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Combined Company, which could cause the market price of Holdco Ordinary Shares to decline or prevent shareholders from realizing a premium over the market price for Holdco Ordinary Shares. Kinetik S.à r.l.’s interests may conflict with Holdco’s interests as a company or the interests of Holdco’s other shareholders.

A market for Holdco’s securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of Holdco’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Holdco’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of Holdco’s securities after the Business Combination can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if its securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding Holdco Ordinary Shares adversely, then the price and trading volume of Holdco Ordinary Shares could decline.

The trading market for Holdco Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about the Combined Company, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on CIIG or the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, Holdco Ordinary Share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding Holdco Ordinary Shares adversely, or provide more favorable relative recommendations about Holdco’s competitors, the price of Holdco Ordinary Shares would likely decline. If any analyst who may cover CIIG were to cease coverage of the Combined Company or fail to regularly publish reports on it, Holdco could lose visibility in the financial markets, which could cause Holdco Ordinary Share price or trading volume to decline.

The JOBS Act permits “emerging growth companies” like Holdco to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

Holdco currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, Holdco takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, Holdco shareholders may not have access to certain information they deem important. Holdco expects to remain an emerging growth company until December 31, 2021.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Holdco has elected to avail itself of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, Holdco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Holdco financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Holdco cannot predict if investors will find Holdco Ordinary Shares less attractive because it relies on these exemptions. If some investors find Holdco Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Holdco Ordinary Shares may be more volatile. Holdco does not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

On February 8, 2021, a lawsuit was filed in the Supreme Court of the State of New York by a purported CIIG stockholder in connection with the Business Combination: Maietta v. CIIG Merger Corp., et al., Index No. 650891/2021 (Sup. Ct. N.Y. Cnty.). The complaint names CIIG, members of the company’s board of directors, Arrival S.à.r.l., Arrival Group, and ARSNL Merger Sub Inc. as defendants. The complaint alleges breach of fiduciary duty against members of the CIIG board of directors and aiding and abetting the board of directors’ breaches of fiduciary duties against CIIG, Arrival S.à.r.l., Arrival Group, and ARSNL Merger Sub Inc. in connection with the Business Combination. The complaint also alleges that the registration statement omits material information concerning the Business Combination. The complaint generally seeks, among other things, injunctive relief and declaratory relief, rescissory damages, and an award of attorneys’ fees. Additionally, on February 3, 2021, CIIG received a letter from attorneys representing a different purported CIIG stockholder demanding certain corrective disclosures be made in this proxy statement/prospectus. Additional lawsuits may be filed against CIIG or its directors and officers in connection with the Business Combination. Defending such additional lawsuits could require CIIG to incur significant costs and draw the attention of CIIG’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the Closing may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Closing from occurring within the contemplated timeframe.

Arrival will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on Arrival’s team members and third parties may have an adverse effect Arrival. These uncertainties may impair Arrival’s ability to retain and motivate key personnel and could cause third parties that deal with Arrival to defer entering into contracts or making other decisions or seek to change existing business relationships. If key team members depart because of uncertainty about their future roles and the potential complexities of the Business Combination, CIIG or Arrival’s business could be harmed.

Risks Related to Investment in a Luxembourg Company and Holdco’s Status as a Foreign Private Issuer

As a foreign private issuer, Holdco will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the Holdco Ordinary Shares.

Holdco will qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, Holdco will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, Holdco will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, Holdco’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of Holdco’s securities. For example, some of Holdco’s key executives may sell a significant amount of Holdco Ordinary Shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of Holdco Ordinary Shares may decline significantly. Moreover, Holdco will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Holdco will also not be subject to Regulation FD under the Exchange Act, which would prohibit Holdco from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning Holdco than there is for U.S. public companies.

As a foreign private issuer, Holdco will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after Holdco publicly announces these events. However, because of the above exemptions for foreign private issuers, which Holdco intends to rely on, Holdco shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

Holdco may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject Holdco to U.S. GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” Holdco would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Holdco on June 30, 2021.

In the future, Holdco could lose its foreign private issuer status if a majority of its ordinary shares are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although Holdco intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, Holdco’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to Holdco under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If Holdco is not a foreign private issuer, Holdco will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, Holdco would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. Holdco also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, Holdco may lose its ability to rely upon exemptions from certain corporate governance requirements of Nasdaq that are available to foreign private issuers. For example, Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. Nasdaq rules also require shareholder approval of certain share issuances, including approval of equity compensation plans. As a foreign private issuer, Holdco would be permitted to follow home country practice in lieu of the above requirements. As long as Holdco relies on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on its board of directors are not required to be independent directors, its remuneration committee is not required to be comprised entirely of independent directors, it will not be required to have a nominating and corporate governance committee and it is not required to obtain shareholder approval of the EIP. Also, Holdco would be required to change its basis of accounting from IFRS as issued by the IASB to U.S. GAAP, which may be difficult and costly for it to comply with. If Holdco loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, Holdco may have to de-list from Nasdaq and could be subject to investigation by the SEC, Nasdaq and other regulators, among other materially adverse consequences.

If Holdco no longer qualifies as a foreign private issuer, it may be eligible to take advantage of exemptions from Nasdaq’s corporate governance standards if it continues to qualify as a “controlled company.” Following the consummation of the Business Combination, Kinetik S.à r.l. will own 76.43% of the outstanding Holdco Ordinary Shares. As a result, Holdco will be a “controlled company” within the meaning of Nasdaq rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of its board of directors consist of independent directors;

•

the requirement that compensation of its executive officers be determined by a majority of the independent directors of the board or a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•

the requirement that director nominees be selected, or recommended for the board’s selection, either by a majority of the independent directors of the board or a nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

If Holdco elects to take advantage of these exemptions, shareholders would not have the same protections afforded to shareholders of companies that are subject to all the Nasdaq corporate governance standards.

Holdco is organized under the laws of Luxembourg and a substantial amount of its assets are not located in the United States. It may be difficult for you to obtain or enforce judgments or bring original actions against Holdco or the members of its board of directors in the United States.

Holdco is organized under the laws of Luxembourg. In addition, a substantial amount of its assets are located outside the United States. Furthermore, some of the members of Holdco’s board of directors and officers reside outside the United States and a substantial portion of Holdco’s assets are located outside the United States. Investors may not be able to effect service of process within the United States upon Holdco or these persons or enforce judgments obtained against Holdco or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against Holdco or these persons in courts located in jurisdictions outside the United States, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject, prior to any enforcement in Luxembourg, to the procedure and the conditions set forth in the Luxembourg procedural code, which conditions may include the following as of the date of this proxy statement/prospectus (which may change):

•	the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

•

the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•

the U.S. court applied to the dispute the substantive law that would have been applied by Luxembourg courts (based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court);

•

the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court acted in accordance with its own procedural laws; and

•

the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages), might not be recognized by Luxembourg courts. Ordinarily, an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered a penalty.

In addition, actions brought in a Luxembourg court against Holdco, the members of its board of directors, its officers, or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts generally do not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against Holdco, the members of its board of directors, its officers, or the experts named herein. In addition, even if a judgment against Holdco, the non-U.S. members of its board of directors, its officers, or the experts named in this proxy statement/prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

The directors and officers of Holdco have entered into, or will enter into, indemnification agreements with Holdco. Under such agreements, the directors and officers will be entitled to indemnification from Holdco to the fullest extent permitted by Luxemburg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. Luxembourg law permits Holdco to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards Holdco or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by Holdco, except in connection with criminal offenses, gross negligence or fraud. The rights to and obligations of indemnification among or between Holdco and any of its current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against Holdco’s assets in Luxembourg.

Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer Holdco’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

As a company organized under the laws of Luxembourg and with its registered office in Luxembourg, Holdco is subject to Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it including, among other things, Council and European Parliament Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to Holdco in accordance with and subject to such European Union (“EU”) regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against Holdco. Insolvency and bankruptcy laws in Luxembourg or the relevant other European country, if any, may offer Holdco’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

The rights of Holdco’s shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in Holdco’s Ordinary Shares and its ability to conduct equity financings.

Holdco’s corporate affairs are governed by Holdco’s articles of association and the laws of Luxembourg, including the Luxembourg Company Law (loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée). The rights of Holdco’s shareholders and the responsibilities of its directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its shareholders. Luxembourg law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of a company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. Additionally, under Delaware law, a shareholder may bring a derivative action on behalf of a company to enforce a company’s rights. Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against members of Holdco’s board of directors, which may be initiated by the general meeting of the shareholders, or, subject to certain conditions, by minority shareholders holding together at least 10% of the voting rights in the company). See “Comparison of Stockholder Rights” for an additional explanation of the differences. Further, under Luxembourg law, there may be less publicly available information about Holdco than is regularly published by or about U.S. issuers. In addition, Luxembourg laws governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg laws and regulations in respect of corporate governance matters might not be as protective of minority shareholders as are state corporation laws in the United States. Therefore, Holdco’s shareholders may have more difficulty in protecting their interests in connection with actions taken by Holdco’s directors, officers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, Holdco’s shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

Risks Related to CIIG and the Business Combination

CIIG may not be able to complete its initial business combination prior to December 17, 2021, in which case CIIG would cease all operations except for the purpose of winding up and CIIG would redeem its public shares and liquidate, in which case CIIG’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and its warrants will expire worthless.

CIIG’s Amended and Restated Certificate of Incorporation provides that CIIG must complete its initial business combination by December 17, 2021. CIIG may not be able to complete its initial business combination within such time period. CIIG’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If CIIG has not completed its initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CIIG’s remaining stockholders and board of directors, dissolve and liquidate, subject in each case to CIIG’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $10.00 per share, and CIIG’s warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.00 per share on the redemption of their shares.

The ability of the Public Stockholders to exercise redemption rights with respect to a large number of shares of CIIG Class A Common Stock could increase the probability that the Business Combination will be unsuccessful and that CIIG’s stockholders will have to wait for liquidation in order to redeem their Public Shares.

Since the Business Combination Agreement requires that CIIG have, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $400 million, the probability that the Business Combination will be unsuccessful is increased if a large number of the Public Shares are tendered for redemption. If the Business Combination is unsuccessful, the Public Stockholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the Public Stockholders are in need of immediate liquidity, they could attempt to sell their Public Shares in the open market; however, at such time, the CIIG Class A Common Stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, CIIG’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until CIIG is liquidated or CIIG’s stockholders are able to sell their Public Shares in the open market.

If a stockholder fails to receive notice of CIIG’s offer to redeem its Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a Public Stockholder to validly redeem its Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.

The Public Stockholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (a) the completion of CIIG’s initial business combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend CIIG’s Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of CIIG’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of our Public Shares if it does not complete its initial business combination within 24 months from the closing of its initial public offering or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of the Public Shares if CIIG is unable to complete its business combination within 24 months from the closing of its initial public offering, subject to applicable law. Stockholders who do not exercise their rights to the funds in connection with an amendment to CIIG’s certificate of incorporation would still have rights to the funds in connection with a subsequent business combination. In no other circumstances will a public stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

The Sponsor and CIIG’s directors, officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of CIIG Class A Common Stock.

The Sponsor and CIIG’s directors, officers, advisors or their affiliates may purchase shares of CIIG Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and CIIG’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires CIIG to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of CIIG Class A Common Stock and the number of beneficial holders of CIIG’s securities may be reduced, possibly making it difficult for Holdco to obtain the quotation, listing or trading of its securities on a national securities exchange.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of CIIG Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of CIIG Class A Common Stock.

CIIG’s Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in CIIG’s IPO, which CIIG refers to as the “Excess Shares.” However, CIIG would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against its business combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over CIIG’s ability to complete its business combination and such stockholder could suffer a material loss on its investment in CIIG if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if CIIG completes its business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, CIIG files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against CIIG that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of CIIG’s stockholders and the per-share amount that would otherwise be received by CIIG’s stockholders in connection with CIIG’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, CIIG files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against CIIG that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CIIG’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CIIG’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by CIIG’s stockholders in connection with CIIG’s liquidation may be reduced.

CIIG’s stockholders may be held liable for claims by third parties against CIIG to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to its Public Stockholders upon the redemption of the Public Shares in the event CIIG does not complete its initial business combination by December 17, 2021 or such later date that may be approved by CIIG’s stockholders, may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is CIIG’s intention to redeem its Public Shares as soon as reasonably possible following December 17, 2021 or such later date that may be approved by CIIG’s stockholders, in the event CIIG does not complete its business combination and, therefore, CIIG does not intend to comply with those procedures.

Because CIIG will not be complying with Section 280, Section 281(b) of the DGCL requires CIIG to adopt a plan, based on facts known to CIIG at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against CIIG within the 10 years following its dissolution. However, because CIIG is a blank check company, rather than an operating company, and CIIG’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from CIIG’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If CIIG’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. CIIG cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, CIIG’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of CIIG’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event CIIG does not complete its initial business combination by December 17, 2021, or such later date that may be approved by CIIG’s stockholders, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

CIIG’s stockholders cannot be sure of the market value of the Holdco Ordinary Shares to be issued upon completion of the Business Combination.

The holders of shares of CIIG Common Stock issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one Holdco Ordinary Share in exchange for each share of CIIG Class A Common Stock held by them, rather than a number of shares with a particular fixed market value. The market value of CIIG Common Stock at the time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed, the date of the Registration Statement of which this proxy statement/prospectus is a part or the date on which CIIG stockholders vote on the Business Combination. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market prices of CIIG Common Stock, the market value of the Holdco Ordinary Shares issued in the Business Combination and the CIIG Common Stock surrendered in the Business Combination may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by CIIG’s stockholders will be Holdco Ordinary Shares. Following consummation of the Business Combination, the market price of Holdco’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•	changes in financial estimates by analysts;

•	announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	general economic conditions;

•	changes in market valuations of similar companies;

•	terrorist acts;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	future sales of Holdco Ordinary Shares;

•	regulatory developments in the United States, foreign countries or both;

•	litigation involving Holdco, its subsidiaries or its general industry; and

•	additions or departures of key personnel.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the special meeting of CIIG’s stockholders. As a result, the market value of CIIG Common Stock may vary significantly from the date of the special meeting to the date of the completion of the Business Combination. You are urged to obtain up-to-date prices for CIIG Common Stock. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.

The Holdco Ordinary Shares to be received by CIIG’s stockholders as a result of the Business Combination will have different rights from shares of CIIG Common Stock.

Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of CIIG but will instead be shareholders of Holdco. There will be important differences between your current rights as a CIIG stockholder and your rights as a Holdco shareholder. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with the securities.

CIIG’s Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, CIIG’s Sponsor, officers and directors have agreed to vote their CIIG Class B Common Stock, as well as any Public Shares purchased during or after CIIG’s IPO, in favor of the Business Combination, and own 18% of the outstanding shares of CIIG Common Stock. Accordingly, it is more likely that the necessary stockholder approval to complete the Business Combination will be received than would be the case if CIIG’s Sponsor, officers and directors agreed to vote their CIIG Class B Common Stock in accordance with the majority of the votes cast by the Public Stockholders.

The exercise of discretion by CIIG’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of CIIG securityholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require CIIG to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that CIIG is entitled to under those agreements. Such events could arise because of changes in the course of Arrival’s business, a request by Arrival to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Arrival’s business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be in CIIG’s discretion, acting through its board of directors, to grant CIIG’s consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for CIIG and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CIIG does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the transaction that would have a material impact on the stockholders, CIIG will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal.

CIIG’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, the CIIG board of directors conducted significant due diligence on Arrival. For a complete discussion of the factors utilized by CIIG’s board of directors in approving the Business Combination, see the section entitled, “The Business Combination—CIIG’s Board of Directors’ Reasons for the Approval of the Business Combination.” The CIIG board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Arrival’s fair market value was at least 80% of CIIG’s net assets (excluding deferred underwriting discounts and commissions). Notwithstanding the foregoing, CIIG’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, CIIG’s board of directors may be incorrect in its assessment of the Business Combination.

The Sponsor and CIIG’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.

When you consider the recommendation of CIIG’s board of directors in favor of approval of the Business Combination Proposal and the Nasdaq Proposal, you should keep in mind that certain of CIIG’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor and certain of CIIG’s directors of an aggregate of 5,821,875 CIIG Class B Common Stock, acquired in September 2019 for an aggregate purchase price of $25,000, which shares would become worthless if CIIG does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $         based on the closing price of CIIG Class A Common Stock of $         on Nasdaq on                     , 2021, the record date for the special meeting of stockholders;

•

CIIG’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on CIIG’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of December 31, 2020, no out-of-pocket expenses have been incurred by CIIG’s directors incident to identifying, investigating and consummating a business combination;

•	the potential continuation of certain CIIG’s directors as directors of the post-Business Combination company; and

•	the continued indemnification of current directors and officers of CIIG and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence CIIG’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part. You should also read the section entitled “The Business Combination.”

If CIIG fails to consummate the PIPE, it may not have enough funds to complete the Business Combination.

As a condition to closing the Business Combination, the Business Combination Agreement provides that CIIG must have $400 million available at upon the closing of the Business Combination. Since the amount in the Trust Account is less than $400 million, CIIG requires the funds from the PIPE in order to consummate the Business Combination. While CIIG has entered into Subscription Agreements to raise an aggregate of approximately $400 million immediately prior to the Closing, there can be no assurance that the counterparties to the Subscription Agreements will perform their obligations thereunder. If CIIG fails to consummate the PIPE, it is unlikely that CIIG will have sufficient funds to meet the condition to Closing in the Business Combination Agreement.

Subsequent to the completion of the Business Combination, Holdco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Holdco’s financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although CIIG has conducted due diligence on Arrival, we cannot assure you that our diligence surfaced all material issues that may be present inside Arrival, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Arrival and outside of CIIG’s control will not later arise. As a result of these factors, Holdco may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in Holdco reporting losses. Even if CIIG’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with CIIG’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on CIIG’s liquidity, the fact that CIIG reports charges of this nature could contribute to negative market perceptions about CIIG or its securities. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by CIIG’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Public stockholders at the time of the Business Combination who purchased their CIIG Units in CIIG’s IPO and do not exercise their redemption rights may pursue rescission rights and related claims.

The Public Stockholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by CIIG in connection with the offer and sale in its IPO of units, including the structure of the proposed Business Combination. Consequently, a Public Stockholder who purchased shares in the IPO (excluding the Initial Stockholders) and still holds them at the time of the Business Combination and who does not seek to exercise redemption rights might seek rescission of the purchase of the CIIG Units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against CIIG, it may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against Holdco following the consummation of the Business Combination, Holdco’s results of operations could be adversely affected and, in any event, Holdco may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

CIIG’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, CIIG’s stockholders will own a smaller percentage of Holdco than they currently own of CIIG. Upon completion of the Business Combination, it is anticipated that CIIG’s stockholders (including the Initial Stockholders), will own approximately 5.3%, of the ordinary shares issued and outstanding immediately after the consummation of the Business Combination, assuming that none of the Public Stockholders exercise their redemption rights. Consequently, CIIG’s stockholders, as a group, will have reduced ownership and voting power in Holdco compared to their ownership and voting power in CIIG.

CIIG’s and Arrival’s ability to consummate the Business Combination, and the operations of Holdco following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Arrival or Holdco following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and CIIG’s and Arrival’s ability to consummate the Business Combination and Holdco’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of CIIG, Arrival and Holdco may also incur additional costs due to delays caused by COVID-19, which could adversely affect Holdco’s financial condition and results of operations.

The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that CIIG is unable to complete its initial business combination or make certain amendments to the CIIG Amended and Restated Certificate of Incorporation, its public stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income not released to us, net of taxes payable. Negative interest rates could impact the per-share redemption amount that may be received by public stockholders.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

CIIG depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which they may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of CIIG’s assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, CIIG may not be sufficiently protected against such occurrences. CIIG may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on CIIG’s business and lead to financial loss.

U.S. Tax Risk Factors

There may be tax consequences of the Business Combination that may adversely affect holders of CIIG Common Stock or warrants.

Although the matter is not free from doubt, the exchange of CIIG Common Stock for Holdco Ordinary Shares pursuant to the Merger generally is expected to qualify as a tax-free exchange for U.S. federal income tax purposes. To the extent the Merger does not so qualify, it could result in the imposition of substantial taxes on CIIG’s stockholders. In addition, although the matter is not free from doubt, the Merger may be a taxable transaction for U.S. federal income tax purposes to holders of CIIG Warrants. See the section titled “Material U.S. Federal Income Tax Considerations.”

The IRS may not agree that Holdco should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Holdco, which is incorporated under the laws of Luxembourg, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the

Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If Holdco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders could be subject to U.S. withholding tax.

As more fully described in the section titled “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Holdco—Tax Residence of Holdco for U.S. Federal Income Tax Purposes,” Holdco is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the requirements for such treatment have been satisfied must be finally determined at completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court in the event of litigation.

The IRS may take the position that Section 367(a) of the Code requires a U.S. holder to recognize gain (but not loss) with respect to the exchange of CIIG common stock for Holdco Ordinary Shares pursuant to the Merger.

Section 367(a) of the Code generally requires a U.S. holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment unless certain conditions are met. Although it is currently expected that these conditions will be met, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until the closing of the Merger and the interpretation of legal authorities and facts relating to the Business Combination. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) of the Code applies to cause U.S. holders to recognize gain as a result of the Merger or that a court will not agree with such a position of the IRS in the event of litigation. U.S. holders should consult with their own tax advisors regarding the potential application of Section 367(a) of the Code in their particular situation. For additional discussion of material federal U.S. federal income tax considerations of the Merger, see the section titled “Material U.S. Federal Income Tax Considerations.

Arrival might not be able to utilize a significant portion of its U.S. NOL carryforwards.

As of December 31, 2019, Arrival had U.S. federal and state net operating loss (“NOL”) carryforwards. There can be no assurance that Arrival will generate revenue from sales of products in the foreseeable future, if ever, and Arrival may never achieve profitability. These NOL carryforwards could expire unused and be unavailable to offset future income tax liabilities. Under the Tax Cuts and Jobs Act, unused federal NOLs generated in taxable years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, and generally may not be carried back to prior taxable years, except that, under the CARES Act a 5-year carryback of NOLs arising in taxable years beginning after December 31, 2017, and before January 1, 2021, is permitted. Additionally, for taxable years beginning after December 31, 2020, the deductibility of such U.S. federal NOLs is limited to 80% of its taxable income in any future taxable year. In addition, under Section 382 of the Code, the amount of benefits from its NOL carryforwards may be impaired or limited if Arrival incurs a cumulative ownership change of more than 50% over a three-year period. Arrival may have experienced ownership changes in the past and may experience ownership changes in the future as a result of the Business Combination and subsequent shifts in its stock ownership, some of which are outside its control. Arrival has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to significant complexity with such a study. As a result, its use of U.S. federal NOL carryforwards could be limited. State NOL carryforwards may be similarly limited. Any such disallowances may result in greater tax liabilities than Arrival would incur in the absence of such a limitation and any increased liabilities could adversely affect its business, results of operations, financial position and cash flows.

If Holdco were a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. holders of Holdco Ordinary Shares could be subject to adverse United States federal income tax consequences.

If Holdco is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations—U.S. Holders”) holds Holdco Ordinary Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Based on the projected composition of Holdco’s income and assets, including goodwill, and the fact that Holdco is not yet producing revenue from its active operations, Holdco may be classified as a PFIC for its taxable year that includes the date of the Merger or in the foreseeable future. There can be no assurance that Holdco will not be treated as a PFIC for any taxable year.

If Holdco were treated as a PFIC, a U.S. holder of Holdco Ordinary Shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a qualified electing fund (“QEF”) or a mark-to-market election) may be available to U.S. holders of Holdco Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. holders will not be able to make similar elections with respect to the Holdco Warrants. See “Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.”

If a United States person is treated as owning at least 10% of Holdco’s shares, such person may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Holdco’s shares, such person may be treated as a “United States shareholder” with respect to each of Holdco and its direct and indirect subsidiaries (“Holdco Group”) that is a “controlled foreign corporation.” If the Holdco Group includes one or more U.S. subsidiaries, under recently-enacted rules, certain of Holdco’s non-U.S. subsidiaries could be treated as controlled foreign corporations regardless of whether Holdco is treated as a controlled foreign corporation (although there are currently proposed Treasury Regulations that may significantly limit the application of these rules). Immediately following the business combination, the Holdco Group will include a U.S. subsidiary.

A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of the controlled foreign corporation’s “Subpart F income” and (in computing its “global intangible low-taxed income”) “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Holdco cannot provide any assurances that it will assist holders in determining whether any of its non-U.S. subsidiaries are treated as a controlled foreign corporation or whether any holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

CIIG is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The pro forma combined balance sheet as of June 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The pro forma combined statements of operations for the six months ended June 30, 2020 and the twelve months ended December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred as of January 1, 2019. This information should be read together with the combined financial statements of Arrival and its related notes and CIIG’s respective financial statements and related notes, “Arrival Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “CIIG Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The pro forma combined balance sheet as of June 30, 2020 has been prepared using the following:

•	Arrival’s historical condensed consolidated statement of financial position as of June 30, 2020, as included elsewhere in this proxy statement/prospectus.

•	CIIG’s historical condensed balance sheet as of June 30, 2020, as included in CIIG’s Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 14, 2020.

The pro forma combined statement of operations for the six months ended June 30, 2020 has been prepared using the following:

•	Arrival’s historical condensed consolidated statement of profit or loss and other comprehensive income for the six months ended June 30, 2020, as included elsewhere in this proxy statement/prospectus.

•	CIIG’s historical condensed statement of operations for the six months ended June 30, 2020, as included in CIIG’s Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 14, 2020.

The pro forma combined statement of operations for the year ended December 31, 2019 has been prepared using the following:

•	Arrival’s historical consolidated statement of profit or loss and other comprehensive income for the year ended December 31, 2019, as included elsewhere in this proxy statement/prospectus.

•	CIIG’s condensed statements of operations for the period from September 19, 2019 (inception) through December 31, 2019, as included elsewhere in this proxy statement/prospectus.

The historical financial statements of Arrival have been prepared in accordance with IFRS and in its presentation currency of the Euro. The historical financial statements of CIIG have been prepared in accordance with U.S. GAAP in its presentation currency of United States dollars. The historical financial information of CIIG has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the combined pro forma financial information (see below). The financial statements of CIIG have been translated into Euros for purposes of having pro forma combined financial information at the rate on June 30, 2020 of US$1.00 to €0.88997.

Description of the Business Combination

On November 18, 2020, CIIG, Arrival, Holdco and Merger Sub entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby.

For more information about the Business Combination, please see the section entitled “The Business Combination Agreement.”

Accounting for the Business Combination

The Business Combination will be accounted for as a “reverse merger” in accordance with IFRS as issued by the IASB. Under this method of accounting, CIIG will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the assumptions that Arrival’s shareholders will hold a majority of the voting power of the Combined Company, Arrival’s operations will substantially comprise the ongoing operations of the Combined Company, Arrival’s designees are expected to comprise a majority of the governing body of the Combined Company, and Arrival’s senior management will comprise the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Arrival issuing shares for the net assets of CIIG, accompanied by a recapitalization. Accordingly, the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). The net assets of CIIG will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be deemed to be those of Arrival.

Basis of Pro Forma Presentation

The adjustments presented on the pro forma combined financial statements have been identified and presented to provide an understanding of the Combined Company upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. Arrival and CIIG have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of CIIG has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the combined pro forma financial information. No adjustments were required to convert CIIG’s financial statements from U.S. GAAP to IFRS for purposes of the combined pro forma financial information, except to reclassify shares of CIIG Class A common stock subject to redemption to non-current liabilities under IFRS. The adjustments presented in the pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company after giving effect to the Business Combination.

The pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of CIIG shares:

•

Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no CIIG stockholders exercise redemption rights with respect to their shares of CIIG Class A common stock upon consummation of the Business Combination; and

•	Scenario 2 — Assuming redemptions of 23,344,330 CIIG shares of CIIG Class A common stock for cash: This presentation assumes that CIIG stockholders exercise their redemption rights with respect to a maximum of 23,344,330 shares of CIIG Class A common stock upon consummation of the Business Combination at a redemption price of approximately US$10.04 (€8.93) per share. The maximum redemption amount is derived so that there is a minimum of US$400,000,000 (€355,660,000) of cash held either in or outside of the trust account, including the aggregate amount of any proceeds from the PIPE, after giving effect to the payments to redeeming stockholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 533,835,000 Holdco Ordinary Shares to be issued to Arrival shareholders under both Scenario 1 and Scenario 2.

After the Business Combination, assuming no redemptions of shares of CIIG Class A common stock for cash, CIIG’s current stockholders will own approximately 5.3% of the outstanding Holdco Ordinary Shares, the PIPE investors will own approximately 6.6% of the outstanding Combined Company shares and the former shareholders of Arrival will own approximately 88.1% of the outstanding Holdco Ordinary Shares. Assuming redemption by holders of 23,344,330 shares of CIIG Class A common stock, CIIG stockholders will own approximately 1.5% of the outstanding Holdco Ordinary Shares, the PIPE investors will own approximately 6.9% of the outstanding shares and the former shareholders of Arrival will own approximately 91.6% of the outstanding Holdco Ordinary Shares (in each case, not giving effect to any shares issuable upon the exercise or conversion of warrants).

PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2020

(in Euros and in thousands)

	As of June 30, 2020				As of June 30, 2020			As of June 30, 2020
	Arrival (Historical)	CIIG (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 4 - PF)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4 - PF)		Pro Forma Combined (Assuming Maximum Redemptions)
Non-Current Assets
Property, plant and equipment	€43,361	€—	€—		€43,361	€—		€43,361
Intangible assets and goodwill	113,064	—	—		113,064	—		113,064
Deferred tax asset	334	—	—		334	—		334
Trade and other receivables	8,248	—	—		8,248	—		8,248
Marketable securities held in Trust Account	—	231,006	(231,006	) (1)	—	—		—

Total Non-Current Assets	165,007	231,006	(231,006)		165,007	—		165,007
Current Assets
Inventory	10,754	—	—		10,754	—		10,754
Trade and other receivables	5,797	—	—		5,797	—		5,797
Prepayments	4,149	133	—		4,282	—		4,282
Cash and cash equivalents	29,768	988	231,006	(1)	564,072	(208,412	) (2)	355,660
			(53,350	) (3)
			355,660	(4)

Total Current Assets	50,468	1,121	533,316		584,905	(208,412)		376,493

Total Assets	€215,475	€232,127	€302,310		€749,912	€(208,412)		€541,500

Liabilities and Shareholders’ Equity
Non-Current Liabilities
Lease liabilities	€22,846	€—	€—		€22,846	€—		€22,846
Deferred underwriting fee payable	—	8,052	(8,052	) (3)	—	—		—
Ordinary shares subject to redemption	—	219,361	(219,361	) (2)	—	—		—

Total Non-Current Liabilities	22,846	227,413	(227,413)		22,846	—		22,846
Current Liabilities
Trade and other payables	14,061	85	(85	) (3)	14,061	—		14,061
Lease liabilities	4,508	—	—		4,508	—		4,508
Current tax liabilities	57	182	—		239	—		239

Total Liabilities	41,472	227,680	(227,498)		41,654	—		41,654

Shareholders’ Equity
Share capital	228,067	—	(228,067	) (5)	—	—		—
Share premium	149,018		(149,018	) (5)	—	—		—
Ordinary shares	—	—	60	(5)	60	(2	) (2)	58
Class A common stock	—	—	2	(2)	—	—		—
			4	(4)
			53	(5)
			(59	) (5)
Class B common stock	—	1	(1	) (5)	—	—		—
Additional paid in capital	—	4,030	219,359	(2)	1,664,637	(208,410	) (2)	791,427

	As of June 30, 2020				As of June 30, 2020			As of June 30, 2020
	Arrival (Historical)	CIIG (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 4 - PF)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4 - PF)		Pro Forma Combined (Assuming Maximum Redemptions)
			(10,670	) (3)		(664,800	) (5)
			355,656	(4)
			1,096,262	(5)
Translation reserve	(3,717)	—	—		(3,717)	—		(3,717)
Retained earnings (Accumulated deficit)	(199,365)	416	(34,543	) (3)	(952,722)	664,800	(5)	(287,922)
			(416	) (5)				—
			(718,814	) (5)

Total Shareholders’ Equity	174,003	4,447	529,808		708,258	(208,412)		499,846

Total Liabilities and Shareholders’ Equity	€215,475	€232,127	€302,310		€749,912	€(208,412)		€541,500

Transaction Accounting Adjustments to the Combined Balance Sheet

(in Euros and in thousands, except share and per-share data)

The Arrival balance sheet was derived from the unaudited condensed consolidated statement of financial position of Arrival as of June 30, 2020. The CIIG balance sheet was derived from the unaudited condensed balance sheet of CIIG as of June 30, 2020, after giving effect to the translation of the amounts into Euros at a rate of €0.88915 per US$1.00.

(1)	To reflect the release of cash from marketable securities held in the trust account.

(2)

In Scenario 1, which assumes no CIIG stockholders exercise their redemption rights, the CIIG Class A common stock subject to redemption for cash amounting to €219,361 would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Items 1 and 2 above, but also assumes the maximum number of shares of CIIG Class A common stock are redeemed for cash by the CIIG stockholders, €208,412 would be paid out in cash. The €208,412, or 23,344,330 shares of CIIG Class A common stock, represents the maximum redemption amount providing for a minimum of US$400,000 of cash held either in or outside of the trust account, including the aggregate amount of any proceeds from the PIPE, after giving effect to payments to redeeming stockholders based on a consummation of the Business Combination on June 30, 2020.

(3)

To reflect the payment of an aggregate of €53,350 of estimated legal, financial advisory and other professional fees related to the Business Combination, including €85 of accounts payable and accrued expenses directly attributable to the Business Combination, €10,670 of expenses attributable to the PIPE investments, €8,052 of deferred underwriting fees payable to the underwriters and legal, financial advisory, accounting and other professional fees of €34,543. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of approximately €34,543 is reflected as an adjustment to accumulated deficit. The cost expensed through accumulated deficit is included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019.

(4)

Reflects the proceeds received from the PIPE Investment with the corresponding issuance of 40,000,000 Holdco Ordinary Shares, with a nominal value of €0.10, at approximately US$10.00 (€8.89) per share, or €355,660.

(5)

To reflect the recapitalization of Arrival through (a) the contribution of all the share capital in Arrival to CIIG in the aggregate amount of €377,085, (b) the issuance of 533,835,000 Holdco Ordinary Shares, (c) the elimination of the historical accumulated retained earnings deficit of CIIG in the amount of €416, the legal acquiree, (d) the conversion of 6,468,750 shares of CIIG Class B common stock held by the Sponsor into CIIG Class A common stock, on a one-for-one basis, at the consummation of the Business Combination, as well as the conversion of CIIG Class A common stock into Holdco Ordinary Shares and (e) the fair value of share consideration of €897.4 million and a €718.8 million excess of the fair value of the shares issued over the value of the net monetary assets acquired in the Business Combination assuming no redemptions (the fair value of share consideration of €232.6 million and a €54.0 million excess of the fair value of the shares issued over the value of the net monetary assets acquired in the Business Combination assuming the maximum redemptions). Under IFRS 2, this amount is recognized as a loss on the income statement.

		Assuming No Redemptions		Assuming Maximum Redemptions
	Per Share Value*	Shares	Fair Value (in 000s)	Shares	Fair Value (in 000s)
Class B common shares	€24.82	6,468,750	€160,541	6,468,750	€160,541
Class A common shares	€28.48	25,875,000	€736,869	25,875,000	€736,869
Redemptions	€28.48	—	€—	(23,344,330)	€(664,800)

		32,343,750	€897,409	8,999,420	€232,609
Book value			€178,595		€178,595

Excess of fair value over book value			€718,814		€54,014

*

Closing prices as of January 15, 2021 for CIIG common stock (CIIC) and CIIG common stock units (CIICU) was $29.97 and $34.39 per share, respectively, were converted into Euros at a rate of €0.82809 per US$1.00.

PRO FORMA COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2020

(in Euros and in thousands, except share and per share data)

	Arrival (Historical)	CIIG (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 4 - PF)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4 - PF)		Pro Forma Combined (Assuming Maximum Redemptions)
Continuing operations
Administrative expenses	€(24,159)	€(329)	€(8	) (1)	€(24,496)	€—		€(24,496)
Research and development expenses	(4,723)	—	—		(4,723)			(4,723)
Impairment expense	(34)	—	—		(34)			(34)
Other income	804	—	—		804	—		804
Other expenses	(12)	—	—		(12)	—		(12)

Operating loss	(28,124)	(329)	(8)		(28,461)	—		(28,461)

Interest income	—	885	(885	) (2)	—	—		—
Financial income	1,337	—	—		1,337	—		1,337
Financial expense	(2,551)	—	—		(2,551)	—		(2,551)

(Loss) income before taxes	(29,338)	556	(893)		(29,675)	—		(29,675)
Benefit (provision) for taxes	4,873	(167)	167	(3)	4,873	—		4,873

Net (loss) income	€(24,465)	€389	€(726)		€(24,802)	€—		€(24,802)

Weighted average shares outstanding, basic and diluted	911,842,971	25,875,000	580,303,750	(4)	606,178,750	(23,344,330	) (4)	582,834,420

Basic and diluted net (loss) income per share	€(0.03)	€0.03			€(0.04)			€(0.04)

PRO FORMA COMBINED STATEMENT OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 2019

(in Euros and in thousands, except share and per share data)

	Arrival (Historical)	CIIG (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 4 - PF)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4 - PF)		Pro Forma Combined (Assuming Maximum Redemptions)
Continuing operations
Administrative expenses	€(31,392)	€(82)	€(34,543	) (1)	€(66,017)	€—		€(66,017)
Research and development expenses	(11,149)	—	—		(11,149)	—		(11,149)
Impairment expense	(4,972)	—	—		(4,972)	—		(4,972)
Other income	2,583	—	—		2,583	—		2,583
Other expenses	(6,911)	—	(718,814	) (1)	(725,725)	664,800	(1)	(60,925)

Operating loss	(51,841)	(82)	(753,357)		(805,280)	664,800		(140,480)

Interest income	—	125	(125	) (2)	—	—		—
Financial income	51	—	—		51	—		51
Financial expense	(3,235)	—	—		(3,235)	—		(3,235)

(Loss) income before taxes	(55,025)	43	(753,482)		(808,464)	664,800		(143,664)
Benefit (provision) for taxes	6,929	(16)	16	(3)	6,929	—		6,929

Net (loss) income	€(48,096)	€27	€(753,466)		€(801,535)	€664,800		€(136,735)

Weighted average shares outstanding, basic and diluted	880,160,731	25,875,000	580,303,750	(4)	606,178,750	(23,344,330	) (4)	582,834,420

Basic and diluted net (loss) income per share	€(0.05)	€—			€(1.32)			€(0.23)

Transaction Accounting Adjustments to the Combined Statements of Operations

(in Euros and in thousands, except share and per share data)

The Arrival statement of operations was derived from the unaudited condensed consolidated statement of profit or loss and other comprehensive income of Arrival for the six months ended June 30, 2020 and the year ended December 31, 2019. The CIIG statement of operations was derived from the unaudited condensed statements of operations of CIIG as for the six months ended June 30, 2020, after giving effect to the translation of the amounts into Euros at a rate of €0.88915 per US$1.00 and for the period from September 19, 2019 (inception) through December 31, 2019, after giving effect to the translation of the amounts into Euros at a rate of €0.8906 to US$1.00.

(1)

Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical consolidated financial statements of Arrival and CIIG in the amount of €0 and €8, respectively, for the six months ended June 30, 2020. There were no such amounts recorded for the twelve months ended December 31, 2019.

Additionally, for the year ended December 31, 2019, includes an adjustment for the €718.8 million excess of the fair value of the shares issued over the value of the net monetary assets acquired in the Business Combination assuming no redemptions and the €54.0 million excess of the fair value of the shares issued over the value of the net monetary assets acquired in the Business Combination assuming the maximum redemptions.

(2)

Represents an adjustment to eliminate interest income on marketable securities in the amount of €885 and €125 for the six months ended June 30, 2020 and the period from September 19, 2019 (inception) through December 31, 2019, respectively, held in the trust account as of the beginning of the period.

(3)

To record normalized blended statutory income tax benefit rate of 21% for pro forma financial presentation purposes resulting in the recognition of an income tax benefit, which however, has been offset by a full valuation allowance as the Combined Company expects to incur continuing losses.

(4)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that CIIG’s initial public offering occurred as of the beginning of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.

The following presents the calculation of basic and diluted weighted average shares outstanding. The computation of diluted loss per share excludes the effect of warrants to purchase 20,112,500 shares because the inclusion of any of these securities would be anti-dilutive.

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
CIIG public shares	25,875,000	2,530,670
CIIG founder shares	6,468,750	6,468,750
Shares issued to PIPE Investors	40,000,000	40,000,000
Combined Company shares issued in Business Combination	533,835,000	533,835,000

Weighted average shares outstanding	606,178,750	582,834,420

Percent of shares owned by Arrival holders	88.1%	91.6%
Percent of shares owned by PIPE Investors	6.6%	6.9%
Percent of shares owned by CIIG holders	5.3%	1.5%

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for Arrival and CIIG on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination, (1) assuming no CIIG shareholders exercise redemption rights with respect to their shares of CIIG Class A common stock upon the consummation of the Business Combination; and (2) assuming that CIIG shareholders exercise their redemption rights with respect to a maximum of 23,344,330 shares of CIIG Class A common stock upon consummation of the Business Combination.

The financial statements of Arrival have been prepared in accordance with IFRS and in its functional and presentation currency of the Euro. The historical financial statements of CIIG have been prepared in accordance with U.S. GAAP in its functional and presentation currency of United States dollars. The financial statements of CIIG have been translated into Euros for purposes of having pro forma combined financial information.

The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial and Other Data of CIIG” and “Selected Historical Combined Financial Data of Arrival” and the historical financial statements of CIIG and Arrival included elsewhere in this proxy statement/prospectus. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “The Business Combination — Unaudited Pro Forma Combined Financial Information.”

The Arrival pro forma equivalent per share financial information is calculated by multiplying the combined unaudited pro forma per share amounts by the exchange ratio, whereby each Arrival Ordinary Share will be converted into the right to receive 1.79 CIIG shares of common stock.

The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Combined Company’s results of operations or earnings per share for any future date or period. The pro forma combined shareholders’ equity per share information below does not purport to represent what the value of CIIG and Arrival would have been had the companies been combined during the periods presented.

(in Euro, in thousands, except share and per share data)

			Combined Pro Forma		Arrival Equivalent Per Share
	Arrival (Historical)	CIIG (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the six months ended June 30, 2020
June 30, 2020 book value per share (a)	€0.19	€0.17	€1.17	€0.86	€0.33	€0.33
Cash dividends per share	€—	€—	€—	€—	€—	€—
Weighted average shares:
Weighted average share outstanding of Class A common stock – basic and diluted	—	25,875,000	—	—	—	—
Weighted average share outstanding of common stock – basic and diluted	911,842,971	—	606,178,750	582,834,420	533,835,000	533,835,000
Earnings (loss) per share:
Earnings per per Class A shares, basic and diluted	€—	€0.03	€—	€—	€—	€—
Loss per share, basic and diluted	€(0.03)	€—	€(0.04)	€(0.04)	€(0.05)	€(0.05)

			Combined Pro Forma		Arrival Equivalent Per Share
	Arrival (Historical)	CIIG (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
For the year ended December 31, 2019
Weighted average shares:
Weighted average share outstanding of Class A common stock – basic and diluted	—	25,875,000	—	—	—	—
Weighted average share outstanding of common stock – basic and diluted	880,160,731	—	606,178,750	582,834,420	533,835,000	533,835,000
Earnings (loss) per share:
Loss per per Class A shares, basic and diluted	€—	€(0.00)	€—	€—	€—	€—
Loss per share, basic and diluted	€(0.05)	€—	€(1.32)	€(1.38)	€(0.09)	€(0.09)

(a)	Book value per share is calculated using the formula: Total stockholder’s equity divided by shares outstanding.

THE SPECIAL MEETING OF CIIG STOCKHOLDERS

The CIIG Special Meeting

CIIG is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders to be held on         , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to CIIG’s stockholders on or about         , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of CIIG will be held at          a.m., Eastern time, on                 , 2021, at         , or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The special meeting will be completely virtual.

Purpose of the Special Meeting

At the CIIG special meeting of stockholders, CIIG will ask the CIIG stockholders to vote in favor of the following proposals:

•	The Business Combination Proposal—a proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

•

The Nasdaq Proposal—a proposal to approve the issuance of more than 20% of the current total issued and outstanding shares CIIG Common Stock, for purposes of complying with the applicable Nasdaq Listing Rules.

•

The Stockholder Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Nasdaq Proposal, or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Recommendation of the CIIG Board of Directors

CIIG’s board of directors believes that each of the Business Combination Proposal, the Nasdaq Proposal, and the Stockholder Adjournment Proposal to be presented at the special meeting is in the best interests of CIIG, its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of CIIG’s board of directors in favor of approval of the Business Combination Proposal, and the Nasdaq Proposal, you should keep in mind that certain of CIIG’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor and certain of CIIG’s directors of an aggregate of 5,821,875 CIIG Class B Common Stock, acquired in September 2019 for an aggregate purchase price of $25,000, which shares would become worthless if CIIG does not complete a business combination within the applicable time period, as the Initial Stockholders have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $        , based on the closing price of CIIG Class A Common Stock of $         on Nasdaq on         , the record date for the special meeting of stockholders;

•	CIIG’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on CIIG’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of December 31, 2020, no out-of-pocket expenses have been incurred by CIIG’s directors incident to identifying, investigating and consummating a business combination;

•	the potential continuation of certain of CIIG’s directors as directors of Holdco; and

•	the continued indemnification of current directors and officers of CIIG and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of CIIG Common Stock at the close of business on         , 2021, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of CIIG Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 32,343,750 shares of CIIG Common Stock outstanding, of which 25,875,000 are shares of CIIG Class A Common Stock and 6,468,750 are CIIG Class B Common Stock held by CIIG’s Initial Stockholders and 12,937,500 outstanding Public Warrants.

CIIG’s Sponsor, officers and directors have agreed to vote all of their CIIG Class B Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. CIIG’s issued and outstanding warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of CIIG Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of CIIG Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of CIIG Common Stock at the special meeting of stockholders:

•

You can vote by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of CIIG Common Stock will be voted as recommended by CIIG’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, and “FOR” the Stockholder Adjournment Proposal.

•

You can attend the special meeting and vote virtually. However, if your shares of CIIG Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of CIIG Common Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of CIIG Common Stock, you may contact CIIG’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Telephone: (877) 536 -1561

Banks and brokers: (212) 269-5550

Email: Arrival@dfking.com

Quorum and Vote Required for the Proposals

A quorum of CIIG’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the CIIG Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of all then outstanding shares of CIIG Common Stock entitled to vote thereon at the special meeting of stockholders. Accordingly, a CIIG stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, or an abstention from voting, will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Each of the Nasdaq Proposal and the Stockholder Adjournment Proposal, if presented, requires the affirmative vote of the holders of a majority of the shares of CIIG Common Stock that are voted thereon at the special meeting of stockholders. Accordingly, a CIIG stockholder’s failure to vote by proxy or to vote in person at the special meeting, or an abstention from voting, will have no effect on the outcome of any vote on the Nasdaq Proposal or the Stockholder Adjournment Proposal.

Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. CIIG believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction.

Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting of CIIG stockholders. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and no effect on the Nasdaq Proposal or the Stockholder Adjournment Proposal.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to D.F. King, CIIG’s proxy solicitor, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: D.F. King & Co., Inc., 48 Wall Street, 22nd Floor New York, NY 10005, provided such revocation is received prior to the vote at the special meeting of stockholders.

Redemption Rights

Pursuant to CIIG’s Amended and Restated Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of CIIG’s IPO as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $259,847,182 on November 18, 2020, the estimated per share redemption price would have been approximately $10.04.

Redemption rights are not available to holders of warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on                 , 2021 (two business days before the special meeting), both:

•	Submit a request in writing that CIIG redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, CIIG’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Mark Zimkind

Email: Mzimkind@continentalstock.com

•

Deliver your public shares either physically or electronically through DTC to CIIG’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is CIIG’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, CIIG does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CIIG’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to CIIG’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CIIG’s transfer agent return the shares (physically or electronically). You may make such request by contacting CIIG’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will CIIG redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their CIIG Class A Common Stock as they may receive higher proceeds from the sale of their CIIG Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CIIG cannot assure you that you will be able to sell your shares of CIIG Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CIIG Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of CIIG Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and CIIG does not consummate an initial business combination by December 17, 2021, or amend the CIIG Amended and Restated Certificate of Incorporation to extend the date by which CIIG must consummate an initial business combination, it will be required to dissolve and liquidate and the CIIG Warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of CIIG Common Stock or CIIG Warrants in connection with the Business Combination.

Solicitation of Proxies

CIIG will pay the cost of soliciting proxies for the special meeting. CIIG has engaged D.F. King to assist in the solicitation of proxies for the special meeting. CIIG has agreed to pay D.F. King a fee of $12,500. CIIG will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. CIIG also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of CIIG Common Stock for their expenses in forwarding soliciting materials to beneficial owners of CIIG Common Stock and in obtaining voting instructions from those owners. CIIG’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Initial Stockholders beneficially own an aggregate of 20% of the outstanding shares of CIIG Common Stock. CIIG’s Sponsor, officers and directors have agreed to vote all of their CIIG Class B Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, and own 18% of the outstanding shares of CIIG Common Stock.

THE BUSINESS COMBINATION

The Background of the Business Combination

The terms of the Business Combination are the result of negotiations between representatives of CIIG and Arrival. The following is a brief description of the background of these negotiations and the resulting Business Combination.

CIIG is a blank check company formed under the laws of the State of Delaware on September 19, 2019, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While CIIG may pursue a business combination with a private or public target in any business, industry or geographic location, we have focused on opportunities to capitalize on the ability of our management team, particularly our executive officers, to identify, acquire and operate a business in the technology, media and telecommunications (“TMT”) industries. The proposed Business Combination with Arrival is the result of an extensive search for a potential business combination using the investing and operating experience of CIIG’s board of directors and management team. The terms of the Business Combination are the result of arm’s-length negotiations between representatives of CIIG and Arrival. The following is a brief discussion of the background of these negotiations, the Business Combination and related transactions.

On December 17, 2019, CIIG consummated its IPO of 25,875,000 units at a price of $10.00 per unit, including 3,375,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, generating gross proceeds of $258,750,000, with each unit consisting of one share of Class A common stock and one-half of one public warrant. Simultaneously with the closing of the IPO, CIIG consummated the sale of an aggregate of 7,175,000 private placement warrants to the Sponsor and the direct anchor investors at a price of $1.00 per warrant, generating gross proceeds of $7,175,000. Among the private placement warrants, 5,979,167 warrants were purchased by our Sponsor and 1,195,833 warrants were purchased by the direct anchor investors.

Prior to the consummation of the IPO, neither CIIG, nor anyone on its behalf, had selected any business combination target or initiated any substantive discussions, directly or indirectly, with respect to identifying any business combination target.

After the IPO, CIIG’s officers and directors commenced an active search for prospective businesses or assets to acquire in the initial business combination. In the prospectus for the IPO, CIIG identified the following general criteria and guidelines that it believed would be important in evaluating acquisition opportunities, although it indicated that it may decide to enter an initial business combination with a target business that does not meet these criteria and guidelines. CIIG intended to acquire companies or assets that it believed had the following attributes:

•	are in the TMT sectors where CIIG can utilize its management team’s global network of contacts to effect necessary change;

•	are at an inflection point, requiring additional management expertise to reinvigorate operations, facilitate growth, improve financial performance and optimize capital structure;

•

are fundamentally sound, with strong underlying free cash flow, an experienced management team and which demonstrate strong or improving growth prospects and the potential to scale via organic growth and strategic action, or are underperforming what we believe to be their potential;

•

exhibit unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the company’s growth strategy, that we believe have been misevaluated by the marketplace based on our analysis and due diligence review;

•

will offer an attractive risk-adjusted return for our stockholders, provide potential upside from incremental growth and offer an improved capital structure, all of which will be weighed against any identified downside risks;

•	have been materially impacted by market dislocations and would benefit from capital markets access;

•	can benefit from product extensions and/or geographic expansion;

•	maintain competitive market positions while exhibiting operational inefficiencies relative to industry peers; and

•	that offer scope for operational improvement, scale economics, sector convergence opportunities, new growth avenues and margin expansion efficiencies.

As disclosed in CIIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and filed with the SEC on March 27, 2020, these criteria were not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination was to be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management deemed relevant.

During the search process from the consummation of CIIG’s IPO through the signing on the Business Combination Agreement on November 18, 2020, CIIG reviewed self-generated ideas, explored ideas with UBS Investment Bank and Barclays (who initially advised CIIG in their capacities as IPO underwriters and were later formally selected by CIIG on November 16, 2020 as CIIG’s financial advisors and capital markets advisors in relation to the Business Combination in light of their respective extensive experience in M&A transactions generally and in the special purpose acquisition company (“SPAC”) industry specifically, their experience representing companies in acquisitions, their experience in advising SPACs on private placements, and their lack of material relationships with Arrival or its founder Denis Sverdlov), representatives of CIIG contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities and engaged with many possible target businesses in discussions with respect to potential business combinations. As part of that process, CIIG considered over 100 potential business combination targets in a wide variety of industry sectors, engaged in discussions with representatives of over 50 potential business combination targets and conducted analysis and due diligence on a significant subset thereof. From the date of the IPO through November 18, 2020, representatives of CIIG entered into nine non-disclosure or confidentiality agreements with potential business combination targets (including Arrival), exchanged drafts of letters of intent with five alternative business combination targets and/or their advisors and entered into one letter of intent with an alternative business combination target. No non-disclosure, confidentiality or other agreement entered into with any potential business combination target imposed any “standstill” or similar restrictions that would restrict either the business combination target or CIIG from proposing or pursuing a transaction. However, CIIG ultimately determined to abandon each of the alternative acquisition opportunities either because the target pursued an alternative business combination or strategy, or CIIG concluded that the target business would not be a suitable acquisition for it given the nine criteria listed above.

On July 16, 2020, Arrival’s board of directors held a meeting in which it discussed the possibility of a potential business combination with a SPAC.

On July 30, 2020, Arrival formally engaged Greenberg Traurig, LLP (“Greenberg”) as its outside legal counsel to assist Arrival in a potential business combination given Greenberg’s extensive experience with SPAC transactions.

On August 18, 2020, representatives of Cowen and Company, LLC (“Cowen”), which had previously been hired by Arrival as a financial advisor to identify potential SPACs with which it could pursue a business combination, presented Arrival to CIIG as a potential business combination target.

On August 21, 2020, to facilitate discussions about a potential business combination involving CIIG and Arrival, CIIG and Arrival executed a mutual non-disclosure agreement.

In August 2020, CIIG discussed retaining Cowen and UBS Investment Bank as placement agents in connection with the PIPE.

On August 26, 2020, Mr. Peter Cuneo, CIIG’s Chairman and Chief Executive Officer, Mr. Gavin Cuneo, CIIG’s Chief Operating Officer, Mr. Michael Minnick, CIIG’s Chief Investment Officer, Mr. Denis Sverdlov, Arrival’s Founder and Chief Executive Officer, Mr. Avinash Rugoobur, Arrival’s President, Mr. Mike Ableson, Arrival’s CEO of the Automotive Division, Mr. Tim Holbrow, Arrival’s Interim Chief Financial Officer, Mr. Daniel Chin, Arrival’s General Counsel and representatives of Cowen held an introductory video teleconference. During the teleconference, the discussion included (i) a detailed presentation by Messrs. Sverdlov, Rugoobur, Ableson, Holbrow and Chin of Arrival’s background, business profile, timing, partners and funding needs and (ii) a presentation by Messrs. Cuneo, Cuneo and Minnick, which included a description of CIIG and their backgrounds.

On August 28, 2020, CIIG held a teleconference with Cowen. CIIG explained its interest in continuing discussions with Arrival. Cowen suggested CIIG send a draft letter of intent to Arrival for discussion purposes. Later that day, CIIG sent a draft letter of intent to Arrival for discussion purposes.

On August 29, 2020, Arrival provided CIIG and certain of its advisors with access to an electronic data room containing information relating to Arrival for CIIG’s due diligence review. CIIG’s representatives and advisors commenced an extensive due diligence investigations of Arrival, which continued through November 2020.

During this two month period, CIIG and its representatives and advisors engaged in a customary due diligence investigation on Arrival, including, but not limited to, due diligence relating to corporate matters, material contracts, intellectual property matters, technology, hardware, software, microfactory approach, real estate matters, automotive/regulatory matters, international trade matters, environmental matters, labor and employment matters, insurance, tax, finance and accounting matters. CIIG and its representatives and advisors also engaged in extensive discussions regarding the optimal tax structuring of the Business Combination.

On September 1, 2020, Messrs. Cuneo, Cuneo, and Minnick held a teleconference with Mr. Sverdlov, Mr. Rugoobur, Mr. Ableson, Mr. Holbrow and Mr. Chin along with representatives from Cowen to discuss the draft letter of intent between CIIG and Arrival.

On September 2, 2020, Messrs. Cuneo, Cuneo and Minnick received a video tour of Arrival’s facility in Banbury, England given by Messrs. Sverdlov, Rugoobur, Ableson, Holbrow and Chin. Representatives from Cowen also attended. Mr. Sverdlov presented and toured Arrival’s prototype vehicles, microfactory cells, battery packs and other vehicle components and also provided a driven demonstration of Arrival’s prototype vehicles.

During September 7, 8 and 9, 2020, representatives of CIIG and Arrival continued to negotiate the terms of the letter of intent, including certain provisions pertaining to the transaction structure, CIIG’s outstanding private placement warrants, minimum cash at closing and fees and expenses. As part of these discussions, the representatives of CIIG and Arrival discussed the Euro 3.5 billion valuation of Arrival implied by its most recent investment round in which it issued investors Arrival Preferred Shares and the underlying rationale thereof.

On September 9, 2020, CIIG and Arrival executed a non-binding letter of intent (the “LOI”) setting forth terms for a potential business combination, commencing a 30-day exclusivity period. The LOI contemplated a business combination in which CIIG would acquire Arrival at an enterprise value of $5.34 billion with the consideration to be paid in CIIG common stock. The LOI also stated that $759.8 million of primary proceeds would be provided to the combined company, which would be financed with equity capital provided by CIIG and an additional $500 million to be generated by the PIPE. The LOI also included certain other provisions relating to the redemption of certain private placement warrants, restrictions on the sale of shares of common stock, and for a board of directors of the combined company to include one director appointed by CIIG and a customary trust account waiver.

On September 11, 2020, Messrs. Cuneo, Cuneo, and Minnick held a teleconference with Messrs. Sverdlov, Rugoobur, Ableson, Holbrow and Chin along with representatives from Cowen to discuss the next steps for due diligence. Later that day, Messrs. Cuneo, Cuneo and Minnick provided the CIIG board of directors with an update as to the status of the potential business combination with Arrival. Also on September 11, 2020, Messrs. Cuneo, Cuneo and Minnick held a video teleconference with Mr. Holbrow and representatives of Cowen to discuss accounting due diligence.

On September 15, 2020, Messrs. Cuneo, Cuneo and Minnick held a video teleconference with representatives of Cowen to discuss timeline and investor targeting for the proposed PIPE.

On September 16, 2020, Messrs. Cuneo, Cuneo, Minnick and board members of CIIG, Ms. Kristen O’Hara, Messrs. Kenneth West, David Flowers and Christopher Rogers held a video teleconference with Messrs. Sverdlov, Rugoobur, Ableson, Holbrow, Chin, and representatives of Cowen. During the teleconference, the discussion included a detailed discussion of Arrival’s operations, strategy, financial profile and industry position and a description of the professional backgrounds of Ms. O’Hara and Messrs. West, Flowers and Rogers.

On September 21, 2020, Messrs. Cuneo, Cuneo and Minnick held a video teleconference with representatives of Cowen to discuss the marketing strategy and timeline for the proposed PIPE. Later that day, Messrs. Cuneo, Cuneo and Minnick held a video teleconference with representatives of Arrival and Cowen to discuss the investor presentation for the proposed PIPE.

On September 23, 2020, Messrs. Cuneo, Cuneo and Minnick and representatives of UBS Investment Bank and Barclays held a video teleconference with Messrs. Sverdlov, Rugoobur, Ableson, Holbrow, Chin and representatives of Cowen. The group discussion covered Arrival’s key partnerships, product portfolio, intellectual property, microfactory approach and other topics.

On September 27, 2020, representatives of CIIG, Arrival, Akin Gump Strauss Hauer & Feld LLP, CIIG’s outside legal counsel (“Akin Gump”) and Greenberg held a telephonic meeting to discuss process and timing of due diligence by CIIG of Arrival and the key structural aspects of the transaction agreements.

On September 29, 2020, CIIG formally engaged a leading global management consulting firm to assist CIIG in the evaluation of Arrival with respect to Arrival’s comprehensive business plan assessment including but not limited to the market opportunity and business case, product, intellectual property, software, microfactory approach, management team, production timelines, scaling, go-to-market strategy and supply chain. As part of this diligence process, the global management consulting firm interviewed key members of Arrival’s management team, conducted extensive investigations, and presented its assessments to CIIG in a series of presentations and teleconferences.

On September 30, 2020, CIIG formally engaged a leading technical and engineering consulting firm to assist CIIG in the evaluation of Arrival with respect to technology due diligence including a review of the market and industry, product design and technology, costs and manufacturing. As part of its diligence process, the technical consulting firm interviewed key members of Arrival’s management team, conducted extensive investigations, and presented its assessments to CIIG in a presentation and video teleconference. Also on September 30, 2020, CIIG’s board of directors authorized the selection of Cowen and UBS as placement agents. The Placement Agents were selected for their respective extensive experience in serving as placement agents for SPACs in connection with PIPE financings.

On September 30, 2020, CIIG and representatives from Cowen, UBS Investment Bank and Barclays held a video teleconference with Mr. Holbrow to discuss diligence items relating to Arrival’s financial projections including, but not limited to, vehicle pricing, vehicle volume deployments, operating cost estimates, bill of materials, and microfactory capital expenditure estimates.

On October 2, 2020, Messrs. Cuneo, Cuneo and Minnick and representatives from Cowen, UBS Investment Bank and Barclays held a video teleconference with an executive from United Parcel Service (“UPS”). During the teleconference, the group discussion included (i) UPS’s purchase order with Arrival, (ii) UPS’s strategy for electrifying its fleet of vans and trucks and (iii) UPS’s investment in Arrival.

During the weeks of October 4, 2020, October 11, 2020 and October 18, 2020, Akin Gump held telephonic conferences with Greenberg and certain members of Arrival’s management team to discuss due diligence relating to labor and employment matters, real estate matters, environmental matters, automotive/regulatory matters, corporate matters and international trade matters. Akin Gump discussed the results of each of these telephonic conferences with CIIG.

On October 6, 2020, Messrs. Cuneo, Cuneo and Minnick and representatives from Cowen, UBS Investment Bank and Barclays held a video teleconference with executives from HKMC. During the teleconference, the group discussion included (i) HKMC’s business collaboration with Arrival, (ii) HKMC’s strategy for commercial electric vehicles and (iii) HKMC’s investment in Arrival.

On October 7, 2020, CIIG and Arrival executed an amendment to the LOI that (i) extended the exclusivity period under the LOI until the earliest of (A) the parties’ mutual agreement to terminate the obligations in the LOI and (B) November 9, 2020 and (ii) required Arrival to notify CIIG in the event that the exclusivity period under the LOI expires and Arrival or any of its representatives solicited or initiated any inquiry, indication of interest, proposal or offer from a competing buyer relating to a competing transaction or otherwise engaged in any discussions with a competing buyer relating to a competing transaction. On October 7, CIIG also entered into an agreement to appoint Cowen as lead placement agent for the PIPE.

Beginning on October 9, 2020, CIIG, Arrival and the placement agents and their respective counsel began discussing the wall cross procedures and the preparation of confidential investor marketing materials and a proposed timeline to allow potential interested investors to consider participation in the proposed PIPE in connection with the business combination.

On October 12, 2020, Arrival completed a private placement of its Class A Preferred Shares to strategic investors. Such investors were confidentially made aware of the potential transaction with CIIG.

On October 12, 2020, representatives of Akin Gump sent an initial proposed draft of the Business Combination Agreement to Greenberg, substantially reflecting the terms of a potential business combination contemplated by the LOI and other provisions that were the subject of later negotiation, including, among other things, the inclusion of transaction mechanics, customary representations and warranties of each of CIIG and Arrival, interim operating covenants and closing conditions.

Over the next five and a half weeks (the “Negotiation Period”), CIIG, Arrival and CIIG Management LLC and each of their representatives engaged in lengthy negotiations regarding the terms of the Business Combination Agreement and other ancillary transaction documents, including, but not limited to, the Exchange Agreements, Transaction Support Agreement, the form of Registration Rights and Lockup Agreement and form of Nomination Agreement. Akin Gump, Greenberg and Linklaters LLP, as specialty Luxembourg counsel to Arrival, frequently exchanged proposed drafts of the aforementioned transaction agreements and other ancillary agreements during the Negotiation Period. One of the key terms in the Business Combination Agreement that was the subject of negotiation and discussion between the parties during the Negotiation Period was the requirement that CIIG have at least $500 million of cash held either in or outside its trust account prior to Arrival being obligated to consummate the transactions contemplated by the Business Combination Agreement (the “Minimum Cash Condition”).

On October 14, 2020, CIIG entered into an agreement to appoint UBS as a placement agent for the PIPE. Beginning on October 14, 2020, the placement agents began to wall cross investors for the contemplated PIPE.

Beginning on October 16, 2020, members of CIIG management, along with representatives from Cowen and UBS, had telephonic meetings with a certain selected group of wall-crossed investors to discuss the proposed PIPE.

During the weeks of October 19, 2020 and October 26, 2020, members of CIIG management, Arrival management along with representatives from Cowen and UBS held a number of video meetings to evaluate the status of the PIPE fundraising discussions. These meetings included discussions of the performance of the U.S. equity markets, the November 3, 2020 U.S. elections and the PIPE financing timeline.

On October 19, 2020, Akin Gump provided an initial draft of the form of Subscription Agreement to Greenberg. On October 22, 2020, Greenberg provided comments to the form of Subscription Agreement. From October 22, 2020 through October 27, 2020, the parties and their counsel continued to negotiate the form of Subscription Agreement.

Over the next three weeks, CIIG, potential PIPE investors and their respective advisors engaged in negotiations concerning the terms of the contemplated PIPE, including the conditions to the closing and the registration rights. In November 2020, representatives of CIIG, Arrival, Cowen and UBS discussed the potential to decrease the size of the PIPE from the originally anticipated size of $500 million to $400 million.

During this period, CIIG, Arrival and their respective advisors engaged in negotiations with certain stockholders of Arrival concerning rights held by such stockholders, and the terms under which such Arrival shareholders would approve the potential transaction.

On November 3, 2020, Messrs. Cuneo, Cuneo and Minnick updated the CIIG board of directors on the status of the business combination, the status of the prospective participants in the PIPE and the expected timeline.

On November 4, 2020, Mr. Sverdlov updated Arrival’s board of directors on the negotiations with CIIG, the then-current terms and conditions of the Business Combination, the status of the prospective participants in the PIPE and the expected timeline of the Business Combination.

On November 5, 2020, CIIG and Arrival executed a second agreement to further extend the exclusivity period under the LOI until the earliest of (i) the parties’ mutual agreement to terminate the obligations in the LOI and (ii) November 30, 2020.

On November 6, 2020, Messrs. Cuneo, Cuneo and Minnick updated the CIIG board of directors on the status of the business combination and discussed certain prospective participants in the PIPE Investment.

On November 10, 2020, the CIIG board of directors convened and Mr. Peter Cuneo reviewed the proposed transaction, including the status and timing of the business combination and the PIPE financing.

On November 11, 2020 and again on November 13, 2020, Cowen uploaded the form of Subscription Agreement into the virtual data room.

On November 12, 2020, Akin Gump sent a revised draft of the Business Combination Agreement to Greenberg, which such draft proposed various changes, including, but not limited to the adjustment of the Minimum Cash Condition from $500 million (as contemplated by the LOI) to $400 million.

From early November 2020 through November 17, 2020, representatives of Akin Gump negotiated final Subscription Agreements with the PIPE investors and their respective advisors, reflecting an aggregate PIPE amount of $400 million, which was decreased from its originally anticipated size of $500 million upon agreement by CIIG and Arrival. During this period, CIIG, Arrival and their respective advisors continued to finalize the Business Combination Agreement.

On November 13, 2020, in response to feedback from certain Arrival shareholders, the parties revised the Business Combination Agreement and certain ancillary agreements to contemplate the Arrival Preferred Shares being exchanged for Holdco Ordinary Shares prior to the exchange of the Arrival Ordinary Shares.

On November 14, 2020 and November 15, 2020, Akin Gump, CIIG, Greenberg and Arrival finalized the terms of the Business Combination Agreement and all other ancillary agreements, including the Transaction Support Agreement and form of Registration Rights and Lock-Up Agreement.

On November 17, 2020, CIIG’s board of directors held a meeting by teleconference to consider and discuss the terms of the business combination, the PIPE and related agreements. All members of CIIG’s board of directors were present. Also in attendance were members of CIIG’s management and representatives of Akin Gump. A representative of Akin Gump reviewed with the directors their fiduciary duties under Delaware law generally and how those fiduciary duties applied in the context of considering the potential business combination. CIIG’s management and Akin Gump then reported on the contemplated timing of the Business Combination and reviewed the terms of the Business Combination Agreement, the PIPE, and the other transaction agreements with the CIIG board of directors. At the meeting, members of CIIG’s board of directors discussed among themselves the strategic and financial rationale of consummating the Business Combination, including the factors described in the section titled “Proposal Number 1 — The Business Combination Proposal — CIIG’s Board of Directors’ Reasons for the Approval of the Business Combination.” CIIG’s board of directors also considered the interests of the Sponsor and certain of its directors and officers in the Business Combination, as described in “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.” Following discussion among the members of CIIG’s board of directors, CIIG’s board of directors voted unanimously to approve and declare advisable the Business Combination Agreement and other ancillary transaction agreements and the transactions contemplated thereby.

On November 18, 2020, Arrival’s board of directors considered the terms of the Business Combination, the PIPE and related agreements. Arrival’s board of directors consulted with its management team, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to, other strategic opportunities and other sources of capital. The board of directors passed a written resolution approving the Business Combination Agreement and other transaction documents, based on its ability to fund and accelerate Arrival’s business plan, the alignment in strategy with CIIG and CIIG’s strong management team. Following the approval of the Business Combination Agreement, Linklaters LLP sent the Exchange Agreements to Arrival Shareholders via electronic mail, following which all Exchange Agreements were executed on November 18, 2020.

On November 18, 2020 the parties to each of the Business Combination Agreement, the Subscription Agreements, the Exchange Agreements and other ancillary transaction agreements executed such agreements. Later that morning, CIIG and Arrival issued a joint press release announcing the execution of the Business Combination Agreement and the Subscription Agreements.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the closing.

CIIG’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, CIIG’s board of directors, in evaluating the Business Combination, consulted with CIIG’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, CIIG’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, CIIG’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of CIIG’s board of directors may have given different weight to different factors.

The explanation of the reasons for the approval by CIIG’s board of directors of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements”.

Before reaching its decision, CIIG’s board of directors discussed the results of the due diligence conducted by CIIG’s management, and their advisors, which included:

•	review of Arrival’s material contracts, intellectual property, financial, tax, legal, real estate, environmental insurance and accounting due diligence;

•	meetings and calls with the management team and advisors of Arrival regarding operations and forecasts;

•	consultations with Arrival’s management and legal and financial advisors;

•	virtual tours of Arrival’s facilities in Banbury, UK;

•	discussions with Arrival’s customers, suppliers and industry partners;

•	Arrival’s audited and unaudited financial statements;

•	financial review and analysis of Arrival and the Business Combination;

•	financial projections prepared by Arrival’s management team;

•	study of analyst reports and market trends in the electric vehicle and commercial van and bus industries;

•	analysis on comparable target companies; and

•	research on comparable transactions.

In approving the Business Combination, CIIG’s board of directors determined not to obtain a fairness opinion. The officers and directors of CIIG have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of UBS and Barclays and their global management consultant, enabled them to make the necessary analyses and determinations regarding the Business Combination. However, CIIG’s management and advisors prepared an analysis with respect to the market valuation of comparable companies as described in greater detail in the below section entitled “Market Valuation of Comparable Companies”.

CIIG’s board of directors considered a wide range of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•

Strong Product Concept.    CIIG’s board of directors considered Arrival’s positioning as one of the first companies to offer a purpose-built, native EV commercial vehicle concept on a highly modular basis – with specifications on par with or above competitors;

•

Significant Market Opportunity.    CIIG’s board of directors considered Arrival’s focus on the commercial fleet market with competitively priced vehicles and the potential for Arrival to achieve large order volumes in that sector with a smaller sales network than would be required in the customer retail market. In addition, CIIG’s board of directors believes Arrival’s buses and vans compare favorably to potential competitors in areas such as battery capacity, weight, volume, design and features and considered that these characteristics may make Arrival’s vehicles more attractive to the commercial fleet market;

•

Shift to Zero Emission Vehicles.    CIIG’s board of directors considered the secular trends in Arrival’s target markets where the use of electric vans are projected to grow at a 37% compound annual growth rate to 2024. In addition, CIIG’s board of directors considered trends suggesting a strong shift towards the use of electric buses, including that the European Union is setting public procurement targets for clean buses in a range from 24% to 45% in 2025, and from 33% and 66% in 2030 – depending on the member country’s population and GDP;

•

Ownership of Intellectual Property (“IP”).    CIIG’s board of directors considered the competitive advantages offered by the significant amount of IP owned versus IP outsourced by Arrival relative to other electric vehicle companies. CIIG’s board of directors also considered the potential difficulty competitors may have in replicating Arrival’s IP and the extensive portfolio of patent applications Arrival has filed to protect its innovations;

•

Innovative Manufacturing.    CIIG’s board of directors considered that Arrival has a vertically integrated vehicle development and manufacturing approach enabled by software. This approach enables Arrival to control the design of a large share of key components while ensuring manufacturability from development stage onwards. Arrival has designed a scalable microfactory with low capex intensity, which CIIG’s board of directors believes is a highly differentiated approach in the industry that leads to highly automated manufacturing and supports profitability at low volumes. CIIG’s board of directors considered the advantages that the microfactories may have on Arrival’s ability to come to market as they can be established with high set-up speed and avoid the need for costly paint shops and part stamping operations;

•

Lower Total Cost of Ownership versus Alternative Vehicles.    CIIG’s board of directors considered that Arrival has developed a number of innovations with the potential to decrease the total cost of ownership for its customers. CIIG’s board of directors considered that Arrival’s attractive total cost of ownership versus both traditional vehicles powered by internal combustion engines and competitive electric vehicles could lead to increased market share for Arrival;

•

Purchase Order from UPS.    Arrival is party to an agreement with UPS whereby UPS has agreed to purchase 10,000 vans from Arrival, which agreement may be cancelled or modified by UPS at any time. This agreement also provides UPS with an option to purchase an additional 10,000 vans from Arrival for a total aggregate purchase price of $1.2 billion (including the option). CIIG’s board of directors believe that Arrival’s agreement with UPS is evidence that Arrival’s vehicles are appealing to large commercial customers and therefore puts Arrival in an advantageous position as it commences production of its vehicles;

•

Business Collaboration Agreement with HKMC.    CIIG’s board of directors considered Arrival’s business collaboration agreement with HKMC, which contemplates that Arrival and HKMC will jointly develop vehicles using Arrival’s skateboard platform, microfactories and software. CIIG’s board of directors believes that this commercial relationship with HKMC, one of the world’s largest automotive original equipment manufacturers, will allow Arrival to benefit from HKMC’s knowhow and global scale;

•

Market Valuation of Comparable Companies.    The public trading market valuations of electric vehicle manufacturers which CIIG considers comparable (Canoo, Fisker, Hyliion, Lordstown, Nikola, Workhorse and XL Fleet) imply expected 2023 enterprise value/EBITDA multiples of not meaningful, 4.9x, 14.7x, 7.6x, not meaningful, 36.2x, 11.1x, respectively, and 2024 enterprise value/EBITDA multiples of 10.1x, 1.1x, 5.2x, 3.8x, not meaningful, 15.5x, 4.2x, respectively (in all cases in this paragraph based on market data as of November 6, 2020 and applying the trading prices of $10.27 of Hennessy Capital Acquisition Corp. for Canoo and $10.09 of Pivotal Investment Corporation II for XL Fleet respectively, being the counterparties to their previously announced business combinations). The public trading market valuations for that same group also imply expected 2023 enterprise value/sales multiples of 2.3x, 0.6x, 3.1x, 0.6x, 4.6x, 3.8x, and 2.0x and expected 2024 enterprise value/sales multiples of 1.3x, 0.2x and 1.5x, 0.4x, 2.3x, 1.9x, and 0.9x, respectively. CIIG’s board of directors believes that these multiples compare favorably to Arrival’s expected enterprise value/EBITDA multiples of 4.9x and 1.7x in 2023 and 2024, respectively, and expected enterprise value/sales multiples of 1.1x and 0.4x in 2023 and 2024, respectively;

•	Due Diligence. The results of CIIG’s due diligence investigation of Arrival conducted by CIIG’s management team and its financial, technical and legal advisors;

•

Experienced and Proven Management Team.    CIIG’s board of directors believes that Arrival has an experienced management team with a proven ability to design, develop and commercially produce electric vehicles. Arrival’s executive team includes a mix of automotive industry outsiders and insiders who are following a strong vision of disrupting e-mobility while maintaining a flexible business model. Arrival’s executives and engineers have extensive experience at leading technology and automobile companies. CIIG’s board of directors also believes Arrival sets itself apart from its industry peers by its sizable staff of over 1,500 employees, over 85% of whom are engineers (including software engineers);

•

Stockholder Approval.    CIIG’s board of directors considered the fact that, in connection with the Business Combination, CIIG stockholders have the option to (i) remain stockholders of the combined company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account pursuant to the terms of our Charter; and

•	Negotiated Transaction. The financial and other terms of the Business Combination Agreement are reasonable and the product of arm’s-length negotiations between the parties thereto.

In the course of its deliberations, CIIG’s board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•

Development Stage Company.    Arrival’s status as a pre-revenue company and the risks associated with executing on its business plan, including, without limitation, the risks associated with Arrival’s scale-up plans, including Arrival’s ability to meet its development timelines, execute on its market strategy and integrate a complex supply chain;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CIIG’s control;

•

Redemption Risk.    The risk that a significant number of CIIG’s stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to CIIG’s existing charter, which may potentially make the Business Combination more difficult to complete and would reduce the amount of cash available to the combined company to accelerate its business plan following the consummation of the Business Combination;

•	CIIG Stockholders Receiving a Minority Position. The fact that CIIG’s stockholders will hold a minority position in the combined company;

•

Fees and Expenses.    The significant fees and expenses associated with completing the Business Combination and the substantial time and effort of CIIG’s management required to complete the Business Combination;

•	No Third Party Valuation. The risk that CIIG did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination;

•	Interests of CIIG’s Directors and Officers. The interests of CIIG’s directors and officers in the Business Combination (see “— Interests of Certain Persons in the Business Combination”); and

•	Other Risk Factors. Various other risk factors associated with Arrival’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

After extensive review, CIIG’s board of directors concluded that the potential benefits that it expects CIIG and its stockholders to realize as a result of the Business Combination outweigh the potential risks associated with the Business Combination. Accordingly, CIIG’s board of directors, based on its consideration of the specific factors listed above, unanimously approved and declared advisable the Business Combination Agreement, the other ancillary documents and all transactions contemplated thereby.

Interests of CIIG’s Directors and Officers in the Business Combination

When you consider the recommendation of CIIG’s board of directors in favor of approval of the Business Combination Proposal and the Nasdaq Proposal, you should keep in mind that certain of CIIG’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor and certain of CIIG’s directors of an aggregate of 5,821,875 CIIG Class B Common Stock, acquired in September 2019 for an aggregate purchase price of $25,000, which shares would become worthless if CIIG does not complete a business combination within the applicable time period, as the Sponsor, CIIG officers and directors have waived any right to redemption with respect to these shares. Such shares have an aggregate market value of approximately $         based on the closing price of CIIG Class A Common Stock of $         on Nasdaq on             , 2021 the record date for the special meeting of stockholders;

•

CIIG’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on CIIG’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of December 31, 2020, no out-of-pocket expenses have been incurred by CIIG’s directors incident to identifying, investigating and consummating a business combination;

•	the potential continuation of certain of CIIG’s directors as directors of Holdco; and

•	the continued indemnification of current directors and officers of CIIG and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and CIIG’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of CIIG Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per-share pro rata portion of the Trust Account. None of the Sponsor or CIIG’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of CIIG Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CIIG’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of such share purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy the closing condition in the Business Combination Agreement that CIIG has, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $400 million.

Regulatory Approvals Required for the Business Combination

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. On December 3, 2020, The Kinetik Trust and CIIG filed the required notice and furnished the required information under the HSR to the Antitrust Division of the DOJ and the FTC. On December 21, 2020, the HSR waiting period was terminated early.

In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. CIIG and Arrival are not aware of any other regulatory approvals in the United States, Luxemborg or elsewhere required for the consummation of the Business Combination.

Litigation Relating to the Business Combination

On February 8, 2021, a lawsuit was filed in the Supreme Court of the State of New York by a purported CIIG stockholder in connection with the Business Combination: Maietta v. CIIG Merger Corp., et al., Index No. 650891/2021 (Sup. Ct. N.Y. Cnty.). The complaint names CIIG, members of the company’s board of directors, Arrival S.à.r.l., Arrival Group, and ARSNL Merger Sub Inc. as defendants. The complaint alleges breach of fiduciary duty against members of the CIIG board of directors and aiding and abetting the board of directors’ breaches of fiduciary duties against CIIG, Arrival S.à.r.l., Arrival Group, and ARSNL Merger Sub Inc. in connection with the Business Combination. The complaint alleges that the registration statement of which this prospectus forms a part omits material information including, among other things, certain financial information, details regarding CIIG’s financial advisors, and other information relating to the background of the Business Combination.

Listing of Holdco Ordinary Shares

Approval of the listing on Nasdaq of the Holdco Ordinary Shares to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a “reverse merger” in accordance with IFRS. Under this method of accounting, CIIG will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the assumption that Arrival’s shareholders will hold a majority of the voting power of the combined company, Arrival’s operations comprising the ongoing operations of the combined company, Arrival’s designees comprising a majority of the governing body of the combined company, and Arrival’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Arrival issuing shares for the net assets of CIIG, accompanied by a recapitalization. The net assets of CIIG will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be deemed to be those of Arrival.

Certain Unaudited Arrival Prospective Financial Information

Arrival does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, Arrival’s management prepared and provided to its board of directors, its financial advisors and CIIG certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Arrival’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Arrival. The inclusion of the below information should not be regarded as an indication that Arrival or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Arrival’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Arrival believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Arrival had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Arrival’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Arrival’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Arrival. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Arrival’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, ARRIVAL DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF ARRIVAL, CIIG OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ARRIVAL SHAREHOLDER, CIIG STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by Arrival may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-IFRS financial measures and therefore are not subject to SEC rules regarding disclosures of non-IFRS financial measures, which would otherwise require a reconciliation of a non-IFRS financial measure to a IFRS financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Arrival for 2020, 2021, 2022, 2023, and 2024:

	Forecast Year Ended December 31,
(USD in millions)	2020E	2021E	2022E	2023E	2024E
Revenue	—	—	1,009	5,099	14,135
Gross Profit	—	(1)	223	1,363	3,762
EBITDA (1)	(74)	(101)	60	1,115	3,243
Capital expenditure	(108)	(197)	(469)	(939)	(1,843)

(EUR in millions)
Revenue	—	—	851	4,298	11,915
Gross Profit	—	(0)	188	1,148	3,171
EBITDA (1)	(62)	(85)	51	940	2,73
Capital expenditure	(91)	(166)	(395)	(792)	(1,554)

(1)	Earnings before interest, tax, depreciation and amortization.

The following table sets forth certain summarized prospective non-financial information regarding Arrival for 2022, 2023, and 2024 (values are zero for 2020 and 2021):

	Forecast of Units Produced and Sold in theYear Ended December 31,
	2022E	2023E	2024E
Van	4,420	31,200	136,520
Bus	1,048	5,980	11,276
Large van	5,220	15,600	31,480
Small vehicle platform	—	15,600	78,720

We caution investors that amounts presented in accordance with our definition of EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA in the same manner. EBITDA should not be considered as an alternative to net income (loss), cash flows from operating activities or any other performance measures derived in accordance with IFRS or as an alternative to cash flows from operating activities as a measure of our liquidity.

The Arrival prospective financial information was prepared using a number of assumptions, including the following assumptions that Arrival’s management believed to be material:

•

projected revenue is based on a variety of operational assumptions, including, the development and commercialization of Arrival’s vehicles, the roll out of Arrival’s microfactory manufacturing locations, the production capacity of Arrival’s microfactories, the selection of Arrival’s products by customers in the commercial van and bus industry, growth in the various markets Arrival is targeting, average selling prices and resulting sales of vehicles;

•

projected gross profit is driven by the mix of products produced and sold in combination with corresponding costs, including material and component costs, assembly costs, manufacturing costs, and costs related to product warranties. Many of these costs are forecasted to vary significantly as Arrival commences production in its microfactories;

•

a material portion of Arrival’s projected revenues and gross profit is not concentrated with any individual customer, including UPS. The revenues and gross profit amounts for UPS are projected to occur over five years, of which the majority is projected to occur in the latter portion of the period when Arrival expects to generate revenue from many different customers. Currently, no customers have paid deposits, or, other than UPS, have made any contractual commitments to purchase Arrival vehicles;

•

other key assumptions impacting profitability projections include costs of research and development in Arrival’s vehicle programs, vehicle component programs, manufacturing programs, and associated software development costs, including the cost of headcount, prototype vehicles, tooling and other third- party engineering. Further assumptions are made with regard to Arrival’s sales and general administration expenditures, including the costs related to its office locations, headcount and third-party service providers, but excluding costs associated with public company operations and compliance; and

•

capital expenditure is based on a number of assumptions regarding the expenditure required to build Arrival’s microfactories, including the cost of initial set up of factory facilities and the cost of manufacturing and assembly equipment.

In making the foregoing assumptions, Arrival’s management relied on a number of factors, including:

•	its experience in the automotive industry;

•

its experience in the period since the inception of the company and current pricing estimates for prototype vehicles and vehicle components as well as the projected costs for first factory locations that are already in development;

•	its best estimates of the timing for the development and commercialization of its vehicles and overall vehicle development process;

•	its best estimates of current and future customers purchasing Arrival’s vehicles; and

•	third-party forecasts for industry growth.

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A hereto. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

The Business Combination

On November 18, 2020, CIIG, Arrival, Holdco and Merger Sub entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

The Structure of the Business Combination

Pursuant to the Business Combination Agreement, following the effectiveness of the transactions contemplated by the Exchanges, the parties will consummate the Business Combination and Arrival and CIIG will become direct wholly-owned subsidiaries of Holdco. Pursuant to the Business Combination Agreement, each of the following transactions occurred, or will occur, in the following order:

•	pursuant to the Arrival Preferred Shareholder Exchange Agreements, the First Exchange was consummated on January 4, 2021;

•

(a) pursuant to the Arrival Ordinary Shareholder Exchange Agreements, on the day immediately preceding the Merger, Holdco and the Arrival Ordinary Shareholders will consummate the transactions contemplated by the Second Exchange, (b) as of the Second Exchange Effective Time, the valuation of the Arrival Shares contributed to Holdco by the Arrival Shareholders against new Holdco Ordinary Shares pursuant to the Exchanges is equal to the Aggregate Exchange Consideration and (c) immediately following the Second Exchange Effective Time, Arrival will be a direct wholly-owned subsidiary of Holdco;

•

on the first business day following the Second Exchange Effective Time and immediately prior to the Merger, each share of CIIG Class B Common Stock outstanding immediately prior to the Merger will be converted into a number of shares of CIIG Class A Common Stock equal to the Class B Conversion Ratio; and

•

immediately following the CIIG Class B Conversion, Merger Sub will merge with and into CIIG, with CIIG surviving the Merger as a direct wholly owned subsidiary of Holdco. In connection therewith, CIIG’s corporate name will change to “Arrival Vault USA, Inc.”

The Merger is to become effective by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware immediately following the consummation of the Second Exchange. The Certificate of Merger will specify that the Merger will become effective at the Merger Effective Time. The parties will hold the Closing on the date of the Merger Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

At the Merger Effective Time, immediately following the CIIG Class B Conversion, by virtue of the Merger and the Holdco Requisite Approvals, subject to the Third Holdco Auditor Report, and without any further action on the part of CIIG, Merger Sub, Holdco or Arrival or the holders of any of the following securities:

•

each share of CIIG Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than the Excluded Shares) shall automatically be exchanged with Holdco for one Holdco Ordinary Share (an aggregate of 72,343,750 Holdco Ordinary Shares) (the “Holdco Ordinary Shares Merger Issuance”), following a share capital increase realized by Holdco by virtue of the Merger, to be subscribed by the contributing holders of CIIG Class A Common Stock;

•	upon the Holdco Ordinary Shares Merger Issuance, all shares of CIIG Class A Common Stock (other than the Excluded Shares) shall be cancelled and shall cease to be outstanding;

•

each Excluded Share shall, by virtue of the Merger and without any further action on the part of CIIG, Merger Sub, Holdco or Arrival or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

•

each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one share of the Surviving Corporation.

The following diagram shows the current ownership structure of CIIG Merger Corp. (excluding the impact of the shares underlying the CIIG Warrants).

(1)

For more information about the ownership interests of our Initial Stockholders, including the Sponsor, prior to the Business Combination, please see the section entitled—“Security Ownership Of Certain Beneficial Owners and Management”

The following diagram shows the current ownership structure of Arrival S.à r.l.

(1)

For more information about the ownership interests of Arrival S.à r.l., prior to the Business Combination, please see the section entitled– “Security Ownership of Certain Beneficial Owners and Management”

(2)	The diagram above only shows select subsidiaries of Arrival S.à r.l.

The following diagram shows the pro forma ownership percentages (excluding the impact of the shares underlying the Holdco Warrants) and structure of Holdco immediately following the consummation of the Business Combination.

(1)	The diagram above only shows select subsidiaries of Arrival S.à r.l.

Upon completion of the Business Combination, Kinetik S.à r.l. will own 76.43% of the outstanding Holdco Ordinary Shares. As long as Kinetik S.à r.l. or its affiliates beneficially own at least 30% in the aggregate of the outstanding shares of Holdco, pursuant to the Nomination Agreement, Kinetik S.à r.l. has the right to propose for appointment a majority of the board of directors, at least one-half of whom must be independent under Nasdaq rules, and the right to appoint a director to each of the audit, compensation and nominating committees of the Holdco Board.

Consideration to be received in the Business Combination

Each Arrival Shareholder will receive its pro rata portion, based on the exchange ratio, of the Aggregate Exchange Consideration in the form of Holdco Ordinary Shares valued at $10.00 per Holdco Ordinary Share as of the Second Exchange Effective Time. At the Merger Effective Time, each share of CIIG Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into and exchanged for the right to receive one (1) validly issued, fully paid and nonassessable Holdco Ordinary Share, which will be valued at $10.00 per share.

Ownership of the Combined Company Upon Completion of the Business Combination

Following the Business Combination, each of CIIG and Arrival shall be direct wholly-owned subsidiaries of Holdco.

Representation and Warranties

The Business Combination Agreement contains customary representations, warranties and covenants of (a) Arrival and (b) Holdco, CIIG and Merger Sub relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization.

Conduct of Business Pending Consummation of the Business Combination; Covenants

Conduct of Business by Arrival, Holdco and Merger Sub pending the Merger

From the date of the Business Combination Agreement and until the earlier of the termination of the Business Combination Agreement and the Merger Effective Time, except as (i) expressly contemplated by the Business Combination Agreement or any ancillary agreement, (ii) set forth on the Arrival disclosure schedules, and (iii) as required by applicable law, unless CIIG otherwise consents in writing, (y) Arrival will, and will cause its subsidiaries to, conduct their business in all material respects in the ordinary course of business and in a manner consistent with past practice; provided that any actions reasonably taken in response to an emergency or urgent conditions arising from COVID-19 will not be deemed to be outside the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of Arrival’s employees or comply with clause (z) herein and (z) Arrival will use its reasonable best efforts to preserve substantially intact the business organization of Arrival and its subsidiaries and will use commercially reasonable efforts to keep available the services of current officers, key employees and consultants of Arrival and its subsidiaries and to preserve relationships with customers, suppliers and other persons with which Arrival has significant buainses relations.

Except as (i) expressly contemplated by any other provision of the Business Combination Agreement and any ancillary agreement, (ii) as set forth in the Arrival disclosure schedule and (iii) as required by applicable law, Arrival will not, and will cause each subsidiary, Holdco and Merger Sub not to, between the date of the Business Combination Agreement and the earlier of the termination of the Business Combination Agreement and the Merger Effective Time, directly or indirectly, do any of the following without the prior written consent of CIIG: (A) amend or otherwise change its memorandum of association, articles of association, certificate of incorporation, by-laws or equivalent organizational documents, (B) issue, sell, pledge, dispose of, grant or encumber, solicit, propose, negotiate with respect to, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (x) any shares of any class of capital stock of Arrival or any subsidiary, except for the issuance of Arrival Ordinary Shares upon exercise or settlement of Arrival options, if any, (y) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) or (z) except in the ordinary course of business, any assets of Arrival or any subsidiary, (C) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, (D) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, (E) merge or consolidate with any other person or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses, (F) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporate partnership, other business organization, or any division thereof, in each case, for an aggregate purchase price that exceeds $5,000,000, (G) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice, (H) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for sales or other dispositions in the ordinary course of business consistent with past practice, (I) (v) increase the compensation or benefit payable to any current or former director, officer, employee or consultant of Arrival or any subsidiary, other than (1) health and welfare plan renewals in the ordinary course of business consistent with past practices or (2) increases in base salary or wage of employees in the ordinary course of business whose annual base salary or wage is not in excess of $300,000; (w) pay or promise to pay any bonus to any such current or former director, officer, employee or consultant of Arrival or any subsidiary; (x) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (y) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $300,000; or (z) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (J) adopt, enter into, amend and/or terminate any any plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable law or health and welfare plan renewals in the ordinary course of business and consistent with past practice, (K) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by the accounting principles or GAAP (as the case may be), (L) make change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (M) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Arrival’s or any subsidiary’s material rights thereunder, in each case in a manner that is adverse to Arrival or any subsidiary, taken as a whole, except in the ordinary course of business, (N) intentionally permit any material item of intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of intellectual property, (O) create or incur any lien material to Arrival or any subsidiary, Holdco or Merger Sub other than permitted liens incurred in the ordinary course of business consistent with past practice, (P) make any loans, advances, guarantees or capital contributions to or investments in any person (other than Arrival or any subsidiary) that exceed $250,000 in the aggregate at any time outstanding, (Q) fail to make or authorize any budgeted capital expenditures or make or authorize any unbudgeted capital expenditures in excess of $100,000 in the aggregate, (R) fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by Arrival or any subsidiary, (S) fail to keep current and in full force and effect, or comply in all material respects with the requirements of any permits issued to Arrival or any subsidiary by any governmental authority, (T) take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of Arrival or any subsidiary, (U) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the Closing conditions set forth in the Business Combination Agreement not being satisfied, (V) engage in any dealings or transactions (x) with any restricted person in violation of applicable laws; (y) involving any sanctionable activity; or (iii) otherwise in violation of sanctions laws, export control laws, or import control laws, or (W) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

From the date of the Business Combination and until the earlier of the termination of the Business Combination Agreement and the Merger Effective time, Holdco will not, directly or indirectly, except as expressly contemplated by the Business Combination Agreement or the Exchange Agreements and as required by applicable law, do any of the following without prior written consent of CIIG: (A) engage in any business or activity other than the consummation of the Exchanges, (B) amend or otherwise change the Holdco Organizational Documents except as otherwise required to implement the Holdco Shares Cancellation, (C) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, (D) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Holdco Ordinary Shares, (E) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Holdco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Holdco, (F) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Holdco, (G) amend any Exchange Agreement or any other agreement related to the Exchanges, (H) permit any Arrival Shareholder who acquires Holdco Ordinary Shares pursuant to the Exchanges to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any Holdco Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Holdco Ordinary Shares, (I) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Arrival Shares acquired pursuant to the Exchanges and any such attempted action shall be null and void and Holdco will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register, (J) acquire or hold any equity securities or rights thereto in any person other than Arrival pursuant to the Exchanges except for new Holdco Ordinary Shares held by Arrival upon the Second Exchange which shall be distributed in kind by Arrival to Holdco to be held in treasury by Holdco following completion of the Second Exchange, or (K) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business by CIIG pending the Merger

From the date of the Business Combination Agreement and until the earlier of the termination of the Business Combination Agreement and the Merger Effective Time, except as (i) expressly contemplated by the Business Combination Agreement or any ancillary agreement, (ii) set forth on the CIIG disclosure schedules, and (iii) as required by applicable law, unless Arrival otherwise consents in writing, CIIG will conduct its business in the ordinary course and in a manner consistent with past practice and will not, directly or indirectly, take any action that would reasonably be likely to impede or materially delay the consummation of the transactions proposed under the Business Combination Agreement. Without limiting the generality of the foregoing, CIIG will not, between the date of the Business Combination Agreement and the Merger Effective Time or the earlier termination of the Business Combination Agreement, directly or indirectly, take any of the following actions without the prior written consent of Arrival: (A) amend or otherwise change CIIG’s organization documents; (B) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than pursuant to the Redemption Rights or redemptions from the Trust Fund (as defined in the Business Combination Agreement) that are required pursuant to CIIG’s organizational documents; (C) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the CIIG Common Stock or CIIG Warrants except for redemptions from the Trust Fund that are required pursuant to CIIG’s organizational documents; (D) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of CIIG or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of CIIG; (E) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock (except pursuant to the Redemption Rights); (F) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets or enter into any strategic joint ventures, partnerships or alliances with any other person; (G) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets; (H) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants; (I) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability; (J) liquidate, dissolve, reorganize or otherwise wind up the business and operations of CIIG; (K) amend any agreement related to the Trust Account; or (L) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Board of Directors

At the Second Exchange Effective Time, the Holdco Board is expected to be composed of up to seven directors, including Peter Cuneo, Alain Kinsch, Kristen O’Hara, Jae Oh, Avinash Rugoobur and two director nominees. See “Certain Agreements Related to the Business Combination—Nomination Agreement” for additional information regarding post-closing nomination rights with respect to the Holdco board of directors.

Conditions to Closing the Business Combination

General Conditions

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are conditioned on the satisfaction or waiver (where permissible) of the following conditions at or prior to the Second Exchange Effective Time and at or prior to the Closing: (a) the Business Combination Proposal and Nasdaq Proposal will have been approved and adopted by the requisite affirmative vote of CIIG’s stockholders; (b) the Holdco Requisite Approval shall have been obtained and delivered to CIIG; (c) a Luxembourg statutory independent auditor (réviseur d’entreprises agréé) of Holdco shall have issued appropriate reports regarding the contributions relating to the Preferred shares, the Holdco Ordinary Shares and to the CIIG Class A Common Stock that will be exchanged for Holdco Ordinary Shares as set forth in the Business Combination Agreement Holdco Ordinary Shares; (d) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination; (e) all waiting periods applicable to the consummation of the Business Combination under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable antitrust law; (f) the registration statement which this proxy statement/prospectus forms a part shall have been declared effective under the Securities Act and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not withdrawn; (g) the Holdco Ordinary Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance; and (h) all parties to each of the Registration Rights and Lock-Up Agreement and the Nomination Agreement shall have delivered, or cause to be delivered, copies of such agreement, duly executed by all such parties.

CIIG Conditions to Closing

The obligations of CIIG to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Second Exchange Effective Time (except for the condition described in clause (g) below) and at or prior to the Closing:

a)

certain representations and warranties of Arrival shall each be true and correct in all respects as of the Second Exchange Effective Time and as of the Closing and all other representations and warranties of Arrival shall be true and correct as of the Second Exchange Effective Time and as of the Closing, except where the failure of such representations and warranties to be true and correct does not result in a Company Material Adverse Effect (as defined in the Business Combination Agreement);

b)

certain representations and warranties of Holdco and Merger Sub shall each be true and correct in all respects as of the Second Exchange Effective Time and as of the Closing and all other representations and warranties of Holdco and Merger Sub shall be true and correct as of the Second Exchange Effective Time and as of the Closing, except where the failure of such representations and warranties to be true and correct would be materially adverse to Holdco or Merger Sub;

c)

Arrival, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement, except that Holdco shall have performed or complied in all respects with certain agreements and covenants required by Section 7.01(c) of the Business Combination Agreement;

d)

Arrival, Holdco and Merger Sub shall have delivered to CIIG a certificate, signed by an officer of the Arrival, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) of the Business Combination Agreement;

e)	no Company Material Adverse Effect (as defined in the Business Combination Agreement) shall have occurred;

f)

all of the Arrival Preferred Shareholders shall have contributed their Arrival Preferred Shares in exchange for Holdco Ordinary Shares pursuant to the First Exchange, each such Arrival Preferred Shareholder shall have continued to hold such Holdco Ordinary Shares, and no Arrival Preferred Shareholder shall have breached or defaulted on certain obligations under its respective Arrival Preferred Shareholder’s Exchange Agreement; and

g)	Arrival, the Arrival Ordinary Shareholders and Holdco shall have consummated the Second Exchange.

Arrival, Holdco and Merger Sub Conditions to Closing

The obligations of Arrival, Holdco and Merger Sub to consummate the transactions are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Exchange Effective Time and at or prior to the Closing:

a)

certain representations and warranties of CIIG shall each be true and correct in all respects as of the Second Exchange Effective Time and as of the Closing and all other representations and warranties of CIIG shall be true and correct as of the Second Exchange Effective Time and as of the Closing, except where the failure of such representations and warranties to be true and correct does not result in a CIIG Material Adverse Effect (as defined in the Business Combination Agreement);

b)	CIIG shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement;

c)

CIIG shall have delivered to Arrival a certificate, signed by an officer of CIIG, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) of the Business Combination Agreement;

d)	no CIIG Material Adverse Effect shall have occurred;

e)

CIIG shall have delivered to Arrival a properly executed certification that the shares of CIIG Common Stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by CIIG with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

f)

after giving effect to the exercise of the redemption rights and payments related thereto, CIIG shall have at least an aggregate of four hundred million dollars ($400,000,000) of cash held either in or outside the Trust Account; and

g)	all officers and directors of CIIG shall have executed written resignations effective as of the Merger Effective Time.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated and the transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the transactions by the stockholders of Arrival or CIIG, as follows:

a)	by mutual written consent of CIIG and Arrival;

b)

by either CIIG or Arrival if the Merger Effective Time shall not have occurred prior to March 31, 2021, provided that the terminating party is not, either directly or indirectly through its affiliates, in breach or violation of any representation, warranty, covenant, agreement or obligation under the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition set forth in the Business Combination Agreement on or prior to March 31, 2021;

c)

by either CIIG or Arrival if any governmental authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the transactions illegal or otherwise preventing or prohibiting consummation of the Business Combination;

d)	by either CIIG or Arrival if any of the CIIG Proposals will fail to receive the requisite vote for approval at CIIG’s special meeting of stockholders;

e)

by CIIG upon any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of Arrival, Holdco or Merger Sub that remains uncured for more than 30 days after written notice of such breach is provided by CIIG to Arrival, or if any representation or warranty of Arrival, Holdco or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) and Section 9.02(b) of the Business Combination Agreement would not be satisfied;

f)

by Arrival upon any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of CIIG that remains uncured for more than 30 days after written notice of such breach is provided by Arrival to CIIG, or if any representation or warranty of CIIG shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) and Section 9.03(b) of the Business Combination Agreement would not be satisfied; and

g)

by CIIG upon any breach or default by any Arrival Shareholder of any of the transfer or voting provisions of any Exchange Agreement, or upon termination by an Arrival Shareholder of such Arrival Shareholder’s Exchange Agreement prior to the Merger Effective Time.

In the event that the Business Combination Agreement is validly terminated, all transaction expenses incurred in connection with the Business Combination Agreement, the Ancillary Agreements, and the transactions will be paid by the party incurring such transaction expenses, except that CIIG shall pay all fees and expenses incurred in connection with any filing under the HSR Act or other applicable antitrust laws. No other fees will be paid to either party in the event of the termination of the Business Combination. If the Business Combination is consummated, subject to Section 3.01(a) of the Business Combination Agreement, Holdco will bear the reasonable and documented transaction expenses of all of the parties.

Amendment; Waiver and Extension of the Business Combination Agreement

The Business Combination Agreement may be amended in writing by all Parties thereto at any time prior to the Merger Effective Time.

At any time prior to the Merger Effective Time, (a) CIIG may (i) extend the time for the performance of any obligation or other act of the Arrival, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Arrival, Holdco or Merger Sub contained in the Business Combination Agreement or in any document delivered by Arrival, Holdco or Merger Sub pursuant to the in the Business Combination Agreement and (iii) waive compliance with any agreement of Arrival, Holdco or Merger Sub or any condition to its own obligations contained in the Business Combination Agreement and (b) Arrival may (i) extend the time for the performance of any obligation or other act of CIIG, (ii) waive any inaccuracy in the representations and warranties of CIIG contained in the Business Combination Agreement or in any document delivered by CIIG pursuant to the Business Combination Agreement and (iii) waive compliance with any agreement of CIIG or any condition to its own obligations contained in the Business Combination Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state, except to the extent mandatorily governed by the laws of the Grand Duchy of Luxembourg, including the provisions relating to the Exchanges and the Exchange Agreements. All legal actions and proceedings arising out of or relating to the Business Combination Agreement will be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties to the Business Combination Agreement (a) irrevocably submitted to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to the Business Combination Agreement brought by any party hereto, and (b) agreed not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in the Business Combination Agreement.

Expenses

In the event that this Business Combination Agreement is validly terminated, all transaction expenses incurred in connection with the Business Combination Agreement, the Ancillary Agreements and the Business Combination will be paid by the party incurring such transaction expenses; provided, that CIIG shall pay all fees and expenses incurred in connection with any filing under the HSR Act or other applicable antitrust laws. Subject to certain conditions detailed in the Business Combination Agreement, if the Business Combination is consummated, Holdco will bear the reasonable and documented transaction expenses of all of the parties.

Vote Required for Approval

The Business Combination Proposal will be approved and adopted only if the holders of a majority of the outstanding shares of CIIG Common Stock entitled to vote thereon at the special meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

CIIG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS

COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Arrival Preferred Shareholder Contribution and Exchange Agreements

Concurrently with the execution of the Business Combination Agreement, each Arrival Preferred Shareholder entered into an Arrival Preferred Shareholder Exchange Agreement with Arrival and Holdco pursuant to which, among other things, each Arrival Preferred Shareholder consented to the Business Combination and, consequently, agreed to (i) contribute its Arrival Preferred Shares to Holdco in exchange for Holdco Ordinary Shares pursuant to the First Exchange, (ii) not transfer any of its Arrival Preferred Shares before the earlier to occur of the First Exchange and the termination of the Business Combination Agreement pursuant to its terms (subject to limited exceptions applying to certain Arrival Preferred Shareholders) and (iii) not transfer, subject to certain limited exceptions, any of the Holdco Ordinary Shares it receives pursuant to the First Exchange before the earlier to occur of the Second Exchange and the termination of the Business Combination Agreement pursuant to its terms. The Arrival Preferred Shareholders who entered into Arrival Preferred Shareholder Exchange Agreements collectively represent 100% of the issued and outstanding Arrival Preferred Shares.

The Arrival Preferred Shareholder Exchange Agreements are subject to customary conditions, covenants, representations and warranties.

Arrival Ordinary Shareholder Contribution and Exchange Agreements

Concurrently with the execution of the Business Combination Agreement, each Arrival Ordinary Shareholder entered into an Arrival Ordinary Shareholder Exchange Agreement with Arrival and Holdco pursuant to which, among other things, each Arrival Ordinary Shareholder consented to the Business Combination and, consequently, agreed to (i) contribute its Arrival Ordinary Shares to Holdco in exchange for Holdco Ordinary Shares pursuant to the Second Exchange and (ii) not transfer any of its Arrival Ordinary Shares before the earlier to occur of the Second Exchange and the termination of the Business Combination Agreement pursuant to its terms. The Arrival Ordinary Shareholders who entered into Arrival Ordinary Shareholder Exchange Agreements collectively represent 100% of the issued and outstanding Arrival Ordinary Shares.

The Arrival Ordinary Shareholder Exchange Agreements are subject to customary conditions, covenants, representations and warranties.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, CIIG entered into the Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and CIIG agreed to sell to the Subscribers, an aggregate of 40,000,000, shares of CIIG Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $400,000,000, which shares of CIIG Class A Common Stock will automatically be exchanged with Holdco for the right to receive Holdco Ordinary Shares immediately prior to the Merger Effective Time. Such shares have an aggregate market value of approximately $             based on the closing price of CIIG Class A Common Stock of $             on Nasdaq on             , 2021, the record date for the special meeting of stockholders.

The issuance of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the PIPE is to fund growth of the Combined Company.

Pursuant to the Subscription Agreements, Holdco agreed that, within 30 calendar days after the Closing Date, it will file with the SEC (at Holdco’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and Holdco will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies Holdco that it will “review” the registration statement)

following the closing of the sale of the PIPE Shares and (ii) the 10th business day after the date Holdco is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review.

Transaction Support Agreement

On November 18, 2020, concurrently with the execution of the Business Combination Agreement, CIIG, the Sponsor and certain investors in CIIG (together with the Sponsor, the “CIIG Holders”), holding shares of CIIG Class B Common Stock representing approximately 18% of the issued and outstanding shares of CIIG Common Stock, executed a transaction support agreement with Arrival and Holdco (the “Transaction Support Agreement”), pursuant to which, among other things, such CIIG Holders:

•

agreed to vote their shares of CIIG Common Stock in favor of the Business Combination Agreement, the Business Combination, and any other matter reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement;

•

agreed not to transfer or pledge any of their shares of CIIG Common Stock (or enter into any arrangement with respect thereto) after the execution of the Business Combination Agreement and prior to the Closing Date, subject to certain customary conditions and exceptions; and

•

waived (i) the provisions of the CIIG Amended and Restated Certificate of Incorporation relating to the anti-dilution adjustment applicable in connection with the additional issuance of equity securities in connection with the Business Combination, (ii) their rights to redeem their CIIG Class B Common Stock in connection with the Business Combination and (iii) any rights to convert working capital loans into warrants exercisable for securities of CIIG, Holdco or any of their affiliates or their successors or assigns.

Registration Rights and Lock-Up Agreement

In connection with the Closing, Holdco, the Original Holders and the New Holders will enter into a Registration Rights and Lock-Up Agreement which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights and Lock-Up Agreement, Holdco agreed that, within 30 calendar days after the Closing Date, it will file with the SEC (at Holdco’s sole cost and expense) a registration statement registering the resale of certain Holdco Ordinary Shares held by the Original Holders and the New Holders, and Holdco will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than 90th calendar day (or 120th calendar day if the SEC notifies Holdco that it will “review” the registration statement) following the Closing.

The Holdco Ordinary Shares held by the Original Holders which were previously shares of CIIG Class B Common Stock will be locked-up for one year following the Closing, subject to earlier release on (i) the last consecutive trading day where the sale price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (ii) such date on which Holdco completes a liquidation, merger, stock exchange or other similar transaction that results in all of Holdco’s stockholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property.

The securities held by the New Holders will be locked-up for 180 days after the Closing, subject to earlier release on (i) the last consecutive trading day where the sale price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) such date on which Holdco completes a liquidation, merger, stock exchange or other similar transaction that results in all of Holdco’s stockholders having the right to exchange their shares of Holdco Ordinary Shares for cash, securities or other property. Except as provided in (ii) in the immediately preceding sentence, until December 31, 2022, Kinetik S.a.r.l. has agreed to maintain beneficial ownership of at least 50% of the outstanding voting securities of Holdco.

Assignment, Assumption and Amendment Agreement

In connection with the Closing, Holdco, CIIG and Continental Stock Transfer & Trust Company, as warrant agent, will enter into an Assignment, Assumption and Amendment Agreement (the “Warrant Amendment”), pursuant to which, as of the Merger Effective Time, (i) each CIIG Warrant that is outstanding immediately prior to the Merger Effective Time will no longer represent a right to acquire shares of CIIG Common Stock and will instead represent the right to acquire the same number of Holdco Ordinary Shares under the same terms as set forth in the Warrant Agreement, entered into in connection with CIIG’s initial public offering and (ii) CIIG will assign to Holdco all of CIIG’s right, title and interest in and to the existing Warrant Agreement and Holdco will assume, and agree to pay, perform, satisfy and discharge in full, all of CIIG’s liabilities and obligations under the existing Warrant Agreement arising from and after the Merger Effective Time.

Nomination Agreement

In connection with the Closing, Holdco and Kinetik S.à r.l. will enter into a Nomination Agreement pursuant to which, in connection with any general meeting at which directors of Holdco are to be elected, or any adjournment or postponement thereof, Kinetik S.à r.l. shall have the right to propose for appointment a number of directors that equals a majority of the board (each, a Shareholder Director). At least one-half of the Shareholder Directors must qualify as independent directors under applicable stock exchange rules, subject to any independence requirements established by the listing rules of the stock exchange on which the Holdco Ordinary Shares are listed that would require a greater number of Shareholder Directors to qualify as independent directors, provided that the Shareholder will not be required to nominate any additional independent directors unless and until all of the directors, other than the Shareholder Directors, qualify as independent directors. In addition, the Audit Committee, Compensation Committee and Nominating Committee of the Board shall include at least one Shareholder Director so long as he or she is independent. The Nomination Agreement will terminate when Kinetik S.à r.l. and its permitted assigns beneficially own less than 30% of the outstanding shares of Holdco.

MATERIAL LUXEMBOURG INCOME TAX CONSIDERATIONS

The following is a general description of certain Luxembourg tax considerations relating to Holdco and the holders of Holdco Ordinary Shares and Holdco Warrants. It does not purport to be a complete analysis of all tax considerations in relation to the Holdco Ordinary Shares and Holdco Warrants. Prospective purchasers should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the securities and the consequences of such actions under the tax laws of those countries. This overview is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date, even with retroactive effect.

The comments below are intended as a basic overview of certain tax consequences in relation to Holdco and the purchase, ownership and disposition of Holdco Ordinary Shares and Holdco Warrants under Luxembourg law. Persons who are in any doubt as to their tax position should consult a professional tax adviser.

Taxation of Holdco

Holdco is subject to Luxembourg tax on its worldwide profits at the current combined ordinary rate of 24.94% for Luxembourg City, including the 17% corporate income tax, a 6.75% municipal business tax and a solidarity surcharge (together the “Income Tax”).

In principle, dividends and capital gains realized by Holdco are fully subject to Income Tax in Luxembourg. However, provided the conditions of the Luxembourg participation exemption regime are met, dividends or capital gains realised by Holdco upon the disposal of shares are not taxable in Luxembourg.

Luxembourg net wealth tax (“NWT”) will be due annually by HoldCo at the rate of 0.5% on its total net asset value below or equal to € 500 million. The tranche above € 500 million will be taxed at a rate of 0.05%.

Shareholdings qualifying for the Luxembourg participation exemption regime are excluded from the NWT basis provided that, the relevant entity holds a direct shareholding in a qualifying subsidiary representing at least 10% of the qualifying subsidiary’s share capital or having an acquisition cost (including both share capital and share premium) of at least € 1.2 million; there is no minimum holding period requirement.

Companies for which the sum of fixed financial assets (i.e., financial assets notably including shares and loans, transferable securities and cash) exceeds 90% of their total balance sheet and € 350,000 are liable to a minimum annual NWT of € 4,815. Other companies are liable to a minimum progressive tax (in an amount up to € 32,100), depending on the total assets on their balance sheet.

Withholding taxation

Any dividend distributed by Holdco to its shareholders will in principle be subject to a 15% withholding tax unless an exemption or a treaty rediction applies.

Luxembourg taxation of the holders

Luxembourg tax residence of the holders

Holders will not be deemed to be resident, domiciled or carrying on business in Luxembourg solely by reason of holding, execution, performance, delivery, exchange and/or enforcement of the Holdco Ordinary Shares and Holdco Warrants.

Taxation of Luxembourg non-residents

Holders who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg with which the holding of the Holdco

Ordinary Shares and Holdco Warrants is connected, are not liable to any Luxembourg income tax, whether they receive payments upon redemption or repurchase of the Holdco Ordinary Shares and Holdco Warrants, or realise capital gains on the sale of any Holdco Ordinary Shares and Holdco Warrants, unless they sell a participation of more than 10% in Holdco within 6 months of its acquisition.

Taxation of Luxembourg residents

Holders who are Luxembourg resident companies (société de capitaux) or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the Holdco Ordinary Shares and Holdco Warrants is connected, must include in their taxable income any income (including dividend) and the difference between the sale or redemption price and the lower of the cost or book value of the Holdco Ordinary Shares and Holdco Warrants sold or redeemed.

Luxembourg resident corporate holders who are family wealth management companies subject to the law of 11 May 2007, undertakings for collective investment subject to the law of 17 December 2010, to the law of 13 February 2007, or to the law of 23 July 2016 on reserved alternative investment funds (provided it is not foreseen in the incorporation documents that (i) the exclusive object is the investment in risk capital and that (ii) article 48 of the aforementioned law of 23 July 2016 applies) are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e. corporate income tax, municipal business tax and net wealth tax), other than the annual subscription tax calculated on their (paid up) share capital (and share premium) or net asset value.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on the Holdco Ordinary Shares and Holdco Warrants held by a corporate holder, unless: (a) such holder is a Luxembourg resident other than a holder governed by: (i) the laws of 17 December 2010 and 13 February 2007 on undertakings for collective investment; (ii) the law of 22 March 2004 on securitisation; (iii) the law of 15 June 2004 on the investment company in risk capital; (iv) the law of 11 May 2007 on family estate management companies; or (v) the law of 23 July 2016 on reserved alternative investment funds or (b) such Holdco Ordinary Shares and Holdco Warrants are attributable to an enterprise or part thereof which is carried on by a non-resident company in Luxembourg through a permanent establishment.

Luxembourg net wealth tax is levied at a 0.5 per cent rate up to EUR 500 million taxable base and at a 0.05 per cent rate on the taxable base in excess of EUR 500 million. Securitisation vehicles, investment companies in risk capital (Société d’investissement en capital à risque (SICAR)), a regulated structure designed for private equity and venture capital investments (organised as tax opaque companies), and reserved alternative investment funds subject to the law of 23 July 2016 (provided it is foreseen in the incorporation documents that (i) the exclusive object is the investment in risk capital and that (ii) article 48 of the aforementioned law of 23 July 2016 applies), are subject to net wealth tax up to the amount of the minimum net wealth tax.

The minimum net wealth tax is levied on companies having their statutory seat or central administration in Luxembourg. For entities for which the sum of fixed financial assets, receivables against related companies, transferable securities and cash at bank exceeds 90 per cent of their total gross assets and EUR 350,000, the minimum net wealth tax is currently set at EUR 4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the EUR 4,815 minimum net wealth tax, the minimum net wealth tax ranges from EUR 535 to EUR 32,100, depending on the company’s total gross assets.

Other Taxes

No stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by Noteholders in connection with the issue of the Holdco Ordinary Shares and Holdco Warrants, nor will any of these taxes be payable as a consequence of a subsequent transfer, exchange or redemption of the Holdco Ordinary Shares and Holdco Warrants, unless the documents relating to the Holdco Ordinary Shares and Holdco Warrants are (i) voluntarily registered in Luxembourg or (ii) appended to a document that requires obligatory registration in Luxembourg.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Holdco Ordinary Shares and Holdco Warrants or in respect of the payment under the Holdco Ordinary Shares and Holdco Warrants or the transfer of the Holdco Ordinary Shares and Holdco Warrants. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Holdco if, for Luxembourg value added tax purposes, such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

No Luxembourg inheritance tax is levied on the transfer of the Holdco Ordinary Shares and Holdco Warrants upon the death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes. Where a holder is a resident of Luxembourg for tax purposes at the time of his death, the Holdco Ordinary Shares and Holdco Warrants are included in his taxable estate for inheritance tax assessment purposes. No Luxembourg gift tax will be levied on the transfer of the Notes by way of gift unless the gift is registered in Luxembourg.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1, the statements of law and legal conclusions set forth below represent the opinion of Akin, Gump, Strauss, Hauer & Feld LLP.

This section describes the material U.S. federal income tax considerations for beneficial owners of CIIG common stock and warrants (collectively, the “CIIG securities”) (i) electing to have their CIIG common stock redeemed for cash if the Business Combination is completed, (ii) of the Business Combination and (iii) of the ownership and disposition of Holdco Ordinary Shares and Holdco Warrants acquired pursuant to the Merger. This discussion applies only to CIIG securities and Holdco Ordinary Shares held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•	brokers, dealers and other investors that do not own their CIIG securities or Holdco Ordinary Shares or warrants as capital assets;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•	U.S. expatriates or former long-term residents of the United States;

•	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the CIIG common stock or Holdco Ordinary Shares;

•	partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

•

persons holding CIIG securities or Holdco Ordinary Shares or warrants as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•

persons required to accelerate the recognition of any item of gross income with respect to CIIG securities or Holdco Ordinary Shares or warrants as a result of such income being recognized on an applicable financial statement;

•	persons whose functional currency is not the U.S. dollar;

•	persons that received CIIG securities or Holdco Ordinary Shares or warrants as compensation for services; or

•	controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of CIIG securities or Holdco Ordinary Shares or warrants. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF CIIG SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF HOLDCO ORDINARY SHARES AND HOLDCO WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Federal Income Tax Treatment of Holdco

Tax Residence of Holdco for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Holdco, which is incorporated under the laws of Luxembourg, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities (this test is referred to as the “substantial business activities test”); and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “80% ownership test”).

For purposes of Section 7874, the first two conditions described above will be met with respect to the Business Combination because Holdco will acquire indirectly all of the assets of CIIG through the Merger, and Holdco, including its “expanded affiliated group,” is not expected to satisfy the substantial business activities test upon consummation of the Merger. As a result, whether Section 7874 will apply to cause Holdco to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger should depend on the satisfaction of the 80% ownership test.

Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assumptions, CIIG and Holdco currently expect that the Section 7874 ownership percentage of the CIIG stockholders in Holdco should be less than 80%. Accordingly, Holdco is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874. However, whether the 80% ownership test has been satisfied must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, for purposes of determining the ownership percentage of former CIIG stockholders for purposes of Section 7874, former CIIG stockholders will be deemed to own an amount of Holdco Ordinary Shares in respect to certain redemptions by CIIG prior to the Merger. In addition, as discussed above, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court.

If Holdco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

The remainder of this discussion assumes that Holdco will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.

Utilization of CIIG’s Tax Attributes

Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including NOLs and certain tax credits) to offset U.S. taxable income resulting from certain transactions. These limitations will potentially apply if: (i) the non-U.S. corporation acquires, directly or indirectly, substantially all of the properties held, directly or indirectly, by the U.S. corporation (including through the direct or indirect acquisition of all of the outstanding shares of the U.S. corporation); (ii) after the acquisition, the non-U.S. corporation does not satisfy the substantial business activities test; and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold less than 80% but at least 60% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) (this test is referred to as the “60% ownership test”). If each of these conditions is met, then the taxable income of the U.S. corporation (and any U.S. person considered to be related to the U.S. corporation pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of NOLs, foreign tax credits or other tax attributes to offset the inversion gain. Further, the Tax Cuts and Jobs Act imposed additional requirements on a U.S. corporation that has failed the substantial business activities test and met the 60% ownership test, including that such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related foreign person within the meaning of Section 59A of the Code.

Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assumptions, CIIG and Holdco currently expect that the Section 7874 ownership percentage of the CIIG stockholders in Holdco should be less than 60%. Accordingly, the limitations and other rules described above are not expected to apply to CIIG after the Merger. However, whether the 60% ownership test has been satisfied must be finally determined at consummation of the Merger, by which time there could be changes to the relevant facts and circumstances or adverse rule changes. In addition, as discussed above under “—Tax Residence of Holdco for U.S. Federal Income Tax Purposes,” the rules for determining ownership under Section 7874 are complex, unclear and the subject of recent and ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert that the 60% ownership test is met with respect to the Merger and that accordingly the foregoing limitations and rules would apply or that such an assertion would not be sustained by a court.

If the IRS were to successfully assert that the 60% ownership test has been met, the ability of CIIG and its U.S. affiliates to utilize certain U.S. tax attributes against income or gain recognized pursuant to certain transactions may be limited. However, as a blank check company, whose assets are primarily comprised of cash and cash equivalents, it is not expected that CIIG will have a significant amount of inversion gain. Accordingly, even if the 60% ownership test were satisfied, the effect of the resulting limitations on the use of NOLs and tax attributes would not be expected to be material.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of CIIG securities or Holdco Ordinary Shares or warrants that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination

Subject to the discussion below of CIIG Warrants and Section 367(a) of the Code, the exchange by a U.S. holder of CIIG common stock for Holdco Ordinary Shares pursuant to the Merger is expected to qualify as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that exchanges its CIIG common stock in the Merger for Holdco Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code discussed below. In such case, assuming gain recognition is not required under Section 367(a) of the Code as described below, the aggregate adjusted tax basis of the Holdco Ordinary Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the CIIG common stock surrendered in the Merger in exchange therefor. The holding period of the Holdco Ordinary Shares should include the holding period during which the CIIG common stock surrendered in the Merger in exchange therefor.

The appropriate U.S. federal income tax treatment of CIIG Warrants in connection with the Merger is uncertain. It is possible that a U.S. holder of CIIG Warrants could be treated as exchanging such CIIG Warrants for “new” warrants. If so treated, a U.S. holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the Holdco Warrants held by it immediately following the Merger and the adjusted tax basis of the CIIG Warrants held by it immediately prior to the Merger. Alternatively, it is also possible that a U.S. holder of CIIG Warrants could be treated as transferring its CIIG Warrants and shares of CIIG common stock to Holdco in exchange for Holdco Warrants and Holdco Ordinary Shares in an exchange governed only by section 351 of the Code (and not by section 368 of the Code). If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Holdco Warrants treated as received by such holder and the Holdco Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the CIIG Warrants and CIIG common stock treated as having been exchanged therefor) and (ii) the fair market value of the Holdco warrants treated as having been received by such holder in such exchange. If the deemed transfer of CIIG warrants also qualifies as part of a “reorganization” within the meaning of section 368 of the Code, subject to Section 367(a) of the Code discussed below, a U.S. holder of CIIG Warrants generally should not recognize any gain or loss on any such deemed transfer of CIIG Warrants, and such U.S. holder’s basis in the Holdco warrants deemed received should be equal to the U.S. holder’s basis in its CIIG Warrants deemed transferred. However, the requirements for qualification of the Merger as a “reorganization” under section 368 of the Code are more stringent in certain respects than the requirements for qualification as an exchange under section 351 of the Code, and there can be no assurance that the Merger will also qualify under section 368.

U.S. holders of CIIG Warrants are urged to consult with their tax advisors regarding the treatment of their CIIG Warrants in connection with the Merger.

Section 367(a)

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for qualifying under Sections 351 or 368 of the Code with respect to transactions where a U.S. person transfers stock or securities in a U.S. corporation to a non-U.S. corporation in exchange for stock or securities in a non-U.S. corporation. U.S. holders of CIIG common stock will be deemed to transfer shares of such stock to Holdco in exchange for Holdco Ordinary Shares, so that these requirements will apply.

In general, Section 367(a) requires a U.S. holder to recognize gain (but not loss) on the exchange of CIIG common stock for Holdco Ordinary Shares by a U.S. holder in the Merger unless each of the following conditions is met: (i) the U.S. corporation complies with certain reporting requirements; (ii) no more than 50% of both the total voting power and the total value of the stock of Holdco is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership); (iii) no more than 50% of each of the total voting power and the total value of the stock of Holdco is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of CIIG; (iv) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of Holdco or (B) the U.S. holder is a “five-percent transferee shareholder” of Holdco and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (v) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) Holdco or any qualified subsidiary of Holdco to be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the transfer and neither the transferors nor Holdco to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of Holdco to be at least equal to the fair market value of CIIG, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i), (ii), (iii) and (v) above more likely than not will be met and that, as a result, the Merger is not expected to fail to satisfy the applicable requirements on account of such conditions. It should be noted, however, that satisfaction of these requirements depends on an interpretation of legal authorities and facts relating to the Business Combination, and there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to U.S. holders of CIIG common stock cannot be made until the Merger is completed, and no rulings will be sought regarding the tax consequences of the Business Combination. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. holders of CIIG common stock that participate in the Merger to recognize taxable gain as a result of the Merger.

To the extent that a U.S. holder of CIIG common stock is required to recognize gain under Section 367(a) for any of the foregoing reasons, such U.S. holder would recognize gain, if any, in the Merger in an amount equal to the excess of (i) the sum of the fair market value of the Holdco Ordinary Shares (and, if such holder’s CIIG Warrants convert to Holdco Warrants, the fair market value of the Holdco Warrants) received by such holder, over (ii) such holder’s adjusted tax basis in the CIIG common stock (and CIIG Warrants, if any) exchanged therefor. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the CIIG common stock (and CIIG Warrants, if any) exceeds one year at the time of the Merger.

Redemption of CIIG Common Stock

In the event that a U.S. holder of CIIG common stock exercises such holder’s right to have such holder’s CIIG common stock redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of CIIG common stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of CIIG common stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in CIIG or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of CIIG common stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of the public warrants. In order to meet the substantially disproportionate test, the percentage of CIIG’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of CIIG common stock must, among other requirements, be less than 80% of the percentage of CIIG’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the shares of CIIG common stock actually and constructively owned by the U.S. holder are redeemed or all the shares of CIIG common stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the CIIG common stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in CIIG. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in CIIG will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of CIIG common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of CIIG common stock generally will equal the cost of such shares. A U.S. holder that purchased CIIG units would have been required to allocate the cost between the shares of CIIG common stock and the warrants comprising the units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s CIIG common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the CIIG common stock. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed CIIG common stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Distributions on Holdco Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distribution on Holdco Ordinary Shares that is made out of Holdco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Holdco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Holdco Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There can be no assurances that Holdco will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq (which Holdco Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Holdco Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Holdco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Holdco will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Holdco may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Holdco Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Ordinary Shares and Holdco Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Holdco Ordinary Shares or Holdco Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. holder on a taxable disposition of Holdco Ordinary Shares or Holdco Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Holdco Ordinary Shares or Holdco Warrants generally will be treated as U.S. source gain or loss.

It is possible that Luxembourg may impose an income tax upon sale of Holdco Ordinary Shares, in the event a U.S. holder sells a participation of more than 10% in Holdco within 6 months of its acquisition. Because gains generally will be treated as U.S. source gain, as a result of the U.S. foreign tax credit limitation, any Luxembourg income tax imposed upon capital gains in respect of Holdco Ordinary Shares may not be currently creditable unless a U.S. holder has other foreign source income for the year in the appropriate U.S. foreign tax credit limitation basket. U.S. holders should consult their tax advisors regarding the application of Luxembourg taxes to a disposition of Holdco Ordinary Shares and their ability to credit a Luxembourg tax against their U.S. federal income tax liability.

Exercise or Lapse of a Holdco Warrant

Except as discussed below with respect to the cashless exercise of a Holdco Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a Holdco Ordinary Share on the exercise of a Holdco Warrant for cash. A U.S. holder’s tax basis in a Holdco Ordinary Shares received upon exercise of the Holdco Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the CIIG Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Holdco Ordinary Share received upon exercise of the Holdco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Holdco Warrant and will not include the period during which the U.S. holder held the Holdco Warrant. If a Holdco Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Holdco Warrant.

The tax consequences of a cashless exercise of a Holdco Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the Holdco Ordinary Shares received would equal the holder’s basis in the Holdco Warrants exercised therefore. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Holdco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Holdco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Holdco Ordinary Shares would include the holding period of the Holdco Warrants exercised therefore.

It is also possible that a cashless exercise of a Holdco Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Holdco Warrants treated as surrendered to pay the exercise price of the Holdco Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Holdco Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Holdco Warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the Holdco Ordinary Shares received would equal the U.S. holder’s tax basis in the Holdco Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the Holdco Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Holdco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Holdco Warrants.

Possible Constructive Distributions

The terms of each Holdco Warrant provide for an adjustment to the number of Holdco Ordinary Shares for which the Holdco warrant may be exercised or to the exercise price of the Holdco Warrant in certain events, as discussed in the section of this registration statement captioned “Description of Holdco Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Holdco Warrant would, however, be treated as receiving a constructive distribution from Holdco if, for example, the adjustment increases the holder’s proportionate interest in Holdco’s assets or earnings and profits (e.g., through an increase in the number of Holdco Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Holdco Ordinary Shares which is taxable to the U.S. holders of such shares as described under “—Distributions on Holdco Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from Holdco equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of the Holdco Ordinary Shares could be materially different from that described above if Holdco is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A PFIC is any foreign corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Based on the projected composition of Holdco’s income and assets, including goodwill, and the fact that Holdco is not yet producing revenue from its active operations, Holdco may be classified as a PFIC for its taxable year that includes the date of the Merger or in the foreseeable future. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of Holdco is expected to depend, in part, upon (a) the market value of the Holdco Ordinary Shares, and (b) the composition of the assets and income of Holdco. Further, because Holdco may value its goodwill based on the market value of the Holdco Ordinary Shares, a decrease in the market value of the Holdco Ordinary Shares and/or an increase in cash or other passive assets (including as a result of the Merger) would increase the relative percentage of its passive assets. Moreover, Holdco may be classified as a PFIC for its taxable year that includes the date of the closing of the Merger as a result of interest income that Holdco earns on its deposits, which generally will be treated as passive income. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Holdco is a PFIC for the taxable year that includes the date of the Merger or in a future year.

If Holdco is or becomes a PFIC during any year in which a U.S. holder holds Holdco Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime. If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Holdco Ordinary Shares, and (ii) any “excess distribution” you receive on your Holdco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Holdco Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

•	the gain or excess distribution will be allocated ratably over the period during which you held your Holdco Ordinary Shares;

•	the amount allocated to the current taxable year, will be treated as ordinary income; and

•

the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Holdco Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime. A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. holder. Thus, the U.S. holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. Holdco shareholders that are U.S. holders subject to U.S. federal income tax should not expect that they will receive cash distributions from Holdco sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. holders of Holdco Warrants will not be able to make a QEF election with respect to their warrants.

The timely QEF election also allows the electing U.S. holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to our shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. holder may over time be taxed on amounts that as an economic matter exceed our net profits.

A U.S. holder’s tax basis in Holdco Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. You should consult your tax advisors as to the manner in which QEF income inclusions affect your allocable share of Holdco’s income and your basis in your Holdco Ordinary Shares.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Holdco. If Holdco determines that it is a PFIC for any taxable year, Holdco will endeavor to provide all of the information that a U.S. holder making a QEF election is required to obtain to make and maintain a QEF election, but there is no assurance that Holdco will timely provide such information. There is also no assurance that Holdco will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. In addition, if Holdco holds an interest in a lower-tier PFIC (including, without limitation, in any PFIC subsidiaries), U.S. holders will generally be subject to the PFIC rules described above with respect to any such lower-tier PFICs. There can be no assurance that a portfolio company or subsidiary in which Holdco holds an interest will not qualify as a PFIC, or that a PFIC in which Holdco holds an interest will provide the information necessary for a QEF election to be made by a U.S. holder (in particular if Holdco does not control that PFIC).

Mark-to-Market Regime. Alternatively, a U.S. holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the Securities Exchange Commission or on the national market system established under Section 11A of the Securities and Exchange Act of 1934; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Holdco Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that Holdco Ordinary Shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Holdco Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly-traded holding company (such as Holdco) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise you to consult your own tax advisor to determine whether the mark-to-market tax election is available to you and the consequences resulting from such election. In addition, U.S. holders of Holdco Warrants will not be able to make a mark-to-market election with respect to their warrants.

PFIC Reporting Requirements. A U.S. holder of Holdco Ordinary Shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Holdco Ordinary Shares, subject to certain exceptions (including an exception for Holdco Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Holdco Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Holdco Ordinary Shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of CIIG securities or Holdco Ordinary Shares or warrants that is not a U.S. holder, including:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of CIIG securities or Holdco Ordinary Shares or warrants.

Assuming that Holdco is not treated as a U.S. corporation under the rules discussed above, a non-U.S. holder of Holdco Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Holdco Ordinary Shares or any gain recognized on a sale or other disposition of Holdco Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Holdco Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Holdco Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Holdco Warrant, or the lapse of a Holdco Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “—U.S. Holders—Exercise or Lapse of a Holdco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Holdco Ordinary Shares and Holdco Warrants.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of CIIG common stock, dividends received by U.S. holders of Holdco Ordinary Shares, and the proceeds received on the disposition of Holdco Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to CIIG common stock and Holdco Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Holdco Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their CIIG common stock or warrants or their Holdco Ordinary Shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Holdco Ordinary Shares and proceeds from the sale of other disposition of Holdco Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

CIIG STOCKHOLDER PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

As discussed in this proxy statement/prospectus, CIIG stockholders are being asked to consider and vote on the Business Combination Proposal. You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

The Business Combination Proposal will be approved and adopted only if the holders of a majority of the outstanding shares of CIIG Common Stock entitled to vote thereon at the special meeting vote “FOR” the Business Combination Proposal. Adoption of the Business Combination Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

CIIG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS

COMBINATION PROPOSAL.

CIIG STOCKHOLDER PROPOSAL NO. 2—THE NASDAQ PROPOSAL

Overview

CIIG is seeking stockholder approval of the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

CIIG currently has 32,343,750 shares of CIIG Common Stock issued and outstanding.

Pursuant to the Subscription Agreements, CIIG has obtained commitments from Subscribers to purchase shares of CIIG Class A Common Stock, which will be converted into Holdco Ordinary Shares, for a purchase price of $10.00 per share. Several institutional investors have committed an aggregate of $400 million to participate in the PIPE. The 40,000,000 shares of CIIG Common Stock CIIG anticipates issuing pursuant to the Subscription Agreements will (1) constitute more than 20% of CIIG’s then outstanding common stock, (2) will constitute a change of control and (3) be sold for a purchase price of $10.00 per share of CIIG Class A Common Stock, which will be less than the market value of the shares. CIIG is required to obtain shareholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a), (b) and (d).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted and the Business Combination is consummated CIIG expects the Subscribers will receive 40,000,000 shares of CIIG Class A Common Stock pursuant to the Subscription Agreements. The issuance of such shares would result in significant dilution to CIIG’s stockholders, and would afford CIIG’s Stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Holdco after the Closing.

Vote Required for Approval

The Nasdaq Proposal will be approved and adopted if the holders of a majority of the shares of CIIG Common Stock represented in person or by proxy and voted thereon at the special meeting vote “FOR” the Nasdaq Proposal. Adoption of the Nasdaq Proposal is conditioned upon the adoption of the Business Combination Proposal.

Recommendation of the Board

CIIG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

CIIG STOCKHOLDER PROPOSAL NO. 3—THE STOCKHOLDER ADJOURNMENT PROPOSAL

The Stockholder Adjournment Proposal

The Stockholder Adjournment Proposal, if adopted, will allow CIIG’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Stockholder Adjournment Proposal will only be presented to CIIG’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will CIIG’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under CIIG’s Amended and Restated Certificate of Incorporation and Delaware law.

Consequences if the Stockholder Adjournment Proposal is Not Approved

If the Stockholder Adjournment Proposal is not approved by CIIG’s stockholders, CIIG’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Vote Required for Approval

The Stockholder Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of CIIG Common Stock represented in person or by proxy and voted thereon at the special meeting vote “FOR” the Stockholder Adjournment Proposal. Adoption of the Stockholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

CIIG’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCKHOLDER ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ARRIVAL

Overview

Arrival was founded with a mission to transform the design, assembly and distribution of commercial electric vehicles (“EVs”) and accelerate the mass adoption of EVs globally. The initial focus for Arrival is the production of commercial electric vehicle vans and buses. Arrival believes this segment of the automotive market is currently underserved by other electric vehicle manufacturers and is a global market with significant scale opportunities. Arrival also believes the commercial vehicle segment will move quickly to electric vehicles, and that this migration will be supported worldwide by local, state, and national government policies that either encourage electric vehicle usage via subsidies or enact usage taxes on fleet operators who continue to operate fossil fuel vehicles. Arrival also believes that commercial fleet operators will be attracted to EV’s in general, and Arrival’s vehicles in particular, because of their lower total cost of ownership (“TCO”). Commercial fleet operators have well understood range requirements, and the vehicles typically return to a central depot every evening where the vehicles can be charged overnight. For all these reasons, Arrival expects the commercial vehicle fleets to migrate to EVs even more quickly than automotive retail segments.

Arrival has focused its workforce of over 1,500 employees on the research and development of an owned and controlled ecosystem, with each functional area integrated and working together to best position Arrival to deliver lower cost electric vehicles with unique user benefits. To date, Arrival has developed an extensive portfolio of intellectual property that currently comprises 180 innovations that span across electric vehicle designs, battery-related innovations, composite material configurations, microfactory production procedures, modular hardware and software applications, and robotic assembly protocols.

Arrival finalized a €100 million investment and signed a collaboration agreement with HKMC, one of the largest global OEMs, in the fourth quarter of 2019. In 2020, Arrival finalized an investment and signed a purchase agreement with UPS, which included an initial order of 10,000 electric vans with an option to purchase an additional 10,000 electric vans. Arrival has a longstanding relationship with UPS and has been working with them since 2016. In October 2020, Arrival secured €150.5 million in additional funding from private investors led by BlackRock.

Arrival is a development stage company and is currently testing its vans and buses as well as its internal production processes for its microfactories. Arrival is developing four vehicle platforms for deployment through 2023 with an estimated start of production of the Arrival Bus in Q4 2021, the Arrival small and large van in Q3 2022 and the small vehicle platform in Q3 2023.

Arrival’s Competitive Positioning

To enable a new method of how electric vehicles are designed and produced, Arrival has developed core technologies that enable the production of vehicles through its game changing proprietary microfactories. Arrival believes these technologies will enable it to produce best-in-class electric vehicles at lower costs than its competitors. Arrival believes this not only leads to a lower TCO, but also enables Arrival to price its vehicles competitively with fossil fuel equivalents.

The foundational principle behind microfactories is the use of technology cells. These technology cells have allowed Arrival to rethink the traditional OEM production line and use a much more flexible assembly method where each technology cell is optimized to perform specific production processes. Key contributors to Arrival’s microfactory design and assembly process include the utilization of its in-house plug-and-play modular components, its proprietary modular skateboard and its proprietary composite material technology. Each one of these key contributors has been integrated into Arrival’s proprietary in-house software architecture that ultimately drives the production process within the microfactories. Arrival’s proprietary in-house software spans from the initial design stages through the production and operation of the electric vehicles. Arrival believes its new method of design and assembly is unparalleled not only in the electric vehicle industry, but also throughout the traditional OEM industry.

Lower capital investment and greater profitability

Numerous factors contribute to Arrival’s expectation that it will achieve lower capital investment requirements across its owned and controlled ecosystem while also positioning Arrival to achieve greater profitability relative to other OEMs. At comparable annual production volumes, the capital investment for Arrival’s microfactories is estimated to be 50% less than a traditional OEM production facility. A primary driver of these cost savings is the use of Arrival’s proprietary composite materials that do not require capital intensive metal stamping plants, welding facilities or paint shops. Arrival’s expectation is to achieve market-leading profitability within the electric vehicle industry due to the lower operating expenditures associated with its microfactories, lower procurement costs associated with its in-house plug-and-play modular components and proprietary composite materials as well as the utilization of its proprietary in-house software architecture that reduces its manual labor expenses within the microfactories. Arrival estimates that its operational expense saving associated with its microfactories to be approximately 50% when compared to a traditional OEM facility with a similar production capacity. These savings, when combined with other operational and procurement savings, position Arrival to achieve double-digit margins on a per vehicle basis. Arrival believes this level of profitability to be industry leading.

Scale

A key attribute to the implementation of microfactories is Arrival’s ability to scale globally. Arrival estimates its microfactories can be fully operational within six months of leasing an appropriate warehouse. Arrival believes there is an abundance of warehouses globally that are suitable to be microfactories. The low expected level of capital investment per microfactory also allows Arrival to deploy microfactories in numerous metropolitan communities with less capital than required for a traditional OEM facility. Arrival believes the deployment of its microfactories into local communities will be well-accepted by governments and municipalities based on its ability to offer local jobs and to pay local taxes. Arrival believes that every city with over one million inhabitants has sufficient vehicle demand to support at least one microfactory. Globally, Arrival estimates there are more than 500 cities with a population of more than one million. Arrival currently has two microfactories in active development, one in Rock Hill, South Carolina, USA and one in Bicester, UK, for start of production in the fourth quarter of 2021 and the third quarter of 2022, respectively.

Superior Total Cost of Ownership

The TCO includes both the initial acquisition cost of a vehicle and the ongoing operating costs for the vehicle. Arrival believes it has an industry leading TCO advantage compared to its peers that is favorable for both the acquisition cost and the operating costs of its vehicles. These benefits apply to both the Arrival vans and buses.

Arrival’s costs for both the van and bus are lower than its EV peers as a result of the significant benefits it can achieve from its design and vertical integration using its microfactories, in-house plug-and-play components, proprietary composite materials, and its in-house software applications. These benefits position Arrival with best-in-class vehicle attributes for weight, cargo volume, and payload.

Arrival’s operating costs are also industry leading and reflect its battery infrastructure, energy efficiency, and ongoing maintenance costs. Arrival’s battery cell configuration is scalable and provides for multiple power configurations. Arrival’s vehicles can be purpose built to include flexible battery pack configurations. Lower ongoing operating costs can be achieved using its modular plug-and-play components that have been designed for easy replacement and upgrades. Arrival’s proprietary composite materials allow for quick, simple, and cost-effective panel replacement or service. Furthermore, the majority of Arrival’s in-house parts have been engineered to last for more than ten years.

Arrival believes that its propriety technologies and design competitively position its electric vans and buses to provide significant TCO savings to its clients. Arrival believes the Arrival mid-size van can achieve TCO savings of approximately 17% when compared to a traditional diesel van and that the TCO savings can increase to approximately 28% when compared to other electric vans. Arrival believes the Arrival bus can achieve TCO savings of approximately 47% when compared to a traditional diesel bus and can achieve TCO savings of approximately 50% when compared to other electric buses.

These TCO savings include the vehicle purchase price, fuel cost, infrastructure cost, and maintenance cost and are net of estimated residual value. The estimated costs are based on estimated vehicle usage of approximately 365,000 kilometers.

Owned and Controlled Ecosystem

The sophistication and depth of Arrival’s owned and controlled ecosystem is unique in the electric vehicle industry and it believes its technical capabilities position it as a leading electric vehicle company. Arrival’s ability to collect proprietary data across its design, parts, manufacturing, vehicle performance, and vehicle usage ecosystem affords it the ability to apply state-of-the-art data analytics to such data. Arrival believes this in-house data collection and analysis process using its proprietary software architecture will allow Arrival to identify new solutions, tools, and user benefits well in advance of most of its industry peers. Arrival is already utilizing such data within its research and development teams as it evolves its designs for future versions of electric vehicles. Arrival believes this internal data management capability is unparalleled among nearly all of its electric vehicle peers, with one exception. Arrival’s owned and controlled ecosystem positions Arrival to further advance into the next generation of electric vehicle design and manufacturing.

Market Opportunity

Arrival believes the commercial vehicle segment is an attractive market for its business strategy. Arrival is initially targeting two primary categories within this segment that include commercial vans and commercial buses. As the industry shifts towards zero emission vehicles, Arrival believes its advanced stage electric vehicle development, cost effective alternative, improved user experience, and global presence strategically positions it to capture a more than sufficient market share to achieve its business plan assumptions.

Arrival defines its total addressable market based on its ability to compete on price and quality within the geographic regions it plans to compete in. Based on the attributes of Arrival’s electric vans and buses, it not only considers the addressable electric commercial vehicle market, but also the existing fossil fuel commercial vehicle market. Based on industry sources, Arrival believes the initial addressable market for electric commercial vans is approximately $70 billion. When including the addressable market for fossil fuel commercial vans, Arrival believes its total addressable market increases to approximately $280 billion. Arrival estimates the initial addressable market for electric commercial buses to be approximately $40 billion. When including the addressable market for fossil fuel commercial buses, Arrival believes its total addressable market increases to approximately $154 billion. In total, Arrival believes its total addressable market for commercial vans and buses is approximately $430 billion.

Arrival’s initial geographic target markets include North America, the United Kingdom and Europe. Arrival believes its existing employee and microfactory presence in these markets will best position it to accelerate its market penetration rates. Arrival’s nearer term business plan includes the deployment of 31 microfactories by 2024. Arrival anticipates these microfactories will be located in markets including South America, Africa and Asia.

Arrival believes there are several drivers to the ongoing and underlying growth of its total addressable market. One such driver is the continued growth in e-commerce. According to a Statista Digital Market Outlook 2020 report, the e-commerce market is estimated to grow by approximately 37% from 2020 through 2024. Arrival believes this growth will increase the demand for electric vehicles from its target customers.

Key Agreements, Partnerships and Suppliers

Arrival is working closely with potential customers and collaboration partners to develop and commercialize its vehicles. Arrival’s business model includes establishing strategic partnerships and supplier relationships. Arrival believes these partnerships will help reduce execution risk, accelerate its design and development efforts, and improve its commercialization timeline, resulting in a long-term competitive advantage.

The following is a description of Arrival’s most significant partnerships:

Hyundai Motor Company and Kia Motors Corporation (“HKMC”)

On November 4, 2019, Arrival entered into an agreement with HKMC to jointly develop vehicles using Arrival’s technologies. Through this agreement, Arrival has access to HKMC’s engineering expertise and supply chain. This partnership will leverage the use of Arrival’s microfactories and software innovation. Arrival will benefit from HKMC’s global footprint and economies of scale with the aim to reduce the cost of components. The joint development agreement will expire on November 3, 2024. This development agreement prevents Arrival from developing EVs with other traditional OEMs until November 3, 2022.

In addition to its collaboration agreement with HKMC, Arrival received a €100 million equity investment from Hyundai and Kia in December 2019.

United Parcel Service (“UPS”)

UPS, a leading global logistic operator that makes over 5 billion deliveries per year and has a fleet of over 120,000 vehicles, has agreed to purchase 10,000 vans during the period of 2021 to 2025 with an option to purchase an additional 10,000 vans representing up to $1.2 billion (€1.0 billion) in revenue (including the option), subject to modification or cancellation at any time. The UPS order covers three different van configurations and the following geographic regions: North America, Europe and the UK. At the start of each calendar year, Arrival has agreed to issue UPS an invoice for a deposit of 25% of the projected vehicle volume designated for that calendar year. In connection with the UPS order, in October 2020, Arrival entered into an agreement with UPS whereby Arrival agreed that Holdco would enter into an agreement with UPS to issue Holdco Warrants to UPS upon certain conditions being met. The terms of the UPS agreement are unique to UPS and orders with other customers will be negotiated independently.

UPS has been a long-term partner of Arrival’s including making an investment in Arrival in January 2020. Arrival has worked closely with UPS since 2016 to develop specifications for delivery vans that meet UPS’s unique fleet needs across three different configurations. Key attributes for the UPS vans include increased cargo efficiency, improved driver ergonomics and a direct link to UPS’ existing back-end system through Arrival’s vehicle software. UPS has agreed to evaluate prototype vans and provide ongoing feedback to Arrival before the van enters production. Prototypes are scheduled to be delivered as early as the first quarter of 2021.

LG Energy Solution, Ltd. (“LG Chem”)

On February 20, 2020, Arrival entered into a long-term product manufacture and supply agreement with LG Chem. Headquartered in Seoul, South Korea, LG Chem is one of the largest chemical companies in the world. Under the terms of the agreement, LG Chem will supply battery cells for use in Arrival battery modules. Under the terms of this agreement, management believes that Arrival has secured high quality cells from a dependable supplier.

Other Partners

As Arrival moves toward production of its vans and buses, it has partnered with several key suppliers in order to reduce validation and production risk. These include several Tier 1 suppliers for safety-related systems including, but not limited to, steering, braking, airbag and seat belt systems. In addition, Arrival has worked closely with Comau (a subsidiary of Fiat Chrysler Automotive), an experienced automotive factory automation system provider, in the development of the initial process layout of its microfactories. Arrival is also evaluating partnerships to provide vehicle financing alternatives for its customers.

Arrival Van

The upper left image shows an aerial view of the H3L4 Arrival Van. The upper right image shows the interior of the driver’s cabin, including the HMI screen and e-mirror display. The lower left image shows the rear of the van including the roller shutter rear door. The lower right image shows a side view of the van highlighting the sliding passenger door.

The Arrival Van is available in the standard sizes in the segment: H1, H2, H3 roof height and L1, L2, L3, L4, L5 vehicle lengths. The H3L4 van will be the first into production and will be followed by the other variants.

The Arrival Van has been designed from the ground up to serve the delivery sector and Arrival believes the van has superior attributes to its competitors’ EVs and fossil fuel vehicles. Many EVs in this sector are constructed by taking existing ICE vehicle architectures and converting them into electric vehicles. This approach leads to a compromised vehicle at a premium price. Arrival believes the Arrival Van is lighter than its competitor’s vehicles at approximately 2.275 metric tons unladen weight leading to better range efficiency. The vehicle also features approximately 80% better payload at 1.975 metric tons and better cargo volume efficiency than competitive vehicles. As a result, Arrival’s customers can carry more payload and a larger volume of packages than they could in competitive vehicles of equal exterior size. This, in turn, improves their operational costs. Additionally, Arrival is focused on delivering an improved driver experience with the Arrival Van having a very competitive 12.9m turn circle, and a 30% lower floor height (step in height) than competitive vehicles. Finally, the driver interaction with the vehicle controls can be optimized through the in-house developed Arrival HMI (Human Machine Interface) software.

All Arrival Vans are connected vehicles allowing the operator to better optimize and manage their fleet through analysis of operational data collected from the vans. Arrival Vans also feature a large windscreen for improved visibility. The driver door of the Arrival Van slides into the body to protect pedestrians from swinging doors and reduce the potential damage from curbside objects. Arrival Vans also have a flexible battery pack configuration which can be sized according to the range requirement of the customer. Rather than paying for a battery pack with full range regardless of whether the vehicles in a customer’s fleet require that capacity, each Arrival Van’s battery pack can be sized for the customer’s needs, thus saving on the upfront purchase cost.

Arrival believes that the Arrival Van is priced competitively with fossil fuel equivalents, provides better payload and cargo volume than competitive vehicles and has a lower TCO. As a result, Arrival believes it is well positioned to capture significant market share.

Arrival Bus

The upper left image shows the exterior of the Arrival Bus including the exterior display screens that run the entire length of the bus. The upper right image shows the interior of the bus with a view towards the rear, highlighting the large side windows, skylights and rear window. The lower left image shows the interior of the bus looking towards the front of the bus and highlighting one of the interior display screens as well as the driver’s HMI screen. The lower right image highlights the cantilever seating and the interior display screens that run the length of the bus interior.

The Arrival Bus targets private and public transit operators with a product at similar pricing to diesel buses and lower TCO. For bus operators, regulatory requirements are driving the shift to electric buses and upfront price and TCO are significant purchasing considerations. As an example, the California Innovative Clean Transit rule requires that 25% of transit buses purchased by large transit agencies in 2023 must be electric. This requirement increases to 50% in 2026 and by 2029, agencies will no longer be allowed to buy a bus that isn’t electric. Other green requirements are being instituted around the world. Arrival believes the Arrival Bus has the lowest gross vehicle weight in its class at 16 metric tons, which Arrival believes is approximately 15% lower than the competition. Arrival believes that at eight metric tons the Arrival Bus has a 40% lower unladen weight than the competitive set. This weight improvement leads to better range efficiency and lower operating costs for operators.

The Arrival Bus utilizes many of the same components as the Arrival Van generating cost saving efficiencies across the two products. Similar to the Arrival Van, the Arrival Bus battery capacity can be customized to suit the operator’s needs resulting in further cost savings for operators. The modular nature of the Arrival Bus enables configurations for 35 feet, 40 feet, and 45 feet each with potential double decker applications.

The Arrival Bus has also been designed with the passenger in mind. Large windows and glass roof panels generate the feeling of spaciousness, safety, and security. The vehicle features large internal and external screens to facilitate passenger information and provide potential for operators to generate incremental revenue through a digital advertising platform. Cashless payments and adjustable seats that can be easily reconfigured to change layouts help operators to maintain distancing and cleanliness in a COVID environment. The Arrival Bus’s flexible seating configuration also provides operators with incremental seating capacity compared to other diesel or electric bus alternatives. The Arrival Bus features ramps and a fully flat floor for better accessibility. The flat floor, under which all the components (including batteries) are packaged, also facilitates easier servicing and maintenance for operators. Additionally, similar to the Arrival Van, the Arrival Bus is a connected vehicle providing users with location-based information and operators with tools to optimize the fleet and better manage vehicle health and performance.

Arrival believes these key features of the Arrival Bus, when combined with the lower manufacturing costs associated with Arrival’s microfactories, competitively position the Arrival Bus on price and TCO when compared to traditional diesel buses and other existing or planned electric bus alternatives.

Development Timelines

Arrival has four vehicle programs currently under development: the Arrival Bus, Arrival Van, large van and small vehicle platform. Arrival expects to commence production of its Arrival Bus by the end of 2021 with sales expected to begin in early 2022. The Arrival Van is scheduled to start production and sales in the third quarter of 2022. Arrival has made significant progress in the design of its EVs and components parts, as well as in the development of its manufacturing and assembly processes and vehicle and manufacturing technology platform:

•	Arrival prototype buses have completed over 1,000 kms of testing

•	Prototype vans have been built and are being tested

•	Arrival’s components have been in testing for the last two years

•	Large van prototypes engineering release completed

•	Arrival composite materials lab has been set up in Bicester, UK and pilot line equipment is being installed

•	Arrival plant in Rock Hill, South Carolina lease is complete and currently being set up for bus production in 2021

Arrival must successfully complete certain development activities in order to meet its expected production dates. Arrival expects to complete bus product validation and van product validation, in 2021. The large van product validation is expected to follow in the first half of 2022. Arrival’s team of over 1,500 employees, including engineers, scientists, technicians and staff is committed to achieving the necessary milestones to meet its current production and commercialization timelines. However, delays may occur as a result of the development process, initial production hurdles and COVID-19.

Arrival’s Ecosystem

Arrival has designed and developed an owned and controlled ecosystem, which Arrival believes differentiates its business model from others in the electric vehicle industry, and in certain cases, the traditional OEM industry. An integral component to Arrival’s ecosystem is its employees. Arrival currently employs more than 1,500 employees globally. Arrival is a technology-first company and over 85% of its employees are engineers (including software engineers), most of whom have been focused on the research and development of enabling leading-edge technologies to produce Arrival’s best-in-class electric vehicles, which can be assembled in its low capex microfactories. Arrival’s ecosystem is technology focused and has been designed as one system with each functional area integrated and working together to reduce the cost of Arrival’s products. The following are the key strategies to Arrival’s ecosystem:

•	Vehicle assembly in Arrival’s highly flexible, local microfactories that can be set up quickly with lower capital expenditures;

•	Development of Arrival’s high and low voltage “plug & play” components that can be produced at lower cost, are upgradeable and are optimized for microfactory assembly into Arrival’s vehicles;

•	Use a modular skateboard platform designed for microfactory assembly that is highly flexible for use across multiple vehicle variants and can be designed for multiple vehicle segments;

•

Use of proprietary composite material instead of steel which results in lower cost, lower weight and lower tooling costs. Our proprietary composite material eliminates the need for large, costly and complicated stamping plants and paint shops; and

•	Use of our in-house developed software to provide cost and service optimization for vehicle and fleet solutions.

Microfactories

Arrival has developed an industry-changing approach to manufacturing with its proprietary microfactory concept. Microfactories change the way vehicles are produced in numerous ways. Instead of using the traditional linear assembly line that operates at one speed with stations in a specific order, Arrival has designed its microfactories using technology cells. The order in which a vehicle moves through the technology cells is determined by microfactory software and the order the technology cells are used can be changed dynamically from one vehicle to the next. Furthermore, the technology cells can be reconfigured, enabling each microfactory to build multiple vehicle types.

Each technology cell performs specific tasks relating to the production of an electric vehicle. Linking the technology cells are autonomous mobile robots (“AMRs”), which are controlled by software designed and developed in-house by Arrival. Parts delivery and vehicle movement between the technology cells is accomplished with these AMRs. Arrival has worked in partnership with Comau for the design and simulation of the microfactories. Our electric vehicles have been designed for our microfactory production and utilize Arrival’s in-house plug-and-play modular components, proprietary modular skateboard, and proprietary composite materials. Collectively, our proprietary technology represents up to 70% of the Arrival Van’s total bill of materials.

The photo shows a microfactory technology cell with four robot arms installed in the R&D lab. In the foreground is a prototype AMR.

Each microfactory is designed to provide several competitive advantages for Arrival including lower capital investment and operating costs as well as efficient scalability. The size of each microfactory will be approximately 200,000 square feet and will be able to manufacture 10,000 vans per year or 1,000 buses per year assuming two shifts per day. Each microfactory will be staffed with approximately 250 employees. Arrival anticipates each microfactory will take approximately six months to complete. In contrast, a traditional OEM assembly plant is a purpose-built facility with approximately two million square feet of floor space which takes multiple years to construct. Annual volumes in a traditional OEM assembly plant are typically 100,000 to 300,000 units per year with several thousand employees. The reduced time to completion of our microfactories compared to a traditional OEM manufacturing facility is enabled by the absence of metal stamping and there being no requirement for a paint shop.

The capital investment required for each microfactory is estimated to be approximately $45-$50 million while the annual operating expenses per microfactory are estimated to be approximately $12 million. When comparing to a traditional OEM assembly plant’s volume of 100,000 vans/year, Arrival estimates the cost structure aggregated across ten of its van microfactories would result in an approximate 50% savings in capital investment and approximately 50% savings in annual operating expenses compared to the cost structure of a traditional OEM facility.

Arrival believes each microfactory can achieve an annual gross margin of $100 million per year, assuming either 10,000 vans or 1,000 buses are manufactured and sold per year. Arrival believes the efficiency in its microfactory cost structure positions Arrival to be free cash flow positive, after allowing for its global overhead expenses, once Arrival reaches full production and sales for three currently planned microfactories.

Arrival’s microfactories are highly scalable and can be deployed locally in major metropolitan cities worldwide. Arrival can locate its microfactories close to its customers. The flexibility of Arrival’s microfactories will also enable it to design and develop purpose-built electric vehicles for its customers. The presence of Arrival’s microfactories in numerous communities worldwide will support local job creation and also create taxable income for local governments and municipalities.

In-House Plug-and-Play Modular Components

Arrival has developed cutting edge hardware that positions our company to achieve substantial cost reductions for parts, share components across multiple vehicle platforms, offer upgradeable components throughout a vehicle’s lifecycle, and utilize these components that have been designed specifically for assembly using microfactories. The criteria Arrival used to determine which components to design internally included cost reduction opportunities, improved customer experience characteristics, and the ability to incorporate plug-and-play modules whereby the components can be connected via software.

Certain components that Arrival has designed in-house include DCDC modules, Input Output modules, HMI modules, battery modules, and the drive control unit. Arrival currently outsources certain other components including braking systems, airbags, safety belts, and steering systems as these are important safety systems with lengthy development and validation timelines.

Cost savings for components can be achieved by leveraging Arrival’s intellectual property portfolio. Because Arrival owns the intellectual property for the design of all Arrival components, it can select the most efficient Tier-2 or Tier-3 automotive suppliers to manufacture those components. Since Arrival developed the intellectual property in-house, it also saves on Tier-1 supplier development costs.

Arrival components incorporate over the air (“OTA”) connectivity, allowing for updates to improve efficiency and functionality, whilst also providing data to fleet operators about their component status and health. In addition, the plug-and-play nature of Arrival’s components has been designed to maximize the interchangeability across its various vehicle platforms. This interchangeability affords Arrival the opportunity to be more cost-efficient with its design, procurement, and manufacturing processes. The in-house design of Arrival’s plug-and-play components improves the time to market for its vehicles such that it expects that new vehicle platforms can be designed and developed in approximately 18 months compared to three years or more for traditional vehicle manufacturers.

Arrival has completed more than two years of on-road testing and development for the majority of its in-house plug-and-play components. These components are also currently meeting Arrival’s initial cost estimates as well as industry-standard automotive-grade requirements. Arrival has secured approximately 40% of its Tier 2 and Tier 3 supplier network and is currently in the process of securing the remaining vendors. Arrival anticipates its supplier network will be fully established in time to meet its initial vehicle production timelines.

Modular Skateboard

Arrival has designed modular skateboard platforms that enable flexible vehicle configurations and automated microfactory assembly. Arrival’s skateboard structure is the foundation over which it can engineer specific purpose-built vehicles that meet the local requirements and specifications of its global client base.

A key component of the Arrival skateboard is its aluminum structure that optimizes strength and stiffness. It was designed to be modular and flexible to accommodate different vehicle types and sizes. The same skateboard platform can be used for front-wheel drive, rear-wheel drive, and all-wheel drive vehicles. Extrusions and castings allow Arrival to reduce tooling costs and capital investment requirements when compared to traditional stamped sheet metal construction. With Arrival’s composite panels and adhesive joining processes, the modular skateboard platform eliminates welding and standardizes interfaces between skateboard components. Arrival’s skateboard platforms are designed for different weight classes, enabling vehicles for different segments, while still sharing many of the same proprietary Arrival components. The design of Arrival’s skateboard also provides flexibility for different battery pack configurations. By changing the number of Arrival battery modules, the vehicle battery pack can be customized to suit customer needs and lower the vehicle’s acquisition cost.

Arrival’s skateboard enables a fully flat floor from the front of the driver compartment to the rear of the vehicle. The low floor design leads to increased cargo efficiency and a low step-in height. Arrival’s skateboard is extremely flexible and can be used across multiple vehicle types leading to increased scalability across its vehicle product suite.

Consistent with Arrival’s modular plug-and-play components, the Arrival skateboard was designed for production in its microfactories utilizing its robotic cell technology. Arrival’s skateboard has passed simulation crash tests and Arrival has commenced physical tests. Test results to date have been positive. Arrival believes the development of its modular skateboard will meet its initial vehicle production timelines.

Proprietary Composite Materials

Arrival has reinvented the way the automotive industry approaches materials. Arrival has developed proprietary composite materials that are lightweight and result in lower tooling costs for its production process. These proprietary composite materials are used for both exterior and interior body panels. The characteristics of Arrival’s proprietary composite materials positions it to provide bespoke panel designs to its fleet customers. One of the unique aspects of Arrival’s proprietary composite materials is that it does not require traditional metal stamping or painting during the production process. These processes are cumbersome and expensive—without them, Arrival believes its microfactories can achieve significant cost savings both in capital investment and operating expenses.

The proprietary composite materials are lightweight and versatile and have 25 times lower tooling costs compared to traditional sheet metal dies. The composite material tooling also has significantly shorter lead times than traditional sheet metal dies, enabling Arrival’s vehicle development programs to be approximately 18 months. The underlying raw materials are widely available and are automotive grade.

The ultra-tough durability of Arrival’s proprietary composite materials reduces the cost of repairs compared to traditional sheet metal panels that require frequent cosmetic repair or replacement. This durability contributes to the TCO savings achievable with Arrival vehicles. Arrival’s proprietary composite materials can maintain their performance criteria even at extreme temperatures. Arrival believes the development of its proprietary composite materials will meet its initial vehicle production timelines.

Proprietary In-House Software Architecture

A core enabler to Arrival’s competitive positioning is its proprietary in-house software architecture. Arrival’s software team consists of more than 500 software engineers. Its software engineer to mechanical engineer ratio is 1:1, which it believes compares favorably to an estimated traditional OEM ratio of approximately 1:100. Arrival believes its centralized software architecture has entered into the 5th generation of development, which it believes positions it as one of the leading software-centric electric vehicle manufacturers. Arrival’s hardware and software architecture are decoupled and provide it the ability to harmonize its system infrastructure across its plug-and-play modular components. Arrival’s software architecture has been designed utilizing cloud-based connectivity. Each of Arrival’s electric vehicles is supported by OTA upgradable plug-and-play modular components. Additionally, Arrival’s software architecture has been designed to support open API’s, which provide its fleet customers the ability to integrate and connect Arrival’s electric vehicles into its own software platforms. Arrival’s in-house software architecture also includes autonomous-ready capabilities.

Internal Tools. As part of Arrival’s proprietary in-house software architecture, it has developed software applications to improve its design and development capabilities both for its electric vehicles and for operations inside of its microfactories. This software allows Arrival to design and manufacture purpose-built electric vehicles that provide solutions to meet its customers’ local needs and specific requirements. Arrival’s proprietary in-house software architecture also enables the functionality of the robots and the AMRs operating in its microfactories. Arrival believes having control over its design and manufacturing software positions it to continuously improve the performance of its electric vehicles and the efficiency of its microfactory production processes.

In-Vehicle Software. Arrival has designed proprietary in-vehicle software that both elevates drivers’ and passengers’ experiences while also providing pertinent vehicle performance data. Certain of Arrival’s proprietary driver software applications include in-console route planning and directions. For Arrival buses, riders can receive route status information along with local community event information. For Arrival bus operators, additional revenue opportunities can be achieved through software enabled exterior advertising displays. Arrival’s proprietary in-vehicle software was designed to provide access to vehicle data through an API interface. Arrival’s in-vehicle software has also been designed to optimize hardware usage, such as leveraging sensors across multiple functions.

Customer-Facing Software. Arrival’s proprietary customer-facing software was designed utilizing cloud-based tools to maximize its customers’ ownership experience and to lower their TCO. Arrival’s diagnostic software tools provide customers the ability to remotely monitor their electric vehicles performance, detect early vehicle symptoms, and schedule predictive maintenance. Arrival’s fleet management software architecture provides customers with a highly algorithmic fleet management portal. Applications include fleet simulations and direct route assignments to drivers. Other informative fleet analytics can be incorporated based on a specific customer’s preferences.

Intellectual Property

Arrival’s success depends in part upon its ability to protect its own intellectual property (“IP”) and core technologies. Arrival protects its intellectual property rights in the U.S., the U.K., Europe, and abroad, through a combination of patent, trademarks, designs and trade secret protection, as well as having confidentiality and invention assignments with our employees and consultants. As a result of Arrival’s vertically integrated approach and strong IP portfolios, up to approximately 70% of the Arrival Van and approximately 40% of the materials used to produce the Arrival Bus is either owned or controlled by Arrival.

As of November 30, 2020, Arrival has approximately 203 innovations that have been filed in various jurisdictions including the United States Patent and Trademark Office (“USPTO”), United Kingdom Intellectual Property Office (“UKIPO”) and the European Patent Office (“EPO”). The filed innovations can be broadly organized into the following categories:

•	Battery related innovations

•	Composite material innovations

•	Microfactory and vehicle design flow innovations

•	Modular hardware and modular software innovations

•	Robotics related innovations

•	Van innovations

•	Bus innovations

•	Small vehicle innovations

•	Miscellaneous inventions related to vehicle parts/and systems

Arrival expects to develop additional intellectual property and proprietary technology in the above categories over time. As Arrival develops its technology, it will continue to assess whether additional trademark or patent applications or other intellectual property registrations are appropriate. Arrival also seeks to protect its intellectual property and proprietary technology, including trade secrets and know-how, through limited access, confidentiality and other contractual agreements with its suppliers, customers and collaborators.

Arrival cannot be certain that it will be able to adequately develop and protect its intellectual property rights, or that other companies will not claim that it is infringing upon their intellectual property rights. See “Risk Factors—Risks Related to Arrival.”

Research and Development

Arrival has invested and continues to invest significant resources into ongoing research and development programs as it believes its ability to grow its market position depends, in part, on breakthrough technologies that offer a unique value proposition for Arrival’s customers and differentiation from its competitors.

The majority of Arrival’s research and development activities take place within its headquarters facility in the UK and at its development partners’ facilities located around the world.

The primary areas of focus for research and development include, but are not limited to:

•	Rapid Engineering Design Tools

•	Mobility as a service offerings

•	New vehicle concepts, platforms and segments

•	Materials research

•	Charging infrastructure

•	Fintech and insurance

•	New servicing and maintenance technologies and solutions

•	Robotics

•	Digital sales platform

Arrival’s research and development team consist of over 1,100 people with many from multidisciplinary backgrounds and education. Arrival believes that its technology will provide the following current and future opportunities:

•

Arrival’s proprietary modular skateboard platform allows for multiple vehicle platforms and variants. Arrival believes this configurable design enables customization for local markets and accelerated entry into new vehicle segments.

•	Arrival is building multiple customer-facing software packages such as vehicle health monitoring, fleet optimization tools, and driver applications that work with its vehicles.
•

Arrival’s vehicles have been designed with the sensing, computing and chassis system capabilities required for the implementation of autonomous driving that can be used as vehicle platforms by third-party companies developing autonomous software.

•

Finally, various regulatory agencies are adopting credit mechanisms to encourage the adoption of electric commercial vehicles. As Arrival only manufactures EVs, it expects to generate a surplus of these credits. These credits can then be sold to OEMs that are at risk of not meeting their regulatory credit requirements.

Sales and Marketing

Arrival plans to initially market its EVs directly to large van and bus fleet owners through its sales teams in the U.S., the UK and Europe. Over time these sales teams will be expanded to cover more regions. In addition, Arrival is developing an online sales tool targeting small to medium enterprises. Arrival’s customer outreach will be supported through marketing campaigns on Arrival’s website, social media platforms, interviews, podcasts, press releases and potentially physical experience centers to build awareness. Arrival’s marketing strategy is focused primarily on using online methods and positive experiences that generate word of mouth.

Arrival’s initial target customers for the Arrival Van are large commercial vehicle fleet owners, such as delivery and logistics providers, e-commerce companies and other operators of large in-house fleets. Over time, Arrival expects to also target the small to medium size enterprises and individual owners who make up the majority of the market. However, Arrival expects that its microfactory approach will allow it to expand rapidly across multiple countries and cities around the world.

Arrival has signed non-binding letters of intent with various customers that outline the potential development and commercialization of its vans and buses. Arrival has also signed letters of intent in the UK for over 3,000 vans from customers in logistics, grocery and e-commerce segments, and is in late stage sales discussions for an additional letter of intent to sell over 5,000 additional vehicles. Arrival expects that these letters of intent will evolve into production supply agreements with purchase commitments as the start of production date approaches. However, none of the existing letters of intent provide for a firm commitment on the part of the customer and are generally conditional on vehicle trials. Arrival is currently building pre-production buses for use in customer trials throughout next year. There can be no assurance that Arrival will receive production purchase orders from these customers. Until and when Arrival receives such production orders, such customers are not obligated to purchase the vehicles.

Facilities

London, UK - Global R&D Office Headquarters

In July 2018, Arrival moved into its research and development office headquarters in London. Over 440 employees work out of this location (when not working from home).

Charlotte, NC - U.S. Headquarters

In December 2020, Arrival signed a lease for its U.S. headquarters in Charlotte, North Carolina which comprises over 40,000 square feet of office space. Arrival expects to hire approximately 150 people primarily with engineering, sales, marketing and finance backgrounds.

Banbury, UK - R&D Site

Since 2017, Arrival has been operating out of its research and development facility in Banbury, UK which consists of more than 110,000 square feet and where Arrival is capable of designing, building, and testing prototype vehicles in-house. Over 220 employees work out of this location (when not working from home).

Microfactories

Arrival has two microfactories currently being commissioned. Arrival plans on establishing 31 microfactories by 2024.

Bicester, UK - Van Factory

In December 2019, Arrival leased property located in Bicester, UK. Arrival intends for this microfactory location to initially focus on building electric vans with Arrival’s vertically integrated approach to vehicle production. Arrival is expected to begin operations at Bicester in the first quarter of 2022, with the start of production in the third quarter of 2022. The location of the site is well suited for a manufacturing facility due to the availability of a trained labor force in the area and its proximity to London, which is expected to be a major UK market for Arrival Vans.

South Carolina - Bus Factory

In October 2020, Arrival leased a property located in Rock Hill, South Carolina. Arrival intends for this microfactory location to initially focus on building electric buses with Arrival’s vertically integrated approach to vehicle production. Arrival is expected to begin operations at Rock Hill in the second quarter of 2021, with the start of production in the fourth quarter of 2021. The location of the site is well suited for a manufacturing facility due to the trained labor force available in the area, its proximity to several large urban centers and the available logistics links.

Parts and Servicing

Arrival anticipates that servicing and maintenance of its EVs will be lower than the traditional ICE vehicles due to there being fewer moving parts and considerably reduced mechanical complexity of the components. The increased reliability of Arrival’s EVs will mean that less preventive maintenance is required when compared to ICE vehicles, leading to better uptime and lower maintenance costs.

Arrival is building a network of service providers and a preventive maintenance program to address its customers needs. Arrivals’ vehicles have a system of sensors and controls that allow for precise monitoring of the vehicle and component operation performance. Arrival will use this data to provide smart predictive maintenance that will decrease downtime and costs by identifying a potential problem before it results in a breakdown. Arrival will have the ability to provide over the air updates and software fixes when the vehicle is parked. This can significantly reduce the time for repair and improve uptime.

In cases where a customer has its own maintenance infrastructure, Arrival will identify and provide procedures for items that can be maintained at the customer’s shops. This could include procedures such as tire changes, wiper and windshield repair, and brake servicing. In cases where the customer does not have a maintenance infrastructure or for more complex items, Arrival will either service the vehicles itself or use third party partners.

If a vehicle requires maintenance of a complex system such as the battery, some of those items can be swapped or replaced with relative ease. This allows us to repair the faulty component quickly while minimizing vehicle downtime. Arrival will also develop a network of trained technicians who can travel to a customer or service partner site as necessary.

Employees

As of January 31, 2021, Arrival had 1,598 full-time employees based primarily in the United Kingdom (865), Europe and Rest of World (692) and the United States (41). Over 85% of Arrival’s employees are engaged in research and development and related functions. Arrival anticipates significant employee growth as it approaches commercialization. Arrival’s targeted employees to hire typically have significant experience working for well-respected OEMs, automotive engineering firms and software and robotics companies. To date, Arrival has not experienced any work stoppages and considers its relationship with its employees to be in good standing. None of Arrival’s employees are either represented by a labor union or subject to a collective bargaining agreement.

Regulatory Landscape

Arrival is, and will be, subject to extensive vehicle safety and testing and environmental regulations in the European Union, the United Kingdom, the United States and other jurisdictions in which it manufactures or sells its vehicles. Government regulations regarding the manufacture, sale and implementation of products and systems similar to Arrival’s EVs are subject to future change. Arrival cannot predict what effect, if any, such changes will have upon its business. Violations of these regulations may result in substantial civil and criminal fines, penalties and/or orders to cease the operations in violation or to conduct or pay for corrective work. In some instances, violations may also result in the suspension or revocation of permits and licenses. Below is a brief description of the more material regulatory requirements in European Union, United Kingdom and the United States which are initially the jurisdictions where Arrival will conduct most of their operations. Arrival does not expect that regulatory requirements in other jurisdictions in which they expand their business will be materially different than those described below.

Vehicle Safety and Testing Regulation

Arrival’s bus and van products have been designed to meet the requirements applicable to passenger buses and delivery vans in the United States, European Union and United Kingdom.

United States

Arrival’s vehicles are subject to, and comply with, numerous regulatory requirements established by the U.S. National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. federal motor vehicle safety standards (“FMVSS”). As a manufacturer, Arrival must self-certify that the vehicles meet or are exempt from all applicable FMVSSs before a vehicle can be imported into or sold in the U.S. These standards include crashworthiness and crash avoidance requirements and EV requirements (e.g., those relating to limitations on electrolyte spillage, battery retention and the avoidance of electric shock after certain crash tests). Arrival expects that its vehicles will meet or otherwise be exempt from all applicable FMVSS. Additionally, there are regulatory changes being considered for several FMVSS, and though Arrival expects to comply with such FMVSS, there is no assurance of compliance until the final regulatory changes have been enacted.

In addition to FMVSS, Arrival must comply with other NHTSA requirements and other federal laws and regulations administered by NHTSA, including early warning reporting requirements regarding warranty claims, field reports, death and injury reports, recalls and owner’s manual requirements. Arrival also must comply with the Automobile Information and Disclosure Act, which requires OEMs to disclose certain information regarding the OEM’s suggested retail price, optional equipment and pricing. Further, this law allows inclusion of fuel economy ratings, as determined by the U.S. EPA, and crash test ratings, as determined by NHTSA, if such tests are conducted.

Arrival is also subject to regulations issued by the United States Department of Transportation relating to vehicle safety and operation, the United States Federal Communications Commission relating to its approval of radio frequency devices and orders issued by the California Air Resources Board including relating to LEV and GHG, the Advanced Clean Truck Rule and Zero Emission Powertrains.

European Union

Arrival’s vehicles are subject to, and comply with the European Community Whole Vehicle Type Approval (ECWVTA) Framework EU 2018/858, including 52 different regulations in scope for commercial vans and transit relating to steering equipment, bus and coach construction, electromagnetic compatibility (EMC) and vehicle range.

The Arrival Bus and Arrival Van consist of many electronic and automated components and systems. Arrival’s vehicles are designed to comply with the International Standards Organization’s (“ISO”), Functional Safety Standard. This standard addresses the integration of electrical systems and software and identifies the possible hazards caused by malfunctioning behavior of the safety-related electrical or electronic systems, including the interaction of these systems. Arrival’s approach in following ISO 26262 exceeds the minimum regulatory requirement for a Safety System to address Complex Electronic Systems which is mandated in some regulations (e.g., Braking and Steering).

Arrival vehicles will be approved by an EU Approval Authority following witness testing and a factory audit to confirm procedures for Conformity of Production. As part of this activity Arrival is implementing ISO 9001, an internationally recognized quality standard, in its production facilities and relevant supporting organizations within the group. Vehicles leaving the Arrival factories will be supplied with a Certificate of Conformity which is used to demonstrate compliance with the requirements of 2018/858 during the vehicle registration process.

United Kingdom

The UK has adopted the EU requirements post Brexit transition, so in addition to European Type Approval Arrival will also provide the same documentation to the UK authorities and receive a UK National Type Approval. There is no additional testing required and the technical requirements are the same as for EU markets.

Other Markets

Market analysis has shown a strong correlation between European and US regulatory requirements and other key target markets, requiring minimal design changes to gain regulatory approval in these markets including:

•	Gulf States - based on U.S. requirements

•	China - based on EU requirements

•	South Korea - based on EU, U.S. requirements

•	India - based on EU requirements

•	Brazil - based on U.S. requirements

Arrival’s vehicles have been designed to meet the regulatory requirements of the most rigorous subdivisions/states within each country. Arrival has considered the most rigorous requirements from each market in which the vehicles will be deployed, including industry standards and other due care requirements determined by Arrival above and beyond the regulations.

Vehicle Accessibility Requirements

The accessibility features of each of the vehicle models are set out below.

The Arrival Bus is designed to meet applicable regulations relating to vehicle accessibility including a wheelchair ramp at the front door, wheelchair securement areas, priority seating, interior design to permit movement of wheelchairs and other riders throughout the vehicles. Arrival is conducting analysis to ensure that non-transit and digital products are all accessible to a range of users.

Battery Safety and Testing Regulation

Arrival’s vehicles and batteries have been designed to comply with the latest regulatory requirements relating to the transportation design, testing, manufacture and use of lithium ion batteries, electric power trains, and Rechargeable Electrical Energy Storage System (REESS), of road vehicles.

Arrival’s vehicles are designed to ISO standards for electrically-propelled vehicles in vehicle operational safety specifications and connecting to an external power supply. Additionally, Arrival is incorporating other ISO battery system standards in its vehicles.

Environmental Regulations

Arrival’s microfactories are set up for environmental best practice, and Arrival is working towards recognized standards such as ISO 14001 for environmental management. The relatively small footprint of a microfactory means it can fit into existing industrial land, reducing the need to clear large areas for development. This also means planning rights and permissions are often already in place for the activities carried out in the factory, reducing time from inception to deployment. Arrival’s activities are subject to environmental regulations, based on the location and scope of operations; an overview of these is provided below:

Environmental Permitting

Many national and local authorities require industrial sites to obtain permits for carrying out operations which have the potential to cause environmental impacts. For example, in the UK, the Environmental Permitting (England and Wales) Regulations 2016 include aspects such as carbon emissions from fuel-burning appliances, use and storage of hazardous substances, and discharge of wastewater/effluent amongst other factors. Arrival’s microfactories are exempt or below thresholds for many of these permits due to their relatively small size, and the fact that Arrival does not require hazardous aspects such as paint spraying lines. Arrival reviews and manages any potential requirements for environmental permits through its environmental management system, comparing the operations at each site with the most up to date regulations to ensure any permits required are obtained, complied with, and kept up to date.

End of Life Vehicles

The EU end of life vehicle (ELV) regulations are in place to ensure vehicle manufacturers design, produce, and manage their vehicles to reduce waste and maximise material recovery at the point a vehicle is dismantled. Arrival complies with the ELV regulations through various initiatives such as providing guidance for dismantling, labelling of recyclable materials, compliance with material restrictions as detailed below, and will provide a take-back service for vehicles with a negative or zero value where required.

Hazardous Waste and Battery Recycling

The disposal of hazardous wastes and batteries is subject to regulations in many regions, such as the Hazardous Waste (England and Wales) Regulations 2005 in the UK, and the Resource Conservation and Recovery Act (RCRA) in the U.S., and Arrival takes responsibility for any hazardous wastes which may be generated at its sites. For any damaged or scrap lithium-ion batteries, Arrival works with local recycling partners to ensure batteries are packaged, stored, and transported in compliance with UN 38.3 Transportation of Dangerous Goods, UN 3480 Lithium Ion Batteries.

Carbon and Energy Reporting

Arrival participates in carbon and energy reporting schemes, such as the Streamlined Energy & Carbon Reporting (SECR) regulations in the UK. Arrival will report its energy usage and resulting carbon emissions annually, and report on current and future energy efficiency measures to further reduce its impact on the environment.

Restricted and Banned Substances

Arrival produces vehicles for a global market, where varying regulations exist depending on vehicle type and location. Arrival works closely with its suppliers and holds them to international standards such as those collated by the Global Automotive Declarable Substances List (GADSL) for hazardous and restricted substances, tracking the compliance of all vehicle components.

Legal Proceedings

From time to time, Arrival may become involved in additional legal proceedings arising in the ordinary course of its business. On February 8, 2021, Holdco, Arrival and Merger Sub were named as defendants along with CIIG and its directors in a lawsuit brought by an alleged stockholder of CIIG. See “The Business Combination—Litigation Relating to the Business Combination.”

MANAGEMENT OF ARRIVAL

Executive Officers

References in this section to “we”, “our”, “us”, the “Company”, or “Arrival” generally refer to Arrival and its consolidated subsidiaries.

The names, ages, and current positions of Arrival’s current executive officers are listed in the table below. Arrival expects that these executive officers will continue as executive officers of Holdco following the Business Combination.

Name	Age	Title
Denis Sverdlov	42	Chief Executive Officer
Tim Holbrow	45	Interim Chief Financial Officer
Avinash Rugoobur	39	President
Michael Ableson	59	Chief Executive Officer, Automotive
Daniel Chin	37	General Counsel

Denis Sverdlov. Upon the closing of the Business Combination, Mr. Sverdlov will serve as the Chief Executive Officer of Holdco. Mr. Sverdlov founded Arrival and established its operations in the UK in 2015 and has served as its Chief Executive Officer since March 2016. Prior to founding Arrival, Mr. Sverdlov served as Deputy Minister for Communications and Mass Media in Russia from July 2012 to August 2013. Mr. Sverdlov was co-founder and Chief Executive Officer of Yota from 2007 to 2012, which at the time was the largest 4G telecommunications operator in Russia. Mr. Sverdlov oversaw the successful sale of Yota for $1.5 billion. Prior to working at Yota, Mr. Sverdlov was the co-founder and managing partner of Korus Consulting, one of the top IT consulting companies in Russia from 2003 to 2007. In 2000, Mr. Sverdlov founded his first company, IT Vision, an IT consulting company. Mr. Sverdlov graduated cum laude with a degree in Finance from St. Petersburg State University of Engineering and Economics in 2000.

Tim Holbrow. Upon the closing of the Business Combination, Mr. Holbrow will serve as the Interim Chief Financial Officer of Holdco. Mr. Holbrow has served as Arrival’s Chief Financial Officer since August 2019. Prior to joining Arrival, Mr. Holbrow was the Chief Financial Officer at Somo Global, a digital product agency, from August 2015 to August 2019. From 2012 to 2015, Mr. Holbrow served as the Chief Financial Officer at Procserve, an e-procurement start-up, including the eventual sale of the company to Basware. Prior to joining Procserve, Mr. Holbrow served in various senior finance roles at Symbian Software, a smartphone operating system company, and as the Chief Financial Officer at its open source successor company the Symbian Foundation after Symbian Software was acquired by Nokia. Mr. Holbrow is a Fellow of the Institute of Chartered Accountants in England and Wales and an Associate Member of the Institute of Corporate Treasurers. Mr. Holbrow received a BSc in Mathematics & Computer Science from the University of Exeter.

Avinash Rugoobur. Upon the closing of the Business Combination, Mr. Rugoobur will serve as the President of Holdco. Mr. Rugoobur has served as the President of Arrival since July 2020 after initially joining as the Chief Strategy Officer for Arrival in March 2019. Prior to joining Arrival, Mr. Rugoobur was the Head of Strategy and M&A for General Motors Cruise from September 2017 to January 2019. Mr. Rugoobur also co-founded Curve Tomorrow, a leading digital health technology company in Melbourne, Australia in October 2009 where he served as Co-CEO until July 2018, and Bliss Chocolates (now known as Smoor) in Bangalore, India where he served as the Product, Innovation and Marketing Officer from 2008 to 2009. Prior to and after Bliss, Mr. Rugoobur served in multiple engineering and management roles at General Motors, including approximately four years leading advanced technology activities in Silicon Valley. Mr. Rugoobur was responsible for the acquisition of Cruise, General Motor’s self-driving car division, for approximately $1 billion. Mr. Rugoobur received a bachelor’s degree in Mechanical Engineering and Computer Science, Mechatronics with Honors from the University of Melbourne and a Postgraduate Certificate in Knowledge Management.

Michael Ableson. Upon the closing of the Business Combination, Mr. Ableson will serve as the Chief Executive Officer, Automotive, of Holdco. Mr. Ableson has served as the Chief Executive Officer of Arrival

Automotive since October 2019. Prior to joining Arrival, Mr. Ableson spent 35 years with General Motors in a number of positions, including: Vice President of EV Infrastructure from November 2018 to September 2019; Vice President of Global Strategy and Innovation from September 2015 to October 2018; Vice President of Portfolio Planning from January 2015 to September 2015; Vice President of Engineering, GM-Europe and Member of the Management Board, Opel from September 2012 to December 2014; Vehicle Line Executive, Small Cars from January 2012 to August 2012; Executive Director Global Advanced Vehicle Development from April 2004 to December 2011; Vehicle Chief Engineer, Small and Midsize Trucks from April 2001 to April 2004; Vehicle Chief Engineer, Hybrid Vehicle from April 2000 to April 2001 and Vehicle Chief Engineer Global Midsize Vehicles from September 1997 to April 2000. Mr. Ableson is also a member of the Executive Committee of the Transportation Research Board, a member of the University of Michigan Energy Institute Advisory Board, and a past member of the University of California, Berkeley Engineering Advisory Board. Mr. Ableson received a Master of Science degree in mechanical engineering from the University of California, Berkeley and a Bachelor of Science degree in mechanical engineering from the University of Michigan, Ann Arbor.

Daniel Chin. Upon the closing of the Business Combination, Mr. Chin will serve as the General Counsel of Holdco. Mr. Chin has served in Arrival’s legal department since January 2018 and as Arrival’s General Counsel since June 2020. Prior to joining Arrival, Mr. Chin was Legal Counsel at ITRS Group Ltd from July 2016 to December 2017, acted as Legal Consultant at Morgan Stanley (seconded from Axiom Law) from April 2015 to July 2016 and worked in the Singapore office of YKVN Law from September 2012 to April 2015. Mr. Chin trained and qualified at Weil, Gotshal & Manges, working in their London and New York offices between September 2007 and April 2011. Mr. Chin received a bachelor’s degree in Natural Sciences from the University of Durham, England, graduated from BPP Law School, England in August 2007 and has been admitted to practice as a Solicitor in England and Wales since 2009.

Arrival Executive Compensation

For the year ended December 31, 2020, Arrival’s executive officers received total compensation of approximately €7,659,123. The total compensation paid to Arrival’s executive officers consists solely of base salary and the value of stock options granted in 2020. Details of Arrival’s executive officer compensation for the year ended December 31, 2020 are as follows:

Name	Base Salary	Stock Options(1)
Denis Sverdlov	€667,386	€5,617,335
Tim Holbrow	€244,708	—
Avinash Rugoobur	€467,170	—
Michael Ableson	€440,062	—
Daniel Chin	€222,462	—

(1)	Represents the grant date fair value of the options under IFRS.

Arrival Share Option Plan 2020 and Restricted Share Plan 2020

On October 7, 2020, the Arrival Shareholders adopted the (i) Arrival Share Option Plan 2020 (the “SOP 2020”) and (ii) Arrival Restricted Share Plan 2020 (the “RSP 2020”). As of December 11, 2020, stock options and restricted shares awards under the SOP 2020 and RSP 2020 covering 39,391,385 Arrival Ordinary Shares (before the Second Exchange) in aggregate were outstanding. The exercise of options under the SOP 2020 is intended to be settled with Arrival Ordinary Shares.

The maximum number of stock options and restricted share awards which may be granted under the SOP 2020 and the RSP 2020 in aggregate is initially limited to 50,000,000 Arrival Ordinary Shares. If any stock option under the SOP 2020 or restricted share award under the RSP 2020 lapses, then the number of Arrival

Ordinary Shares covered by such stock option or restricted share award would become available for the purpose of future grants. The SOP 2020 and RSP 2020 are operated by Arrival’s board of directors. Arrival’s board of directors may delegate its powers under the SOP 2020 and the RSP 2020 to a committee or persons authorized by Arrival’s board of directors. The SOP 2020 and the RSP 2020 are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.

Purpose and Eligibility. The SOP 2020 and RSP 2020 are intended to enable Arrival to retain and reward, and to provide additional incentives to, its current and former employees, officers, directors and/or consultants by providing them with the opportunity to purchase Arrival Ordinary Shares.

Type of Awards. Under the SOP 2020, Arrival’s board of directors may grant stock options exercisable for Arrival Ordinary Shares, with an exercise price per share specified at grant, and may grant such stock options subject to conditions based on service and/or performance and/or as to the time at which such stock options may be exercisable. Stock options generally expire ten years after grant or on such earlier date as may be specified in connection with the grant of the stock option (including any earlier expiration date specified for any tax purposes applicable to the recipient). Under the RSP 2020, Arrival’s board of directors may grant awards entitling recipients to acquire Arrival Ordinary Shares for a price per share specified at award, and may grant such awards subject to conditions based on service and/or performance and/or as to the time at which the ordinary shares covered by the restricted share award may become transferable. The Arrival Ordinary Shares covered by the restricted share awards are subject to the right of Arrival to repurchase all or part of such Arrival Ordinary Shares or require the sale of such Arrival Ordinary Shares to a person nominated by Arrival’s board of directors, at the lower of their acquisition price or the value of the Arrival Ordinary Shares at such time, in the event that any conditions specified in connection with the grant of the restricted share awards are not satisfied.

Conditions. Stock options granted under the SOP 2020 and restricted share awards granted under the RSP 2020 may be granted subject to conditions based on service and/or performance and/or as to the time at which stock options may be exercisable or shares covered by restricted share awards may become transferable. Arrival’s board of directors determines any applicable conditions in connection with the grant of the stock option or restricted share award. Grants made to date under the SOP 2020 and RSP 2020 were subject to (i) a time-based condition of one year from the date of commencement of service with Arrival (50% of the awards) and (ii) a performance-based condition requiring achievement of specified performance-based milestones (50% of the awards). All grants made to date under the SOP 2020 and RSP 2020 were subject to the achievement of a specified liquidity event (as well as, for certain participants, an additional service-based requirement where required in accordance with tax rules applicable to such participants). Grants will generally lapse in the event of termination of employment or service prior to a stock option or restricted share award vesting in accordance with its terms and any conditions specified in connection with its grant. Stock options or restricted share awards that are vested may lapse in certain limited cases such as fraud or the commission of an imprisonable criminal offense.

Voting Rights. Prior to exercise, holders of stock options under the SOP 2020 shall not have any rights as a holder of Arrival Ordinary Shares, including no right to vote the Arrival Ordinary Shares covered by stock options. Prior to the Arrival Ordinary Shares covered by restricted share awards under the RSP 2020 becoming transferable, the holder of such restricted share award shall not be entitled to exercise voting rights attaching to such Arrival Ordinary Shares but shall otherwise have the rights of a holder of such Arrival Ordinary Shares.

Transferability. Subject to certain limited exceptions, stock options granted under the SOP 2020 may not be sold, transferred or disposed of in any manner other than upon the death of the recipient, and Arrival Ordinary Shares covered by restricted share awards under the RSP 2020 may not be sold, transferred or disposed of in any manner prior to the earlier of any applicable vesting conditions being met or any condition as to the time at which such Arrival Ordinary Shares may become transferable being met (other than in respect of the transmission of the Arrival Ordinary Shares covered by the restricted share award upon death of the recipient). The Arrival Ordinary Shares covered by the restricted share awards will be locked-up for six months following the Closing pursuant to the RSP 2020.

Termination. Arrival’s board of directors may terminate the SOP 2020 and RSP 2020 at any time. Following termination of the SOP 2020, no further stock options may be granted, or following termination of the RSP 2020, no further restricted share awards may be granted, but outstanding stock options or restricted share awards, as applicable, already granted will continue in effect.

Holdco Equity Incentive Plan

Pursuant to the Business Combination Agreement, prior to the Closing, Holdco will establish an equity incentive plan (the “EIP”) for service providers of Holdco and its subsidiaries to be effective as of the Closing, which will provide for an aggregate share reserve thereunder, together with the current share reserve underlying the SOP 2020 and RSP 2020 (including any awards issued thereunder), equal to ten percent of the Holdco Ordinary Shares and Holdco Warrants issued immediately following the Closing. Since Holdco will be a foreign private issuer, the EIP will not require approval of Holdco’s shareholders and will be approved only by Holdco’s board of directors.

Employment Agreements

Chief Executive Officer. Denis Sverdlov was appointed as Chief Executive Officer of Arrival effective in March 2016. He entered into his employment agreement with Arrival Ltd on September 14, 2020. Under the agreement, Mr. Sverdlov will receive an annual salary of £600,000 that may be reviewed, but not necessarily increased, from time to time. Under the terms of the agreement, Mr. Sverdlov was automatically enrolled in Arrival’s pension plan. Mr. Sverdlov is subject to confidentiality provisions and non-solicitation restrictive covenants for a period of six months after the termination of his employment.

Chief Financial Officer. Tim Holbrow was appointed as Chief Financial Officer of Arrival effective in July 2020. He entered into his employment agreement with Arrival Automotive UK Limited on June 29, 2020. Under the agreement, Mr. Holbrow will receive an annual salary of £220,000 that may be reviewed, but not necessarily increased, from time to time. Under the terms of the agreement, Mr. Holbrow was automatically enrolled in Arrival’s pension plan. Mr. Holbrow is subject to confidentiality provisions and non-solicitation restrictive covenants for a period of six months after the termination of his employment.

President. Avinash Rugoobur was appointed as President of Arrival effective in June 2020. He entered into his employment agreement with Arrival Ltd on January 3, 2019. Under the agreement, Mr. Rugoobur will receive an annual salary of £330,000 (which was subsequently increased to £420,000) that may be reviewed, but not necessarily increased, from time to time. In addition to his annual salary, Mr. Rugoobur may expense up to £1,000 per calendar month for a personal car allowance. Under the terms of the agreement, Mr. Rugoobur is entitled to receive a monthly contribution to a pension plan in an amount equal to 4% of his annual salary, pro rata. Mr. Rugoobur is subject to confidentiality provisions and non-solicitation restrictive covenants for a period of six months after the termination of his employment.

Chief Executive Officer, Automotive. Michael Ableson was appointed as Chief Executive Officer, Automotive of Arrival effective in October 2019. He entered into his employment agreement with Arrival Automotive, Inc. on November 1, 2019. Under the agreement, Mr. Ableson will receive an annual salary of $540,000 that may be reviewed, but not necessarily increased, from time to time. Mr. Ableson is eligible to participate in Arrival’s 401(k) plan. Mr. Ableson is subject to confidentiality provisions for a period of up to five years after the termination of his employment and non-solicitation restrictive covenants for a period of one year after the termination of his employment.

General Counsel. Daniel Chin was appointed as General Counsel of Arrival effective in June 2020. He entered into his employment agreement with Arrival Ltd on October 6, 2017. Under the agreement, Mr. Chin initially received an annual salary of £110,000 (which was subsequently increased to £200,000) that may be reviewed, but not necessarily increased, from time to time. Under the terms of the agreement, Mr. Chin was invited to participate in Arrival’s pension plan. Mr. Chin is subject to confidentiality provisions and non-solicitation restrictive covenants for a period of six months after the termination of his employment.

Director Compensation

Arrival does not pay any compensation to directors who are executives of Arrival. For non-executive directors, Arrival pays an annual retainer fee and meeting fees.

ARRIVAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Arrival’s management believes is relevant to an assessment and understanding of Arrival’s results of operations and financial condition. This discussion and analysis should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Consolidated Financial Information of Arrival” and the audited and unaudited condensed consolidated financial statements and related notes of Arrival that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Arrival” and the unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2020 and for the year ended December 31, 2019 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”). In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.

Overview

Arrival’s mission is to transform the design, assembly and distribution of commercial EVs and accelerate the mass adoption of EVs globally. Founded in 2015, and now with over 1,500 employees, Arrival develops vertically integrated technologies and products that create a new approach to the design and assembly of EVs. Arrival believes its proprietary in-house developed components, materials, software and robotic technologies, when combined with its low cost and scalable microfactories, will enable it to produce EVs that are competitively priced to fossil fuel variants and with a substantially lower total cost of ownership to its customers.

The initial focus for Arrival is the production of commercial electric vehicle vans and buses. Arrival believes this segment of the automotive market is currently underserved by other electric vehicle manufacturers and is a global market with significant scale opportunities. Arrival also believes the commercial vehicle segment will move quickly to electric vehicles, and that this migration will be supported worldwide by local, state, and national government policies that either encourage electric vehicle usage via subsidies or enact usage taxes on fleet operators who continue to operate fossil fuel vehicles. Arrival also believes that commercial fleet operators will be attracted to EV’s in general, and Arrival’s vehicles in particular, because of their lower TCO. Commercial fleet operators have well understood range requirements, and the vehicles typically return to a central depot every evening where the vehicles can be charged overnight. For all these reasons, Arrival expects the commercial vehicle fleets to migrate to EVs even more quickly than automotive retail segments.

The Arrival Van is designed for commercial use by large fleet owners particularly in the transportation, e-commerce and logistics industries with an estimated initial addressable market of two million units by 2025 representing $70 billion. When including the addressable market for fossil fuel commercial vans, Arrival believes its total addressable market increases to approximately $280 billion. The expected start of production for the Arrival Van is the third quarter of 2022. On October 8, 2020, Arrival entered into a vehicle sales agreement with UPS, under which UPS has agreed to purchase 10,000 EVs with an option to purchase up to an additional 10,000 EVs. This agreement has a total aggregate order value of up to $1.2 billion (including the option) and may be cancelled or modified by UPS at any time.

The Arrival Bus is designed for use by public and private transit operators, with an estimated initial addressable market of 131,000 units by 2025, representing $40 billion. When including the addressable market for fossil fuel commercial buses, Arrival believes its total addressable market increases to approximately $154 billion. Arrival has entered into non-binding letters of intent with potential customers to purchase Arrival Buses, which are expected to start production in the fourth quarter of 2021.

On November 4, 2019, Arrival and HKMC entered into an agreement to jointly develop vehicles using Arrival’s technologies. This partnership will leverage the use of Arrival’s microfactories and software innovation. Arrival will benefit from HKMC’s global footprint and economies of scale with the aim to reduce the cost of components. The joint development agreement will expire on November 3, 2024. This development agreement prevents Arrival from developing EVs with other traditional OEMs until November 3, 2022.

On October 12, 2020, Arrival completed a private placement of an aggregate of 44,146,679 Class A Preferred Shares to strategic investors Winter Capital and funds and accounts managed by BlackRock at a price of €3.40909 per share, which represented approximately €150.5 million in gross proceeds not including closing fees. Arrival is using the proceeds from this private placement for general corporate purposes.

The Business Combination

On November 18, 2020, CIIG, Arrival, Holdco and Merger Sub entered into the Business Combination Agreement. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby, are summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, following the effectiveness of the transactions contemplated by the Exchanges, the parties will consummate the Business Combination and Arrival and CIIG will become direct wholly-owned subsidiaries of Holdco. Pursuant to the Business Combination Agreement, each of the following transactions occurred, or will occur, in the following order:

•	pursuant to the Arrival Preferred Shareholder Exchange Agreements, the First Exchange was consummated on January 4, 2021;

•

(a) pursuant to the Arrival Ordinary Shareholder Exchange Agreements, on the day immediately preceding the Merger, Holdco and the Arrival Ordinary Shareholders will consummated the transactions contemplated by the Second Exchange, (b) as of the Second Exchange Effective Time, the valuation of the Arrival Shares contributed to Holdco by the Arrival Shareholders against new Holdco Ordinary Shares pursuant to the Exchanges is equal to the Aggregate Exchange Consideration and (c) immediately following the Second Exchange Effective Time, Arrival will be a direct wholly-owned subsidiary of Holdco;

•

on the first business day following the Second Exchange Effective Time and immediately prior to the Merger, each share of CIIG Class B Common Stock outstanding immediately prior to the Merger will be converted into a number of shares of CIIG Class A Common Stock equal to the Class B Conversion Ratio; and

•

immediately following the CIIG Class B Conversion, Merger Sub will merge with and into CIIG, with CIIG surviving the Merger as a direct wholly owned subsidiary of Holdco. In connection therewith, CIIG’s corporate name will change to “Arrival Vault USA, Inc.”

The Merger is to become effective by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware immediately following the consummation of the Second Exchange. The Certificate of Merger will specify that the Merger will become effective at the Merger Effective Time. The parties will hold the Closing on the date of the Merger Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

At the Merger Effective Time, immediately following the CIIG Class B Conversion, by virtue of the Merger and the Holdco Requisite Approvals, subject to the Third Holdco Auditor Report, and without any further action on the part of CIIG, Merger Sub, Holdco or Arrival or the holders of any of the following securities:

•

each share of CIIG Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than the Excluded Shares) shall automatically be exchanged with Holdco for one Holdco Ordinary Share (an aggregate of 72,343,750 Holdco Ordinary Shares) (the “Holdco Ordinary Shares Merger Issuance”), following a share capital increase realized by Holdco by virtue of the Merger, to be subscribed by the contributing holders of CIIG Class A Common Stock;

•	upon the Holdco Ordinary Shares Merger Issuance, all shares of CIIG Class A Common Stock (other than the Excluded Shares) shall be cancelled and shall cease to be outstanding;

•

each Excluded Share shall, by virtue of the Merger and without any further action on the part of CIIG, Merger Sub, Holdco or Arrival or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one share.

Key Factors Affecting Operating Results

Arrival is a pre-revenue company and believes that its performance and future success depends on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Arrival’s Business and Industry.”

Product Development

Arrival has four vehicle programs under development, the Arrival Bus, Arrival Van, large van and small vehicle platform. Arrival expects to commence production of its Arrival Bus in Q4 2021 with sales expected to begin in Q3 2022. The Arrival Van is scheduled to start production and sales in Q3 2022. Arrival has made significant progress in the design of its EVs and components parts, as well as in the development of its manufacturing and assembly processes and vehicle and manufacturing technology platform:

-	Arrival prototype buses have completed over 1,000 kms of testing

-	Prototype vans have been built and are being tested

-	Large van prototypes engineering release completed

-	Arrival composite materials lab has been set up in Bicester, UK and pilot line equipment is being installed

-	Arrival plant in Rock Hill, South Carolina lease is complete and currently being set up for bus production in 2021

However, Arrival must successfully complete certain major development activities in order to meet its expected production dates. Arrival expects to complete bus product validation and van product validation, in 2021. The large van product validation is expected to follow in the first half of 2022.

Arrival’s team of over 1,500 engineers, scientists, technicians and staff is committed to achieving the necessary milestones to meet its current production and commercialization timelines. However, delays may occur as a result of the development process, initial production hurdles and COVID-19. If there are delays, Arrival may require additional funds to continue its operations until it can begin to generate sales from the sale of its vehicles. For reference, Arrival is forecasted to spend approximately €204 million in 2021 on research and development and general and administrative expenses; accordingly, a six-month delay at this rate of spending would utilize approximately €102 million. This run rate may increase to the extent more resources are needed to meet Arrival’s objectives.

Until Arrival can generate sufficient revenue from product sales, it expects to finance its operations with the proceeds from the Business Combination, private placements of its securities, secondary public offerings, debt financings, collaborations, and licensing arrangements.

Commercialization

Arrival plans to initially market its EVs directly to large van and bus fleet owners through its sales teams in the U.S., UK and Europe. Over time these sales teams will be expanded to cover more regions. Arrival is also developing an online sales tool for small to medium enterprises. Arrival’s customer outreach will be supported through marketing campaigns on Arrival’s website, social media platforms, interviews, podcasts, press releases and potentially physical experience centers to build awareness. Arrival will also work with key partners for additional coverage. Arrival’s marketing strategy is focused primarily on using online methods and positive experiences that generate word of mouth.

Arrival currently has an order from UPS for its Arrival Van for 10,000 vehicles with an option to purchase an additional 10,000 vans, subject to amendment and cancellation by UPS. The total aggregate value of this order (including the option) is approximately $1.2 billion. Arrival has also received non-binding memorandums of understanding from 16 customers expressing strong interest in the Arrival Van and Arrival Bus. Although non-binding, Arrival believes they demonstrate clear demand that will lead to binding orders once they begin production of the Arrival Bus and Arrival Van and potential customers are able to see firsthand the performance and value of these vehicles.

Market Trends and Competition

Arrival Van

The Global Light Commercial Vehicle Market (3.5 tons and below) is estimated to be between 10-13 million units per year. While the Global parc has remained fairly static in recent years, the growing pressure for more clean air zones and environmental commitments from governments has resulted in a growing demand for electric fueled vehicles. An upsurge in customers and fleet operators committing to move away from combustion to electric vans has seen forecasts estimating a 30%-50% penetration by 2030.

While traditional OEM’s like Mercedes-Benz, Ford and Volkswagen have started their transition to EVs, they still have a heavy investment in combustion-fueled vehicles and the shift of diesel powertrains to electric is a slow and expensive process. This has created more demand than supply which has resulted in higher prices for electric vans (50-70% higher cost than combustion vehicles) with limitations on payload and availability. Mercedes recently launched the eSprinter available in one length, with a low range capability and price tag in EU of €60,000. Renault Master and Iveco Daily are the only existing models in the market with similar load capacity to Arrival, but both are redesigns of their diesel counterparts and therefore, heavy and expensive, between €60,000 and €80,000, resulting in very little market penetration to date.

Arrival vans have the flexibility and payload capabilities of current combustion vehicles and have been designed from the bottom up with customers in mind. Features have been designed not based on historical practice but customer needs and requirements as well as equipping vehicles with advanced software capabilities and upgrades. In addition, Arrival’s strong battery range capabilities are expected to reduce any customer range anxiety and its high standard specification and simplified market approach means Arrival vans should fit the majority of customer needs. A microfactory set up means we can rely on local supply chains and create vehicles fit for local market requirements without high costs for vehicle and part transportation. Arrival believes as a result of all of these factors, it can produce a light commercial van at a highly attractive price that is closer to prices for combustion vehicles, but with better payload capacity, cargo volume and efficiency than currently available in the market.

Arrival Bus

With an addressable market of over 130,000 vehicles yearly, the transit bus market creates a strong opportunity for Arrival and its innovative product design and technology. The bus market is in need of environmental reform particularly in the following two areas: bus fleets must be converted into zero emission vehicles and a good public transport experience has the potential of lowering the number of private vehicles on the road. Both are imperatives for major cities around the world. However, local governments and operators have reservations about this change, as it represents a significant financial investment and the use of technology that evolves at a fast pace.

Arrival believes the customer centric design and strong dimensions/performance ratio (50% payload to GVW ratio versus approximately 33% for Mercedes E-Citaro and 29% Yutong E12) of the Arrival Bus together with its competitive price point relative to ICE vehicles and other electric buses puts it in a unique position to accelerate needed transit bus reform.

Regulatory Landscape

Arrival is, and will be, subject to significant regulation relating to vehicle safety and testing, vehicle accessibility, battery safety and testing and environmental regulation in the United States, European Union, the United Kingdom and other markets. These requirements create additional costs and possibly production delay in connection with design, testing and manufacturing of Arrival’s vehicles. For a discussion of these requirements, see the section entitled “Information about Arrival- Regulatory Landscape” in this proxy statement/prospectus.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Arrival operates.

As the COVID-19 pandemic continues to evolve, the extent of the impact on Arrival’s businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact Arrival’s employees and operations and the operations of its suppliers, vendors and business partners, and may negatively impact Arrival’s sales and marketing activities and the production schedule of its vehicles. In March 2020, Arrival created a committee comprised of 24 members from its human resources, strategy, operations, legal and compliance, and products teams to monitor the overall impact of COVID-19 and manage Arrival’s overall response and guidance moving forward during the COVID-19 pandemic. The spread of COVID-19 has caused Arrival and many of its suppliers to modify their business practices (including employee travel and recommending that all non-essential personnel work from home), and Arrival and its suppliers may be required to take further actions as required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of Arrival’s workforce or suppliers are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, Arrival’s operations will be impacted. These factors related to COVID-19 are beyond Arrival’s knowledge and control and, as a result, at this time, Arrival is unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Arrival’s business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time.

Key Components of Statements of Operations

Basis of Presentation

Currently, Arrival conducts business through one operating segment. As of the date of this proxy statement/prospectus, Arrival is a pre-revenue company with no commercial operations, and its activities to date have been conducted in Europe and North America. Arrival’s historical results are reported in IFRS as issued by the IASB. For more information about Arrival’s basis of presentation, refer to Note 2 in the accompanying financial statements of Arrival included elsewhere in this proxy statement/prospectus.

Revenue

Arrival has not begun commercial operations and currently does not generate revenue. Once Arrival reaches commercialization and commences production and sales of its EVs which is expected with respect to the Arrival Bus and Arrival Van in Q3 2022, it expects that the significant majority of its revenue will be derived from the direct sale of its commercial electric buses and vans and thereafter other related products and services.

Cost of Revenue

As of the date of this proxy statement/prospectus, Arrival has not recorded cost of revenue, as it has not generated revenue. Once Arrival reaches commercialization and commences production of its EVs, it expects cost of revenue to include vehicle components and parts, including batteries, raw materials, direct labor costs, warranty costs and costs related to the operation of manufacturing facilities.

Administrative Expenses

Administrative expenses consist of the costs associated with employment of Arrival’s non-engineering staff, the costs associated with Arrival’s properties, and the depreciation of Arrival’s fixed assets, including depreciation of “right of use” assets in relation to Arrival’s leased property. Arrival expects administrative expenses to increase as its overall activity levels increase due to the construction and operation of microfactories.

Research and Development Expenses

Research and development expenses consist of the costs associated with the employment of Arrival’s engineering staff, third-party engineering consultants and program consumables. Costs associated with development projects such as vehicle programs, component programs and software products are capitalized as intangible assets under construction. For more information about Arrival’s accounting policy for intangible assets, refer to Note 3 in the accompanying financial statements of Arrival included elsewhere in this proxy statement/prospectus. Arrival expects research and development expenses to increase as it continues to develop its vehicles, components, microfactory technology and software.

Impairment Expense

Impairment expense relates primarily to research and development projects which have been capitalized as “assets under construction.” Management of Arrival evaluates the progress of each project every period and if it identifies any difference or change in the initial plan or expected future cash flows that the project will generate, the appropriate impairment amount is recorded to adjust the carrying amount of the development cost. Arrival expects its impairment expense to decrease as Arrival gets closer to the start of production of its vehicles and first generation of revenue from these programs.

Finance Income (Expense), Net

Finance income consists primarily of interest income and both realized and unrealized foreign exchange gains that have been created due to the fluctuation of the exchange rates between the Euro and the various other currencies that Arrival is using for its operations. Finance expense consists primarily of interest calculated on lease liabilities and both realized and unrealized foreign exchange losses that have been created due to the fluctuation of the rate between the Euro and the various other currencies that Arrival is using for its operations.

Results of Operations

Comparison of the Six Months Ended June 30, 2020 and 2019

The following table sets forth Arrival’s historical operating results for the periods indicated:

	Six Months Ended June 30,		€’000 Changes	% Changes
(in thousands)	2020	2019
	€’000	€’000
Revenue	—	—	—	—
Cost of Revenue	—	—	—	—

Gross Profit	—	—	—	—

Administrative Expenses	(24,159)	(11,567)	(12,592)	(109%)
Research and Development Expenses	(4,723)	(3,705)	(1,018)	(27%)
Impairment Expense	(34)	(2,131)	2,097	98%
Other Income	804	—	804	—
Other Expenses	(12)	(113)	101	89%

Operating Loss	(28,124)	(17,516)	(10,608)	(61%)

Finance Income	1,337	2	1,335	NM
Finance Expense	(2,551)	(1,003)	(1,548)	(154%)

Net Finance Expense	(1,214)	(1,001)	(213)	(21%)

Loss Before Tax	(29,338)	(18,517)	(10,821)	(58%)
Tax Income	4,873	2,882	1,991	69%

Loss for the Period	(24,465)	(15,635)	(8,830)	(56%)

Administrative Expenses

Administrative expenses increased €12.6 million, or 109%, from €11.6 million in the six months ended June 30, 2019 to €24.2 million in the six months ended June 30, 2020. The increase was primarily due to increased wages and salaries as Arrival expanded its headcount of non-engineering staff to support its expanding research and development programs, and increased rent and property utilities as Arrival acquired additional properties for use as research and development workshops, office locations and as future microfactories.

Research and Development Expenses

Research and development expenses increased by €1.0 million, or 27%, from €3.7 million in the six months ended June 30, 2019 to €4.7 million in the six months ended June 30, 2020. This increase was primarily due to increased wages and salaries as Arrival expanded its headcount of engineering staff to work on Arrival’s research and development programs.

Impairment Expense

Impairment expense decreased by €2.1 million, or 98%, from €2.1 million in the six months ended June 30, 2019 to €34,000 in the six months ended June 30, 2020. The impairment expense in the six months ended June 30, 2019 related to capitalized projects determined not to offer probable future net cash inflows and specific assets within capitalized projects that had been determined to no longer form part of the product.

Finance Income (Expense), Net

Net finance expense increased by €0.2 million, or 21% from €1.0 million in the six months ended June 30, 2019 to €1.2 million in the six months ended June 30, 2020. The increase was primarily due to the recognition of additional lease interest charges in line with IFRS lease recognition requirements on new properties, offset by the difference in realized and unrealized exchange gains in the periods.

Comparison of the Year Ended December 31, 2019 to the Year Ended December 31, 2018

The following table sets forth Arrival’s historical operating results for the periods indicated:

	Twelve Months Ended December 31,		€’000 Changes	% Changes
(in thousands)	2019	2018
	€’000	€’000
Revenue	—	—	—	—
Cost of Revenue		—	—	—

Gross Profit		—	—	—

Administrative Expenses	(31,392)	(16,769)	(14,623)	(87%)
Research and Development Expenses	(11,149)	(6,219)	(4,930)	(79%)
Impairment Expense	(4,972)	(9,347)	4,375	47%
Other Income	2,583	1,167	1,416	121%
Other Expenses	(6,911)	(13)	(6,898)	(53,062%)

Operating Loss	(51,841)	(31,181)	(20,660)	(66%)

Finance Income	51	140	(89)	(64%)
Finance Expense	(3,235)	(99)	(3,136)	(3,168%)

Net Finance (Expense)/Income	(3,184)	41	(3,225)	(7,866%)

Loss Before Tax	(55,025)	(31,140)	(23,885)	(77%)
Tax Income	6,929	951	5,978	629%

Loss for the Year	(48,096)	(30,189)	(17,907)	(59%)

Administrative Expenses

Administrative expenses increased €14.6 million, or 87%, from €16.8 million in the twelve months ended December 31, 2018 to €31.4 million in the twelve months ended December 31, 2019. The increase was primarily due to increased wages and salaries as Arrival expanded its headcount of non-engineering staff to support its expanding research and development programs and increased rent and property utilities as it acquired additional properties for use as research and development workshops and office locations.

Research and Development Expenses

Research and development expenses increased by €4.9 million, or 79%, from €6.2 million in the year ended December 31, 2018 to €11.1 million in the year ended December 31, 2019. The increase was primarily due to increased wages and salaries as Arrival expanded its headcount of engineering staff to work on Arrival’s research and development programs and increased consumable costs in relation to these programs.

Impairment Expense

Impairment expense decreased by €4.3 million, or 46%, from €9.3 million in the year ended December 31, 2018 to €5.0 million in the year ended December 31, 2019. Impairment charges relate to capitalized projects assessed not to offer probable future net cash inflows and specific assets within capitalized projects that had been determined to no longer form part of the product.

Finance Income (Expense), Net

Finance income (expense), net increased by €3.2 million from net finance income of €41,000 in the year ended December 31, 2018 to net finance expense of €3.2 million in the year ended December 31, 2019. The increase was primarily due to additional lease interest charges in line with IFRS lease recognition requirements on new properties.

Liquidity and Capital Resources

As of the date of this proxy statement, Arrival has yet to generate any revenue from its business operations. Since inception, Arrival has funded its operation, capital expenditure and working capital requirements through capital contributions and loans from its largest stockholder, Kinetik S.à r.l., private placements of its equity securities and investments from certain strategic partners.

As of October 31, 2020, Arrival’s cash and cash equivalents amounted to €123.6 million. On a pro forma basis, assuming consummation of the Business Combination on or before March 8, 2021 with cash proceeds of $660 million (approximately €556 million), including $400 million (approximately €337 million) gross proceeds from the PIPE transaction, Arrival’s cash and cash equivalents are expected to be approximately €506 million higher at closing, which amount will depend on the extent of redemptions by CIIG stockholders. Arrival expects its capital expenditures and working capital requirements to increase substantially in the near future, as it seeks to produce the Arrival Bus and Arrival van, develop its customer support and marketing infrastructure and continue its research and development efforts. Arrival believes that its cash on hand following the consummation of the Business Combination, will be sufficient to meet its working capital and capital expenditure requirements for a period of at least two years from the date of this proxy statement/prospectus and sufficient to fund its operations until it commences production of the Arrival Bus and Arrival Van as currently contemplated. However, additional funding may be required for a variety of reasons, including, but not limited to, the proceeds of the Business Combination being less than anticipated due to excessive redemptions or the PIPE Investment being consummated for less than the full committed amount, delays in anticipated schedule to complete the design of the Arrival Bus or Arrival Van, or tooling of the necessary microfactories needed to start vehicle production as currently contemplated. In addition, Arrival’s budget projections may be subject to cost overruns for reasons outside of its control and it may experience slower sales growth than anticipated, which would pose a risk to Arrival achieving cash flow positivity.

If Arrival were to require additional funding or otherwise determined it was beneficial to seek additional sources of financing, Arrival believes that its strong, debt-free balance sheet following the transaction would enable the Combined Company to access financing on reasonable terms. However, there can be no assurance that such financing would be available to the Combined Company on favorable terms or at all. If the financing is not available, or if the terms of financing are less desirable than Arrival expects, Arrival may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects.

As an early stage growth company in the pre-commercialization stage of development, the net losses Arrival has incurred since inception are consistent with Arrival’s strategy and budget. Arrival will continue to incur net losses in accordance with Arrival’s operating plan as Arrival continues to expand its operations to meet anticipated demand.

Cash Flows Summary

Presented below is a summary of Arrival’s operating, investing and financing cash flows:

	For the Six Months Ended June 30,		For the Year Ended December 31,
(in thousands)	2020	2019	2019	2018
Net cash provided by (used in)	€’000	€’000	€’000	€’000
Operating activities	(28,888)	(12,851)	(38,046)	(20,412)
Investing activities	(44,364)	(18,040)	(45,431)	(25,025)
Financing activities	6,771	33,944	178,624	41,052

Net change in cash and cash equivalents	(66,481)	3,053	95,147	(4,385)

Cash Flows from Operating Activities

Arrival’s cash flows used in operating activities to date have been primarily comprised of costs related to development of its products, payroll, fluctuations in accounts payable and other current assets and liabilities. As Arrival expects to increase hiring leading up to the commencement of commercial operations, Arrival expects its cash used in operating activities to increase significantly before it starts to generate any material cash flows from its business.

Net cash used in operating activities was €28.9 million for the six months ended June 30, 2020 compared to €12.9 million for the six months ended June 30, 2019. The change of €16.0 million was primarily due to increased staff outflows relating to Arrival’s growing research and development teams.

Net cash used in operating activities was €38.0 million for the year ended December 31, 2019 compared to €20.4 million for the year ended December 31, 2018. The increase of €17.6 million was primarily due to increased outflows on staff and other project costs as Arrival expanded its research and development activities, as well as outflows on supporting infrastructure such as property costs.

Cash Flows from Investing Activities

Arrival’s cash flows used in investing activities to date have been primarily comprised of development expenditure (staff and project costs) capitalized as intangible fixed assets under construction in relation to the development of vehicles, vehicle components, software and microfactories. In addition, Arrival purchases tangible fixed assets (plant and equipment) in support of both research and development programs. Arrival expects the cost of investing activities to increase substantially in the near future as it ramps up program activity and microfactory construction ahead of commencing commercial operations.

Net cash used in investing activities was approximately €44.4 million for the six months ended June 30, 2020, and approximately €18.0 million for the six months ended June 30, 2019. In both periods this primarily consisted of cash outflows for development program expenditure (staff and project costs) capitalized as intangible assets under construction.

Net cash used in investing activities was approximately €45.4 million for the year ended December 31, 2019, and approximately €25.0 million for the year ended December 31, 2018. In both periods this primarily consisted of cash outflows for development program expenditure (staff and project costs) capitalized as intangible assets under construction.

Cash Flows from Financing Activities

Net cash provided by financing activities was €6.8 million for the six months ended June 30, 2020, which primarily related to €10.0 million cash inflow from the issuance of 2,944,334 Class A Preferred Shares in a private placement to UPS at a price of €3.40909 per share on January 29, 2020 offset by the repayment of €3.2 million of interest on lease liabilities.

Net cash provided by financing activities was €33.9 million for the six months ended June 30, 2019, which was primarily due to capital contributions.

Net cash provided by financing activities was €178.6 million for the year ended December 31, 2019, which was primarily due to capital contributions and an aggregate of 29,333,341 Class A Preferred Shares in a private placement to Hyundai and Kia at a price of €3.40909 per share on December 6, 2019.

Net cash provided by financing activities was €41.1 million for the year ended December 31, 2018, which was primarily due to capital contributions.

Debt

Currently, Arrival has no third-party debt. Although Arrival has no current plans to incur additional debt, it may determine, based on changes in its expected cash flow needs or because it deems it beneficial, to incur such debt on the terms offered.

Contractual Obligations and Commitments

The following table summarizes Arrival’s contractual obligations and other commitments for cash expenditures as of June 30, 2020, and the years in which these obligations are due:

	Payments Due by Period
Amounts in thousands	Total	Less than 1 Year	1-5 Years	More than 5 Years
	€’000	€’000	€’000	€’000
Contractual Obligations:
Operating Lease Obligations	97,247	23,558	39,831	34,308

Total	97,247	23,558	39,831	34,308

In addition, Arrival enters into agreements in the normal course of business with vendors to perform various services, which are generally cancelable upon written notice. These payments are not included in this table of contractual obligations.

Off-Balance Sheet Arrangements

Since the date of its formation in 2015, Arrival has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Arrival’s financial statements have been prepared in accordance with IFRS. The preparation of these financial statements requires Arrival to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Arrival’s estimates are based on its historical experience and on various other factors that Arrival believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. Arrival believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While Arrival’s significant accounting policies are described in the notes to its financial statements, Arrival believes that the following accounting policies require a greater degree of judgment and complexity and are the most critical to understanding its financial condition and historical and future results of operations:

Translation of Foreign Currency

Arrival’s foreign currency transactions are translated into Euros using the average exchange rates for the period. Generally, foreign exchange gains or losses are reported as finance income or finance expense cost on Arrival’s consolidated statement of profit or loss and other comprehensive income.

All assets and liabilities of Arrival’s foreign operations that do not utilize the Euro as its functional currency are translated into Euros at the applicable exchange rates on the reporting date. The income and expenses of Arrival’s foreign operations are translated into Euros at the average exchange rates for the period. Foreign exchange gains or losses that result are recognized in other comprehensive income.

Intangible Assets

Arrival’s capital expenditures on development activities, including the design of vehicles, operating systems and other software, are capitalized as intangible assets under the category of “assets under construction.” These expenditures may include the cost of materials, direct labor, and overhead. These capitalized development expenditures are stated at cost less any accumulated impairment losses. Arrival does not depreciate or amortize such capitalized development expenditures until the project is completed and the asset has been placed into service.

Impairment of Assets

The carrying amount of Arrival’s assets is reviewed at each reporting date to determine whether there is an indication of impairment in the value of the assets. If such indication exists, the asset’s recoverable amount, the higher of its net selling price in an arm’s length transaction and the present value of the estimated future cash flows from the continued use of the asset and its sale at the end of its useful life, is estimated. If the asset’s recoverable amount is lower than its carrying amount, the difference is recognized as an expense in Arrival’s statement of profit or loss and other comprehensive income.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

CIIG is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, Holdco expects to remain an emerging growth company at least through the end of the 2021 fiscal year and Holdco expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare Holdco’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 2 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and Arrival’s assessment, to the extent it has made one, of their potential impact on Arrival’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures about Market Risk

Arrival is exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

Arrival holds cash and cash equivalents for working capital purposes. As of June 30, 2020, Arrival had cash and cash equivalents of €29.8 million, consisting primarily of operating and savings accounts which are not affected by changes in the general level of interest rates.

Inflation Risk

Arrival does not believe that inflation has had, or currently has, a material effect on its business.

Foreign Currency Risk

Arrival’s functional currency is the Euro, while certain of Arrival’s current and future subsidiaries are expected to have functional currencies in British pound sterling, Russian rubles and U.S. dollars reflecting their principal operating markets. Once Arrival commences commercial operations, it expects to be exposed to both currency transaction and translation risk. In addition, Arrival expects that certain of its subsidiaries will have functional currencies other than the Euro, meaning that such subsidiaries’ results of operations will be periodically translated into Euros in Arrival’s consolidated financial statements, which may result in revenue and earnings volatility from period to period in response to exchange rates fluctuations. To date, Arrival has not had material exposure to foreign currency fluctuations and has not hedged such exposure, although it may do so in the future.

CERTAIN ARRIVAL RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Acquisitions

The following transactions were carried out with entities affiliated with Kinetik S.à r.l.:

•	On September 12, 2017, Arrival acquired TRA Robotics Ltd (later renamed Arrival Robotics Ltd) from K Remy Robotics S.à r.l. (an affiliate of Kinetik S.à r.l.) for approximately $1.8 million.

•	On October 30, 2018, Arrival Ltd, a subsidiary of Arrival, acquired Sim-ply Designed Ltd from Studio 26 S.à r.l. (an affiliate of Kinetik S.à r.l.) for approximately €1.7 million.

•	On April 11, 2019, Arrival acquired Arrival Management Systems Limited (later renamed Arrival M Ltd) from K Cybernation S.à r.l. (an affiliate of Kinetik S.à r.l.) for approximately €3.3 million.

•

On September 2, 2019, Arrival Ltd, a subsidiary of Arrival, acquired Roborace Limited (later renamed Arrival R Ltd) from K Robolife S.à r.l. (an affiliate of Kinetik S.à r.l.) for approximately €61.1 million.

•	On September 2, 2019, Arrival acquired Roborace Inc. (later renamed Arrival USA Inc.) from K Robolife S.à r.l. (an affiliate of Kinetik S.à r.l.) for approximately €4.5 million.

Related Party Loans

In September 2020, Kinetik S.à r.l. loaned Arrival €10 million on an interest free basis. Arrival fully repaid the loan in October 2020.

Restricted Share Purchases

In October 2020, certain of Arrival’s executive officers purchased restricted Arrival Ordinary Shares in the following amounts, all at a price of €3.40909 per share which was the amount paid for such shares in a private placement of Arrival Ordinary Shares that closed in October 2020:

• Tim Holbrow:	176,001
• Avinash Rugoobur:	880,001
• Mike Ableson:	440,001
• Daniel Chin:	293,334

Arrival, or certain of its subsidiaries, which is currently the parent of Holdco, loaned Arrival’s executive officers the funds necessary to purchase the above-listed restricted Arrival Ordinary Shares, of which amounts remain outstanding. These outstanding loans from Arrival or its subsidiaries will be repaid prior to Arrival becoming a wholly-owned subsidiary of Holdco at the Second Exchange.

INFORMATION ABOUT CIIG

References in this section to “we”, “our”, “us”, the “Company”, or “CIIG” generally refer to CIIG.

Overview

CIIG is a blank check company formed in Delaware on September 19, 2019, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. CIIG intends to capitalize on the ability of CIIG’s management team to identify, acquire, and operate a business in the technology and technology-enabled services sectors that may provide opportunities for attractive long-term risk-adjusted returns, though CIIG reserves the right to pursue an acquisition opportunity in any business or industry.

CIIG’s registration statement on Form S-1 (File No. 333-235158), or CIIG’s registration statement, for CIIG’s IPO was declared effective by the SEC on December 12, 2019. On December 17, 2019, CIIG consummated its IPO of 25,875,000 CIIG Units. Each CIIG Unit consists of one share of CIIG Class A Common Stock, $0.0001 par value per share, and one-half of one “Public Warrant”, with each whole warrant entitling the holder to purchase one share of CIIG Class A Common Stock at $11.50 per share. The CIIG Units were sold at an offering price of $10.00 per CIIG Unit, generating gross proceeds of $258,750,000. Simultaneously with the consummation of the IPO and the sale of the CIIG Units, CIIG consummated the private placement (“Private Placement”) of an aggregate of 7,175,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating total proceeds of $7,175,000.

A total of $258,750,000 of the net proceeds from CIIG’s IPO and the private placement with the Initial Stockholders were deposited in the Trust Account established for the benefit of the Public Stockholders.

CIIG’s units began trading on December 13, 2019 on the Nasdaq under the symbol CIICU. Commencing on February 3, 2020, the securities comprising the units began separate trading. The units, class A common stock, and warrants are trading on Nasdaq under the symbols “CIICU,” “CIIC” and “CIICW,” respectively.

Initial Business Combination

CIIG’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If CIIG’s board of directors is not able to independently determine the fair market value of the target business or businesses, CIIG will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. with respect to the satisfaction of such criteria.

Financial Position

As of December 31, 2020, CIIG had funds available for a business combination in the amount of approximately $250,808,922, after payment of $9,056,250 of deferred underwriting fees and before fees and expenses associated with its initial business combination. With these funds CIIG can offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt or leverage ratio. Because CIIG is able to complete its business combination using its cash, debt or equity securities, or a combination of the foregoing, CIIG has the flexibility to use the most efficient combination that will allow CIIG to tailor the consideration to be paid to the target business to fit its needs and desires. However, there can be no assurance that third party financing will be available to CIIG.

Permitted Purchases of CIIG’s Securities

The Sponsor and CIIG’s directors, officers and advisors, or their affiliates, may purchase shares of CIIG Class A Common Stock in privately negotiated transactions or in the open market prior to the completion of the Business Combination. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of CIIG’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CIIG’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. CIIG does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) satisfy a closing condition in the Business Combination Agreement that requires CIIG to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination where it may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of CIIG Class A Common Stock and the number of beneficial holders of CIIG’s securities may be reduced, possibly making it difficult for Holdco to obtain the quotation, listing or trading of its securities on a national securities exchange.

The Sponsor, CIIG’s officers and directors and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor, CIIG’s officers and directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting CIIG directly or by CIIG’s receipt of redemption requests submitted by stockholders following CIIG’s mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor, CIIG’s officers, directors and advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination.

Redemption Rights for Holders of Public Shares

CIIG will provide its Public Stockholders with the opportunity to redeem all or a portion of their shares of CIIG Class A Common Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to CIIG to pay its franchise and income taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. As of November 18, 2020, the amount in the Trust Account was approximately $259,847,182, which is equal to approximately $10.04 per Public Share. The per-share amount CIIG will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions CIIG will pay to the underwriters. CIIG’s Sponsor, officers and directors have entered into a letter agreement with CIIG, pursuant to which they have agreed to waive their redemption rights with respect to any CIIG Class B Common Stock and any public shares held by them in connection with the completion of CIIG’s business combination.

Limitation on Redemption Rights

CIIG’s Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a

“group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption with respect to more than an aggregate of 15% of the shares sold in CIIG’s IPO. CIIG believes this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force CIIG or CIIG’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the shares sold in CIIG’s IPO could threaten to exercise its redemption rights if such stockholder’s shares are not purchased by CIIG or CIIG’s management at a premium to the then-current market price or on other undesirable terms. By limiting CIIG’s stockholders’ ability to redeem no more than 15% of the shares sold in CIIG’s IPO, CIIG believes it will limit the ability of a small group of stockholders to unreasonably attempt to block CIIG’s ability to complete its business combination, particularly in connection with a business combination with a target that requires as a closing condition that CIIG have a minimum net worth or a certain amount of cash. However, CIIG would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against CIIG’s business combination.

Redemption of Public Shares and Liquidation if No Business Combination

The Sponsor and CIIG’s officers and directors have agreed that CIIG must complete its initial business combination by December 17, 2021 or such later date that may be approved by CIIG’s stockholders. CIIG may not be able to complete its initial business combination within this time period. If CIIG has not completed its initial business combination within this time period, or amended the CIIG Amended and Restated Certificate of Incorporation to extend the date by which CIIG must consummate an initial business combination, CIIG will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CIIG to pay its franchise and income taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CIIG’s remaining stockholders and CIIG’s board of directors, dissolve and liquidate, subject in each case to CIIG’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $10.00 per share, and CIIG’s warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.00 per share on the redemption of their shares.

The Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their CIIG Class B Common Stock if CIIG fails to complete its initial business combination by December 17, 2021 or such later date that may be approved by CIIG’s stockholders. However, if the Initial Stockholders acquire Public Shares in or after CIIG’s IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if CIIG fails to complete its initial business combination by December 17, 2021 or such later date that may be approved by CIIG’s stockholders.

CIIG’s Sponsor, officers and directors have agreed, pursuant to a letter agreement with CIIG, that they will not propose any amendment to CIIG’s Amended and Restated Certificate of Incorporation that would modify the substance or timing of CIIG’s obligation to redeem 100% of its Public Shares if CIIG does not complete its initial business combination by December 17, 2021, unless CIIG provides its public stockholders with the opportunity to redeem their shares of CIIG Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CIIG to pay its franchise and income taxes divided by the number of then outstanding Public Shares. However, CIIG may not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of its initial business combination (so that CIIG is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that CIIG cannot satisfy the net tangible asset requirement (described above) CIIG would not proceed with the amendment or the related redemption of its Public Shares.

CIIG expects to use the amounts held outside the Trust Account to pay for all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, although CIIG cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing CIIG’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes on interest income earned on the Trust Account balance, CIIG may request the trustee to release to CIIG an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If CIIG were to expend all of the net proceeds of its IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon CIIG’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of CIIG’s creditors which would have higher priority than the claims of its Public Stockholders. CIIG cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, CIIG’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before CIIG makes any distribution of its remaining assets to its stockholders. While CIIG intends to pay such amounts, if any, CIIG cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although CIIG will seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which CIIG does business execute agreements with CIIG waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CIIG’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CIIG’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CIIG than any alternative. Examples of possible instances where CIIG may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CIIG and will not seek recourse against the Trust Account for any reason. CIIG’s Sponsor has agreed that it will be liable to CIIG if and to the extent any claims by a third party for services rendered or products sold to CIIG, or a prospective target business with which CIIG has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under CIIG’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then CIIG’s Sponsor will not be responsible to the extent of any liability for such third party claims. CIIG has not independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of CIIG. CIIG has not asked its Sponsor to reserve for such indemnification obligations. Therefore, CIIG cannot assure you that its Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CIIG’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, CIIG may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of CIIG’s officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and CIIG’s Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CIIG’s independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While CIIG currently expects that its independent directors would take legal action on CIIG’s behalf against its Sponsor to enforce its indemnification obligations to CIIG, it is possible that CIIG’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. CIIG has not asked its Sponsor to reserve for such indemnification obligations and CIIG cannot assure you that its Sponsor would be able to satisfy those obligations. Accordingly, CIIG cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

CIIG will seek to reduce the possibility that its Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which CIIG does business execute agreements with CIIG waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. CIIG’s Sponsor will also not be liable as to any claims under CIIG’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. CIIG may have access to amounts held outside of the Trust Account ($371,149 as of December 31, 2020) to pay any such potential claims but these amounts may be spent on expenses incurred as a result of being a public company or due diligence expenses on prospective business combination candidates. In the event that CIIG liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event CIIG does not complete its business combination, by December 17, 2021, or such later date that may be approved by CIIG’s stockholders, may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to its Public Stockholders upon the redemption of the Public Shares in the event CIIG does not complete its business combination by December 17, 2021, or such later date that may be approved by CIIG’s stockholders, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If CIIG is unable to complete its business combination by December 17, 2021, or such later date that may be approved by CIIG’s stockholders, CIIG will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CIIG to pay its franchise and income taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CIIG’s remaining stockholders and CIIG’s board of directors, dissolve and liquidate, subject in each case to CIIG’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is CIIG’s intention to redeem its Public Shares as soon as reasonably possible following December 17, 2021 or such later date that may be approved by CIIG’s stockholders, and, therefore, CIIG does not intend to comply with those procedures. As such, CIIG’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of CIIG’s stockholders may extend well beyond the third anniversary of such date.

Because CIIG will not be complying with Section 280, Section 281(b) of the DGCL requires CIIG to adopt a plan, based on facts known to it at such time that will provide for CIIG’s payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because CIIG is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from CIIG’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in CIIG’s underwriting agreement, CIIG will seek to have all vendors, service providers, prospective target businesses or other entities with which CIIG does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against CIIG are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, CIIG’s Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under CIIG’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, CIIG’s Sponsor will not be responsible to the extent of any liability for such third-party claims.

If CIIG files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CIIG’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, CIIG cannot assure you it will be able to return $10.00 per share to the Public Stockholders. Additionally, if CIIG files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by CIIG’s stockholders. Furthermore, CIIG’s board of directors may be viewed as having breached its fiduciary duty to CIIG’s creditors and/or may have acted in bad faith, thereby exposing itself and CIIG to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. CIIG cannot assure you that claims will not be brought against it for these reasons.

The Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Public Shares if CIIG does not complete its business combination by December 17, 2021, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to CIIG’s Amended and Restated Certificate of Incorporation to modify the substance or timing of its obligation to redeem 100% of the Public Shares if CIIG has not consummated an initial business combination by December 17, 2021 or (iii) CIIG’s completion of an initial business combination, and then only in connection with those shares of CIIG Common Stock that such stockholder properly elected to redeem, subject to the limitations described in this proxy statement/prospectus. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event CIIG seeks stockholder approval in connection with its initial business combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to CIIG for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above.

Legal Proceedings

From time to time, CIIG may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of its business.

Employees

CIIG currently has three executive officers. These individuals are not obligated to devote any specific number of hours to CIIG’s matters and intend to devote only as much time as they deem necessary to CIIG’s affairs. The amount of time they will devote in any time period will vary. CIIG presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to CIIG’s business. CIIG does not intend to have any employees prior to the consummation of a business combination.

Directors and Executive Officers

CIIG’s directors and executive officers are as follows:

Name	Age	Position
F. Peter Cuneo	76	Chief Executive Officer and Chairman
Gavin Cuneo	44	Chief Operating Officer and Director
Michael Minnick	54	Chief Investment Officer and Director
David Flowers	66	Director
Kenneth P. West	62	Director
Kristen M. O’Hara	51	Director
Chris Rogers	62	Director

F. Peter Cuneo, has been our Chief Executive Officer and Chairman of our Board of Directors since inception. Mr. Cuneo has served as Chairman of the Board at Iconix Brand Group (Nasdaq: ICON), a brand management company and owner of a portfolio of global consumer brands, since January 2019. Mr. Cuneo previously served as Executive Chairman of Iconix’s Board of Directors from January 2018 to May 2018 and from April 2016 through December 2016. From 2015 to 2018, and while not serving as Executive Chairman, Mr. Cuneo served as Chairman of the Board of Iconix. He also served as Interim Chief Executive Officer of Iconix from May to October 2018 and 2015 until 2016. Mr. Cuneo currently serves as Chairman of BeyondView LLC, a digital twin technology company, since 2017 and as a Director on the Board of electroCore, Inc. (Nasdaq: ECOR), since 2020. Mr. Cuneo has also been the Managing Principal of Cuneo & Company, LLC, a private investment and management company, since 2010. He is a recognized leader in corporate value creation and has reshaped the operations of seven distressed companies in the global media and consumer products sectors in the past 35 years. Business Insider called Mr. Cuneo one of the best turnaround CEOs. From 1999 to 2009, Mr. Cuneo was first President and Chief Executive Officer and then Vice Chairman of the Board of Marvel Entertainment Inc. (NYSE:MVL). His tenure ended with Marvel’s more than $4 billion sale to Disney at the end of 2009. From 1993 to 1996, Mr. Cuneo was President and Chief Executive Officer of Remington Products Company. Previously, Mr. Cuneo has also served as President of the Security Hardware Group of the Black & Decker Corporation (NYSE: SWK), President of Bristol-Myers Squibb Co.’s (NYSE: BMY) Pharmaceutical Group in Canada and President of the Clairol Personal Care Division. Mr. Cuneo received his M.B.A. from Harvard Business School and a B.S. from Alfred University. Mr. Cuneo served two tours as a Lieutenant in the U.S. Navy in the Vietnam War. He is Gavin Cuneo’s father. We believe Mr. Cuneo is well qualified to serve as our Chairman due to his deep operating experience, acquired as a member of various public and private boards of directors and over the course of his career operating companies in senior leadership capacity.

Gavin M. Cuneo, has been our Chief Operating Officer and a member of our Board of Directors since inception. From 2010 to present, Mr. Cuneo has been a partner of Cuneo & Company, a private venture investment company focused on early stage media, entertainment and consumer growth businesses. Mr. Cuneo has served and currently serves on the board of a number of private companies. From 2011 to 2018, Mr. Cuneo was the Chief Operating Officer and Chief Financial Officer of Valiant Entertainment LLC. Cuneo & Company initially capitalized the dormant comic book publisher to relaunch the business as an IP-centric multimedia company. Under this new management, Valiant grew into one of the leading print and digital publishers in comics, established a marquee licensing businesses and built a film and television division including a multi-picture partnership with Sony Pictures. Valiant was sold to DMG Entertainment in 2018. From 2005 to 2009, Mr. Cuneo was an investment banker in the consumer industry coverage group at Bank of America Merrill Lynch and its predecessor Merrill Lynch & Co. where he executed debt and equity financings and advised on mergers and acquisitions for leading companies in the consumer and retail industries. From 1998 to 2004, Mr. Cuneo held a number of positions at U.S. Trust Company (now a division of Bank of America), including as an Assistant Vice President in Equity Research, functioning as an equity analyst and associate portfolio manager, and as an Assistant Vice President of corporate strategy. Mr. Cuneo holds an M.B.A. from Tuck School of Business at Dartmouth, graduated with a B.A. in Economics and Business from Lafayette College and is a Chartered Financial Analyst. He is Peter Cuneo’s son. We believe Mr. Cuneo is well qualified to serve as our Chief Operating Officer due to his diverse career experience as a business operator and investor as well as a financial professional.

Michael Minnick, our Chief Investment Officer and a member of our Board of Directors since inception, is a co-founder and has been a Managing Partner at IIG Holdings since 2014. Prior to forming IIG Holdings, he was a co-Founder and Senior Managing Director of Interlink Investment Group, from 2012 to 2014 Mr. Minnick has experience in more than $185 billion in transaction volume, including advisory and debt and equity capital executions at JPMorgan Chase & Co. (NYSE:JPM) and The Royal Bank of Scotland Group plc (NYSE:RBS), or RBS. Mr. Minnick served in various capacities at RBS, from 2004 to 2011, culminating in his service as a Managing Director and Head of Corporate Finance in the Telecom, Media & Technology Group. From 2003 to 2004, Mr. Minnick was the Founder and Chief Executive Officer of Traffic Networks, a startup that developed mobile and online real-time traffic information for the New York Metropolitan markets. From 1996 to 2002, Mr. Minnick served in different positions within Investment Banking at JPMorgan Chase & Co. including the Telecom, Media & Technology Group and the Global Syndicated Finance Group. Prior to joining JPMorgan Chase & Co., Mr. Minnick was an Associate at The Bank of Nova Scotia in the Corporate Finance and Syndications division from 1994 to 1996. Mr. Minnick began his career at AT&T (NYSE:T) where he served in several analyst capacities from 1989 to 1992, including as a Financial Analyst in the Market Analysis & Forecasting Division for Business Communications Services within the Chief Financial Officer division. From 2012 to 2019, he served as a Director of Paystar Inc., a privately-held FinTech company. Mr. Minnick received a M.B.A. from Cornell University and a B.A. from The University of St. Thomas. We believe Mr. Minnick is well qualified to serve as a director due to his experience in strategy and investing acquired over the course of his career spent working in private equity, as a senior investment/financial officer and as an investment banker.

David Flowers has served as a member of our Board of Directors since December 2019. Mr. Flowers is currently the Founder and Chairman of Clean Water Innovations LLC, a wastewater technology company. Mr. Flowers has over 40 years of experience in the media industry and in corporate finance and served as a Board Member for several companies including Sirius XM Holdings Inc. (Nasdaq: SIRI) from 2010 until the end of

2014, ILG Inc. (Nasdaq:ILG), a provider of professionally delivered vacation experiences, from 2008 until 2018, and Digital Globe Services Ltd., a provider of online customer acquisition solutions for large, consumer-facing organizations, from 2015 until 2016. Until 2017, he was a Board Member of Blinker Inc., an app-based purchase, sale and finance tool for automobile ownership. Before his retirement in 2014, Mr. Flowers served as Senior Vice President and Managing Director of Alternative Investments at Liberty Media as well as other roles at Liberty Media since 1995 including Principal Financial Officer and Treasurer at Liberty Capital Group and Senior Vice President, Treasurer and Principal Financial Officer at Liberty Interactive. During his tenure as an executive officer at Liberty Media, Mr. Flowers was responsible for the financing of all the Liberty Media entities. Prior to Liberty Media, Mr. Flowers worked in the Media and Telecommunications Group in the Investment Banking Division of Toronto Dominion Bank. Mr. Flowers received a B.S.A. from Carleton University in Canada. Mr. Flowers is also a Chartered Financial Analyst. We believe Mr. Flowers is well qualified to serve as a director due to his investing and financing experience, particularly in the media and communications space, acquired over the course of his career spent working as a senior investment/financial officer and as an investment banker.

Kenneth P. West has served as a member of our Board of Directors since December 2019. From 2017 until his retirement in June 2019, Mr. West served as Chief Financial Officer of Fareportal Inc., one of the largest online travel technology companies powering a next generation travel concierge service whose brands include CheapOair, OneTravel and Travelong. Mr. West served as Executive Vice President, Chief Financial Officer and Treasurer of Martha Stewart Living Omnimedia (NYSE:MSO) from 2011 to 2015. Mr. West previously served as Executive Vice President and Chief Financial Officer of Marvel Entertainment Inc., (NYSE:MVL) a brand-driven licensing and media company from 2002 to 2010. From 2010 to 2011, he served as an independent consultant to media and entertainment companies. Prior to 2002, Mr. West, a certified public accountant, was Chief Financial Officer of two middle-market, privately held companies, and spent over 15 years with the Stamford, Connecticut office of Ernst & Young LLP, principally in the auditing division. Mr. West received a B.S from Carnegie Mellon University. We believe Mr. West is well qualified to serve as a director due to his operating and finance experience in the travel and media industries.

Kristen M. O’Hara has served as a member of our Board of Directors since December 2019. Ms. O’Hara is a strategic marketing professional who has worked for several global enterprises in the media industry. Ms. O’Hara, is currently Senior Vice President and Chief Business Officer of Hearst Magazines. Ms. O’Hara served as VP Business Solutions of Snap Inc. (NYSE: SNAP) from September 2018 to October 2018, and prior to that, served as Chief Marketing Officer, Global Media for Time Warner Inc. (now Warner Media, LLC), a position she held since 2011. Earlier executive roles with Time Warner Inc.’s Global Media Group include Senior Vice President and Managing Director, Senior Vice President of Marketing and Client Partnerships, and from 2002 to 2004, Ms. O’Hara was the Vice President of Corporate Marketing and Sales Strategy for the Time Inc. division of Time Warner Inc. From 1993 to 2002, Ms. O’Hara served in several positions at global marketing communications firm Young & Rubicam Inc., driving business development and brand strategy for blue chip advertisers. Ms. O’Hara has been a member of the board of trustees of the Signature Theatre Company since 2012. She was formerly a member of the boards of directors of MDC Partners Inc. (Nasdaq:MDCA) from 2019 to 2020, Iconix Brand Group, Inc. (Nasdaq: ICON) from 2016 to 2018, and the Data & Marketing Association. Ms. O’Hara received a B.A. from the College of the Holy Cross. We believe Ms. O’Hara is well qualified to serve as a director due to her extensive marketing and strategy experience within the technology, media and telecom industry including a high level of expertise in data, social and digital media.

Chris Rogers has served as a member of our Board of Directors since December 2019. Mr. Rogers has over 30 years of operating and investing experience and has served in his current capacity as Partner at Lumia Capital LLC since 2013. He co-founded Nextel Communications in 1987, which later sold to Sprint Corporation (NYSE:S) in 2005. Mr. Rogers served as Senior Vice President at Nextel, implementing numerous strategies and campaigns. Mr. Rogers moved to Sprint in 2005 after Nextel was acquired, where he served as a Senior Vice President of Corporate Development and Spectrum until 2012. He oversaw mergers, acquisitions, divestitures, equity investments and joint ventures in the role and was also responsible for management and oversight of wireless spectrum licenses and Sprint’s portfolio of emerging technology investments. Mr. Rogers received his B.A. from Tufts University and his J.D. from the Catholic University of America. We believe Mr. Rogers is well qualified to serve as a director due to his experience in strategy and investing acquired over the course of his career spent working as a senior leader overseeing corporate strategy, development and investment.

Number and Terms of Office of Officers and Directors

CIIG has seven directors. CIIG’s board of directors is is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Messrs. West and Rogers, will expire at the 2023 annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Flowers and Ms. O’Hara, will expire at the 2021 annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Cuneo, Cuneo and Minnick, will expire at the 2022 annual meeting of stockholders. Subject to any other special rights applicable to the stockholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors that includes any directors representing our sponsor then on our board of directors.

CIIG’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers shall be a Chief Executive Officer, a Chief Financial Officer and a Secretary, and may also consist of a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer, and such other offices as may be determined by the board of director.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. West, Flowers and Rogers and Ms. O’Hara are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. Our independent directors have scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of CIIG’s officers has received any cash compensation for services rendered to CIIG. CIIG pays the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of CIIG’s initial business combination or its liquidation, CIIG will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by CIIG to its sponsor, officers and directors, or any affiliate of the sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. The members of our audit committee are Messrs. West, Flowers and Rogers. Mr. Flowers serves as chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Flowers qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence and (4) the performance of our internal audit function and independent auditors;

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. The members of our compensation committee are Mr. Rogers and Ms. O’Hara. We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to our Board of Directors (or approving, if such authority is so delegated by our Board of Directors ) with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to Board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the Combined Company. All compensation will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Flowers, West and Rogers and Ms. O’Hara. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board of Directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors of considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed our Code of Ethics and our Audit and Compensation Committee charters as exhibits to the registration statement filed in connection with our initial public offering. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2020 there were no delinquent filers.

Compensation Discussion and Analysis

None of our officers or directors have received any compensation for services rendered to us. Our sponsor, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our Audit Committee will review on a quarterly basis all payments that were made by us to our sponsor, officers, directors or our or any of their respective affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the Combined Company. All compensation will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.

We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.

Principal Accountant Fees and Services

The following is a summary of fees paid or to be paid to Grant Thornton LLP, or GT, for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by GT in connection with regulatory filings. The aggregate fees billed by GT for professional services rendered for the audit of our annual financial statements, review of the financial information included in our required filings with the SEC for the year ended December 31, 2020 and for the period from September 19, 2019 (inception) through December 31, 2019 totaled $43,050 and $52,500, respectively. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay GT for consultations concerning financial accounting and reporting standards for the year ended December 31, 2020 and for the period from September 19, 2019 (inception) through December 31, 2019.

Tax Fees. During the period from September 19, 2019 (inception) through December 31, 2019, GT did not render services to us for tax compliance, tax advice and tax planning, but did render such services to us for the year ended December 31, 2020. The aggregate tax fees paid to GT for such services for the fiscal years ended December 31, 2020 and December 31, 2019 were $44,100 and $0, respectively.

All Other Fees. We did not pay GT for other services for the year ended December 31, 2020 and for the period from September 19, 2019 (inception) through December 31, 2019.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our initial public offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

CIIG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we”, “our”, “us”, the “Company”, or “CIIG” generally refer to CIIG.

Overview

CIIG is a blank check company incorporated as a Delaware corporation on September 19, 2019 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CIIG intends to complete its initial business combination using cash from the proceeds of its IPO and the private placements of the Private Placement Warrants, CIIG’s capital stock, debt or a combination of cash, stock and debt. CIIG’s sponsor is CIIG Management LLC, a Delaware limited liability company.

CIIG consummated its IPO on December 17, 2019. On November 18, 2020, CIIG, Arrival, Holdco and Merger Sub entered into the Business Combination Agreement. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby, are summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, following the effectiveness of the transactions contemplated by the Exchanges, the parties will consummate the Business Combination and Arrival and CIIG will become direct wholly-owned subsidiaries of Holdco. Pursuant to the Business Combination Agreement, each of the following transactions occurred, or will occur, in the following order:

•	pursuant to the Arrival Preferred Shareholder Exchange Agreements, the First Exchange was consummated on January 4, 2021;

•

(a) pursuant to the Arrival Ordinary Shareholder Exchange Agreements, on the day immediately preceding the Merger, Holdco and the Arrival Ordinary Shareholders will consummated the transactions contemplated by the Second Exchange, (b) as of the Second Exchange Effective Time, the valuation of the Arrival Shares contributed to Holdco by the Arrival Shareholders against new Holdco Ordinary Shares pursuant to the Exchanges is equal to the Aggregate Exchange Consideration and (c) immediately following the Second Exchange Effective Time, Arrival will be a direct wholly-owned subsidiary of Holdco;

•

on the first business day following the Second Exchange Effective Time and immediately prior to the Merger, each share of CIIG Class B Common Stock outstanding immediately prior to the Merger will be converted into a number of shares of CIIG Class A Common Stock equal to the Class B Conversion Ratio; and

•

immediately following the CIIG Class B Conversion, Merger Sub will merge with and into CIIG, with CIIG surviving the Merger as a direct wholly owned subsidiary of Holdco. In connection therewith, CIIG’s corporate name will change to “Arrival Vault USA, Inc.”

The Merger is to become effective by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware immediately following the consummation of the Second Exchange. The Certificate of Merger will specify that the Merger will become effective at the Merger Effective Time. The parties will hold the Closing on the date of the Merger Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

At the Merger Effective Time, immediately following the CIIG Class B Conversion, by virtue of the Merger and the Holdco Requisite Approvals, subject to the Third Holdco Auditor Report, and without any further action on the part of CIIG, Merger Sub, Holdco or Arrival or the holders of any of the following securities:

•

each share of CIIG Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than the Excluded Shares) shall automatically be exchanged with Holdco for one Holdco Ordinary Share (an aggregate of 72,343,750 Holdco Ordinary Shares) (the “Holdco Ordinary Shares Merger Issuance”), following a share capital increase realized by Holdco by virtue of the Merger, to be subscribed by the contributing holders of CIIG Class A Common Stock;

•	upon the Holdco Ordinary Shares Merger Issuance, all shares of CIIG Class A Common Stock (other than the Excluded Shares), shall be cancelled and shall cease to be outstanding;

•

each Excluded Share shall, by virtue of the Merger and without any further action on the part of CIIG, Merger Sub, Holdco or Arrival or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

•

each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one share of the Surviving Corporation.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through December 31, 2020 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held after the Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. For the year ended December 31, 2020, we had a net loss of $5,302,800, which consists of operating costs of $6,220,070 and a provision for income taxes of $190,423, offset by interest income on marketable securities held in the Trust Account of $1,107,693. For the period from September 19, 2019 (inception) through December 31, 2019, we had a net income of $31,091, which consisted of interest income on marketable securities held in the trust account of $140,370, offset by operating costs of $91,779 and a provision for income taxes of $17,500.

Liquidity and Capital Resources

On December 17, 2019, we consummated the Initial Public Offering of 25,875,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $258,750,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 7,175,000 Placement Warrants to our Initial Stockholders at a price of $1.00 per warrant, generating gross proceeds of $7,175,000.

Following the Initial Public Offering and the sale of the Private Placement Warrants, a total of $258,750,000 was placed in the Trust Account. We incurred $14,711,394 in transaction costs, consisting of $5,175,000 of underwriting fees, $9,065,250 of deferred underwriting fees and $480,144 of other offering costs.

As of December 31, 2020, we had marketable securities held in the Trust Account of $259,865,172 (including approximately $1,115,000 of interest income) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. During the year ended December 31, 2020, we withdrew $132,891 of interest earned on the Trust Account to pay for our franchise and income taxes.

For the year ended December 31, 2020, cash and cash equivalents used in operating activities of $1,308,072 was impacted by interest earned on marketable securities held in the trust account of $1,107,693. Changes in operating assets and liabilities provided $5,102,421 of cash from operating activities.

For the period from September 19, 2019 (inception) through December 31, 2019, cash used in operating activities was $1,026. Net income $31,091 was offset by interest earned on marketable securities held in the trust account of $140,370. Changes in operating assets and liabilities provided $108,253 of cash from operating activities.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable and deferred underwriting commissions), to complete a Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2020, we had cash and cash equivalents of $371,149 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Placement Warrants, at a price of $1.00 per warrant at the option of the lender.

We will need to raise additional capital through loans or additional investments from our sponsor, stockholders, officers, directors, or third parties. Our officers, directors and sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on CIIG’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, CIIG’s results of operations, financial position and cash flows may be materially adversely affected.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. CIIG identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

CIIG accounts for its Class A common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. CIIG’s common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net Income Per Common Share

CIIG applies the two-class method in calculating earnings per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding for the period. Net loss per common share, basic and diluted for Class B non-redeemable common stock is calculated by dividing the net income, less income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period.

Recent Accounting Standards

CIIG’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support to the Company. We began incurring these fees on December 13, 2019 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and the Company’s liquidation.

The underwriters are entitled to deferred fee of $0.35 per Unit, or $9,056,250 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Quantitative and Qualitative Disclosures About Market Risk

Following the consummation of our initial public offering, the net proceeds received into the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in US treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

JOBS Act

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following December 17, 2024, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

CERTAIN CIIG RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In September 2019, the Sponsor acquired 5,750,000 shares of CIIG Class B Common Stock for an aggregate purchase price of $25,000. Prior to the initial investment in the Company of $25,000 by the Sponsor, CIIG had no assets, tangible or intangible. In November 2019, we effected a stock dividend for 0.125 share for each share of CIIG Class B Common Stock outstanding, resulting in the Sponsor holding an aggregate of 6,468,750 shares of Class B Common Stock. In November 2019, the Sponsor forfeited 646,875 founder shares and certain affiliates of Blackrock, Inc. purchased 646,875 shares of Class B Common Stock for an aggregate purchase price of approximately $2,500, or approximately $0.004 per share. The number of shares of Class B Common Stock issued was determined based on the expectation that such shares would represent 20% of the outstanding shares upon completion of our initial public offering. The shares of Class B Common Stock (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor and certain affiliates of Blackrock, Inc. purchased an aggregate of 7,175,000 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of our initial public offering. Among the private placement warrants, 5,979,167 private placement warrants were purchased by the Sponsor and 1,195,833 private placement warrants were purchased by certain affiliates of Blackrock, Inc. As such, the Sponsor’s interest in this transaction was valued at $5,979,167. Each private placement warrant entitles the holder to purchase one share of our Class A common stock at $11.50 per share. The private placement warrants (including the warrants that may be issued upon conversion of working capital loans and the Class A common stock issuable upon exercise of such warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. There will be no redemption rights or liquidating distributions with respect to our shares of Class B Common Stock or warrants, which will expire worthless if we fail to complete our business combination within the 24-month time period.

If any of CIIG’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. CIIG’s officers and directors currently have certain relevant fiduciary duties or contractual obligations to entities other than CIIG that may take priority over their duties to CIIG.

No compensation of any kind, including finder’s and consulting fees, will be paid to CIIG’s Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on CIIG’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CIIG’s audit committee reviews on a quarterly basis all payments that were made to CIIG’s Sponsor, officers, directors or CIIG’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on CIIG’s behalf.

Our anchor investors (collectively, Blackrock Credit Alpha Master Fund L.P, and HC NCBR Fund, and certain investment funds and accounts managed by Magnetar Financial LLC and certain investment funds and accounts managed by Atalaya Capital Management LP) have severally purchased an aggregate of $58,218,750 of units. Certain investment funds and accounts managed by Magnetar Financial LLC and certain investment funds and accounts managed by Atalaya Capital Management LP (each of which is a member of the sponsor) (the “indirect anchor investors”) severally purchased $19,406,250 of Units. Further, each of Blackrock Credit Alpha Master Fund L.P, and HC NCBR Fund (the “direct anchor investor”) has agreed with us that, if it does not own 543,375 Public Shares and 1,397,250 Public Shares (respectively) at the time of any stockholder vote with respect to an initial business combination or the business day immediately prior to the consummation of our initial business combination, it will transfer to the Sponsor a pro rata portion of the 181,125 shares of Class B

Common Stock and 465,750 shares of Class B Common Stock (respectively) it purchased such that the remaining shares of Class B Common Stock it will own will be reduced to no less than 54,338 shares of Class B Common Stock and 139,725 shares of Class B Common Stock (respectively); in addition, each direct anchor investor is subject to any forfeiture of their shares of Class B Common Stock on the same terms as the shares of Class B Common Stock held by the Sponsor, which forfeitures may be negotiated at the time of our initial business combination; provided, however, that neither direct anchor investor will be obligated to transfer to our Sponsor any shares of CIIG Class B Common Stock to the extent that their remaining number of shares of Class B Common Stock would be less than 54,338 shares of Class B Common Stock and 139,725 shares of Class B Common Stock (respectively).

The indirect anchor investors have made arrangements similar to these with the Sponsor regarding their indirect holdings of our securities as members of the Sponsor. There can be no assurance of what amount of equity our anchor investors will retain, if any, upon the consummation of our initial business combination. In the event that such anchor investors vote such Units in favor of our initial business combination, it is possible that no votes from other public stockholders would be required to approve our initial business combination, depending on the number of shares that are present at the meeting to approve such transaction. As a result of the shares of Class B Common Stock and private placement warrants that our anchor investors may hold (directly or indirectly), they may have different interests with respect to a vote on an initial business combination than other public stockholders. Our anchor investors will have the same rights to the funds held in the trust account with respect to the Class A Common Stock underlying the Units as the rights afforded to our public stockholders.

CIIG has agreed to pay an affiliate of our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Our sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of our initial public offering. This loan was non-interest bearing, unsecured and was due at the earlier of March 31, 2020 or the closing of our initial public offering. The loan was repaid upon the closing of our initial public offering.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Related Party Policy

Our audit committee must review and approve any related person transaction we propose to enter into. Our audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of our company and our stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

•	whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for us to enter into the transaction;

•	whether the transaction would impair the independence of an outside director; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

•	Form of Subscription Agreement (see the section entitled “Certain Agreements Related to the Business Combination—Subscription Agreements”);

•	Transaction Support Agreement (see the section entitled “Certain Agreements Related to the Business Combination—Transaction Support Agreement”);

•	Registration Rights and Lock-Up Agreement (see the section entitled “Certain Agreements Related to the Business Combination—Registration Rights and Lock-Up Agreement”);

•	Assignment, Assumption and Amendment Agreement (see the section entitled “Certain Agreements Related to the Business Combination—Assignment, Assumption and Amendment Agreement”).

MANAGEMENT OF HOLDCO AFTER THE BUSINESS COMBINATION

References in this section to “we”, “our”, “us” and the “Company” generally refer to Arrival and its consolidated subsidiaries, prior to the Business Combination and Holdco and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following table sets forth the persons CIIG and Arrival anticipate will become the executive officers and directors of Holdco. Pursuant to the Nomination Agreement, Kinetik S.à r.l. will be entitled to propose for appointment a majority of the Holdco Board and have one member on each of Holdco’s audit, compensation and nominating committees so long as Kinetik S.à r.l. and its successors and permitted assigns beneficially own, in the aggregate, 30% of the outstanding Holdco Ordinary Shares. See “Certain Agreements Related to the Business Combination—Nomination Agreement” in this proxy statement/prospectus for more information.

The Holdco board of directors is expected to be comprised of seven directors. Pursuant to the Business Combination Agreement, Mr. Cuneo will be appointed by CIIG and the remaining directors will be appointed by Arrival. We are in the process of identifying other individuals who will be members of our board of directors.

For biographical information concerning the executive officers, see “Management of Arrival.” For biographical information concerning Mr. Cuneo and Ms. O’Hara, see “Information about CIIG—Directors and Executive Officers.” For biographical information concerning the remaining directors, see below.

Name	Age	Title
Denis Sverdlov	42	Chief Executive Officer
Tim Holbrow	45	Interim Chief Financial Officer
Avinash Rugoobur	39	President, Director
Michael Ableson	59	Chief Executive Officer, Automotive
Daniel Chin	37	General Counsel
F. Peter Cuneo	76	Chairman
Alain Kinsch	49	Director
Kristen O’Hara	51	Director
Jae Oh	42	Director

Alain Kinsch served as an audit partner at Ernst & Young S.A. (“EY”) from 2004 through 2020. During Mr. Kinsch’s time at EY, he served as EY Luxembourg Country Managing Partner and EMEIA Private Equity Fund Leader from 2009 through 2020. Previously, Mr. Kinsch served as EY Luxembourg Private Equity Leader from 2004 through 2012. At EY, Mr. Kinsch served a portfolio of clients including private equity funds, banks and mutual funds as well as industrial and commercial companies as signing audit partner and engagement partner on consulting, valuation and M&A mandates. Prior to joining EY, Mr. Kinsch served in various positions of increasing responsibility at Arthur Andersen in Luxembourg from 1995 through 2002, beginning as an Assistant leading up to his position as Senior Manager. Beginning in 2021, Mr. Kinsch began serving as an independent director of Aperam S.A. (Euronext Amsterdam: APAM), a stainless and specialty steel producer, and serves on its Audit & Risk Management Committee and as Chairman of its Remuneration, Nomination & Corporate Governance Committee. Mr. Kinsch is a Certified Public Accountant. He has received a M.B.A. from INSEAD Fontainebleau and a M.Sc. Business from the University of Paris-Dauphine.

Jae Oh has served as Vice President, Head of Corporate Development at Hyundai since October 2017. Since joining Hyundai, Mr. Oh has been responsible for leading a broad spectrum of strategic investment activities ranging from Series A to mergers and acquisitions. In line with Hyundai’s strategic pillars, Mr. Oh’s focus verticals have been Mobility-as-a-Service, AI, AV, Electrification/future energy, and Urban Air Mobility. Prior to joining Hyundai, Mr. Oh served as a Director of Global Capital Markets at Merrill Lynch from January

2014 through May 2016. Prior to joining Merrill Lynch, starting in 2001 Mr. Oh served in various roles in banking and management consulting, including as a Director of Investment Banking at UBS Investment Bank in Seoul, South Korea, as a Vice President of Investment Banking at Lehman Brothers / Nomura in Hong Kong, as an Associate at Huron Consulting Group in Chicago and as an Analyst at ABN AMRO Bank in New York. Mr. Oh received an M.B.A. from the University of Chicago Booth School of Business and a B.A. from Northwestern University.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, Holdco is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements.

Holdco intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because Holdco is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Controlled Company

For purposes of the rules of the Nasdaq, Holdco will be a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Upon completion of the Business Combination, Kinetik

S.à r.l. will own 76.43% of the outstanding Holdco Ordinary Shares. Accordingly, although Holdco will be eligible to take advantage of certain exemptions from certain Nasdaq corporate governance standards, it currently does not intend to do so.

Corporate Governance

We will structure our corporate governance in a manner CIIG and Arrival believe will closely align our interests with those of our shareholders following the Business Combination. Notable features of this corporate governance include:

•

we will have a majority of independent directors and independent director representation on our audit, compensation and nominating committees immediately following the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	we will implement a range of other corporate governance practices, including implementing a robust director education program.

Classified Board of Directors

In accordance with Holdco’s articles of association, Holdco’s Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors initially appointed as Class A and Class B directors) serving a three-year term. The initial Class A directors’ term will expire at the annual general meeting approving the annual accounts for the financial year ended in 2021, the initial Class B directors’ term will expire at the annual general meeting approving the annual accounts for the financial year ended in 2022, and the initial Class C directors’ term will expire at the annual general meeting approving the annual accounts for the financial year ended in 2023.

Prior to the Closing, Holdco will determine which of its directors will serve as Class A, Class B and Class C directors.

Independence of our Board of Directors

Holdco currently expects that upon consummation of the Business Combination, a majority of its board will be independent directors and Holdco’s Board will have an independent audit committee, nominating committee and compensation committee.

Board Committees

Audit Committee

Our audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Prior to the Closing, Holdco will determine which of its directors will serve on its audit committee, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and at least one of the audit committee members will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Holdco’s Board will adopt a new written charter for the audit committee, which will be available on Holdco’s website after adoption. The reference to Holdco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Holdco’s website into this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•

reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

Prior to the Closing, Holdco will determine which of its directors will serve on its compensation committee, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. Holdco’s Board will adopt a new written charter for the compensation committee, which will be available on Holdco’s website after adoption. The reference to Holdco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Holdco’s website into this proxy statement/prospectus.

Nominating Committee

Our nominating committee will be responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.

Prior to the Closing, Holdco will determine which of its directors will serve on its nominating committee, each of whom will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to nominating committee membership. Holdco’s Board will adopt a new written charter for the nominating committee, which will be available on Holdco’s website after adoption. The reference to Holdco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Holdco’s website into this proxy statement/prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Code of Ethics

Holdco’s Board will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on Holdco’s website. In addition, Holdco intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to Holdco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Holdco’s website into this proxy statement/prospectus.

Compensation of Directors and Officers

Following the Closing of the Business Combination, we expect Holdco’s executive compensation program to reflect Arrival’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the Holdco Board. Arrival’s executive compensation programs for 2020 are further described above under “Management of Arrival—Arrival Executive Compensation” and “Management of Arrival—Arrival Director Compensation.”

Following the Closing of the Business Combination, we expect Holdco to pay a retainer of $200,000 per year to its non-employee directors (other than Mr. Oh), $40,000 per year to the chairperson of its audit committee, $30,000 per year to the chairperson of its compensation committee and $20,000 per year to the chairperson of its nominating committee.

DESCRIPTION OF HOLDCO’S SECURITIES

As a result of the Business Combination, CIIG stockholders and Arrival shareholders who receive Holdco Ordinary Shares in the Business Combination will become Holdco shareholders. Your rights as Holdco shareholders will be governed by the laws of Grand Duchy of Luxembourg and Holdco’s articles of association. The following description of the material terms of Holdco’s capital stock, including the Holdco Ordinary Shares to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Luxembourg law and Holdco’s forms of articles of association carefully and in their entirety because they describe your rights as a holder of Holdco Ordinary Shares.

Ordinary Shares

Share Capital

Holdco was incorporated on October 27, 2020 by Arrival, with an initial share capital of €30,000, represented by 300,000 Holdco Ordinary Shares with a nominal value of €0.10 per share. Upon completion of the First Exchange effective as of January 4, 2021, Holdco share capital equaled €4,295,114.40 represented by 42,951,144 Holdco Ordinary shares with a nominal value of €0.10 each. Upon completion of the Second Exchange, Holdco share capital will equal €53,413,500, represented by 534,135,000 Holdco Ordinary Shares with a nominal value of €0.10 per share.

Immediately prior to consummation of the Business Combination, Holdco’s issued share capital will equal €53,383,500, represented by 533,835,000 Holdco Ordinary Shares with a nominal value of €0.10 per share. The Holdco Ordinary Shares held by Arrival upon the Second Exchange will be distributed in the course of the 2021 financial year to Holdco. After distribution, Holdco will hold Holdco Ordinary Shares as treasury shares. All issued shares will be fully paid and subscribed for. The authorised capital of Holdco (including the issued share capital) is set at €270,000,000, divided into 2,700,000,000 Holdco Ordinary Shares with a nominal value of €0.10 each.

A shareholder in a Luxembourg société anonyme holding fully paid up shares is not liable, solely because of his, her or its shareholder status, for additional payments to Holdco or its creditors.

Share Issuances

Pursuant to Luxembourg law, the issuance of Holdco Ordinary Shares requires approval by the general meeting of shareholders subject to necessary quorum and majority requirements. The general meeting of shareholders may approve an authorized capital and authorize the board of directors to increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on Holdco or in any other manner for any reason whatsoever including (ii) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorised capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued by Holdco), convertible bonds, notes or similar instruments; (iii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iv) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments up to the maximum amount of such authorized capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil Electronique des Sociétés, “RESA”). The general meeting may amend, renew, or extend such authorized capital and such authorization to the board of directors to issue ordinary shares.

In addition, the general meeting of shareholders may authorize the board of directors to make an allotment of existing or newly issued shares without consideration to (a) employees of Holdco or certain categories amongst those; (b) employees of companies or economic interest grouping in which Holdco holds directly or indirectly at least fifty per cent (50%) of the share capital or voting rights; (c) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of Holdco; (d) members of the corporate bodies of Holdco or of the companies or economic interest grouping listed in point (b) to (c) above or certain categories amongst those, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg RESA.

Holdco recognizes only one (1) holder per ordinary share. In case an ordinary share is owned by several persons, they shall appoint a single representative who shall represent them in respect of Holdco. Holdco has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

Upon the consummation of the Business Combination, the board of directors will resolve on the issuance of Holdco Ordinary Shares out of the authorized capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the articles of association and applicable law. The board of directors also resolves on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new Holdco Ordinary Shares exceeds the limits of Holdco’s authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preemptive Rights

Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of ordinary shares for cash consideration. However, Holdco’s shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of ordinary shares within the scope of Holdco’s authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association also may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend, or extend them, in each case for a period not to exceed five years. Such ordinary shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per ordinary share. The ordinary shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

Holdco cannot subscribe for its own ordinary shares. Holdco may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for its account, subject to the following conditions:

•	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

•	the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased;

•	the duration of the period for which the authorization is given, which may not exceed five years; and

•	in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of ordinary shares acquired by either Holdco, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

•	only fully paid-up ordinary shares may be repurchased;

•

the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased ordinary shares are held by Holdco; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to Holdco’s shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell Holdco’s ordinary shares under the conditions set forth in article 430-15 of the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “1915 Law”). Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per ordinary share to be determined by the board of directors or its delegate shall represent not more than the fair market value of such ordinary share.

In addition, pursuant to Luxembourg law, Holdco may directly or indirectly repurchase ordinary shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to Holdco, or if the acquisition of ordinary shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the 1915 Law.

Voting rights

Each Holdco Ordinary Share entitles the holder thereof to one vote. Neither Luxembourg law nor Holdco’s articles of association contain any restrictions as to the voting of Holdco Ordinary Shares by non-Luxembourg residents. The 1915 Law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to voting rights.

Meetings

Ordinary General Meeting

At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) Holdco’s dissolution and liquidation, (v) any and all amendments to Holdco’s articles of association and (vi) change of nationality. Pursuant to Holdco’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of Holdco’s issued share capital unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened, for which 1915 Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

Annual Shareholders Meetings

An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within 6 months of the end of the preceding financial year, except for the first annual general meeting of shareholders which may be held within 18 months from incorporation.

Warrants

Pursuant to the Assignment, Assumption and Amendment Agreement, CIIG will assign to Holdco all of CIIG’s right, title and interest in and to the existing Warrant Agreement and Holdco will assume, and agree to pay, perform, satisfy and discharge in full, all of CIIG’s liabilities and obligations under the existing Warrant Agreement arising from and after the Merger Effective Time.

Each Holdco Warrant is exercisable to purchase one Holdco Ordinary Share and only whole warrants are exercisable. The exercise price of the Holdco Warrants is $11.50 per share, subject to adjustment as described in the Warrant Agreement. A Holdco Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of Holdco, or (z) the redemption date as provided in Section 6.3 of the Warrant Agreement.

Redemptions of warrants for cash

Pursuant to the Warrant Agreement, once the public warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Holdco Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder.

If the public warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the Warrant Agreement.

Redemption of warrants for shares

Commencing ninety days after the warrants become exercisable, Holdco may redeem the outstanding warrants (i) in whole and not in part, (ii) at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares to be determined, based on the redemption date and the fair market value of the shares, (iii) if, and only if, the last reported sale price of the Holdco Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the notice of redemption to the warrant holders is sent, (iv) if, and only if, the private warrants are also concurrently exchanged at the same price (equal to a number of Holdco Ordinary Shares) as the outstanding public warrants, as described above, and (v) if, and only if, there is an effective registration statement covering the shares issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

The private warrants are identical to the public warrants, except that the private warrants and the shares issuable upon the exercise of the private warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the private warrants will be exercisable on a cashless basis and be non-redeemable (except as mentioned above) so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable and exercisable by such holders on the same basis as the public warrants.

The foregoing description of the Holdco Warrants is qualified in its entirety by reference to the full text of the Warrant Agreement, filed hereto as Exhibit 4.2, and the Assignment, Assumption and Amendment Agreement which is included as Exhibit E to the Business Combination Agreement, filed hereto as Exhibit 2.1, and incorporated herein by reference.

Dividends

From the annual net profits of Holdco, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of Holdco. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Holdco Ordinary Share entitling to the same proportion in such distributions.

The board of directors may resolve that Holdco pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and Holdco’s articles of association. The board of directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and Holdco’s articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to Holdco’s accounts.

COMPARISON OF STOCKHOLDER RIGHTS

	Delaware	Luxembourg
SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

Generally, under the DGCL, completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The DGCL also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the DGCL.

Under Luxembourg law and the articles of association, the board of directors has the broadest powers to take any action necessary or useful to achieve the company’s purpose. The board of directors’ powers are limited only by law and Holdco’s articles of association.

Any type of business combination that would require an amendment to the articles of association, such as a merger, de-merger, dissolution, or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders.

Transactions such as a sale, lease, or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg law nor Holdco’s articles of association contain any provision requiring the board of directors to obtain shareholder approval of a sale, lease, or exchange of substantial assets of Holdco.

SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS	Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or	Under Luxembourg law, no restriction exists as to the transactions that a shareholder may engage in with Holdco. The transaction must, however, be in Holdco’s corporate interest, which for instance requires that the transactions are made on arm’s length terms.

	Delaware	Luxembourg
upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

SHAREHOLDER RIGHTS PLAN

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

Pursuant to Luxembourg law, the shareholders may create an authorized share capital which allows the board of directors to increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on Holdco or in any other manner for any reason whatsoever including (i) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorised capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued by Holdco), convertible bonds, notes or similar instruments; (ii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iii) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments within the limits of such authorized share capital. The board of directors may be further authorized to, under certain conditions, limit, restrict, or waive preferential subscription rights of

Delaware	Luxembourg

existing shareholders when issuing new shares within the authorized share capital. The rights attached to the new shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in the articles of association.

In addition, the board of directors may be further authorized to make an allotment of existing or newly issued shares without consideration to (a) employees of Holdco or certain categories amongst those; (b) employees of companies or economic interest grouping in which Holdco holds directly or indirectly at least fifty per cent (50%) of the share capital or voting rights; (c) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of Holdco; (d) members of the corporate bodies of Holdco or of the companies or economic interest grouping listed in point (b) to (c) above or certain categories amongst those.

The authorization to the board of directors to issue additional shares or other instruments as described above within the authorized share capital (and to limit, restrict, or waive, as the case may be, preferential subscription rights) as well as the authorization to allot shares without consideration may be valid for a period of up to five years, starting from either the date of the minutes of the extraordinary general meeting resolving upon such authorization or starting from the date of the publication of the minutes of the extraordinary

	Delaware	Luxembourg

general meeting resolving upon such authorization in the Luxembourg official gazette (RESA). The authorization may be renewed, increased or reduced by a resolution of the extraordinary general meeting of shareholders, with the quorum and majority rules set for the amendment of the articles of association.

Holdco’s articles of association authorize its board of directors to issue Holdco Ordinary Shares within the limits of the authorized share capital at such times and on such terms as the board of directors or its delegates may decide for a period ending five years after the date of the creation of the authorized share capital unless such period is extended, amended or renewed. Accordingly, the board of directors is authorized to issue Holdco Ordinary Shares up to the limits of authorized share capital until such date. Holdco currently intends to seek renewals and/or extensions as required from time to time.

APPRAISAL RIGHTS	Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	Neither Luxembourg law nor Holdco’s articles of association provide for appraisal rights.

SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING	Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without	A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or Holdco’s articles of association.

	Delaware	Luxembourg
a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing.

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote in person, by proxy or, if the articles of association provide for that possibility, by correspondence.

The articles of association of Holdco provide for the possibility of vote by correspondence.

MEETINGS OF SHAREHOLDERS

CIIG’s bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. CIIG’s bylaws provide that a special meeting of the stockholders of CIIG may be called only by the Chairman of the Board of Directors of CIIG, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.

Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting. CIIG’s Bylaws provide that at a stockholders meeting the holders of shares of outstanding capital stock of CIIG representing a majority of the

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year, within six months as from the close of the financial year. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments and resolve on the discharge of the directors.

Other general meetings of shareholders may be convened.

Luxembourg law distinguishes between ordinary resolutions to be adopted and extraordinary resolutions to be adopted by the general meeting of shareholders. Extraordinary resolutions relate to proposed amendments to the articles of association and other limited matters. All other resolutions are ordinary resolutions.

Pursuant to Luxemburg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of

Delaware	Luxembourg
voting power of all outstanding shares of capital stock of CIIG entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting.

votes validly cast on such resolution. Abstentions are not considered “votes.”

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued share capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, (v) an amendment of the articles of association and (vi) change of nationality.

Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

1915 Law provides that if, as a result of losses, net assets fall below half of the share capital of the company, the board of directors shall convene an extraordinary general meeting of shareholders so that it is held within a period not exceeding two months from the time at which the loss was or should have been ascertained by them and such meeting shall resolve on the possible dissolution of the company and possibly on other measures announced in the agenda. The board of directors

	Delaware	Luxembourg
shall, in such situation, draw up a special report which sets out the causes of that situation and justify its proposals eight days before the extraordinary general meeting. If it proposes to continue to conduct business, it shall set out in the report the measures it intends to take in order to remedy the financial situation of the company. The same rules apply if, as a result of losses, net assets fall below one-quarter of the share capital provided that in such case dissolution shall take place if approved by one-fourth of the votes casts at the extraordinary general meeting.

DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of:

•  surplus of the corporation, which is defined as net assets less statutory capital; or

•  if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

If, however, the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors shall not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of the board of directors, except in certain limited circumstances. Pursuant to Holdco’s articles of association, the board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law. Distributions may be lawfully declared and paid if Holdco’s net profits and/or distributable reserves are sufficient under Luxembourg law. All Holdco Ordinary Shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with Holdco’s articles of association or applicable law.

Under Luxembourg law, at least 5% of Holdco’s net profits per year must be allocated to the creation of a legal reserve until

Delaware	Luxembourg

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its shares if such shares will be retired and the capital reduced.

Pursuant to the CIIG Amended and Restated Certificate of Incorporation, CIIG will provide all holders of shares of Common Stock included as part of the units sold in the IPO with the opportunity to have their shares redeemed upon the consummation of the Business Combination for cash equal to the applicable redemption price per share; provided, however, that the CIIG will only redeem or repurchase such shares so long as (after such redemption) CIIG’s net tangible assets will be at least $5,000,001 either immediately prior to or upon the consummation of the Business Combination. It is a condition to closing under the Business Combination Agreement, however, that CIIG has, in the aggregate, at least $400.0 million of available cash upon the consummation of the Business Combination. Given the amount currently in CIIG’s trust account, CIIG secured binding commitments for the PIPE to satisfy this condition, without which Arrival will not be required to consummate the Business Combination although Arrival may waive this condition.

such reserve has reached an amount equal to 10% of Holdco’s issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of Holdco’s issued share capital. The legal reserve is not available for distribution.

Pursuant to Luxembourg law, Holdco (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided that:

•  the shareholders at a general meeting have previously authorized the board of directors to acquire its ordinary shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration;

•  the acquisitions, including shares previously acquired by Holdco and held by it and shares acquired by a person acting in his or her own name but on Holdco’s behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•  the shares repurchased are fully paid-up; and

•  the acquisition offer must be made on the same terms and

Delaware	Luxembourg

conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to Holdco’s shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to Holdco, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of shares acquired by either Holdco or by a person acting on its behalf with a view to redistributing the shares to its staff or staff of its controlled subsidiaries, provided that the distribution of such shares is made within twelve months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce Holdco’s share capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law) and are subject

	Delaware	Luxembourg

to specific provisions on reductions in share capital and redeemable shares under Luxembourg law.

Any shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on Holdco’s balance sheet a non-distributable reserve of the same amount must be reflected as a liability. Holdco’s articles of association provide that Holdco Ordinary Shares may be acquired in accordance with the law.

NUMBER OF DIRECTORS	A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. The Board consists of seven directors, divided into three classes, with only one class of directors being elected in each year, and each class serving a three-year term.

Pursuant to Luxembourg law, the Holdco Board must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be reelected, but the term of their office may not exceed six years.

Holdco’s articles of association will provide that the board of directors shall be composed of at least six directors, to be elected by a simple majority vote at a general meeting. Abstentions are not considered “votes.”

VACANCIES ON BOARD OF DIRECTORS	The CIIG Amended and Restated Certificate of Incorporation provides that any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board may be filled solely and	Holdco’s articles of association provide that in case of a vacancy the remaining members of the board of directors may elect a director to fill the vacancy, on a temporary basis and for a period

	Delaware	Luxembourg
	exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was added or in which the vacancy occurred and until such director’s successor has been duly elected and qualified.	of time not exceeding the initial mandate of the replaced member of the board of directors, until the next general meeting of shareholders, which shall resolve on the permanent appointment in compliance with the applicable legal provisions and the articles of association.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS	Under Delaware law, a board of directors can be divided into classes. The Board is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term. The CIIG Amended and Restated Certificate of Incorporation provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of CIIG’s stockholders entitled to vote generally in the election of directors, voting together as a single class.

Under Luxembourg law, a director may be removed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous request) by a simple majority of the votes cast, with or without cause.

Holdco’s articles of association will provide for three different classes of directors. The duration of their mandate will not exceed three years and the duration shall be determined so as to ensure that the mandate of all the directors of the same class end on the same date and that a different full class of directors be fully renewed at each annual general meeting of shareholders of Holdco.

COMMITTEES	CIIG’s bylaws authorizes the Board to designate one or more committees by resolution of the Board. Each committee is to consist of one or more directors.	Holdco’s articles of association will provide that the board of directors may set up committees and determine their composition, powers, and rules.

CUMULATIVE VOTING	Under the DGCL, a corporation may adopt in its certificate of incorporation that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has a number of votes	Not applicable.

	Delaware	Luxembourg
equal to the number of shares held by such stockholder multiplied by the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion. CIIG has not adopted cumulative voting rights.

AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, a certificate of incorporation may be amended if:

•  the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

•  the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

Under Luxembourg law, amendments to Holdco’s articles of association require an extraordinary general meeting of shareholders held in front of a Luxembourg notary at which at least one half (50%) of the share capital is present or represented.

The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (RESA) and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital present or represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders (unless otherwise required by Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares.

	Delaware	Luxembourg

An increase of the commitments of its shareholders requires the unanimous consent of the shareholders.

Holdco’s articles of association provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of Holdco’s issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of Holdco’s authorized share capital within which the board of directors is authorized to issue further Holdco Ordinary Shares. The board of directors is then authorized to appear in front of a Luxembourg notary to record the capital increase and to amend the share capital set forth in the articles of association. The above also applies in case of the transfer of Holdco’s registered office outside the current municipality.

INDEMNIFICATION OF DIRECTORS AND OFFICERS	The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement	Luxembourg law permits Holdco to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a

Delaware	Luxembourg

actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

•  by a majority of the disinterested directors, even though less than a quorum;

•  by a committee of disinterested directors designated by a majority vote of disinterested, directors, even though less than a quorum;

•  by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

•  by the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay director towards Holdco or a third party for management errors i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by Holdco, except in connection with criminal offences, gross negligence or fraud.

	Delaware	Luxembourg
any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

LIMITED LIABILITY OF DIRECTORS	Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Luxembourg law does not provide for an ex ante limitation of liability but it permits Holdco to keep directors indemnified as set out above.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS	Under the CIIG bylaws, any stockholder may bring proper business before an annual meeting, including nominations to the board of directors, but only if the stockholder gives timely notice, in writing and proper form, of the stockholder’s intention to bring the business before the meeting.

One or several shareholders holding at least 10% of the share capital may request the addition of one or several items on the agenda of a general meeting. Such request must be addressed to the registered office of Holdco by registered mail at least five days before the general meeting.

If one or more shareholders representing at least 10% of the share capital request so in writing, with an indication of the agenda, the convening of a general meeting, the board of directors or the statutory auditor must convene a general meeting. The general meeting must be held within a period of one month from receipt of such request.

SHAREHOLDERS’ SUITS	Under Delaware law, a stockholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the

Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).

Shareholders generally do not have the authority to initiate legal action on a company’s behalf unless the company fails abusively to exercise its legal rights. However, a company’s shareholders may vote at a general

Delaware	Luxembourg

transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

meeting to initiate legal action against directors on grounds that the directors have failed to perform their duties.

Luxembourg law does not provide for class action lawsuits.

However, it is possible for plaintiffs who have similar but separate claims against the same defendant(s) to bring an action on a “group” basis by way of a joint action. It is also possible to ask the court, under article 206 of the Luxembourg New Civil Procedure Code, to join claims which are closely related and to rule on them together.

In addition, minority shareholders holding an aggregate of 10% of the voting rights and who voted against the discharge to a director at the annual general meeting of the company can initiate legal action against the director on behalf of the company.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, Holdco will have 2,700,000,000 Holdco Ordinary Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 606,178,750 Holdco Ordinary Shares issued and outstanding, assuming no shares of CIIG Class A Common Stock are redeemed in connection with the Business Combination and 6,468,750 shares held by the Initial Stockholders that will be subject to certain lock-up arrangements pursuant to the Registration Rights and Lock-Up Agreement. In addition, Holdco is expected to have 20,112,500 warrants issued and outstanding, each warrant exercisable for one Holdco Ordinary Share at $11.50 per share. All of the Holdco Ordinary Shares issued to the CIIG stockholders in connection with the Business Combination will be freely transferable by persons other than by Holdco “affiliates” or CIIG’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Holdco Ordinary Shares in the public market could adversely affect prevailing market prices of the Holdco Ordinary Shares. Prior to the Business Combination, there has been no public market for Holdco Ordinary Shares. Holdco intends to apply for listing of the Holdco Ordinary Shares and Holdco Warrants on Nasdaq, but Holdco cannot assure you that a regular trading market will develop in the Holdco Ordinary Shares and Holdco Warrants.

Lock-up Agreements

In connection with, and as a condition to the consummation of, the Business Combination, the Original Holders and the New Holders will enter into the Registration Rights and Lock-Up Agreement in connection with the Closing. The Holdco Ordinary Shares held by the Original Holders which were previously shares of CIIG Class B Common Stock will be locked-up for one year following the Closing, subject to earlier release on (i) the last consecutive trading day where the sale price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (ii) such date on which Holdco completes a liquidation, merger, stock exchange or other similar transaction that results in all of Holdco’s stockholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property.

The securities held by the New Holders which were previously Arrival Ordinary Shares will be locked-up for 180 days after the Closing, subject to earlier release on (i) the last consecutive trading day where the sale price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) such date on which Holdco completes a liquidation, merger, stock exchange or other similar transaction that results in all of Holdco’s stockholders having the right to exchange their shares of Holdco Ordinary Shares for cash, securities or other property. Except as provided in (ii) in the immediately preceding sentence, until December 31, 2022, Kinetik S.à r.l. has agreed to maintain beneficial ownership of at least 50% of the outstanding voting securities of Holdco.

Rule 144

All of Holdco’s equity shares that will be outstanding upon the completion of the Business Combination, other than those equity shares issued to the CIIG stockholders in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act, including the shares issued to Arrival Shareholders in the Exchanges and to the Subscribers in the PIPE, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Holdco and has beneficially owned Holdco’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Holdco. Persons who are affiliates of Holdco and have beneficially owned Holdco’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding equity shares of the same class; or

•	the average weekly trading volume of Holdco Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Holdco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Holdco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However,

Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•

at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Arrival’s employees, consultants or advisors who purchases equity shares from Holdco in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

In connection with, and as a condition to the consummation of, the Business Combination, the Original Holders and the New Holders (collectively, the “Holders”) will enter into the Registration Rights and Lock-Up Agreement in connection with the Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Holdco will be obligated to file a registration statement to register the resale of certain securities of Holdco held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, certain Holders may demand at any time or from time to time, that Holdco file a registration statement on Form F-1, or any such other form of registration statement as is then available to effect a registration, or, if available, Form F-3, to register the securities of Holdco held by such Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Pursuant to the Subscription Agreements, Holdco agreed that, within 30 calendar days after the Closing Date, it will file with the SEC (at Holdco’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and Holdco will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies Holdco that it will “review” the registration statement) following the closing of the sale of the PIPE Shares and (ii) the 10th business day after the date Holdco is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of CIIG Common Stock as of February 12, 2021, by:

•	each person known by CIIG to beneficially own more than 5% of the outstanding shares of CIIG Common Stock;

•	each of CIIG’s current executive officers and directors; and

•	all of CIIG’s current executive officers and directors as a group.

The Sponsor and CIIG’s directors, officers, advisors or their affiliates may purchase shares of CIIG Class A Common Stock in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and CIIG’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires CIIG to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of CIIG Class A Common Stock and the number of beneficial holders of CIIG’s securities may be reduced, possibly making it difficult for Holdco to obtain the quotation, listing or trading of its securities on a national securities exchange.

Unless otherwise indicated, CIIG believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the CIIG Warrants. The calculation of the percentage of beneficial ownership is based on 25,875,000 shares of CIIG Class A Common Stock and 6,468,750 CIIG Class B Common Stock outstanding as of February 12, 2021.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of CIIG Common Stock
Current Directors and Executive Officers of CIIG:
F. Peter Cuneo(2)	5,821,875	18%
Gavin Cuneo(2)	5,821,875	18%
Michael Minnick(2)	5,821,875	18%
David Flowers(3)	—	—
Kenneth West(3)	—	—
Kristen O’Hara(3)	—	—
Chris Rogers(3)	—	—
All directors and executive officers as a group (7 individuals)	5,821,875	18%

Five Percent or More Holders and Certain Other Holders:
CIIG Management LLC(2)	5,821,875	18%
Blackrock, Inc.(4)	2,587,500	8%
ACM Alamosa (Cayman) Holdco LP(5)	1,940,625	6%
Magnetar Financial LLC(6)	1,940,616	6%
UBS O’Connor LLC(7)	1,800,000	5.57%
Avdolyan Albert Alikovich(8)	1,651,350	5.11%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 40 West 57th Street, 29th Floor, New York, New York 10019.
(2)

Interests shown include CIIG Class B Common Stock. The holder of record of the CIIG Class B Common Stock, which are automatically convertible into shares of CIIG Class A Common Stock at the time of the initial business combination is CIIG Management LLC. F. Peter Cuneo, Gavin Cuneo and Michael Minnick are managing members of the Sponsor. As such, they may be deemed to have or share voting and dispositive power of the CIIG Class B Common Stock held directly by the Sponsor.

(3)

Each of these individuals holds an interest in our sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)

Pursuant to a Schedule 13G filed by Blackrock, Inc. (“Blackrock”) with the SEC on February 10, 2020, as amended on February 8, 2021, Blackrock has the sole voting and sole dispositive power over the shares reported therein. The business address of Blackrock is 55 East 52nd Street, New York, NY 10055.

(5)

Pursuant to a Schedule 13G filed by ACM Alamosa (Cayman) Holdco LP (“ACM”) with the SEC on December 20, 2019, ACM has the sole power to vote or to direct the vote of the shares. ACM’s business address is 780 Third Avenue, 27th Floor, New York, NY 10017.

(6)

Pursuant to a Schedule 13G filed by Magnetar Financial LLC (“Magnetar Financial”) with the SEC on February 12, 2021, the shares relate to the shares of Class A common stock held for Magnetar Constellation Master Fund, Ltd (“Constellation Master Fund”), Magnetar Constellation Fund II, Ltd (“Constellation Fund”), Magnetar Xing He Master Fund Ltd (“Xing He Master Fund”), Magnetar SC Fund Ltd (“SC Fund”), and Magnetar Structured Credit Fund, LP (“Structured Credit Fund”), all Cayman Islands exempted companies except for Structured Credit Fund which is a Delaware limited partnership (collectively, the “Magnetar Funds”). Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the shares of Class A common stock held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management LLC is the general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Mr.Alec N. Litowitz. The business address of each of the entities and individuals named herein is: 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(7)

Pursuant to a Schedule 13G filed by UBS O’Conner LLC (“UBS”) with the SEC on February 13, 2020, UBS serves as the investment manager to (i) Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”). In such capacity, UBS exercises voting and investment power over the shares of common stock held for the account of GLEA and OGMA. The reporting person is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. As a result, UBS may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares of common stock held for the account of GLEA and OGMA. The principal business address of the individuals and entities named herein is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(8)

Pursuant to a Schedule 13G/A filed by Avdolyan Albert Alikovich (“Mr. Avdolyan”) with the SEC on February 11, 2021, Mr. Avdolyan has the sole power to vote or to direct the vote of these shares. Mr. Avdolyan’s business address is Presnenskaya emb., 6 bld. 2, floor 39, Moscow, Russia 123317.

The following table shows the beneficial ownership of Arrival’s Ordinary Shares and Arrival Preferred Shares as of December 31, 2020 by:

•	each person known by Arrival to beneficially own more than 5% of the outstanding Arrival Ordinary Shares and Arrival Preferred Shares;

•	each of Arrival’s named executive officers and directors; and

•	all of Arrival’s executive officers and directors as a group.

Unless otherwise indicated, Arrival believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Arrival Ordinary Shares and Arrival Preferred Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Arrival Ordinary Shares and Arrival Preferred Shares as to which the holder has sole or shared voting power or investment power and also any Arrival Ordinary Shares and Arrival Preferred Shares which the holder has the right to acquire within 60 days of December 31, 2020 through the exercise of any option, conversion or any other right. The table does not include stock options and restricted shares held by the executive officers that do not vest or become exercisable, and do not provide voting rights, within 60 days of the date of this proxy statement/prospectus. See the section entitled “Management of Arrival.” As of December 31, 2020, there were 842,491,723 Arrival Ordinary Shares outstanding (excluding treasury shares) and 76,413,354 Arrival Preferred Shares outstanding. Unless otherwise noted, the business address of each beneficial owner is c/o Arrival Group, 1, rue Peternelchen, L-2370 Howald, Grand-Duchy of Luxembourg.

Name of Beneficial Owner	Arrival Ordinary Shares			Arrival Preferred Shares		All Capital Shares(1)
	Number		Percentage	Number	Percentage	Percentage
Executive Officers and Directors:
Denis Sverdlov(2)	—		—	—	—	—
Tim Holbrow	—		—	—	—	—
Avinash Rugoobur	—		—	—	—	—
Michael Ableson	—		—	—	—	—
Daniel Chin	—		—	—	—	—
Michael Anatolitis	—		—	—	—	—
Gilles Dusemon	—		—	—	—	—
Csaba Horváth	—		—	—	—	—
All directors and executive officers as a group (8 individuals)
Five Percent or More Holders:
Kinetik S.à r.l.(3)	830,000,000		98.53%	—	—	90.32%
Hyundai Motor Company	23,466,673	(4)	2.79%	23,466,673	30.7%	2.55%
Kia Motors Corporation	5,866,668	(5)	*	5,866,668	7.68%	*
BlackRock, Inc.(6)	29,480,008	(7)	3.38%	29,480,008	38.6%	3.21%
WCPF II Holdings	14,666,671	(8)	1.71%	14,666,671	19.2%	1.60%

*	Indicates less than 1%.

(1)	Each Arrival Preferred Share is convertible into one Arrival Ordinary Share at any time.
(2)

Does not include 830,000,000 Arrival Ordinary Shares held by Kinetik S.à r.l. Mr. Sverdlov is the founder of Kinetik S.à r.l. Kinetik S.à r.l. is owned by The Kinetik Trust, of which Mr. Sverdlov is a beneficiary. Mr. Sverdlov disclaims beneficial interest of such shares.

(3)

The trustee of The Kinetik Trust, The Kinetik Foundation, may be deemed to have voting and dispositive power over the Arrival Ordinary Shares held by Kinetik S.à r.l. Voting and investment decisions are made on behalf of The Kinetik Foundation by a counsel of three members, none of whom have individual or investment power with respect to such shares.

(4)	Consists of Arrival Ordinary Shares issuable upon conversion of 23,466,673 Arrival Preferred Shares. The address for Hyundai Motor Company is 12, Heolleung-ro, Seocho-gu, Seoul, Republic of Korea.
(5)	Consists of Arrival Ordinary Shares issuable upon conversion of 5,866,668 Arrival Preferred Shares. The address for Kia Motors Corporation is 12, Heolleung-ro, Seocho-gu, Seoul, Republic of Korea.
(6)

The registered holders of the referenced Arrival Preferred Shares are funds and accounts under management by subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055.
(7)	Consists of Arrival Ordinary Shares issuable upon conversion of 29,480,008 Arrival Preferred Shares.
(8)

Consists of Arrival Ordinary Shares issuable upon conversion of 14,666,671 Arrival Preferred Shares. WCPF II Holdings is an investment vehicle of Winter Capital Partners Fund II LP (“Partnership”). Since Partnership is managed and controlled by its general partner, WCPF II GP, and Alexey Bashkirov is a beneficial owner of WCPF IIGP, Alexey Bashkirov may be deemed to have sole power to vote or dispose of the shares held directly by WCPF II Holdings. The address for WCPF II Holdings is Arch. Makariou III, 276, LARA COURT, 3105, Limassol, Cyprus. Mr. Vladimir Potanin is an indirect shareholder of Whiteleave Holdings Limited, a company organized under the laws of Cyprus, which is the anchor investor of the Partnership. Mr. Potanin disclaims beneficial ownership over the Arrival Preferred Shares held by WCPF II Holdings and the Arrival Ordinary Shares issuable upon conversion of such shares.

The following table shows the beneficial ownership of Holdco Ordinary Shares following the consummation of the Business Combination by:

•	each person known to Holdco who will beneficially own more than 5% of the Holdco Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination;

•	each person who will become an executive officer or a director of Holdco upon consummation of the Business Combination; and

•	all of the executive officers and directors of Holdco as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Holdco Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Holdco Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Holdco Ordinary Shares which the holder has the right to acquire within 60 days of December 31, 2020 through the exercise of any option, warrant or any other right.

The expected beneficial ownership of Holdco Ordinary Shares post-Business Combination has been determined based upon the following: (i) that no holders of CIIG Class A Common Stock exercise their redemption rights, (ii) the Initial Stockholders exchange all outstanding CIIG Class B Common Stock for shares of Holdco Ordinary Shares upon completion of the Business Combination, (iii) no additional equity securities of CIIG are issued, other than the 40,000,000 shares of CIIG Class A Common Stock currently subscribed for and to be issued in connection with the PIPE, and (iv) 585,243,000 Holdco Ordinary Shares (excluding treasury shares) are outstanding following the Closing.

Unless otherwise noted, the business address of each beneficial owner is c/o Arrival Group, 1, rue Peternelchen, L-2370 Howald, Grand-Duchy of Luxembourg.

Name of Beneficial Owner	Post-Business Combination
	Number	Percentage
Executive Officers and Directors:
Denis Sverdlov(1)	—	—
Tim Holbrow	—	—
Avinash Rugoobur	—	—
Michael Ableson	—	—
Daniel Chin	—	—

Name of Beneficial Owner	Post-Business Combination
	Number	Percentage
F. Peter Cuneo(2)(3)	11,801,042	2.02%
Alain Kinsch	—	—
Kristen O’Hara(4)	—	—
Jae Oh	—	—
All directors and executive officers as a group (9 individuals)(3)	11,801,042	2.02%
Five Percent or More Holders:
Kinetik S.à r.l.(5)	463,275,682	79.16%

(1)

Does not include Holdco Ordinary Shares held by Kinetik S.à r.l. Mr. Sverdlov is the founder of Kinetik S.à r.l. Kinetik S.à r.l. is owned by The Kinetik Trust, of which Mr. Sverdlov is a beneficiary. Mr. Sverdlov disclaims beneficial interest of such shares.

(2)

The holder of record of the Holdco Ordinary Shares is CIIG Management LLC. F. Peter Cuneo, Gavin Cuneo and Michael Minnick are managing members of the Sponsor. As such, Mr. Cuneo may be deemed to have or share voting and dispositive power of the Holdco Ordinary Shares held directly by the Sponsor.

(3)	Includes 5,979,167 Holdco Ordinary Shares underlying Holdco Warrants that will become exercisable 30 days after the Closing.
(4)

Ms. O’Hara holds an interest in CIIG Management LLC and disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(5)

The trustee of The Kinetik Trust, The Kinetik Foundation, may be deemed to have voting and dispositive power of the Holdco Ordinary Shares held by Kinetik S.à r.l. Voting and investment decisions are made on behalf of The Kinetik Foundation by a counsel of three members, none of whom have individual or investment power with respect to such shares.

PRICE RANGE OF SECURITIES AND DIVIDENDS

CIIG

Price Range of CIIG Securities

The following table shows, for the periods indicated, the high and low sales prices per share of the Units, CIIG Class A Common Stock and CIIG Warrants as reported by Nasdaq. Prior to December 13, 2019, there was no established public trading market for CIIG’s securities.

	Units		CIIG Class A Common Stock		CIIG Warrants
Quarter Ended	High	Low	High	Low	High	Low
2019
Fourth Quarter(1)	$10.18	$10.11	$—	$—	$—	$—
2020
First Quarter(2)	$11.00	$9.40	$9.95	$9.30	$1.05	$0.63
Second Quarter	$10.50	$9.78	$9.91	$9.50	$1.01	$0.35
Third Quarter	$10.79	$10.20	$10.40	$9.83	$1.20	$0.77
Fourth Quarter	$43.91	$10.25	$37.18	$9.92	$9.96	$0.76
2021
First Quarter (through February 10, 2021)	$36.65	$28.66	$31.97	$25.00	$11.90	$7.02

(1)	The Fourth Quarter 2019 reflects the high and low trade prices of CIIG Units beginning as of December 13, 2019, the first day that the CIIG Units began trading on the Nasdaq Capital Market
(2)

The First Quarter 2020 reflects the high and low trade prices of CIIG Class A Common Stock and CIIG Warrants beginning as of February 3, 2020, the first day that the shares of CIIG Class A Common Stock and warrants began trading on the Nasdaq Capital Market.

Dividends

CIIG has not paid any cash dividends on the CIIG Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Arrival

Price Range of Arrival Securities

Historical market price information regarding Arrival is not provided because Arrival is a privately held company and there is no public market for Arrival’s units.

Dividends

Arrival has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Holdco

Price Range of Holdco Securities

Historical market price information regarding Holdco is not provided because there is no public market for its securities. We are applying to list the Holdco Ordinary Shares and Holdco Warrants on Nasdaq upon the Closing.

Dividends

Holdco has not paid any cash dividends to date and does not intend to pay cash dividends prior to the completion the Business Combination.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

CIIG’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

CIIG does not expect to hold a 2021 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if CIIG does not consummate a business combination by December 17, 2021, CIIG is required to begin the dissolution process provided for in the CIIG Amended and Restated Certificate of Incorporation, as amended. CIIG will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, CIIG and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, CIIG will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify CIIG of their requests by calling or writing CIIG at its principal executive offices at (212) 796-4796 and 40 West 57th Street, 29th Floor, New York, New York 10019.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of common stock of CIIG and Holdco and the warrant agent for CIIG’s warrants is Continental Stock Transfer & Trust Company. CIIG has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

LEGAL MATTERS

The validity of the Holdco Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Linklaters LLP and the material U.S. federal income tax consequences of the Business Combination will be passed upon by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated financial statements of Arrival S.a.r.l. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of IFRS 16 Leases.

The financial statements of CIIG Merger Corp. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, Holdco will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. CIIG files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CIIG’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

All documents subsequently filed by CIIG pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the special meeting of stockholders is held, shall be deemed to be incorporated by reference into this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

CIIG Merger Corp.

40 West 57th Street

29th Floor

New York, New York 10019

(212) 796-4796

Attention: F. Peter Cuneo, Chief Executive Officer

You may also obtain these documents by requesting them in writing or by telephone from CIIG’s proxy solicitation agent at the following address, telephone number and email:

D.F. King

48 Wall Street, 22nd Floor

New York, NY 10005

Telephone: (877) 536 -1561

Banks and brokers: (212) 269-5550

Email: Arrival@dfking.com

If you are a stockholder of CIIG and would like to request documents, please do so by                  , 2021 to receive them before the CIIG special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information in this proxy statement/prospectus relating to CIIG has been supplied by CIIG, and all such information relating to Arrival has been supplied by Arrival. Information provided by either CIIG or Arrival does not constitute any representation, estimate or projection of any other party.

Arrival does not file any annual, quarterly and current reports, proxy statements and other information with the SEC.

None of CIIG, Holdco or Arrival has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

CIIG Merger Corp.

Opinion on the financial statements

We have audited the accompanying balance sheets of CIIG Merger Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2020 and for the period from September 19, 2019 (inception) through December 31, 2019. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from September 19, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2019.

Philadelphia, Pennsylvania

February 12, 2021

CIIG MERGER CORP.

BALANCE SHEET

	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$371,149	$1,586,330
Prepaid expenses	73,333	—

Total Current Assets	444,482	1,586,330
Cash and marketable securities held in Trust Account	259,865,172	258,890,370

Total Assets	$260,309,654	$260,476,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$5,093,599	$90,753
Accrued offering costs	—	40,000
Income tax payable	190,408	17,500

Total Current Liabilities	5,284,007	148,253
Deferred underwriting fee payable	9,056,250	9,056,250

Total Liabilities	14,340,257	9,204,503

Commitments
Common stock subject to possible redemption, 24,025,448 and 24,620,955 shares at redemption value at December 31, 2020 and 2019, respectively	240,969,395	246,272,190
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,849,552 and 1,254,045 shares issued and outstanding (excluding 24,025,448 and 24,620,955 shares subject to possible redemption) at December 31, 2020 and 2019, respectively	185	125
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,468,750 shares issued and outstanding at December 31, 2020 and 2019	647	647
Additional paid-in capital	10,270,879	4,968,144
(Accumulated deficit) Retained earnings	(5,271,709)	31,091

Total Stockholders’ Equity	5,000,002	5,000,007

Total Liabilities and Stockholders’ Equity	$260,309,654	$260,476,700

The accompanying notes are an integral part of the financial statements.

CIIG MERGER CORP.

STATEMENT OF OPERATIONS

	Year Ended December 31, 2020	For the Period from September 19, 2019 (Inception) Through December 31, 2019
Operating expenses	$6,220,070	$91,779

Loss from operations	(6,220,070)	(91,779)
Other income:
Interest earned on marketable securities held in Trust Account	1,107,693	140,370

(Loss) income before provision for income taxes	(5,112,377)	48,591
Provision for income taxes	(190,423)	(17,500)

Net (loss) income	$(5,302,800)	$31,091

Weighted average shares outstanding of Class A redeemable common stock	25,875,000	25,875,000

Basic and diluted net income per common share, Class A	$0.03	$0.00

Weighted average shares outstanding of Class B non-redeemable common stock	6,468,750	6,468,750

Basic and diluted net (loss) income per common share, Class B	$(0.93)	$0.01

The accompanying notes are an integral part of the financial statements.

CIIG MERGER CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance — September 19, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	6,468,750	647	24,353	—	25,000
Forfeiture of Class B common stock to Sponsor	—	—	(646,875)	(65)	65	—	—
Issuance of Class B common stock to Direct Anchor Investors	—	—	646,875	65	2,435	—	2,500
Sale of 25,875,000 Units, net of underwriting discounts and offering expenses	25,875,000	2,587	—	—	244,036,019	—	244,038,606
Sale of 7,175,000 Placement Warrants	—	—	—	—	7,175,000	—	7,175,000
Class A common stock subject to possible redemption	(24,620,955)	(2,462)	—	—	(246,269,728)	—	(246,272,190)
Net income			—	—	—	31,091	31,091

Balance — December 31, 2019	1,254,045	125	6,468,750	647	4,968,144	31,091	5,000,007
Change in value of Class A common stock subject to possible redemption	595,507	60	—	—	5,302,735	—	5,302,795
Net loss	—	—	—	—	—	(5,302,800)	(5,302,800)

Balance — December 31, 2020	1,849,552	$185	6,468,750	$647	$10,270,879	$(5,271,709)	$5,000,002

The accompanying notes are an integral part of the financial statements.

CIIG MERGER CORP.

STATEMENT OF CASH FLOWS

	Year Ended December 31, 2020	For the Period from September 19, 2019 (Inception) Through December 31, 2019
Cash Flows from Operating Activities:
Net income (loss)	$(5,302,800)	$31,091
Adjustments to reconcile net income (loss) to net cash and cash equivalents used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,107,693)	(140,370)
Changes in operating assets and liabilities:
Prepaid expenses	(73,333)	—
Accounts payable and accrued expenses	5,002,846	90,753
Income taxes payable	172,908	17,500

Net cash and cash equivalents used in operating activities	(1,308,072)	(1,026)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(258,750,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	132,891	—

Net cash and cash equivalents provided by (used in) investing activities	132,891	(258,750,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	27,500
Proceeds from sale of Units, net of underwriting discounts paid	—	253,575,000
Proceeds from sale of Placement Warrants	—	7,175,000
Proceeds from promissory note — related party	—	156,000
Repayment of promissory note — related party	—	(181,000)
Payment of offering costs	(40,000)	(415,144)

Net cash and cash equivalents (used in) provided by financing activities	(40,000)	260,337,356

Net Change in Cash and Cash Equivalents	(1,215,181)	1,586,330
Cash and Cash Equivalents — Beginning	1,586,330	—

Cash and Cash Equivalents — Ending	$371,149	$1,586,330

Supplemental cash flow information:
Cash paid for income taxes	$29,924	$—

Non-cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$—	$246,240,010

Change in value of Class A common stock subject to possible redemption	$(5,302,795)	$32,180

Offering costs included in accrued offering costs	$—	$40,000

Payment of offering costs through promissory notes — related party	$—	$25,000

The accompanying notes are an integral part of the financial statements.

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

CIIG Merger Corp. (the “Company”) was incorporated in Delaware on September 19, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the technology, media and telecommunications industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on December 12, 2019. On December 17, 2019, the Company consummated the Initial Public Offering of 25,875,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at $10.00 per Unit, generating gross proceeds of $258,750,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,175,000 warrants (the “Placement Warrants”) at a price of $1.00 per Placement Warrant in a private placement to CIIG Management LLC, a Delaware Limited Liability Company (the “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (the “Direct Anchor Investors” the Direct Anchor Investors, together with the Sponsor, are the “initial stockholders”), generating gross proceeds of $7,175,000, which is described in Note 4.

Transaction costs amounted to $14,711,394, consisting of $5,175,000 of underwriting fees, $9,056,250 of deferred underwriting fees and $480,144 of other offering costs.

Following the closing of the Initial Public Offering on December 17, 2019, an amount of $258,750,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Warrants was placed in a trust account (“Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The initial stockholders have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company will have until December 17, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

As of December 31, 2020, the Company had $371,149 in its operating bank accounts, $259,865,172 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $4,026,644, which excludes prepaid income taxes and franchise and income taxes payable as the net amounts can be paid from the interest earned in the Trust

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Account. As of December 31, 2020, approximately $1,115,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2020 cash equivalents, consisting of money market funds, amounted to $356,360. The Company did not have any cash equivalents as of December 31, 2019.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Share of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $14,711,394 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 20,112,500 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income per share for common shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account (net of applicable franchise and income taxes of approximately $391,000 and $75,000 during the year ended December 31, 2020 and for the period from September 19, 2019 (inception) through December 31, 2019, respectively), by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net income per common share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net income, less income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,875,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and the Direct Anchor Investors purchased an aggregate of 7,175,000 Placement Warrants at a price of $1.00 per Placement Warrant, for an aggregate purchase price of $7,175,000 in a private placement. A portion of the proceeds from the Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except as described in Note 7. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and underlying securities will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In September 2019, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. In November 2019, the Company effected a stock dividend for 0.125 share for each Founder Share outstanding, resulting in the Sponsor holding an aggregate of 6,468,750 Founder Shares. In November 2019, the Sponsor forfeited 646,875 Founder Shares and the Direct Anchor Investors purchased 646,875 Founder Shares for an aggregate purchase price of approximately $2,500, or approximately $0.004 per share. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

The Founder Shares included an aggregate of up 843,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 843,750 Founder Shares are no longer subject to forfeiture.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger,

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on December 13, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020 and for the period from September 19, 2019 (inception) through December 31, 2019, the Company incurred $120,000 and $10,000, respectively, in fees for these services, of which $5,806 are included in accounts payable and accrued expenses in the accompanying balance sheets as of December 31, 2020 and 2019.

Promissory Note – Related Party

On October 16, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of March 31, 2020 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note in the aggregate amount of $181,000 was repaid upon the consummation of the Initial Public Offering on December 17, 2019.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Placement Warrants.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Registration Rights

The Company entered into a registration rights agreement on December 12, 2019, with respect to the Founder Shares, Placement Warrants (and their underlying shares), and warrants (and their underlying shares) that may be issued upon conversion of Working Capital Loans and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares. The holders of the Founder Shares, Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and in each case holders of their underlying shares, as applicable) will have registration rights to require the Company to register the sale of any of the securities held by them. The holders of the majority of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,175,000 in the aggregate. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $9,056,250 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On November 18, 2020, the Company, Arrival S.à r.l., a limited liability company (“Arrival”), Arrival Group, a newly-formed joint stock company (“Holdco”) and ARSNL Merger Sub Inc., a newly-formed Delaware corporation (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which (i) the existing ordinary and preferred shareholders of Arrival has each concurrently entered into separate exchange agreements (the “Exchange Agreements”) to contribute their respective equity interests in Arrival to Holdco in exchange for ordinary shares of Holdco (“Holdco Ordinary Shares”) (the “Share Exchanges”) and (ii) following the Share Exchanges, the Company will merge with and into Merger Sub, with the Company surviving such merger as a direct wholly owned subsidiary of Holdco (the “Merger”) and all shares of the Company’s common stock will be exchanged for Holdco Ordinary Shares as set forth in the Business Combination Agreement. The Company and Arrival will become direct wholly-owned subsidiaries of Holdco (together with the Share Exchanges, the Merger and amongst other transactions, the “Transactions”).

The Transactions will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 1,849,552 and 1,254,045 shares of Class A common stock issued or outstanding, excluding 24,025,448 and 24,620,955 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 6,468,750 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination).

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of Warrants for Cash — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to each warrant holder.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants for Shares of Class A Common Stock — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock to be determined, based on the redemption date and the fair market value of the Company’s Class A common stock;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of the Company’s Class A common stock) as the Company’s outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) to be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. INCOME TAX

The Company’s net deferred tax asset at December 31, 2020 and 2019 is as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets
Startup/Organization Expenses	$1,271,319	$7,296
Total deferred tax assets	1,271,319	7,296
Valuation Allowance	(1,271,319)	(7,296)

Deferred tax asset, net of allowance	$—	$—

The income tax provision for the year ended December 31, 2020 and for the period from September 19, 2019 (inception) through December 31, 2019 consists of the following:

	December 31, 2020	December 31, 2019
Federal
Current	$190,423	$17,500
Deferred	(1,264,023)	(7,296)

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

	December 31, 2020	December 31, 2019
State and Local
Current	$—	$—
Deferred	—	—
Change in valuation allowance	1,264,023	7,296

Income tax provision	$190,423	$17,500

As of December 31, 2020 and 2019, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020 and 2019, the change in the valuation allowance was $1,264,023 and $7,296, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 and 2019 is as follows:

	December 31, 2020	December 31, 2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in valuation allowance	(24.7)%	15.0%

Income tax provision	(3.7)%	36.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $1,160 in cash and $259,864,012 in U.S. Treasury Bills. At December 31, 2019, assets held in the Trust Account were comprised of $388 in cash and $258,889,982 in U.S. Treasury Bills. During the year ended December 31, 2020, the Company withdrew $132,891 of interest earned on the Trust Account to pay for its franchise and income taxes.

CIIG MERGER CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

The gross holding losses and fair value of held-to-maturity securities at December 31, 2020 and 2019 are as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding (Loss) Gains	Fair Value
December 31, 2020	U.S. Treasury Securities (Mature on 2/18/2021)	$259,864,012	$197	$259,864,209

December 31, 2019	U.S. Treasury Securities (Matured on 3/19/2020)	$258,889,982	$29,633	$258,919,615

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Arrival S.à r.l.

Condensed Unaudited Consolidated Interim Financial Statements

For the period ended June 30, 2020

Condensed Unaudited Consolidated Interim Financial Statements

For the period ended June 30, 2020

C O N T E N T S

Page

Condensed unaudited consolidated statement of profit or loss and other comprehensive income	F-23

Condensed unaudited consolidated statement of financial position	F-24

Condensed unaudited consolidated statement of changes in equity	F-25

Condensed unaudited consolidated statement of cash flows	F-26

Notes to the condensed unaudited consolidated interim financial statements	F-27-33

Arrival S.à r.l.

Condensed unaudited consolidated statement of profit or loss and other comprehensive income

For the six months ended June 30

In thousands of euro		2020	2019
	Note
Continuing Operations

Administrative expenses		(24,159)	(11,567)
Research and development expenses		(4,723)	(3,705)
Impairment expense		(34)	(2,131)
Other income	4	804	—
Other expenses		(12)	(113)

Operating loss		(28,124)	(17,516)

Finance income	12	1,337	2
Finance expense	12	(2,551)	(1,003)

Net Finance expense		(1,214)	(1,001)

Loss before tax		(29,338)	(18,517)
Tax income	10	4,873	2,882

Loss for the period		(24,465)	(15,635)

Attributable to:
- Owners of the Company		(24,465)	(15,635)

Earnings per share (presented in euro)
Basic earnings per share		(0.03)	(0.02)
Diluted earnings per share		(0.03)	(0.02)

Consolidated Statement of other comprehensive income

Loss for the period		(24,465)	(15,635)

Items that may be reclassified subsequently to profit or loss
Exchange differences on translating foreign operations	8C	(10,752)	(709)

Total comprehensive loss		(35,217)	16,344

Total comprehensive loss for the period		(35,217)	(16,344)

Attributable to:
- Owners of the Company		(35,217)	(16,344)

The accompanying notes are an integral part of these condensed unaudited consolidated interim financial statements

Arrival S.à r.l.

Condensed unaudited consolidated statement of financial position

In thousands of euro		June 30, 2020	December 31, 2019
ASSETS
Non-Current Assets	Note
Property, plant and equipment	4	43,361	34,947
Intangible assets and goodwill	5	113,064	84,250
Deferred tax asset		334	159
Trade and other receivables		8,248	8,209

Total Non-Current Assets		165,007	127,565

Current Assets
Inventory	7	10,754	5,716
Trade and other receivables	6	5,797	8,509
Prepayments		4,149	4,733
Cash and cash equivalents		29,768	96,644

Total Current Assets		50,468	115,602

TOTAL ASSETS		215,475	243,167

EQUITY AND LIABILITIES
Capital and reserves
Share capital	8A	228,067	227,333
Share premium	8B	149,018	139,752
Other reserves	8C	(3,717)	7,035
Accumulated deficit		(199,365)	(174,875)

Total Equity		174,003	199,245

Non-Current Liabilities
Lease liabilities	9	22,846	19,943

Total Non-Current Liabilities		22,846	19,943

Current Liabilities
Current tax liabilities		57	124
Lease liabilities	9	4,508	3,045
Trade and other payables	11	14,061	20,810

Total Current Liabilities		18,626	23,979

TOTAL EQUITY AND LIABILITIES		215,475	243,167

The accompanying notes are an integral part of these condensed unaudited consolidated interim financial statements

Arrival S.à r.l.

Condensed unaudited consolidated statement of changes in equity

For the six months ended June 30

In thousands of euro	Note	Share capital	Share premium	Accumulated deficit	Other reserve*	Total equity

Balance at January 1, 2020		227,333	139,752	(174,875)	7,035	199,245
Loss for the period		—		(24,465)	—	(24,465)
Other comprehensive income		—	—	—	(10,752)	(10,752)

Transactions with shareholders		227,333	139,752	(199,340)	(3,717)	164,028
Capital increase	8	734	9,266	—	—	10,000
Business combination under common control		—	—	(25)	—	(25)

Balance at June 30, 2020		228,067	149,018	(199,365)	(3,717)	174,003

Unadjusted balance at January 1, 2019		16	116,160	(68,361)	2,141	49,956
Changes in accounting policy to reflect IFRS 16		—	—	(475)	—	(475)

Balance at January 1, 2019		16	116,160	(68,836)	2,141	49,481
Loss for the period		—	—	(15,635)	—	(15,635)
Other comprehensive income		—	—	—	(709)	(709)

Transactions with shareholders		16	116,160	(84,471)	1,432	33,137
Capital increase	8	—	35,021	—	—	35,021
Business combination under common control		—	—	(206)	—	(206)

Balance at June 30, 2019		16	151,181	(84,677)	1,432	67,952

*	Other reserves comprise of translation reserves which are not distributable.

The accompanying notes are an integral part of these condensed unaudited consolidated interim financial statements

Arrival S.à r.l.

Condensed unaudited consolidated Statement of cash flows

For the six months ended June 30

In thousands of euro		2020	2019
	Note
Operating activities
Profit/(loss) for the period		(24,465)	(15,635)
Adjustments for:
- Depreciation/Amortization		3,610	1,751
- Impairment losses		37	2,136
- Net foreign exchange differences		(304)	(58)
- Net finance income		2,396	860
- Profit on disposal of fixed assets		(87)	1
- Deferred taxes		(181)	(38)
- Tax expense		(4,692)	(2,415)

Cash flows used in operations before working capital changes		(23,686)	(13,398)
Decrease in trade and other receivables		2,001	592
(Decrease)/increase in trade and other payables		(6,562)	455
Increase of inventory		(5,562)	(2,961)

Cash flows used in operations		(33,809)	(15,312)
Income tax and other taxes received	10	4,929	2,459
Interest received		(8)	2

Net cash used in operating activities		(28,888)	(12,851)

Cash flows from investing activities
Acquisition of intangible assets and goodwill	5	(35,647)	(14,811)
Acquisition of property, plant and equipment	4	(8,698)	(2,639)
Loans granted		—	(667)
Cash received from entities acquired under common control		—	82
Acquisition of subsidiaries under common control		(25)	(5)
Proceeds from the sale of intangible and tangible fixed assets		6	—

Net cash used in investing activities		(44,364)	(18,040)

Cash flows from financing activities
Issuance of Preference A shares	8	10,000	—
Contribution of Kinetik S.à r.l. to the share premium of the Company without the issuance of any shares			35,021
Repayment of interest on lease liabilities	12	(3,229)	(1,077)

Net cash from financing activities		6,771	33,944

Net increase/decrease in cash and cash equivalents		(66,481)	3,053
Cash and cash equivalents at January 1		96,644	1,053
Effects of movements in exchange rates on cash held		(395)	(51)

Cash and cash equivalents at June 30		29,768	4,055

The accompanying notes are an integral part of these condensed unaudited consolidated interim financial statements

Arrival S.à r.l.

Notes to the condensed unaudited consolidated interim financial statements

For the six months ended June 30, 2020

1. INCORPORATION AND PRINCIPAL ACTIVITIES

General

Arrival S.à r.l. (the “Company”) was incorporated in Luxembourg on October 15, 2015 as a Société à responsabilité limitée. The Company has its registered address at 1, rue Peternelchen, L-2370 Howald, Luxembourg and is registered at the Luxembourg Commercial Register under number R.C.S Luxembourg n° 200789.

These condensed unaudited consolidated interim financial statements as at and for the six months ended June 30, 2020 comprise the Company and its subsidiaries (together referred to as the “Group”). The Group’s principal activity is research & development (“R&D”) and design of robotics, electric vehicles including trucks, buses and other commercial vehicles with autonomous features and production of such vehicles.

The Company is a subsidiary of Kinetik S.à r.l., a company with a registered address at 1, rue Peternelchen, L-2370 Howald, Luxembourg and is registered at the Luxembourg Commercial Register under number R.C.S Luxembourg n° 191311, which is the majority shareholder of the Group.

2. BASIS OF PREPARATION

These condensed unaudited consolidated interim financial statements for the six months ended June 30, 2020 have been prepared in accordance with IAS 34 Interim Financial Reporting as issued by the IASB, and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for year ended December 31, 2019 (“last annual financial statements”). They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s consolidated financial position and consolidated performance since the last annual financial statements.

These condensed unaudited consolidated interim financial statements were authorized for issue by the Board of Managers on December 14, 2020.

These condensed unaudited consolidated interim financial statements are presented in euro (EUR) which is the functional currency of the Company, rounded off to the nearest thousand, unless otherwise stated.

3. USE OF JUDGEMENTS AND ESTIMATES

In preparing these condensed unaudited consolidated interim financial statements, management has made judgements and estimates that affect the application of accounting policies and the reported amounts of assets and liabilities. Actual results may differ from these estimates.

The significant judgments made by management in applying the Group’s accounting policies and key sources of estimation uncertainty are as follows:

Impairment testing

The assumptions used in the impairment test represent management’s best estimate for the period under consideration. The estimate of the recoverable amount, for purposes of performing the annual impairment test for the research and development cash generating unit (“CGU”), was determined using a value-in-use model for the year ended December 31, 2019 and was based on the following assumptions: 1) the expected

Arrival S.à r.l.

Notes to the condensed unaudited consolidated interim financial statements

For the six months ended June 30, 2020

3. USE OF JUDGEMENTS AND ESTIMATES (continued)

future cash flows based on the current economic conditions and market trends for the years 2020 to 2025 and 2) the increase of number of vehicles that will sold in the following years. The increase is calculated on management’s projections of the associated Arrival business for the period 2020 to 2024, discounted back to June 30, 2020.

The average estimate for the warranty is 3% of forecasted sales. Management is closely monitoring the cost of production to be sure that is maintained within the estimated budgets.

Research & Development

Management is using its judgement to determine when a project has reached the development phase. Management estimates the cost to completion and calculates the potential future cash flows that will derive in order to determine if the project is economically viable. If the conditions are met and it is believed that there is a market for the product under development, then all the costs relating to the project are capitalised.

4. PROPERTY, PLANT AND EQUIPEMENT

During the six months ended June 30, 2020, the Group has entered into four new leases and has cancelled one lease. Under IFRS 16, the Right of Use of assets is being recognised in the property plant and equipment (the “PPE”). The lease that was cancelled, has been fully derecognised from the PPE and the gain from this cancellation has been recognised in the condensed unaudited consolidated statement of profit or loss. The gain from the cancelation of the lease amounted to EUR 95, and it is included in the other operating income. The net movement of new leases and cancellation of leases for the six months ended June 30, 2020 amounted to EUR 6,725 (see note 9).

In addition, the Group has invested EUR 2,438 in reconstruction works for one of the London offices, in order to construct the technology validation centre. Furthermore, the Group has acquired equipment from Roborace Inc amounting to EUR 1,903.

The total depreciation recognised in the condensed unaudited consolidated statement of profit or loss for the six months ended period June 30, 2020 in relation to PPE was EUR 3,198.

As most assets of the Group are located in UK, the EUR value has been affected by the significant fluctuation of the Bristish Pound (“GBP”) towards EUR. The foreign exchange impact on the PPE amounted to EUR 2,468.

5. INTANGIBLE ASSETS AND GOODWILL

The main increase in intangible assets is due to the capitalisation of the development cost that is incurred by the Group. The development cost is capitalised as intangible assets under the category of Assets under construction. Assets under construction include all cost of projects that are intangible assets under development. These development assets include design of electric vehicles, such as buses and vans as well as supporting operating systems and other software assets. Assets under construction are tested for impairment each quarter. For the six months ended June 30, 2020, no impairment has been recognised for intangible assets.

As described in note 8B, the Group has acquired Arrival M Ltd on April 11, 2019 within a business combination under common control. The intangible assets that have been recognized in the consolidated financial statements of the Group in 2019 following this transaction amounted to EUR 2,402.

As mentioned in note 4, the fluctuation of the foreign currencies against EUR had a significant impact on the intangible assets. The total foreign exchange impact on intangibles amounted to EUR 7,786.

Arrival S.à r.l.

Notes to the condensed unaudited consolidated interim financial statements

For the six months ended June 30, 2020

6. TRADE AND OTHER RECEIVABLES

For the six months ended June 30, 2020 various amounts that were due as of December 31, 2019, have been received reducing the current trade receivables and other receivables from EUR 8,509 to EUR 5,797.

7. INVENTORY

As the Group is anticipated to start production before year-end various inventory materials have been purchased.

8. CAPITAL AND RESERVES

A. Share capital and share premium

On January 29, 2020, the board of managers resolved to issue 2,933,334 new Preferred A Shares with a nominal value EUR 0.25 each and with an aggregate share premium of EUR 9,266,666.50 so as to raise the share capital of the Company from EUR 227,333,335.25 to EUR 228,066,668.75.

On the same date, these shares were subscribed by United Parcel Service General Services Co. (“UPS”) for a total subscription price of EUR 10,000,000.00 with an additional condition on Arrival S.à r.l. and UPS to enter into the further binding agreement for the provision of a further at least 10,000 electric vehicles (in addition to the electric vehicles which are the subject of a commercial agreement entered between the parties).

B. Retained earnings

On April 1, 2020, the Company acquired Arrival Solutions Germany GmbH (previously named. Cybernation Germany GmbH). As per IFRS 3, the entity has been consolidated in the current condensed unaudited consolidated interim financial statements as business combination of entities under common control. As a result of this business combination, an amount of EUR 25 was recognized in the retained earnings. On April 11, 2019, the Company acquired Arrival M Ltd (previously named Cybernation Ltd). As a result of this business combination, an amount of EUR 206 was recognized in the retained earnings. The impact of the Arrival M Ltd transaction on intangible assets is also described separately in note 5. The acquisition of Arrival Solution Germany GmbH had no impact on the tangible and intangible assets.

C. OCI accumulated in reserves, net of tax

The amount recognised in other comprehensive income relates to foreign exchange differences that the Group has incurred, mainly due to the fluctuation of the GBP towards EUR. Since the beginning of the year, the GBP/EUR exchange rate has decreased by approximately 7%.

9. LEASE LIABILITIES

In thousands of euro	Currency	Weighted average of incremental borrowing rate	Contractual cash-flows	Carrying amount
January 1, 2020				22,988
New issues
New leases	EUR	16.98%	289	239
New leases	ISR	18.49%	1,082	624
New leases	GBP	17.96%	17,251	6,045

Arrival S.à r.l.

Notes to the condensed unaudited consolidated interim financial statements

For the six months ended June 30, 2020

9. LEASE LIABILITIES (continued)

In thousands of euro	Currency	Weighted average of incremental borrowing rate	Contractual cash-flows	Carrying amount

Repayments
Repayments	Multicurrency		(842)	(842)

Other movements
Cancelation of lease	GBP	18.31%	(150)	(183)
Foreign exchange impact	Multicurrency			(1,517)

June 30, 2020				27,354

The leased buildings are offices and industrial buildings used for the development and production of our products.

10. INCOME TAX EXPENSE

In 2020, the Group has received from the UK Tax authorities an R&D tax relief amount of EUR 5,137. This tax relief is provided by the UK government to support UK entities that work on innovative projects in science and technology. The tax relief received relates to the losses of 2017, 2018 and 2019.

11. TRADE AND OTHER PAYABLES

For the six months ended June 30, 2020, various amounts that were due as of December 31, 2019, have been paid reducing the trade and other payables from EUR 20,810 to EUR 14,061.

12. FINANCE INCOME/EXPENSE

Financial income mainly relates to the foreign exchange differences that have been created due to the fluctuation of the rate between EUR and the various other currencies that the Group is using for its operations.

Financial expense is mainly composed of the lease interest which amounts to EUR 2,387.

13. RELATED PARTY TRANSACTIONS

The Group’s related parties include its ultimate parent company Kinetik S.à r.l., key management personnel and any subsidiaries or entities under significant influence of Kinetik S.à r.l.. Transactions between Group entities which have been eliminated on consolidation are not disclosed.

The following transactions were carried out with related parties:

In thousands of euro	Transactions for the six months ended		Balance outstanding
Related party	June 30, 2020	June 30, 2019	June 30, 2020	December 31, 2019
Arrival Management Systems LLC	125	—	—	(53)
Arrival Solutions LLC	26	3	—	(26)

Arrival S.à r.l.

Notes to the condensed unaudited consolidated interim financial statements

For the six months ended June 30, 2020

13. RELATED PARTY TRANSACTIONS (continued)

In thousands of euro	Transactions for the six months ended		Balance outstanding
Related party	June 30, 2020	June 30, 2019	June 30, 2020	December 31, 2019
Shishkov Rodion	77	1	—	64
Roborace Ltd	—	—	980	1,051
Roborace Inc	2,211	—	473	2,684
Kinetik S.à r.l.	—	(35,021)	—	—
K Cybernation S.à r.l.	—	(3,297)	—	—
Teleksir LLC	—	85	—	—
Smart Space LLC	—	356	—	—
Experiment X Ltd	—	79	—	—
Happy Electron Ltd	—	151	—	—

The related party transactions relate mainly to acquisition of fixed assets and consulting services.

14. CONTINGENCIES

The Group has no contingent liabilities.

15. SUBSEQUENT EVENTS

•

On October 8, 2020, Kinetik S.à r.l. contributed 50,000,000 ordinary shares of Arrival S.à r.l. with a nominal value of EUR 0.25 each in Arrival S.à r.l. with a contribution value of EUR 170,454,500.00 into a special equity reserve account of Arrival S.à r.l..

•

On October 8, 2020, Arrival S.à r.l. adopted the Arrival Restricted Share Plan 2020 (“RSP 2020”) under which awards may be made, comprising the acquisition of ordinary shares in the capital of Arrival S.à r.l. by employees or other eligible persons under and subject to the terms of the RSP 2020 and the restricted share agreement to be entered from time to time, with the shares held in their name or on their behalf by a nominee. On the same date, Arrival S.à r.l. and Computershare Trustees (Jersey) Limited entered into a nominee agreement dated October 8, 2020 under which Computershare Trustees (Jersey) Limited, acting as nominee, shall hold legal title to the shares on behalf of the participant, on and subject to the rules of the RSP 2020 and the terms of the restricted share agreement.

•

Between October 9, 2020 and October 12, 2020, Arrival S.à r.l. entered into multiple restricted share agreements with RSP 2020 participants and made awards comprising the acquisition of 12,491,723 ordinary shares in the capital of Arrival S.à r.l. for an aggregate purchase price of EUR 42,585,408.29 payable by the participants.

•

On October 12, 2020, during the Extraordinary General Meeting of Arrival S.à r.l., it was resolved to issue 11,481,274 new Preferred A Shares with a nominal value EUR 0.25 each and with an aggregate share premium of EUR 36,270,377.88 and 17,998,734 new Preferred A Shares with a nominal value EUR 0.25 each and with an aggregate share premium of EUR 56,859,620.60. At the same date, these shares were subscribed by twelve BlackRock Funds (“BlackRock”) for a total subscription price of EUR 100,500,000.48.

Arrival S.à r.l.

Notes to the condensed unaudited consolidated interim financial statements

For the six months ended June 30, 2020

15. SUBSEQUENT EVENTS (continued)

•

On October 12, 2020, during the Extraordinary General Meeting of Arrival S.à r.l., it was resolved to issue 14,666,671 new Preferred A Shares with a nominal value EUR 0.25 each and with an aggregate share premium of EUR 46,333,333.69. At the same date, these shares were subscribed by WCPF II Holdings Limited (“Winter Capital”) for a total subscription price of EUR 50,000,001.44.

•

During October 2020, Arrival Group entities entered into multiple loan agreements with the RSP 2020 participants and provided (a) interest free 12-month loans in an aggregate amount of EUR 38,732,475.21, (b) 10-year loans with an annual interest rate of 1.12% in an aggregate amount of EUR 2,451,139.12 and (c) 10-year loans with an annual interest rate of 1.50% in an aggregate amount of EUR 1,401,793.96 to the RSP 2020 participants to finance the purchase of ordinary shares in Arrival S.à r.l. as part of the participation in RSP 2020 and under the terms of the restricted share agreement made between the RSP 2020 participants and Arrival S.à r.l..

•

On October 13, 2020, Arrival S.à r.l. entered into the Share Transfer Agreement with Computershare Trustees (Jersey) Limited and transferred 12,491,723 of its own ordinary shares, having a nominal value of EUR 0.25 each, to Computershare Trustees (Jersey) Limited in accordance with the restricted share agreements and the nominee agreement.

•

On October 26, 2020, Arrival S.à r.l. entered into the Arrival Share Option Plan 2020 Option Deed. By this Option Deed, each of the SOP 2020 participants were granted options under the Arrival Option Plan 2020 (“SOP 2020”) over an aggregate of 26,899,662 shares with an option price per share of EUR 3.40909. The share options have the following vesting conditions: 50% of share options granted vest on the first anniversary of the participant’s start date, 25% of the share options vest subject to a production rate milestone and 25% of the share options vest subject to the contribution milestone.

•

On October 27, 2020, Arrival Group S.A. was incorporated with the share capital set at EUR 30,000.00 divided into 300,000 shares with a nominal value of EUR 0.10 each which were subscribed by Arrival S.à r.l.. The authorised share capital or Arrival Group S.A. is set at EUR 270,000,000.00 divided into 2,700,000,000 shares with a nominal value of EUR 0.10 each.

•

On November 18, 2020, all shareholders of Arrival S.à r.l. entered into Contribution and Exchange Agreements, pursuant to which they agree to exchange their shares in Arrival S.à r.l. to Arrival Group S.A. at a future date.

•

The Company announced on November 18, 2020 that it is set to merge with CIIG Merger Corp. The Group value at that time was estimated at USD 5,4B and it is anticipated that the Group will raise USD 660 million (approximately EUR 556 million) from new investors.

•	During 2020, the Group has entered 7 new leases. The duration of these leases varies from 2 to 14 years. In addition, the Group has cancelled one lease contract.

•

The outbreak of the COVID-19 pandemic and the measures adopted by governments in countries worldwide to mitigate the pandemic’s spread have not materially impacted the Group. Pursuant to the advice of experts, Arrival Group has taken certain precautions with the aim of protecting its employees while also ensuring that its projects and operations are still on track. In addition, the Group is working to enforce and comply with guidance issued by relevant governments.

Arrival S.à r.l.

Notes to the condensed unaudited consolidated interim financial statements

For the six months ended June 30, 2020

16. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies applied in these condensed unaudited consolidated interim financial statements are the same as those applied in the Group’s consolidated financial statements as at and for the year ended December 31, 2019, with an exemption, the adoption of the new standards that have become effective as from January 1, 2020 (see note 17).

17. ADOPTION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS

The following Standards, Amendments to Standards and Interpretations have been issued and adopted by the Group as of January 1, 2020:

Effective date	New standards or amendments
January 1, 2020	Amendments to References to Conceptual Framework in IFRS Standards
IFRS 3 – Definition of a Business
IAS 1 and IAS 8 – Definition of Material
IFRS 9, IAS 39 and IFRS 7 – Interest rate benchmark Reform
June 1, 2020	Amendments to IFRS 16 Leases Covid 19-Related Rent Concessions

The new standards and the amendments listed above did not have any impact on the amounts recognised in prior periods as the Group did not have any transactions which required the application of these standards.

The following Standards, Amendments to Standards and Interpretations have been issued but are not effective for the six months ended June 30, 2020:

Effective date	Forthcoming requirements
January 1, 2022	IAS 1 – Classification of Liabilities as Current or Non-Current
Available for optional adoption/effective date deferred indefinitely	IFRS 10 and IAS 28—Sale or Contribution of Assets between Investor and its Associate or Join Venture

The above-mentioned new standards, amendments and interpretations are not expected to have a significant impact on the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Arrival S.à r.l

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of Arrival S.à r.l and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of profits or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2019 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption IFRS 16 Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

London, United Kingdom

December 14, 2020

Arrival S.à r.l.

Consolidated statement of profit or loss and other comprehensive income

For the years ended December 31, 2019 and 2018

In thousands of euro		2019	2018
	Note
Continuing Operations
Administrative expenses	19C	(31,392)	(16,769)
Research and development expenses	19C	(11,149)	(6,219)
Impairment expense	19C	(4,972)	(9,347)
Other income	19A	2,583	1,167
Other expenses	19B	(6,911)	(13)

Operating loss		(51,841)	(31,181)

Financial income	20	51	140
Financial expense	20	(3,235)	(99)

Net finance (expense)/income		(3,184)	41

Loss before tax		(55,025)	(31,140)
Tax income	16A	6,929	951

Loss for the year		(48,096)	(30,189)

Attributable to:
— Owners of the Company		(48,096)	(30,189)
Earnings per share (presented in euro)	13
Basic earnings per share		(0.05)	(0.03)
Diluted earnings per share		(0.05)	(0.03)

Consolidated Statement of other comprehensive income

Loss for the year		(48,096)	(30,189)

Items that may be reclassified subsequently to profit or loss
Exchange differences on translating foreign operations	12C	4,894	(554)

Total comprehensive loss		4,894	(554)

Total comprehensive loss for the year		(43,202)	(30,743)

Attributable to:
— Owners of the Company		(43,202)	(30,743)

The accompanying notes are an integral part of these financial statements

Arrival S.à r.l.

Consolidated statement of financial position

As at December 31, 2019 and 2018

In thousands of euro		2019	2018
ASSETS
Non-Current Assets	Note
Property, plant and equipment	7	34,947	7,972
Intangible assets and goodwill	8	84,250	34,561
Deferred tax asset	16B	159	93
Trade and other receivables	9A	8,209	6,293

Total Non-Current Assets		127,565	48,919

Current Assets
Inventory	10	5,716	2,090
Trade and other receivables	9B	8,509	2,787
Prepayments		4,733	1,475
Cash and cash equivalents	11	96,644	1,053

Total Current Assets		115,602	7,405

TOTAL ASSETS		243,167	56,324

EQUITY AND LIABILITIES
Capital and reserves
Share capital	12A	227,333	16
Share premium	12B	139,752	116,160
Other reserves	12C	7,035	2,141
Accumulated deficit		(174,875)	(68,361)

Total Equity		199,245	49,956

Non-Current Liabilities
Lease liabilities	15	19,943	—

Total Non-Current Liabilities		19,943	—

Current Liabilities
Current tax liabilities		124	37
Lease liabilities	15	3,045	—
Trade and other payables	17	20,810	6,331

Total Current Liabilities		23,979	6,368

TOTAL EQUITY AND LIABILITIES		243,167	56,324

The accompanying notes are an integral part of these financial statements

Arrival S.à r.l.

Consolidated statement of changes in equity

For the years ended December 31, 2019 and 2018

In thousands of euro	Note	Share capital	Share premium	Accumulated deficit	Other reserves*	Total equity
Unadjusted balance at January 1, 2019		16	116,160	(68,361)	2,141	49,956
Changes in accounting policy to reflect IFRS 16		—	—	(475)	—	(475)

Balance at January 1, 2019		16	116,160	(68,836)	2,141	49,481
Loss for the year		—	—	(48,096)		(48,096)
Other comprehensive income		—	—	—	4,894	4,894

Transactions with shareholders		16	116,160	(116,932)	7,035	6,279
Capital increase	12	7,333	243,576	—	—	250,909
Conversion of share premium to share capital	12	219,984	(219,984)	—	—	—
Business combination under common control		—	—	(57,943)	—	(57,943)

Balance at December 31, 2019		227,333	139,752	(174,875)	7.035	199,245

Balance at January 1, 2018		16	71,607	(38,172)	2,695	36,146
Loss for the year		—	—	(30,189)	—	(30,189)
Other comprehensive loss		—	—	—	(554)	(554)

Transactions with shareholders		16	71,607	(68,361)	2,141	5,403
Capital increase	12	—	44,553	—	—	44,553

Balance at December 31, 2018		16	116,160	(68,361)	2,141	49,956

On April 11, 2019, the Company acquired Arrival M Ltd (previously named Cybernation Ltd). In addition, the Company acquired Arrival R Ltd (previously named Roborace Ltd) and Arrival USA Inc (previously named Roborace Inc) on September 2, 2019. As per IFRS 3, the entities have been consolidated in the current consolidated financial statements as business combination of entities under common control as these entities have been subsidiaries of Kinetik S.à r.l., the controlling party. As a result of this business combination, an amount of EUR 57,943 was recognized in the retained earnings (see note 3). This amount is the difference between the acquisition price and the net equity of the acquired entities. The impact of this transaction on tangible and intangible assets is also shown separately in note 6 and 7.

*	Other reserves comprise of translation reserves which are not distributable.

The accompanying notes are an integral part of these financial statements

Arrival S.à r.l.

Consolidated Statement of Cash Flows

For the years ended December 31, 2019 and 2018

In thousands of euro		2019	2018
	Note
Cash flows used in operating activities
Loss for the year		(48,096)	(30,189)
Adjustments for:
– Depreciation/Amortization	7,8,19	4,770	2,120
– Impairment losses	8,19	4,972	9,347
– Net unrealised foreign exchange differences	20	105	(141)
– Net finance cost	20	2,524	(94)
– Profit on disposal of fixed assets		(542)	—
– Profit from the modification of lease		(64)	—
– Deferred taxes	16	(65)	(1,108)
– Tax (income)/expense	16	(6,864)	157

Cash flows used in operations before working capital changes		(43,260)	(19,908)
(Increase)/decrease in trade and other receivables		(7,714)	2,239
Increase/(decrease) in trade and other payables		9,317	(1,652)
Increase of inventory		(3,413)	(1,067)

Cash flows used in operations		(45,070)	(20,388)
Income tax and other taxes received/(paid)		6,973	(118)
Interest received	20	51	94

Net cash used in operating activities		(38,046)	(20,412)

Cash flows from investing activities
Acquisition of intangible fixed assets	7	(39,087)	(19,334)
Acquisition of tangible fixed assets	8	(6,345)	(3,182)
Cash received from entities acquired under common control		486	—
Loans granted	9	(490)	(2,509)
Acquisition of subsidiary		(5)	—
Proceeds from the sale of intangible and tangible fixed assets		10	—

Net cash used in investing activities		(45,431)	(25,025)

Cash flows from financing activities
Issuance of Preference A shares	12	100,000	—
Contribution of Kinetik S.à r.l. to the share premium of the Company without the issuance of any shares	12	81,911	41,052
Repayment of lease liabilities	15	(3,287)	—

Net cash from financing activities		178,624	41,052

Net increase/(decrease) in cash and cash equivalents		95,147	(4,385)
Cash and cash equivalents at January 1	11	1,053	5,476
Effects of movements in exchange rates on cash held		444	(38)

Cash and cash equivalents at December 31		96,644	1,053

The accompanying notes are an integral part of these financial statements

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

1. INCORPORATION AND PRINCIPAL ACTIVITIES

General

Arrival S.à r.l. (the “Company” or the “Group” if together with its subsidiaries) was incorporated in Luxembourg on October 15, 2015 as a Société à responsabilité limitée. The Company has its registered address at 1, rue Peternelchen, L-2370 Howald, Luxembourg and is registered at the Luxembourg Commercial Register under number R.C.S Luxembourg n° 200789. The Company is a subsidiary of Kinetik S.à r.l., a company with a registered address at 1, rue Peternelchen, L-2370 Howald, Luxembourg and is registered at the Luxembourg Commercial Register under number R.C.S Luxembourg n° 191311, which is the majority shareholder of the Group.

Principal activities

The Group’s principal activity is the research & development (“R&D”) and design of robotics, electric vehicles including trucks, buses and other commercial vehicles with autonomous features. The Group’s main operations are in United Kingdom, United States, Germany and Russia.

2. BASIS OF PREPARATION

The Group’s financial year is from January 1 to December 31, which is also the annual closing date of the individual entities’ financial statements which have been incorporated into the Group’s consolidated financial statements.

Statement of compliance

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

These consolidated financial statements were approved and authorised for issue by the Board of Directors (the “Board”) on December 14, 2020.

Basis of measurement

The consolidated financial statements have been prepared under historical cost basis.

Going concern

The consolidated financial statements have been prepared on a going concern basis.

In determining the appropriate basis of preparation for the financial statements for the years ended December 31, 2019, and December 31, 2018 the Board is required to consider whether the Group will be able to operate within the level of available cash and funding for the foreseeable future, being a period of at least 12 months following the approval of the financial statements.

Arrival S.à r.l. was incorporated in October 2015 and has a limited operating history and expects to incur significant expenses and continuing losses for the foreseeable future. Arrival has not yet manufactured or sold any production vehicles to customers so has generated no revenue to date. As Arrival attempts to transition from research and development activities to commercial production and sales, there is a degree of uncertainty in preparing Arrival’s forecasts and Arrival has limited insight into trends that may emerge and

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

2. BASIS OF PREPARATION (continued)

Going concern—(Continued)

affect Arrival’s business. The estimated costs and timelines that Arrival has developed to reach full scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture and sale of vehicles. There can be no assurance that Arrival’s estimates related to the costs and timing necessary to complete design and engineering of its electric vehicles and to tool its microfactories will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues.

For example, the tooling required within Arrival’s microfactories may be more expensive to produce than predicted, or have a shorter lifespan, resulting in additional replacement and maintenance costs, particularly relating to composite panel tooling, which could have a material adverse impact on our results of operations and financial condition. Similarly, Arrival may experience higher raw material waste in the composite process than it expects, resulting in higher operating costs and hampering its ability to be profitable.

The Board concluded that it is appropriate to adopt the going concern basis, having undertaken an assessment of the financial forecast, key uncertainties and sensitivities, including any potential impact of COVID-19. The forecast prepared to December 31, 2021 assumes the planned merger and listing as detailed below, completes in early 2021, demonstrate that the Group has adequate funds to commence the build-out of factories for buses with commercial launch planned in 2021, and vans, with commercial launch planned in 2022 as well as to invest in R&D product development throughout the period and to procure of materials sufficient to produce the planned trial bus fleet for customer development ahead of commercial launch in 2022. There are no commercial sales assumed in this period and as such consideration of severe, but plausible downsides included the impact of a delay to the timing of the planned merger and listing and a scenario with no listing as planned in 2021, with the flexibility to defer the build-out of factories and production plans if needed and prioritise costs associated with maintaining the product development timeline, which are all within management’s control.

Despite the high level of uncertainty as to how the COVID-19 pandemic might evolve over the remainder of 2020 and into 2021, Covid-19 has had limited impact on Arrival with sites having remained open for critical onsite engineering tasks and the remainder of the Company having continued to work remotely. The Group has seen some impact of the pandemic in the efficiency of the supply chain as certain suppliers have had to adjust production timescales through the lockdown, however, the Group has mitigated this where possible by bringing activities in-house and adjusting schedules for prototype vehicle development where this has not been possible with no significant impact overall on the Business Plan. Notwithstanding this there is a higher degree of uncertainty than would usually be the case in making the key judgements and assumptions that underpin the Board’s financial forecasts.

The Group had net assets of EUR 199,245 at December 31, 2019 (2018: EUR 49,956) and net current assets EUR 89,158 (2018: EUR 1,037). Cash at October 31, 2020 was EUR 123,822. The Group signed a Business Combination Agreement (“BCA”) with CIIG Merger Corp (“CIIG”) on November 18, 2020 in anticipation of a planned merger with CIIG to effect a listing of the Group on NASDAQ which is expected to complete in early 2021. On listing, EUR 566,000 of funds will be contributed to the newly merged Group representing USD 258,750 CIIG cash in trust together with USD 400,000 PIPE Investment. These funds were committed to on signing of the BCA, and the Board has assumed the completion of the planned merger and listing in its cashflows for the period. Prior to signing the BCA, the Group secured funding of EUR 150,500 from investors in October 2020.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

2. BASIS OF PREPARATION (continued)

Going concern—(Continued)

Consequently, the Board is confident that the Group will have sufficient funds to continue to be able to realise its assets and discharge its liabilities as they fall due for a period of at least 12 months from the date of approval of the financial statements and therefore the financial statements have been prepared on a going concern basis.

Functional and presentation currency

The consolidated financial statements are presented in euro (EUR) which is the functional currency of the Company, rounded off to the nearest thousand, unless otherwise stated.

Adoption of new and revised International Financial Reporting Standards

The following Standards, Amendments to Standards and Interpretations have been issued and adopted by the Group as of the effective date.

Effective date	New standards or amendments
January 1, 2018	IFRS 15 — Revenue from contracts with Customers
Amendments to IFRS 2 – Classification and measurement of share-based payment transactions
Interpretation 22 Foreign currency transactions and advance consideration
IFRS 9 — Financial Instruments
January 1, 2019	IFRIC 23 — Uncertainty over Tax Treatments
IFRS 16 — Leases
IFRS 9 — Prepayments Features with Negative Compensation
Annual improvements to IFRSs 2015-2017 Cycle (Amendments to IFRS3, IFRS 11, IAS 12 and IAS 23)

The Group had to change its accounting policies as a result of adopting IFRS 16 (see note 3 — Leases). The Group elected to adopt these new rules applying the modified retrospective approach effect. The cumulative effect of adopting IFSR16 is recognised as an adjustment to the opening balance of retained earnings as of January 1, 2019, with no restatement of comparative information.

All other new standards and the amendments listed above did not have any impact on the amounts recognised in prior periods nor the current year as the Group did not have any transactions which required the application of these standards.

Analysis on the New Standards adopted by the Group:

Implementation of Standard that has an impact on the consolidated financial statements

— IFRS 16 “Leases”

IFRS 16 replaces existing leases guidance including IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard introduces a single, on- balance sheet lease accounting model for lessees. IFRS 16 applies a control model to the identification

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

2. BASIS OF PREPARATION (continued)

Adoption of new and revised International Financial Reporting Standards—(Continued)

— IFRS 16 “Leases”—(Continued)

of leases, distinguishing between leases and service contracts on the basis of whether there is an identified asset controlled by the customer. The previous distinction between operating and finance leases is removed for lessees. Instead, a lessee recognised a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. There are recognition exemptions for short-term leases and leases of low value items.

On transition to IFRS 16, the Group recognised additional right-of-use assets, and additional lease liabilities, recognising the difference in retained earnings. The Group has used a number of practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17. In particular, the Group did not recognise right-of-use assets and liabilities for leases for which the lease term ends within 12 months of the date of initial application. In addition, we excluded initial direct costs from the measurement of the right-of-use asset as at the date of initial application as well as the Group used hindsight when determining the lease terms.

On transition to IFRS, the Group elected to apply the practical expedient to grandfather the assessment of which transactions are leases. The Group applied IFRS 16 only to contracts that were previously identified as leases. Contracts that were not identified as leases under IAS 17 and IFRC 4 were not reassessed for whether there is a lease under IFRS 16.

The impact on transition is summarised below:

In thousands of euro	January 1, 2019
The impact at transition
Right of use assets — property plant and equipment	5,720
Lease liability	(6,195)
Retained earnings	475

The Group initially applied IFRS 16 at January 1, 2019, using the modified retrospective approach. Under this approach, comparative information is not restated and the cumulative effect of initially applying IFRS 16 is recognised in retained earnings at the date of initial application.

In thousands of euro
Lease liabilities at transition
Operating lease commitments at December 31, 2018 as disclosed under IAS 17	14,847
Discounted using the incremental borrowing rate at January 1, 2019*	6,195
Lease liabilities recognized at January 1, 2019	6,195

*

When measuring lease liabilities for leases that were classified as operating leases, the Group discounted the lease payments using its incremental borrowing rate at January 1, 2019. The weighted average of the incremental borrowing rate applied to the lease liabilities was 18.3%

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

2. BASIS OF PREPARATION (continued)

Adoption of new and revised International Financial Reporting Standards—(Continued)

— IFRS 16 “Leases”—(Continued)

The following Standards, Amendments to Standards and Interpretations have been issued but are not effective for the year ended December 31, 2019:

Effective date	New standards or amendments and interpretations
January 1, 2020	Amendments to References to Conceptual Framework in IFRS Standards
IFRS 3 — Definition of a Business
IAS 1 and IAS 8 — Definition of Material
IFRS 9, IAS 39 and IFRS 7 — Interest rate benchmark Reform
June 1, 2020	Amendments to IFRS 16 Leases Covid 19-Related Rent Concessions
January 1, 2021	IFRS 17 — Insurance Contracts
January 1, 2022	IAS 1 — Classification of Liabilities as Current or Non-Current
Available for optional adoption/effective date deferred indefinitely	IFRS 10 and IAS 28 — Sale or Contribution of Assets between Investor and its Associate or Join Venture

The above-mentioned new standards, amendments and interpretations are not expected to have a significant impact on the consolidated financial statements.

3. SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

a)	Subsidiary companies

Subsidiaries are all the entities controlled by the Group. Control exists where the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

The Group also assesses the existence of control when it does not hold more than 50% of the voting rights but is able to govern the financial and operating policies by virtue of de-facto control. De-facto control may arise in circumstances where the size of the Group’s voting rights relative to the size and dispersion of other shareholders participation, give to the Group the power to govern the financial and operating policies of an entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

b)	Business combinations

The Group accounts for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed in the profit and loss as incurred.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Basis of consolidation—(Continued)

If the business combination is achieved in stages, the fair value at the acquisition date of the interest previously held by the Group is valued again at fair value at the acquisition date through profit and loss.

Any contingent consideration to be transferred by the Group is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is considered as an asset or liability is recognised in accordance with IAS 39 either in the profit and loss account or as a change to other comprehensive income. Contingent consideration classified as equity is not remeasured and its subsequent settlement is recognised in equity.

Goodwill is measured as the excess of the sum of the consideration transferred and the fair value of the amount of any non-controlling interests in the acquiree, over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If the consideration price is lower than the fair value of the net assets of subsidiaries acquired, the excess is recognised in profit or loss.

Business combinations involving entities under common control are recognised as follows: all assets and liabilities are recorded at book value and the difference between the cost of investment and net equity of the entity acquired is recorded as an equity transaction in the statement of changes in equity.

A list of the subsidiary companies of the Group are:

The Group	Country of registration	Participation in share capital		Principal activity and status
		2019	2018
		%	%
Arrival Ltd	UK	100%	100%	R&D
Arrival Nominees Ltd	UK	—	100%	Dissolved — February 5, 2019
Arrival Software Ltd	UK	80%	80%	R&D
Sim-ply Designed Ltd	UK	—	100%	Dissolved — May 7, 2019
Arrival One Ltd	UK	—	100%	Dissolved — March 26, 2019
Arrival Robotics Ltd (previously named TRA Robotics Ltd)	UK	100%	100%	R&D
Arrival R Ltd (previously named Roborace Ltd)	UK	100%	—	R&D
Arrival M Ltd (previously named Cybernation Ltd)	UK	100%	—	R&D
Arrival Jet Ltd	UK	100%	100%	R&D
Arrival Elements Ltd	UK	100%	—	Dormant
Arrival Elements B.V.	NL	100%	—	Distributor
Arrival USA Inc (previously named Roborace Inc)	US	100%	—	R&D
Arrival Automotive Inc	US	100%	100%	Manufacturing
Arrival Automotive PTE Ltd	SGP	100%	100%	Acquisition and holding of participating interests
Arrival RUS LLC (ex-Arrival Software LLC)	Russia	100%	100%	R&D
Arrival Robotics LLC (ex- TRA Robotics LLC)	Russia	100%	100%	R&D
Arrival Germany GmbH	GER	100%	100%	R&D

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Basis of consolidation—(Continued)

The Group	Country of registration	Participation in share capital		Principal activity and status
		2019	2018
		%	%
TRA Robotics GmbH	GER	—	100%	Merged with Arrival Germany GmbH
Arrival Automotive Germany GmbH	GER	100%	—	Manufacturing
Arrival Israel Ltd	IL	100%	—	R&D

On April 11, 2019, the Company entered into a Share Purchase Agreement with K Cybernation S.à r.l. for the acquisition of Arrival M Ltd for an amount of EUR 3,322.

On September 2, 2019, K Robolife S.à r.l. sold Arrival R Ltd to Arrival Ltd for an amount of EUR 61,134 and Arrival USA Inc to Arrival S.à r.l. for an amount of EUR 4,515.

Following the completion of the above-mentioned transactions, the amount that was due by the Company to K Cybernation S.à r.l. and K Robolife S.à r.l. amounted to EUR 68,971. On the same day, Kinetik S.à r.l., being the shareholder of all the entities mentioned in the above transactions, decided to eliminate these inter-company positions. This resulted in an increase into the share premium of the Company without the issuance of any shares.

On July 23, 2019, Kinetik S.à r.l., has assigned a receivable that it had with Arrival Automotive Inc of an amount EUR 27, by contributing it to the share premium of the Company without the issuance of any shares.

c)	Transactions eliminated at consolidation

Intergroup balances and any recognised gains and losses or income and expenses arising from intergroup transactions, are eliminated during the preparation of the consolidated financial statements. Unrealised gains arising from transactions with associate companies are eliminated to the extent of the Group’s interest in the net assets of the associate company. Unrealised losses are eliminated in the same way, but only to the extent that there is no evidence for impairment.

Foreign currencies

1. Foreign currency transactions

Transactions in foreign currencies are translated to the functional currency of Group at the average rate of the year.

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency of Group at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognised in profit or loss.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currencies—(Continued)

2. Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated into Euro at the exchange rates at the reporting date. The income and expenses of foreign operations are translated into Euro at the average rate of the year.

Foreign currency differences are recognised in Other Comprehensive Income (“OCI”) and accumulated in the translation reserve, except to the extent that the translation difference is allocated to Non-Controlling Interest (“NCI”).

When a foreign operation is disposed of in its entirety or partially such control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit and loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When the Group disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit and loss.

Foreign exchange gains and losses are presented netted in the consolidated financial statements

The rates applied are presented in the following table:

		Balance Sheet Closing rates		Profit or Loss Average rates
		2019	2018	2019	2018
British Pounds	GBP	1.17536436	1.11794298	1.14171543	1.12873081
Russian Rubles	RUB	0.01429464	0.01254464	0.01384692	0.01348234
US Dollar	USD	0.89015489	0.87336245	0.89329581	0.84794867
Singapore Dollar	SGD	0.66176957	0.64139568	0.6556159	0.62885172
Israeli Shekel	ILS	0.25743339	—	0.25138208	—

If the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely to occur in the foreseeable future, the foreign currency differences arising from such items form part of the net investment in the foreign operation. Accordingly, such differences are recognised in OCI and accumulated in the translation reserve.

Property, plant and equipment

Each class of property, plant and equipment is carried at cost less, where applicable, any accumulated depreciation and impairment.

The depreciation rates for property, plant and equipment are as follows:

	Depreciation method	Depreciation Rate
Plant and machinery	Straight line	20%
Furniture & Fittings	Straight line	20%

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, plant and equipment—(Continued)

	Depreciation method	Depreciation Rate
Computer equipment	Straight line	33%
Motor vehicles	Straight line	20%

At the end of each annual reporting period, the depreciation method, useful life and residual value of each asset is reviewed. Any revisions are accounted for prospectively as a change in estimate.

When an asset is disposed, the gain or loss is calculated by comparing proceeds received with its carrying amount and is taken to profit or loss.

Assets that have been acquired but are not available for use are not depreciated. Leasehold improvements under construction are also not depreciated.

Leasehold improvements that are available for use, are depreciated at the earliest of: their useful economic life or the duration of the lease.

The depreciated amount is presented in administration expenses.

Intangible fixed assets and goodwill

Intangible fixed assets are valued at purchase price including the expenses incidental thereto or at production cost, less accumulated amortisation and accumulated impairment losses. Where factors, such as technological advancement or changes in market price, indicate that the residual value or useful life have changed, the residual value, useful life or amortisation rate are amended prospectively to reflect the new circumstances. The assets are reviewed for impairment if the above factors indicate that the carrying amount may be impaired.

Expenditure on research activities is recognised in the profit and loss account as an expense as incurred. Expenditure on development activities may be recognised as intangible fixed assets if the product or process is technically and commercially feasible and the Group intends and has the technical ability and sufficient resources to complete development, future economic benefits are probable and if the Group can measure reliably the expenditure attributable to the intangible asset during its development.

Development activities involve design for, construction or testing of the production of a new or substantially improved products or processes. The expenditure recognised includes the cost of materials, direct labour, an appropriate proportion of overheads and borrowing costs. Other development expenditure is recognised in the profit and loss account as an expense as incurred. There will be no amortisation until the asset is completed. Capitalised development expenditure is stated at cost less accumulated amortisation recognised and less accumulated impairment losses.

Intangible assets are amortised as follows:

	Amortisation method	Amortisation Rate
Trademarks and Patents	Straight line	10 years
Software	Straight line	33.33% or over the period which any licenses cover

The amortisation of intangible assets is presented in administration expenses.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible fixed assets and goodwill—(Continued)

Goodwill results from the acquisition of subsidiaries, associate companies and joint ventures and represents the excess of the consideration paid over the fair value of the net identifiable assets, liabilities and contingent liabilities of the entity acquired.

Goodwill is stated at cost, less accumulated impairment losses.

Goodwill impairment testing is performed annually or more frequently if events or changes in circumstances indicate possible impairment. The carrying amount of goodwill is compared with its recoverable amount which is the higher of the value in use and the fair value less cost to sell.

Trade and other receivables

Trade and other receivables without significant financing components are initially measured at the transaction price. Other receivables which have significant financing components, are initially measured at fair value plus transaction costs that are directly attributable to the acquisition or issue.

The amount of provision for trade and other receivables represents the difference between the carrying amount and the recoverable amount, which is equal to the present value of the estimated cash flow.

Amounts receivable in more than one year are presented in non-current assets and they measured at amortised cost.

Inventories

Inventories are measured at the lower of cost and net realisable value. Cost of inventory is determined using the first-in-first-out basis and is net of any rebates and discounts received. Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs to make the sale. At the reporting date inventory is written down through an obsolescence provision if necessary. When such provision is recognised it is presented in the Research and Development expenses in the profit or loss.

Cash and cash equivalents

Cash and cash equivalents, for the purpose of preparing the statement of cash flows, comprise cash in hand and at banks and short-term deposits expiring not more than three months after the acquisition date.

Long term deposits are presented on the Balance Sheet under non-currents assets, trade and other receivables, as these deposits are not liquid investments. For the purposes of preparing the statement of cash flows, transactions occurred within such long-term deposits appear

Impairment of assets

The carrying amount of the Group’s assets is reviewed at each reporting date to determine whether there is any indication of impairment in the value of the assets. If such indication exists, the asset’s recoverable amount is estimated. The recoverable amount of an asset is determined as the higher of its net selling price in an arm’s length transaction and the present value of the estimated future cash flows from the continued use of the asset and its sale at the end of its useful life. When the recoverable amount of an asset is lower

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of assets—(Continued)

than its carrying amount, this decrease is recognised as an expense in the statement of comprehensive income of the year.

In case that in future accounting periods the amount of impairment that corresponds to the remaining assets decreases due to events that occurred after the recognition of the impairment, the corresponding amount is reversed through the statement of profit or loss.

Share capital

Ordinary shares and Preference A shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options which vest immediately are recognised as a deduction from equity, net of any tax effects.

The share premium is the difference between the fair value of the consideration receivable for the issue of shares and the nominal value of the shares.

Trade and other payables

Trade and other payables are initially recognised at their fair value and subsequently measured at amortised cost.

Trade and other payables are classified as current liabilities unless the Group has the right, unconditionally, to postpone the repayment of the liabilities for at least twelve months after the reporting date.

Interest income and expense

Interest income and expense are recognised within `finance income’ and `finance costs’ in profit or loss using the effective interest rate method.

The effective interest method is a method of calculating the amortised cost of a financial asset or financial liability and of allocating the interest income or interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts throughout the expected life of the financial instrument, or a shorter period where appropriate, to the net carrying amount of the financial asset or financial liability.

When calculating the effective interest rate, the Group estimates cash flows considering all contractual terms of the financial instrument (for example, prepayment options) but does not consider future credit losses. The calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Government grants

The Group recognises an unconditional government grant relating to development in profit or loss as other income when the grant becomes receivable. Government grants which become receivable and relate to a capital expenditure are credited to a deferred income account and are released to the profit or loss over the expected useful lives of the relevant assets. The Group considers that a grant becomes receivable once a confirmation is received from the party providing the grant.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases

1. Definition of a lease

Previously, the Group determined at contract inception whether an arrangement was or contained a lease under IFRIC 4 Determining whether an Arrangement contains a Lease. The Group now assesses whether a contract is or contains a lease based on the definition of a lease under IFRS 16. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group uses the definition of a lease in IFRS 16.

2. Leased assets

At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative prices. However, for the leases of property the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the Group’s incremental borrowing rate.

The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

— fixed payments, including in-substance fixed payments;

— variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

— amounts expected to be payable under a residual value guarantee; and

— the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases—(Continued)

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Group presents right-of-use assets that do not meet the definition of investment property in ‘property, plant and equipment’ and lease liabilities in ‘loans and borrowings’ in the statement of financial position.

3. Short-term leases and leases of low-value assets

The Group has elected not to recognise right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Policy before January 1, 2019:

Determining whether an arrangement contains a lease

At inception of an arrangement, the Group determines whether the arrangement is or contains a lease. At inception or on reassessment of an arrangement that contains a lease, the Group separates payments and other consideration required by the arrangement into those for the lease and those for other elements on the basis of their relative fair values. If the Group concludes for a finance lease that it is impracticable to separate the payments reliably, then an asset and a liability are recognised at an amount equal to the fair value of the underlying asset; subsequently, the liability is reduced as payments are made and an imputed finance cost on the liability is recognised using the Group’s incremental borrowing rate.

Leased assets

Leases of property, plant and equipment that transfer to the Group substantially all of the risks and rewards of ownership are classified as finance leases. The leased assets are measured initially at an amount equal to the lower of their fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the assets are accounted for in accordance with the accounting policy applicable to that asset. Assets held under other leases are classified as operating leases and are not recognised in the Group’s statement of financial position.

Lease payments

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease. Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Taxation

Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised.

R&D Tax

UK registered entities in the Group are eligible to apply for a credit from the UK tax authorities calculated based on the cost of specific qualifying research and development activities in the period (“R&D Tax Credits”). The calculation of these tax credits, and the approval of them by the tax authorities, is sufficiently uncertain, as it requires the approval from the UK authorities that all condition are met, hence the Group recognises amounts received from R&D Tax Credits as and when the amount of the credit has been finally confirmed for payment by the UK tax authority.

Events after the reporting date

Assets and liabilities are adjusted for events which occurred in the period between the reporting date and the date the financial statements are approved by the Board when such events provide evidence if conditions that existed at the end of the reporting period.

Use of estimates and judgements

The preparation of consolidated financial statements in accordance with IFRS as issued by the International Accounting Standards Board (IASB) requires from Management the exercise of judgment, to make estimates and assumptions that influence the application of accounting principles and the related amounts of assets and liabilities, income and expenses. The estimates and underlying assumptions are based on historical experience and various other factors that are deemed to be reasonable based on knowledge

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

3. SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates and judgements—(Continued)

available at that time. Actual results may deviate from such estimates. A higher degree of judgement has been applied to:

Impairment testing

Information about the assumptions and estimation on uncertainties as at December 31, 2019 that have significant risk of resulting in a material adjustment to carrying amounts of assets and liabilities are included in Note 8. The assumptions used in the impairment test represent management’s best estimate for the period under consideration. The estimate of the recoverable amount, for purposes of performing the annual impairment test for the research and development cash generating unit (“CGU”), was determined using a value-in-use model for the year ended December 31, 2019 and was based on the following assumptions: 1) the expected future cash flows based on the current economic conditions and market trends for the years 2020 to 2024 and 2) the increase of number of vehicles that will sold in the following years. The increase is calculated on management’s projections of the associated Arrival business for the period 2020 to 2024, discounted back to December 31, 2019.

Capitalised assets in the course of construction

Management is using its judgement to determine when a project has reached the development phase. Management estimates the cost to completion and calculates the potential future cash flows that will flow in order to determine if the project is economically viable. If the conditions are met and it is believed that there is a market for the product under development, then management make a significant that all directly attributable costs relating to the project are capitalised.

4. FINANCIAL RISK AND CAPITAL MANAGEMENT

A. Financial risk factors

The Group is exposed to the following financial risks:

•	Liquidity risk

•	Credit risk

•	Market risk

The Board has overall responsibility for the establishment and oversight of the Group’s risk management framework.

The Group risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls and monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities.

(i) Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting in financial obligations as they fall due. The Group was funded throughout the year by its main shareholder, Kinetik S.à r.l.. On a monthly basis, the Group entities have been providing their monthly cash-flow forecast and Kinetik S.à r.l. has been providing the necessary funding through capital contribution. During 2019, the Group has been financed by Kinetik S.à r.l. with an amount of EUR 150,909 (2018: EUR 44,553— see note 12).

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

4. FINANCIAL RISK AND CAPITAL MANAGEMENT (continued)

(i) Liquidity risk—(Continued)

In addition to the funding from Kinetik S.à r.l., as at the end of 2019, the Company has increased further its share capital and had new investors for a total amount of EUR 100,000 (see note 12).

In 2020, the Company increased its share capital further as it accepted additional external investors. The total amount of new funds that have been received from new investors in 2020 amounted to EUR 160,500. In addition, the Group it is expected to raise an additional amount of USD 660,000 from the planned merger with CIIG. The planned merger and the receipt of these funds are subject to regulators’ approval and the approval of CIIG shareholders

(ii) Credit risk

Credit risk arises from the possibility that counterparties to transactions may default on their obligations, causing financial losses for the Group. As the Group does not actively trade, hence the risk is minimum as it applies only to the other debtors of the Group. Management is closely monitoring all amounts due and takes actions where it is necessary to do so to mitigate this risk.

(iii) Market risk

Market risk is primarily related to foreign currency exchanges rates. Foreign currency risk arises from the exposure to exchange rate fluctuations. The Group is exposed to British Pounds (“GBP”), Russian Rubles (“RUB”) and United States Dollars (“USD”). Currently there are no currency forwards, options or swaps to hedge this exposure as the Group is in the development phase and the Management is committed to funding all projects. The management is monitoring the risk by reviewing the monthly cash-flow forecasts and financing the various entities of the group with the necessary operating cash-flow on a monthly basis.

The following table shows the fluctuation of the main currencies the Group is using against Euro:

	2019	2018
EUR/USD	5.34%	(3.72%)
EUR/GBP	1.15%	(1.17%)
EUR/RUB	2.70%	(12.08%)

The net impact from the fluctuation of operational foreign exchange rates amounted to EUR (501) (2018: EUR 18)

B. Capital Management

The Board’s policy is to secure the Group as a going concern and finance its long-term growth. In addition to the analysis provided in liquidity risk above, Management also received a strategic order of 10,000 vehicles from UPS which need to be delivered over the next 5 years.

5. NON-FINANCIAL RISK MANAGEMENT

The Group is exposed to the following non-financial risks:

1.	Operational risk

2.	Compliance risk

3.	Legal risk

4.	Risk due to the Covid pandemic

5.	Risk due to Brexit

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

5. NON-FINANCIAL RISK MANAGEMENT (continued)

Operational risk

Operational risk is the risk derived from the weakness of information technology systems and controls as well as the risk from human error and natural disaster. This risk is limited through continuous evaluation and upgrade of the current systems and controls.

Compliance risk

Compliance risk is the risk of financial loss, including fines and other penalties, which arises from non-compliance with the laws and regulations in the countries we operate. This risk is limited due to the supervision exercised by the Legal Officer as well as by the processes and procedures applied by the Group.

Legal risk

Legal risk is the risk of financial loss, the discontinuation of the operations of companies of the Group and the Group or any other negative situation arising from the possibility of non-execution or violation of legal contracts resulting in lawsuits. This risk is limited as the only significant contracts the Group has are the lease contracts (see note 15).

Risk due to Covid pandemic

The Covid pandemic has created considerable macro-economic uncertainty for all sectors. As set out in note 2 above, the immediate risk to Arrival is limited due to our ability, in general, to work remotely or to continue on site in a controlled fashion for critical engineering work. Our Health and Safety team will continue to evaluate the situation as it evolves and adjust our response accordingly in the event that this risk profile changes.

Risk due to Brexit

On the January 31, 2020, the United Kingdom left the European Union with transition arrangements in place until December 31, 2020. This arrangement allowed continued trading on EU terms through 2020, but the trading relationship between the United Kingdom and the European Union after December 31, 2020 is unclear. As a business with global manufacturing locations, Arrival does not have a significant reliance on UK/EU trade. The short-term risk is primarily restricted to the impact of changes in rules regarding freedom of movement of EU citizens to work in our UK R&D locations, however our assessment of the proposed post-Brexit UK immigration rules is that it will not cause significant disruption to our hiring of high-skilled workers from the EU. In the medium term we plan to open a factory in the UK in 2022 and as such will need to take account of the impact of the new UK/EU trading relationship our supply chain planning.

6. OPERATING SEGMENTS

The Group operates as a single segment as currently all active entities operate in research and development with the focus on electric vehicles. The Group has setup entities that will operate in the manufacturing and distribution, however at this stage, the Board reviews all financial information as a single segment.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

7. PROPERTY, PLANT AND EQUIPMENT

In thousands of euro	Land and Buildings	Plant and Equipment	Furniture and fittings	Motor Vehicles	Assets under Construction	TOTAL
Cost
At January 1, 2019	—	8,270	1,029	78	1,475	10,852
Recognition of right-of-use asset on initial application of IFRS 16	6,027	—	—	—	—	6,027
Additions	14,732	4,335	2,135	19	—	21,221
Disposals	—	(3,199)	(33)	(188)	(17)	(3,437)
Modification of lease	22	—	—	—	—	22
Additions through business combinations under common control	2,584	5,989	276	189	—	9,038
Foreign exchange differences	580	873	129	18	75	1,675

At December 31, 2019	23,945	16,268	3,536	116	1,533	45,398

Depreciation/impairment
At January 1, 2019	—	(2,513)	(339)	(28)	—	(2,880)
Recognition of right-of-use asset on initial application of IFRS 16	(981)	—	—	—	—	(981)
Additions through business combinations under common control	(251)	(1,547)	(53)	(169)	—	(2,020)
Depreciation	(2,267)	(2,606)	(465)	(39)	—	(5,377)
Modification of lease	42	—	—	—	—	42
Disposal	—	981	26	188	—	1,195
Foreign exchange differences	(92)	(299)	(33)	(6)	—	(430)

At December 31, 2019	(3,549)	(5,984)	(864)	(54)	—	(10,451)

Net book Value
At January 1, 2019	—	5,757	690	50	1,475	7,972

At December 31, 2019	20,396	10,284	2,672	62	1,533	34,947

Land and buildings are comprised only of leases that needed to be recognised in 2019 as per IFRS 16.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

7. PROPERTY, PLANT AND EQUIPMENT (continued)

In thousands of euro	Plant and Equipment	Furniture and fittings	Motor Vehicles	Assets under Construction	TOTAL
Cost
At January 1, 2018	5,249	774	41	1,841	7,905
Additions	1,769	264	37	1,112	3,182
Reclassification	1,466	—	—	(1,466)	—
Foreign exchange differences	(214)	(9)	—	(12)	(235)

At December 31, 2018	8,270	1,029	78	1,475	10,852

Depreciation/impairment
At January 1, 2018	(660)	(110)	(15)	—	(785)
Depreciation	(1,927)	(232)	(13)	—	(2,172)
Reclassification	—	—	—	—	—
Impairment	—	—	—	—	—
Foreign exchange differences	74	3	—	—	77

At December 31, 2018	(2,513)	(339)	(28)	—	(2,880)

Net book Value
At January 1, 2018	4,589	664	26	1,841	7,120

At December 31, 2018	5,757	690	50	1,475	7,972

*

The reclassification relates to a machinery that was initially recognised as asset under construction as at December 31, 2017. Once the construction process of the machinery was completed, the amount has been reclassified to the appropriate class of assets.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

8. INTANGIBLE ASSETS AND GOODWILL

In thousands of euro	Goodwill	Assets under construction*	Patent, trademarks and other rights	Software	TOTAL
Cost
At January 1, 2019	2	49,325	102	917	50,346
Additions	4	46,145	—	836	46,985
Additions through business combinations under common control	—	24,020	121	543	24,684
Disposal	—	(2)	(133)	—	(135)
Foreign exchange differences	—	5,450	14	98	5,562

At December 31, 2019	6	124,938	104	2,394	127,442

Amortisation/impairment
At January 1, 2019	(2)	(15,298)	(9)	(476)	(15,785)
Amortisation	—	—	(17)	(419)	(436)
Additions through business combinations under common control	—	(19,661)	(121)	(275)	(20,057)
Disposal	—	—	133	—	133
Impairment	(4)	(4,968)	—	—	(4,972)
Foreign exchange differences	—	(2,022)	(3)	(50)	(2,075)

At December 31, 2019	(6)	(41,949)	(17)	(1,220)	(43,192)

Net book Value
At January 1, 2019	—	34,027	93	441	34,561

At December 31, 2019	—	82,989	87	1,174	84,250

*	Assets under construction include all costs of projects that are in development phase. The projects under development relate to electric vehicles, electric vehicle components and software.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

8. INTANGIBLE ASSETS AND GOODWILL (continued)

The impairment loss was recognised in relation to projects and elements of projects that are no longer expected to derive future cash-flows, as they are not commercially viable.

In thousands of euro	Goodwill	Assets under construction*	Patent, trademarks and other rights	Software	TOTAL
Cost
At January 1, 2018	2	28,934	—	570	29,506
Additions	—	19,155	103	355	19,613
Foreign exchange differences	—	1,236	(1)	(8)	1,227

At December 31, 2018	2	49,325	102	917	50,346

Amortisation/impairment
At January 1, 2018	(2)	(6,090)	—	(262)	(6,354)
Amortisation	—	—	(9)	(218)	(227)
Impairment	—	(9,347)	—	—	(9,347)
Foreign exchange differences	—	139	—	4	143

At December 31, 2018	(2)	(15,298)	(9)	(476)	(15,785)

Net book Value
At January 1, 2018	—	22,844	—	308	23,152

At December 31, 2018	—	34,027	93	441	34,561

The impairment loss was recognised in relation to projects and elements of projects that are no longer expected to derive future cash-flows, as they are not commercially viable.

*	Assets under construction include all costs of projects that are in development phase

9. TRADE AND OTHER RECEIVABLES

A.	Non-Current trade and other receivables

	2019	2018
In thousands of euro
Loans receivable	—	4,049
Other	1,246	—
Call deposits	2,351	—
Cash Guarantees and deposits	4,612	2,244

Total	8,209	6,293

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

9. TRADE AND OTHER RECEIVABLES (continued)

(i) Loan receivable

The loans receivable primarily relates to Arrival LT UAB (previously named Thor Motors UAB) and, at December 31, 2018, the amount outstanding was EUR 3,088. Loans receivable were due to be repaid in 2 years from the drawdown. However, during 2019, it was agreed that the outstanding amount will be offset against services provided by Arrival LT UAB to the Group. Before the service offset agreement was put in place, an amount of EUR 490 was loaned to Arrival LT UAB in 2019. Following the implementation of the agreement, the outstanding loan has been reclassified to current receivables (see note 9B) and, at December 31, 2019, the balance of the receivable after offsetting the services, amounted to EUR 1,279.

(ii) Cash guarantees and deposits

Cash guarantees and deposits are amounts that some companies of the Group have deposited in escrow accounts in order to obtain the lease and/or to get the services required by third parties. The cash guarantees match each lease duration. The leases expire between 2 to 12 years.

(iii) Call deposits

Call deposits are mainly composed of a deposit that we have made for a factory building in the US that is currently under construction with maturity date May 2021 and September 2022.

B. Current trade and other receivables

In thousands of euro	2019	2018
VAT receivable	1,943	436
Deferred charges	82	60
Loan receivable	1,279	-
Other	5,205	2,291

Total	8,509	2,787

Other debtors is mainly composed of amounts due from Roborace Ltd of EUR 1,051 (2018: EUR 0) and from Roborace Inc. of EUR 2,684 (2018: EUR 0).

10. INVENTORY

In thousands of euro	2019	2018
Raw materials and consumables	5,716	2,090

Inventory	5,716	2,090

11. CASH AND CASH EQUIVALENTS

In thousands of euro	2019	2018
Bank balances	96,644	1,045
Call deposits	—	8

Total	96,644	1,053

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

12. CAPITAL AND RESERVES

A. Share capital

In thousands of shares	2019	2018
Authorised
Ordinary shares (nominal value EUR 1.00)	880,000	16

Preferred A shares (nominal value EUR 1.00)	88,000	—

In thousands of euro
Ordinary shares issued and fully paid
Ordinary shares as of January 1	16	16
Contribution from share premium	219,984	—

Ordinary shares issued and fully paid as of December 31	220,000	16

Preferred A shares issued and fully paid
Preferred A shares as of January 1	—	—
Issue of Preferred A shares	7,333	—

Preferred A shares issued and fully paid as of December 31	7,333	—

Total share capital December 31	227,333	16

On October 4, 2019, in an Extraordinary General Meeting of the Company, it was resolved to reduce the nominal value of the ordinary shares from EUR 1.00 to EUR 0.25 and to convert 16,000 ordinary shares with a nominal value of EUR 1.00 each into 64,000 ordinary shares with a nominal value of EUR 0.25 each. In addition, it was decided to increase the share capital of the Company by an amount of EUR 219,984,000.00 by issuing 879,936,000.00 ordinary shares with a nominal value of EUR 0.25 which were entirely paid up through the conversion of existing distributable reserves into share capital of the Company. On December 30, 2019, in an Extraordinary General Meeting of the Company, it was resolved increase the share capital of the Company by an amount of EUR 7,333,335.25 by issuing 29,333,341 new Preferred A Shares with a nominal value of EUR 0.25 each. Preferred A shares can be converted to ordinary shares upon receipt of a conversion notice and/or immediately prior to an IPO. The shareholders have entered into a Shareholder agreement, which requires the consent of by each Shareholder on several matters called Preferred A Reserved Matters. Preferred A Reserved Matters include among others:

a) the amendments of the Articles of Association, the winding-up of the Company, b) implementing a reclassification or recapitalisation of the outstanding capital shares, c) increase in the authorised number of Preferred A shares, d) repurchase or redemption of Shares, e) material changes to the nature of the business, f) the acquisition or disposal by the Group of any business or company where the value of the relevant transaction would exceed EUR 10,000,000.00 or 2% of the annual revenue of the Group and g) declaration of dividends.

Preference A shares have no preference rights over earnings and dividends.

The numbers mentioned in the above note are absolute numbers.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

12. CAPITAL AND RESERVES (continued)

B. Share premium

In thousands of euro
January 1, 2018	71,607
Movements for the year	44,553

December 31, 2018	116,160

January 1, 2019	116,160
Additions	243,576
Contribution to share capital	(219,984)

December 31, 2019	139,752

During the financial year 2019, Kinetik S.à r.l made additional capital contributions for an aggregate amount of EUR 81,911 in cash and EUR 68,998 by contribution in kind (2018: EUR 41,052 in cash and EUR 3,501 by contribution in kind). Information about the contribution can be found in note 3b.

The preference A shareholders made additional capital contributions on December 30, 2019 to the share premium account for an amount of EUR 92,667.

C. OCI accumulated in reserves, net of tax

In thousands of euro
January 1, 2018	2,695
Foreign operations — foreign currency translation differences	(554)

December 31, 2018	2,141

Foreign operations — foreign currency translation differences	4,894

December 31 2019	7,035

13. EARNINGS PER SHARE

A. Basic earnings per share

The calculation of basic earnings per share (“EPS”) has been based on the following profit/loss attributable to Ordinary and Preferred A shareholders and weighted number of shares outstanding:

i.	(Loss) attributable to Ordinary and Preferred A shareholders:

In thousands of euro	2019		2018
	Continuing operations	Total	Continuing operations	Total
(Loss) for the year, attributable to the owners of the Company (basic)	(48,096)	(48,096)	(30,189)	(30,189)

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

13. EARNINGS PER SHARE (continued)

In thousands of shares	2019	2018
Ordinary shares as at January 1	16	16
Share split	48	48
Conversion of distributable reserves into shares	879,936	879,936
Issue of Preference A shares	161	—

Weighted-average number of Ordinary and Preferred A shares as at December 31	880,161	880,000

A. Diluted earnings per share

i.	(Loss) attributable to Ordinary and Preferred A shares (diluted)

In thousands of euro	2019		2018
	Continuing operations	Total	Continuing operations	Total
(Loss) for the year, attributable to the owners of the Company (diluted)	(48,096)	(48,096)	(30,189)	(30,189)

ii.	Weighted-average number of Ordinary and Preferred A shares

In thousands of shares	Note	2019	2018
Ordinary shares as at January 1		16	16
Share split		48	48
Conversion of distributable reserves into shares		879,936	879,936
Issue of Preference A Shares		161	—

Weighted-average number of Ordinary and Preferred A shares as at December 31		880,161	880,000

The earnings per share is calculated on both, Ordinary and Preferred A shares as they have the same rights over earnings.

14. LOANS AND BORROWINGS

In thousands of euro	Liabilities
January 1, 2019	Lease liabilities
Changes from financing cash flows
Payment of lease liabilities	(713)

Total changes from financing cash flows	(713)

Other changes
Interest paid	(2,574)

Total of other changes	(2,574)

December 31, 2019	(3,287)

January 1, 2018
Changes from financing cash flows
Proceeds to share premium without the issuance of any shares	—

December 31, 2018	—

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

15. LEASE LIABILITIES

In thousands of euro	2019	2018
Non-current lease liabilities
Lease liability	19,943	—

Total non-current lease liabilities	19,943	—

Current lease liabilities
Balance as of January 1	—	—
Current portion of lease liabilities	3,045	—

Total current loans and borrowings	3,045	—

In thousands of euro	Carrying amount	Total	Within one year	Between 1 and 5 years	More than 5 years
December 31, 2019
Leases	22,988	68,773	6,610	34,593	27,570

In thousands of euro	2019
Amounts recognized in profit or loss
Interest on lease liability	2,574
Expenses relating to short-term leases and low value leases	336

2,910

Amount recognized in the statement of cash flows
Total cash outflow for leases	3,287

The leased buildings are offices and industrial buildings used for the corporate, research and development of our products.

16. INCOME TAXES

A. Amounts recognised in profit or loss

In thousands of euro	2019	2018
Current tax expense
Current year	(294)	(152)
Other taxes	(5)	(5)
R&D tax credit in respect of prior periods	7,163	—

Total current tax expense	6,864	(157)

Deferred tax expense
Relating to origination and reversal of temporary differences	65	1,108
Total deferred tax	65	1,108

Total tax charge to profit or loss	6,929	951

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

16. INCOME TAXES (continued)

B. Movements in deferred tax balances

	2019	2018
In thousands of euro
Asset
Depreciation and amortisation	—	6
Accruals	96	82
Tax losses	2,223	2,945
Other	360	47

	2,679	3,080

Liabilities
Depreciation and amortisation	(2,520)	(2,977)
Other	—	(10)

	(2,520)	(2,987)

C. Unrecognised deferred tax assets

Deferred tax assets have not been recognised in respect of the following items, because it is not sufficiently certain at this stage, the amount of future taxable profit that will be available against which the Group can use the benefits therefrom.

	2019		2018
In thousands of euro	Gross amount	Tax effect	Gross amount	Tax effect
Tax losses	141,445	24,638	60,009	10,224

D. Tax losses carried forward

Tax loses for which no deferred tax asset was recognised and expire as follows:

In thousands of euro	2019	2018
Expiry 2020 - 2037	7,457	249
No expiry	133,988	59,760

E. Reconciliation of effective tax rate

In thousands of euro	2019	2019	2018	2018
Loss before tax from continuing operations		(55,025)		(31,140)
Tax rate using the Company’s domestic tax rate	24.94%	(13,723)	26.01%	(8,100)
Effect of tax rates in foreign jurisdictions	(5.96%)	3,283	(7.63%)	2,375
Non-deductible expenses	(0.31%)	172	(0.90%)	280
Tax exempt income/tax incentives	0.03%	(16)	0.17%	(52)
Current year losses for which no deferred tax asset is recognised	(19.11%)	10,511	(17.97%)	5,597
Changes in estimates relating to prior years	13.02%	(7,162)	(3.39%)	(1,056)
Other domestic taxes (minimum tax payments)	(0.01%)	6	(0.02%)	5

Income tax income		(6,929)		(951)

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

16. INCOME TAXES (continued)

E. Tax impact of the UK giving notice to withdraw from the EU

On March 29, 2017, the UK government invoked Article 50 of the Treaty of Lisbon, notifying the European Council of its intention to withdraw from the EU. UK and EU agreed on a transitional period up to December 31, 2020 to agree upon the terms of the withdrawal agreement. Even though the initial agreement includes a provision for a further 2 year extension it is unclear as of this point if an agreement will be reached. As a result, there is still significant uncertainty over the period for which the existing EU laws for member states will continue to apply to the UK and which laws will apply to the UK after an exit. Following the negotiations between the UK and the EU, the UK’s tax status may change, and this may impact the Group. However, at this stage the level of uncertainty is such that it is impossible to determine if, how and when that tax status will change.

On April 25, 2019, the Luxembourg parliament has passed a legislation, reducing the corporate tax rate for the Luxembourg entities, from 26.01% to 24.94%. The new rate is applicable for all Luxembourg entities as from January 1, 2019.

17. TRADE AND OTHER PAYABLES

	2019	2018
Current liabilities
Trade payables	9,131	3,745
Other payables and accrued expenses	11,679	2,586

	20,810	6,331

18. FINANCIAL INSTRUMENTS — FAIR VALUES

The following table shows the carrying amounts and fair values of financial assets and financial liabilities. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is reasonable approximation of fair value.

The fair value of trade and other payables are approximately the same as their carrying value.

In thousands of euro
December 31, 2019	Note	Financial Assets at amortised cost	Total
Financial Assets not measured at fair value
Trade and other receivables		6,963	6,963
December 31, 2018
Financial Assets not measured at fair value
Trade and other receivables		2,244	2,244

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

19. INCOME AND EXPENSES

In thousands of euro	2019	2018
A. Other income
Government grants	1,865	1,138
Gain on disposal of fixed assets	546	—
Gain from modification of lease	64	—
Other income	108	29

Total other income	2,583	1,167

B. Other expenses
Loss on disposal of fixed assets	(5)	—
Other charges	(6,906)	(13)

Total other expenses	(6,911)	(13)

Other charges relate to fees that do not fall within the normal operating activity of the Group. These expenses relate to one off due diligence fees and legal fees.

Government grants recognised in other income relate to grants received from the Innovate UK, which is part of UK research and innovation, a non-departmental public body which funded by the UK government (see note 16).

C. Expenses by nature	2019	2018
Depreciation	(4,770)	(2,120)
Impairment of intangible assets	(4,972)	(9,347)
Wages and salaries	(14,260)	(8,466)
Consultancy fees	(4,547)	(1,718)
Contractors	(2,241)	(1,316)
Rent and property utilities	(2,820)	(2,666)
Fees payable to the Company’s auditors for the audit of the Company’s annual accounts	(393)	(111)
Fees payable to the Company’s auditors for other services	(154)	(90)
Other	(13,356)	(6,501)

Total cost of administrative and research and development expenses	(47,513)	(32,335)

An amount of EUR 1,043 (2018: EUR 279) of deprecation has been capitalised as it formed part of the cost of the assets under construction.

20. FINANCIAL INCOME/EXPENSE

In thousands of euro	2019	2018
Finance income
Interest received	51	122
Foreign exchange differences	—	18

Total finance income	51	140

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

20. FINANCIAL INCOME/EXPENSE (continued)

In thousands of euro	2019	2018
Finance cost
Bank charges	(160)	(72)
Interest payable	—	(27)
Interest on leases	(2,574)	—
Foreign exchange differences	(501)	—

Total finance cost	(3,235)	(99)

21. RELATED PARTY TRANSACTIONS

The Group’s related parties include its ultimate parent company Kinetik S.à r.l., key management personnel and any subsidiaries or entities under significant influence of Kinetik S.à r.l.. Transactions between the Group entities which have been eliminated on consolidation are not disclosed.

The following transactions were carried out with related parties:

In thousands of euro Related party	Transactions for the year		Balance outstanding
	2019	2018	December 31, 2019	December 31, 2018
Arrival Management Systems LLC	(256)	—	(53)	—
Arrival Solutions LLC	(30)	—	(26)	—
Shishkov Rodion	62	—	64
Roborace Ltd	1,021	—	1,051	—
Roborace Inc	2,684	—	2,684	—
K Cybernation S.à r.l.	(3,297)	—
K Robolife S.à r.l.	(65,649)	—	—	—
Kinetik S.à r.l.	—	(44,553)	—	—
Denis Sverdlov	—	195	—	—
Studio S.à r.l.	—	(1,690)	—	—
Charge Cars Ltd	(39)	165	—	—
Teleksir LLC	(86)		—	—
Smart Space LLC	(386)		—	(85)
Experiment X Ltd	—	(66)	—	(66)
Happy Electron Ltd	—	(127)	—	(126)
Cybernation Ltd		(60)	—	(59)

In thousands of euro	Transactions
Key Management personnel	2019	2018
Wages and salaries	2,903	2,924
Social contributions	561	372
Other benefits	1	—
Other earnings	34	—

The related party transactions relate mainly to acquisition of fixed assets, acquisition of entities, contributions from the ultimate business owner and consulting services.

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

22. PERSONNEL

Average number of employees	2019	2018
UK	241	120
Russia	241	137
Other countries	38	2

	520	259

In thousands of euro	Personnel cost
	2019	2018
UK	27,601	12,562
Russia	11,265	6,586
US	2,597	—
Germany	2,165	62
Israel	57	—

	43,685	19,210

The personnel cost is presented grossed up as certain directly attributable wages and salaries are capitalised as part of our cost for the development projects. The amount capitalised amounted to EUR 29,425 (2018: EUR 10,744).

23. OFF BALANCE EVENTS

The Group had no off-balance sheet transactions or arrangements.

24. SUBSEQUENT EVENTS

•

On January 29, 2020, the Board resolved to issue 2,933,334 new Preferred A Shares with a nominal value EUR 0.25 each and with an aggregate share premium of EUR 9,266,666.50 so as to raise the share capital of the Company from EUR 227,333,335.25 to EUR 228,066,668.75. On the same date, these shares were subscribed by United Parcel Service General Services Co. (“UPS”) for a total subscription price of EUR 10,000,000.00. As per the shareholder agreement signed between UPS and the Company on that date, the Company will convert up to 3% of the order value into the right to purchase a number of Ordinary Shares if it enters into a binding agreement for the provision of a further at least 10,000 electric vehicles. This order is in addition to Commercial Agreement that is put in place for the order of 10,000 electric vehicles (see Note 4B).

•	During 2020, the Group has entered 11 new leases. The duration of these leases varies from 2 to 14 years. In addition, the Group has cancelled one lease contract.

•

On October 8, 2020, Kinetik S.à r.l. contributed 50,000,000 ordinary shares of Arrival S.à r.l. with a nominal value of EUR 0.25 each in Arrival S.à r.l. with a contribution value of EUR 170,454,500.00 into a special equity reserve account of Arrival S.à r.l.

•	On October 8, 2020, Arrival S.à r.l. adopted the Arrival Restricted Share Plan 2020 (“RSP 2020”) under which awards may be made, comprising the acquisition of ordinary shares in the capital of

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

24. SUBSEQUENT EVENTS (continued)

Arrival S.à r.l. by employees or other eligible persons under and subject to the terms of the RSP 2020 and the restricted share agreement to be entered from time to time, with the shares held in their name or on their behalf by a nominee. On the same date, Arrival S.à r.l. and Computershare Trustees (Jersey) Limited entered into a nominee agreement dated October 8, 2020 under which Computershare Trustees (Jersey) Limited, acting as nominee, shall hold legal title to the shares on behalf of the participant, on and subject to the rules of the RSP 2020 and the terms of the restricted share agreement.

•

Between October 9, 2020 and October 12, 2020, Arrival S.à r.l. Arrival S.à r.l. entered into multiple restricted share agreements with RSP 2020 participants and made awards comprising the acquisition of 12,491,723 ordinary shares in the capital of Arrival S.à r.l. for an aggregate purchase price of EUR 42,585,408.29 payable by the participants.

•

On October 12, 2020, during the Extraordinary General Meeting of Arrival S.à r.l. it was resolved to issue 11,481,274 new Preferred A Shares with a nominal value EUR 0.25 each and with an aggregate share premium of EUR 36,270,377.88 and 17,998,734 new Preferred A Shares with a nominal value EUR 0.25 each and with an aggregate share premium of EUR 56,859,620.60. At the same date, these shares were subscribed by twelve BlackRock Funds (“BlackRock”) for a total subscription price of EUR 100,500,000.48.

•

On October 12, 2020, during the Extraordinary General Meeting of Arrival S.à r.l. it was resolved to issue 14,666,671 new Preferred A Shares with a nominal value EUR 0.25 each and with an aggregate share premium of EUR 46,333,333.69. At the same date, these shares were subscribed by WCPF II Holdings Limited (“Winter Capital”) for a total subscription price of EUR 50,000,001.44.

•

During October 2020, Arrival Group entities entered into multiple loan agreements with the RSP 2020 participants and provided (a) interest free 12-month loans in an aggregate amount of EUR 38,732,475.21, (b) 10-year loans with an annual interest rate of 1.12% in an aggregate amount of EUR 2,451,139.12 and (c) 10-year loans with an annual interest rate of 1.50% in an aggregate amount of EUR 1,401,793.96 to the RSP 2020 participants to finance the purchase of ordinary shares in Arrival S.à r.l. as part of the participation in RSP 2020 and under the terms of the restricted share agreement made between the RSP participants and Arrival S.à r.l..

•

On October 13, 2020, Arrival S.à r.l. entered into the Share Transfer Agreement with Computershare Trustees (Jersey) Limited and transferred 12,491,723 of its own ordinary shares, having a nominal value of EUR 0.25 each, to Computershare Trustees (Jersey) Limited in accordance with the restricted share agreements and the nominee agreement.

•

On October 26, 2020, Arrival S.à r.l. entered into the Arrival Share Option Plan 2020 Option Deed. By this Option Deed, each of the SOP 2020 participants were granted options under the Arrival Option Plan 2020 (“SOP 2020”) over an aggregate of 26,899,662 shares with an option price per share of EUR 3.40909. 50% of shares over which the option is granted is subject to a vesting date shall be the first anniversary of the participant’s start date, provided that if the participants start date was more than one year prior to the grant date the vesting date of this part of the option shall be the grant date, 25% of the shares shall be subject to the production rate milestone and 25% of the shares shall be subject to the contribution milestone.

•	On October 27, 2020, Arrival Group S.A. was incorporated with the share capital set at EUR 30,000.00 divided into 300,000 shares with a nominal value of EUR 0.10 each which were subscribed by Arrival

Arrival S.àr.l.

Notes to the consolidated financial statements

For the years ended December 31, 2019 and 2018

24. SUBSEQUENT EVENTS (continued)

S.à r.l.. The authorised share capital or Arrival Group S.A. is set at EUR 270,000,000.00 divided into shares 2,700,000,000 shares with a nominal value of EUR 0.10 each.

•

On November 18, 2020, all shareholders of Arrival S.à r.l. entered into Contribution and Exchange Agreements, pursuant to which they agree to exchange their shares in Arrival S.à r.l. to Arrival Group S.A. at a future date.

•

The Company announced on November 18, 2020 that it is set to merge with CIIG Merger Corp. The Group value at that time was estimated at USD 5,4B and it is anticipated that the Group will raise USD 660,000,000.00 (approximately EUR 556,000,000.00) from new investors.

•

The outbreak of the COVID-19 pandemic and the measures adopted by governments in countries worldwide to mitigate the pandemic’s spread have not materially impacted the Group. Pursuant to the advice of experts, Arrival Group has taken certain precautions with the aim of protecting its employees while also ensuring that its projects and operations are still on track. In addition, the Group is working to enforce and comply with guidance issued by relevant governments.

ANNEXES

Annex A:	Business Combination Agreement

Annex B:	Proxy Card for Special Meeting of Stockholders

ANNEX A: BUSINESS COMBINATION AGREEMENT

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

CIIG MERGER CORP.,

ARRIVAL S.À R.L.,

ARRIVAL GROUP

and

ARSNL MERGER SUB INC.

Dated as of November 18, 2020

A-i

A-ii

EXHIBITS

EXHIBIT A	Registration Rights and Lock-Up Agreement

EXHIBIT B	Amended and Restated Holdco Organizational Documents

EXHIBIT C	Directors and Officers of Holdco, Company and the Surviving Companies

EXHIBIT D	Nomination Agreement

EXHIBIT E	SPAC Warrant Amendment

SCHEDULES
SCHEDULE A	Company Knowledge Parties

A-iii

This BUSINESS COMBINATION AGREEMENT is made and entered into as of November 18, 2020 (this “Agreement”), by and among CIIG Merger Corp., a Delaware corporation (“SPAC”), Arrival S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B200789 (the “Company”), Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B248209 (“Holdco”), and ARSNL Merger Sub Inc., a Delaware corporation (“Merger Sub”). Each of SPAC, the Company, Holdco and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, SPAC is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of Holdco and Merger Sub is an entity newly formed for the purposes of the transactions proposed herein;

WHEREAS, Holdco is a wholly-owned subsidiary of the Company and Merger Sub is a direct wholly-owned subsidiary of Holdco;

WHEREAS, upon the terms and subject to the conditions of this Agreement and those certain individual Contribution and Exchange Agreements, each dated as of the date hereof, by and among Holdco, the Company and each of the Company Shareholders (collectively, the “Exchange Agreements”) and in accordance with the Luxembourg Law of 10 August 1915 on commercial companies, as amended (the “1915 Law”) and the General Corporation Law of the State of Delaware (the “DGCL”), SPAC, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, (a) pursuant to the Exchange Agreements entered into by each of the holders of Company Preferred Shares (such Exchange Agreements, the “Preferred Shareholder Exchange Agreements” and such Company Shareholders, the “Company Preferred Shareholders”), each Company Preferred Shareholder, effective as of the First Exchange Effective Time (as defined below), will contribute its respective Company Preferred Shares to Holdco in exchange for ordinary shares of Holdco (“Holdco Ordinary Shares”) to be subscribed for by such Company Preferred Shareholder (such contributions and exchanges of Company Preferred Shares, collectively, the “First Exchange”), (b) pursuant to the Exchange Agreements entered into by each of the holders of Company Ordinary Shares (the “Company Ordinary Shareholders”), each Company Ordinary Shareholder, effective as of the Business Day immediately preceding Closing Date (the “Second Exchange Effective Time”), will contribute its respective Company Ordinary Shares to Holdco in exchange for Holdco Ordinary Shares to be subscribed for by such Company Ordinary Shareholder (such contributions and exchanges of Company Ordinary Shares, collectively, the “Second Exchange” and, together with the First Exchange, the “Exchanges”), (c) as a result of the Exchanges the Company will become a wholly-owned subsidiary of Holdco and (d) following the consummation of the Exchanges, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in the context of such Merger, all shares of SPAC Common Stock (other than Excluded Shares) outstanding immediately prior to the Merger Effective Time shall be exchanged with Holdco for the right to receive the Merger Consideration in the form of Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in this Agreement;

WHEREAS, in connection with the Exchanges, the Company, Holdco and the Company Shareholders have entered into that certain supplemental deed to the Company Shareholders’ Agreement, dated as of the date hereof (the “Company Shareholders’ Agreement Supplement”) pursuant to which, among other things, the Company Shareholders and the Company (a) acknowledge and consent to the First Exchange and (b) the Company Shareholders are deemed to remain as the Company Preferred Shareholders for purposes of their rights and obligations under the Company Shareholders’ Agreement;

WHEREAS, in connection with the Exchanges and the Merger, the Parties desire for Holdco to register with the SEC to become a publicly traded company;

WHEREAS, the Board of Managers of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and (b) approved this Agreement, the Exchange Agreements, the Company Shareholders’ Agreement Supplement and the Transactions;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, SPAC and its stockholders (the “SPAC Stockholders”), (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the SPAC Stockholders;

WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has determined that the Transactions are in the best interests of Holdco and has approved this Agreement, the Exchange Agreements, the Company Shareholders’ Agreement Supplement and the Transactions;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and Holdco (as the sole stockholder of Merger Sub), (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger by Holdco (as the sole stockholder of Merger Sub);

WHEREAS, SPAC, CIIG Management LLC (the “Sponsor”), Holdco, the Company and certain warrant holders of SPAC (the “SPAC Investors”), concurrently with the execution and delivery of this Agreement, are entering into that certain Transaction Support and Waiver Agreement, dated as of the date hereof (the “Transaction Support Agreement”), pursuant to which the Sponsor, SPAC, the Company and the SPAC Investors party to the Transaction Support Agreement have agreed to take certain actions to support the Transactions;

WHEREAS, in connection with the Closing, Holdco and Kinetik S.à r.l. shall enter into a Nomination Agreement (the “Nomination Agreement”) substantially in the form attached hereto as Exhibit D;

WHEREAS, in connection with the Closing, SPAC, Holdco and the Company Shareholders (excluding holders of the Company Restricted Shares) shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, contemporaneously with the execution of this Agreement, each of SPAC, the Company and Holdco are entering into the Subscription Agreements with the PIPE Investors pursuant to which among other things, such PIPE Investors, have agreed to subscribe for and SPAC has agreed to sell upon the terms and subject to the conditions of the Subscription Agreements dated as of the date hereof, an aggregate number of SPAC Class A Common Stock which shall become Holdco Ordinary Shares in exchange for an aggregate purchase price of four hundred million dollars ($400,000,000) (the “PIPE Investment Amount”), at a price of $10.00 per SPAC Class A Common Stock (the “PIPE Investment”), immediately prior to the Closing Date; and

WHEREAS, for United States federal income tax purposes, the Exchanges and the Merger are intended to qualify as exchanges as described in Section 351 of the Code and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Amendment to the SPAC Certificate of Incorporation” means an amendment to the SPAC Certificate of Incorporation which revises the number of authorized shares of capital stock of SPAC by increasing the number of authorized shares of SPAC Class A Common Stock by an amount sufficient to allow the issuance of all shares of SPAC Class A Common Stock to be issued pursuant to the PIPEs.

“Ancillary Agreements” means the Exchange Agreements, the Transaction Support Agreement, the Registration Rights and Lock-Up Agreement, the Nomination Agreement, the SPAC Warrant Amendment and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act 1977, as amended, and other similar laws, regulations, rules and guidance (having the force of law) of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all laws, rules, regulations, and guidance (having the force of law) of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company concerning terrorist financing or Money Laundering, including, without limitation, the Money Laundering Control Act of 1986, the USA PATRIOT Act, and the Bank Secrecy Act.

“Arrival Restricted Share Plan 2020” means the Arrival S.à r.l. Restricted Share Plan 2020, as such may have been amended, supplemented or modified from time to time

“Arrival Share Option Plan 2020” means the Arrival S.à r.l. Share Option Plan 2020, as such may have been amended, supplemented or modified from time to time.

“Average SPAC Share Price” means the average of the volume weighted averages of the trading prices of SPAC Class A Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Merger Effective Time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems.

“Business Day” means any day, except Saturday or Sunday, on which banks are not required or authorized to close in New York, NY or London, United Kingdom.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Class B Conversion Ratio” means the ratio at which the shares of SPAC Class B Common Stock are automatically convertible into shares of SPAC Class A Common Stock pursuant to Section 4.3(b) of the SPAC Certificate of Incorporation, taking into account the waiver by the SPAC Investors of the provisions of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation relating to the adjustment of the Class B Conversion Ratio pursuant to Section 2(a) of the Transaction Support Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Equity Award” means a Company Option or a Company Restricted Share granted under the applicable Company Equity Plan, as the case may be.

“Company Equity Plan” means each of (a) the Arrival Share Option Plan 2020 and (b) the Arrival Restricted Share Plan 2020.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effects”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) does or would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by the First Exchange, the Second Exchange, the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a Company Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) Effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vii) any actions taken or not taken by the Company or the Company Subsidiaries as specifically required or permitted by this Agreement or any Ancillary Agreement, (viii) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (ix) any failure by the Company and the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (x) any pending or initiated Action against the Company, any of the Company Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions (other than any Action commenced by any Party hereto to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party);

(xi) any action taken or not taken by SPAC; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement, in each case, except in the cases of clauses (i) through (vi), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries or geographic areas in which the Company and the Company Subsidiaries operate.

“Company Option” means all options to purchase Company Ordinary Shares, whether or not exercisable and whether or not vested, granted under the Arrival Share Option Plan 2020 that are outstanding immediately prior to the Closing.

“Company Ordinary Shares” means the Company’s ordinary shares, with a nominal value of EUR 0.25 per share, including the Company Treasury Shares and the Company Restricted Shares.

“Company Organizational Documents” means the restated Articles of Association of the Company, dated as of October 12, 2020, as amended, modified or supplemented from time to time, including as contemplated by Section 2.05(d).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Shares” means the Company’s preferred A convertible preference shares, with a nominal value of EUR 0.25 per share.

“Company Restricted Shares” means all shares of restricted Company Ordinary Shares granted under the Arrival Restricted Share Plan 2020 that are outstanding immediately prior to the Closing.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares and Company Preferred Shares.

“Company Shareholders’ Agreement” means the Second Amended and Restated Shareholders’ Agreement of the Company, dated as of October 12, 2020, as modified by the Company Shareholders’ Agreement Supplement, and as may be further amended and restated from time to time.

“Company Shares” means the Company Ordinary Shares and the Company Preferred Shares.

“Company Transaction Expenses” means the reasonable and documented Transaction Expenses of the Company or any of its affiliates, including, without limitation, (a) Transaction Expenses incurred in preparing and obtaining the PCAOB Financials, (b) Transaction Expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (c) Transaction Expenses incurred in connection with the Exchanges (including the formation of Holdco and the structuring, negotiation and documentation of the Exchanges) and (d) Transaction Expenses incurred in connection with obtaining the D&O Tail Policy.

“Company Treasury Shares” means the Company Ordinary Shares held by the Company.

“Competing Seller” means a person (including any financial investor or group of financial investors) actively engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution and/or exploitation of any products and/or services, in each case other than the Company, the Company Shareholders and indirect equityholders or any Company Subsidiary.

“Competing SPAC Transaction” means any merger or business combination between SPAC, on the one hand, and a Competing Seller, on the other hand.

“Competing Transaction” means any (a) sale or transfer (except in the ordinary course of business consistent with past practices) of all or a substantial portion of the assets of the Company or any Company Subsidiary to any person or (b) merger or business combination between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or SPAC or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including but not limited to the Centers for Disease Control and Prevention and the World Health Organization, in each case with or in response to COVID-19 including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Dataroom” means that certain election dataroom titled “SPAC” located at https://americas.datasite.com/manda/project/5f27f222f67c6568a6524537/content/5f27f2eb6f09f56e102c2243?mode=default&activeProjectId=5f27f222f67c6568a6524537.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Employee” means any person employed by the Company under a contract of employment.

“Environmental Laws” means any Law relating to: (a) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the presence, manufacture, refining, production, generation, handling, transport, use, treatment, recycling, storage, importing, labeling, testing, disposal, cleanup or control of Hazardous Substances or materials containing Hazardous Substances; (c) pollution or protection of the environment or natural resources; or (d) public health and safety or, as it relates to the handling of or exposure to Hazardous Substances, worker/occupational health and safety.

“Exchange Ratio” means 0.5581634737, the ratio used for determining the number of Holdco Ordinary Shares for which each Company Ordinary Share shall be converted in accordance with Section 3.01(a)(i).

“Export Control Laws” means export control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company including the U.S. Export Administration Regulations (“EAR”), 15 C.F.R. §§ 730, et seq., as amended, and any other equivalent or comparable export control laws and regulations of other countries.

“First Exchange Effective Time” means 12:01 a.m. New York time on the third (3rd) Business Day following the issuance of the First Holdco Auditor’s Report, the effective time of the contribution and exchange of each Company Preferred Shareholder’s Company Preferred Shares for Holdco Ordinary Shares as contemplated by the Preferred Shareholder Exchange Agreements.

“Fraud” means, with respect to any person, (a) an intentional false representation of fact by such person, (b) with knowledge that such representation is false, (c) with an intention to induce another person to act or refrain from acting in reliance upon it and (d) causing such other person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Hazardous Substance(s)” means: (a) any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste” or other similar term or phrase under any Environmental Law; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, natural gas liquids, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and asbestos-containing materials, urea formaldehyde, toxic mold, and radon; and (e) per- or polyfluoroalkyl substances.

“Holdco Board Approval” means, as applicable, (a) the Holdco Board resolutions with respect to the Holdco Ordinary Shares Exchange Issuance, (b) confirmation of each of the two issuances of Holdco Ordinary Shares which form the Holdco Ordinary Shares Exchange Issuance by the delegate of the Holdco Board, (c) the Holdco Board resolutions with respect to the Holdco Ordinary Shares Merger Issuance and (d) confirmation of the Holdco Ordinary Shares Merger Issuance by the delegate of the Holdco Board.

“Holdco Organizational Documents” means the Articles of Association of Holdco as amended, modified or supplemented from time to time, including as contemplated by Section 2.05(c).

“Holdco Requisite Approvals” means the Holdco Board Approval and the Holdco Shareholder Approval, as applicable.

“Holdco Restricted Share” means any Holdco Ordinary Share subject to vesting, repurchase, or other lapse of restrictions granted under any equity incentive plan with respect to Holdco.

“Holdco Shareholder Approval” means approval of the shareholders of Holdco, at an extraordinary general meeting of the shareholders of Holdco, to be held in front of a Luxembourg notary on or around the day of the Second Exchange to implement the Holdco Shares Cancellation and the approval of the restated Holdco Organizational Documents as contemplated by Section 2.05(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Import Control Laws” means import control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company, including those administered by U.S. Customs and Border Protection (“CBP”) and U.S. Immigration and Customs Enforcement (“ICE”) (19 U.S.C. §§ 1-4454 and 19 C.F.R. §§ 1-199), and any other equivalent or comparable import control laws and regulations of other countries.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information), and all other data, databases and database rights; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description recognized under applicable Laws; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A (each, a “Company Knowledge Party”) after reasonable inquiry, and in the case of SPAC, the actual knowledge of Peter Cuneo, Gavin Cuneo and Michael Minnick after reasonable inquiry.

“Leased Real Property” means all real property leased, subleased, licensed or sublicensed by the Company or Company Subsidiaries as tenant, subtenant, licensee or sublicensee together with, to the extent leased, subleased, licensed, or sublicensed by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim, reservation, lease, sublease, license, covenants, easements, right-of-way, servitudes, collateral assignments, conditional sale or other sale agreements, title retention agreements, hypothecations, preemptive right, community property interest, collateral assignment, infringement, charge, option, warrant, rights of first refusal, proxies, voting trusts or similar agreements, or title or transfer restrictions under any equity holder or similar agreement (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset), or any other encumbrance, restriction or limitation of any kind whatsoever (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, in each case, as amended, modified or supplemented from time to time.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Money Laundering” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offences, for the purpose of (a) concealing or disguising the illicit origin of the property or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) at least five (5) Business Days prior to the Closing, which shall set forth, in accordance with the Exchange Ratio, the allocation of the Aggregate Exchange Consideration among each of the Company Shareholders, including the number of Holdco Ordinary Shares issued to each Company Preferred Shareholder pursuant to the First Exchange and the number of Holdco Ordinary Shares issuable to each Company Ordinary Shareholder in connection with the Second Exchange, as well as any applicable share premium (as adjusted by the Holdco Board to issue the number of Holdco Ordinary Shares determined on the basis of the Exchange Ratio in compliance with Luxembourg company Law).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that, individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of, or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business to the extent relating to amounts not yet due and payable, or deposits to obtain the release of such Liens; (c) Liens for Taxes due and not yet payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (e) Liens not created by the Company that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show, in each case, to the extent that such Liens are not material to the Company; (f) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (g) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any real property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (h) Liens identified in the Audited Financial Statements; and (i) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which reasonably allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“PIPE” means any private placement or placements of shares of SPAC Common Stock which shall become Holdco Ordinary Shares in connection with the consummation of the Transactions.

“PIPE Investors” means persons that have entered into Subscription Agreements to purchase for cash shares of SPAC Common Stock which shall become Holdco Ordinary Shares in connection with the consummation of the Transactions pursuant to the PIPE Investment on or prior to the Closing Date.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive revenue from the sale or provision thereof.

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the SPAC Certificate of Incorporation.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into or through the environment, and any abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substance.

“Restricted Person” means: (a) any individual or entity that is a citizen or resident of, located in, or organized under the laws of, or acting for or on behalf of, a Sanctioned Country; (b) the government of any Sanctioned Country; (c) any government that is the subject or target of restrictions under Sanctions Law; or (d) any individual or entity that is, and/or any entity that is owned or controlled directly or indirectly by, or acts for or on behalf of individuals or entities that are designated on any of the following lists, as updated, substituted, or replaced from time to time:

(i) the United Nations Security Council’s “Consolidated United Nations Security Council Sanctions List”;

(ii) the lists of persons subject to Sanctions Laws, as administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) including, but not limited to, OFAC’s “Specially Designated Nationals and Blocked Persons List,” the “Foreign Sanctions Evaders,” and the “Sectoral Sanctions Identifications List”;

(iii) the U.S. Department of Commerce, Bureau of Industry and Security’s “Entity List,” “Denied Persons List,” or “Unverified List”;

(iv) the U.S. Department of State’s list of debarred parties and lists of individuals and entities that have been designated pursuant to sanctions and/or non-proliferation statutes that it administers and related executive orders;

(v) the European Union Commission’s “Consolidated list of persons, groups and entities subject to EU financial sanctions” or individuals or entities that are listed in any Annex to EU Council Regulation 833/2014 (as amended);

(vi) Her Majesty’s Treasury of United Kingdom’s “Consolidated List of Financial Sanctions Targets in the UK”; and

(vii) any additional list promulgated, designated, or enforced by a Sanctions Authority.

“Rollover Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) at least five (5) Business Days prior to the Closing, which shall set forth (a) the number of Holdco Ordinary Shares for which each Company Option held by a particular Company optionholder thereof is exercisable after the conversion of such Company Option in accordance with Section 3.04(a) and the applicable exercise price and (b) the number of Holdco Restricted Shares to be received by each holder upon conversion of the Company Restricted Shares in accordance with Section 3.04(b).

“Sanctionable Activity” means any condition or activity specifically identified under any Sanctions Laws that serves as a basis to designate any person described by such condition or engaged in such activity as a Restricted Person.

“Sanctioned Country” means at any time, a country or territory that is the target of comprehensive economic or trade sanctions under Sanctions Laws. As of the date of this Agreement, Sanctioned Countries include the Crimea Region, Cuba, Iran, North Korea and Syria.

“Sanctions Authority” means the United Nations Security Council; U.S. Department of the Treasury; the U.S. Department of Commerce; the U.S. Department of State; the European Union Council and/or Commission (including any present or future member state of the European Union); Her Majesty’s Treasury of the United Kingdom; and any other government or regulatory body, institution or agency with authority to enact Sanctions Laws in any country and/or territory with jurisdiction over any Party.

“Sanctions Laws” means all economic, trade, or financial sanctions statutes, regulations, executive orders, decrees, judicial decisions, restrictive measures, or other acts having the force of law enacted, adopted, administered, imposed, or enforced from time to time by any Sanctions Authority.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, dated as of December 12, 2019, as amended, modified or supplemented from time to time.

“SPAC Class A Common Stock” means SPAC’s class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Material Adverse Effect” means any Effects that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of SPAC or (b) does or would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a SPAC Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (iv) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (v) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vi) any actions taken or not taken by SPAC as specifically required or permitted by this Agreement or any Ancillary Agreement; (vii) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with Governmental Authorities); (viii) any pending or initiated Action against SPAC or any of its officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions (other than any Action commenced by any Party hereto to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party); (ix) any action taken or not taken by the Company or any of the Company Subsidiaries; or (x) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement, in each case, except in the cases of clauses (i) through (v), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industries or geographic areas in which SPAC operates.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, by-laws, and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Proposals” means proposals made to the SPAC Stockholders pursuant to the SPAC Organizational Documents and applicable Law to approve and adopt (a) this Agreement and the Transactions, including the Merger, (b) the Amendment to the SPAC Certificate of Incorporation and (c) any other proposals the Parties deem in good faith are necessary or desirable to effect the Transactions.

“SPAC Transaction Expenses” means the reasonable and documented Transaction Expenses of SPAC or any of its affiliates, including (a) any and all Transaction Expenses incurred in the negotiation or consummation of the PIPE Investment, including advisory fees and placement fees and (b) the preparation, printing and mailing of the Proxy Statement/Prospectus.

“SPAC Units” means one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated as of December 12, 2019, by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for the number of shares of Class A Common Stock stated in the applicable SPAC Warrant at an exercise price of $11.50.

“Subscription Agreements” means the contracts executed by the PIPE Investors on or before the date hereof in connection with the PIPE Investment.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Transaction Bonus Cap” means fifteen million dollars ($15,000,000).

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transaction Expenses” means (a) all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and all fees, costs and expenses in connection with newly issued equity and/or debt financing in connection with the Transactions) incurred by a party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement and the other Transaction Documents and consummation of the Transactions, the Proxy Statement/Prospectus, and the solicitation of the SPAC Stockholders and Company Shareholders and the preparation of any required filings or notices under applicable Antitrust Laws, if any, (b) all bonuses, change-of-control, success, retention or similar payments which vest or become payable to any current or former employees, directors, officers or other service providers of SPAC, Holdco or the Company as a result of the Transactions (including amounts subject to the satisfaction of an additional condition (e.g., remaining employed for a specified period following the Closing)) which transaction bonuses set forth in this subsection (b) for the employees identified on Section 1.01 of the Company Disclosure Schedule shall not exceed the Transaction Bonus Cap, and the employer share of any payroll, social security, unemployment or other Taxes with respect thereto, (c) any accrued or payable transaction, management, monitoring or similar fees payable to any affiliate of SPAC, Holdco or the Company, (d) the aggregate amount of severance due and payable in connection with any termination of employment prior to the Closing Date of any employee of SPAC, Holdco or the Company that is outstanding as of the Closing Date, and (e) the premiums, commissions and other fees paid or payable in connection with obtaining any directors’ and officers’ “tail” insurance policy.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Exchanges and the Merger.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item; provided, however, for the avoidance of doubt, the term Transfer Tax shall not include any income Tax or similar Tax imposed on any direct or indirect equity holder of SPAC, the Company, any Company Subsidiary or Holdco.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Worker” means any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
1915 Law	Recitals
2020 Balance Sheet	§ 4.07(b)
Accounting Principles	§ 4.07(a)
Action	§ 4.09
Aggregate Exchange Consideration	§ 3.01(a)(i)
Agreement	Preamble

Defined Term	Location of Definition
Antitrust Laws	§ 8.12(a)
Arrival LT	§ 4.14(p)
Audited Financial Statements	§ 4.07(a)
Auto Enrolment Laws	§ 4.10(b)
Blue Sky Laws	§ 4.05(b)
CARES Act	§ 4.10(j)
Certificate of Merger	§ 2.03(a)
Certificates	§ 3.03(b)
Claims	§ 7.03
Closing	§ 2.03(b)
Closing Date	§ 2.03(b)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Ordinary Shareholders	Recitals
Company Permits	§ 4.06
Company Preferred Shareholders	Recitals
Company Shareholders’ Agreement Supplement	Recitals
Company Subsidiary	§ 4.01(a)
Confidentiality Agreement	§ 8.03(b)
Continuing Employees	§ 8.04(a)
Converted Option Award	§ 3.04(a)
D&O Indemnified Party	§ 8.05
D&O Tail Policy	§ 8.05
Data Security Requirements	§ 4.13(i)
DGCL	Recitals
Environmental Permits	§ 4.15
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(b)
Exchange Act	§ 4.21
Exchange Agent	§ 3.03(a)
Exchange Agreements	Recitals
Exchange Fund	§ 3.03(a)
Exchanges	Recitals
Excluded Shares	§ 3.02(b)(i)
First Exchange	Recitals
First Holdco Auditor Report	§ 9.01(c)
Governmental Authority	§ 4.05(b)
Holdco	Preamble
Holdco Board	Recitals
Holdco Ordinary Shares	Recitals
Holdco Ordinary Shares Exchange Issuance	§ 2.01
Holdco Ordinary Shares Merger Issuance	§ 3.02(b)
Holdco Shares Cancellation	§ 2.01
Holdco Warrant	§ 3.06
Intended Tax Treatment	§ 2.07
IRS	§ 4.10(a)
Issued Capital Stock	§ 4.03(a)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)

Defined Term	Location of Definition
Letter of Transmittal	§ 3.03(b)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Consideration	§ 3.02(b)(i)
Merger Effective Time	§ 2.03(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 3.02(b)(iii)
Money Purchase Benefits	§ 4.10(h)
Outside Date	§ 10.01(b)
Party	Preamble
PCAOB Financials	§ 8.13
PIPE Documents	§ 8.14
PIPE Investment	Recitals
PIPE Investment Amount	Recitals
Plans	§ 4.10(a)
Post-Signing Returns	§ 8.09(c)(ii)
Preferred Shareholder Exchange Agreements	Recitals
Proxy Statement/Prospectus	§ 8.01(a)
Redemption	§ 8.01
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 8.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 8.03(a)
SEC	§ 5.07(a)
Second Exchange	Recitals
Second Exchange Effective Time	Recitals
Second Holdco Auditor Report	§ 9.01(c)
Section 16	§ 8.20
Securities Act	§ 5.07(a)
SPAC	Preamble
SPAC Board	Preamble
SPAC Class B Conversion	§ 3.02(a)
SPAC Disclosure Schedule	Article V
SPAC Investors	Recitals
SPAC SEC Reports	§ 5.07(a)
SPAC Stockholders	Recitals
SPAC Stockholders’ Meeting	§ 8.01(a)
SPAC Warrant Amendment	§ 3.06
Sponsor	Recitals
Surviving Corporation	§ 2.02
Tail Period	§ 8.05
Terminating Company Breach	§ 10.01(e)
Terminating SPAC Breach	§ 10.01(f)
Third Holdco Auditor Report	§ 9.01(c)
Transaction Support Agreement	Recitals
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
UK Plans	§ 4.10(b)

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States and (xi) the word “shall” and the word “will” indicate a mandatory obligation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the applicable Accounting Principles.

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided to” SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the Dataroom, or otherwise provided in writing to SPAC and its Representatives, at least two (2) days prior to the date hereof.

ARTICLE II.

EXCHANGE; AGREEMENT AND PLAN OF MERGER

SECTION 2.01 Pre-Merger Actions.

(a)

(i) Commencing at the First Exchange Effective Time (which the parties agree shall not occur prior to January 1, 2021), subject to the Holdco Requisite Approvals and the First Holdco Auditor Report,

(A) each issued Company Preferred Share held by such Company Preferred Shareholder shall be contributed in kind to Holdco, free and clear of all Liens, and each holder of Company Preferred Shares shall subscribe and be issued, in accordance with the Exchange Ratio, the number of Holdco Ordinary Shares set forth on Section 2.01 of the Company Disclosure Schedule and (B) each such Company Preferred Shareholder shall cease to be the holder of such Company Preferred Shares and Holdco will be recorded as the registered holder of the Company Preferred Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof; provided, however, that no fractional Holdco Ordinary Shares shall be issued in connection with the foregoing; and

(ii) commencing at the Second Exchange Effective Time, subject to (w) the Holdco Requisite Approvals, (x) the consummation of the First Exchange in its entirety, (y) each of the Company Preferred

Shareholders who received Holdco Ordinary Shares pursuant to Section 2.01(a)(i) continuing to hold the number of Company Ordinary Shares set forth on Section 2.01 of the Company Disclosure Schedule at all times between the First Exchange Effective Time and the Second Exchange Effective Time and (z) the Second Holdco Auditor Report, (A) each issued Company Ordinary Share held by such Company Ordinary Shareholder shall be contributed in kind to Holdco, free and clear of all Liens, and each holder of Company Ordinary Shares shall subscribe and be issued, in accordance with the Exchange Ratio, the number of Holdco Ordinary Shares set forth on Section 2.01 of the Company Disclosure Schedule (the issuance of the Holdco Ordinary Shares pursuant to Section 2.01(a)(i) and this Section 2.01(a)(ii) being the “Holdco Ordinary Shares Exchange Issuance”), (B) each Company Ordinary Shareholder shall cease to be the holder of such Company Ordinary Shares and Holdco will be recorded as the registered holder of all of the Company Ordinary Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof; provided, however, that no fractional Holdco Ordinary Shares shall be issued pursuant to the Second Exchange and (C) any Holdco Ordinary Shares held by the Company shall be cancelled through a share capital reduction for no value (the “Holdco Shares Cancellation”) and the Company will cease to be the registered shareholder of such Holdco Ordinary Shares.

(b) Following the consummation of the Second Exchange, and in accordance with the terms and conditions of this Agreement, the Parties shall file the Amendment to the SPAC Certificate of Incorporation with the Secretary of State of the State of Delaware, which shall be effective upon filing.

(c) Immediately following the filing of the Amendment to the SPAC Certificate of Incorporation, SPAC shall consummate the transactions contemplated by the PIPE Documents, including the issuance of SPAC Class A Common Stock contemplated thereby.

(d) The Company and Holdco endeavour, and commit on a best efforts basis, to have the Condition (as defined in the Preferred Shareholder Exchange Agreements) fulfilled to allow for the First Exchange to occur as soon as possible on or after January 1, 2021.

SECTION 2.02 The Merger. Upon the terms and conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC. As a result of the Merger, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The consummation of the Exchanges shall be a condition precedent to the consummation of the Merger.

SECTION 2.03 Closing; Merger Effective Time.

(a) Immediately following the consummation of the Second Exchange, and in accordance with the terms and conditions of this Agreement, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 a.m. New York time on the Business Day immediately following the day of the filing of such Certificate of Merger (the “Merger Effective Time”).

(b) On the date of the Merger Effective Time, a closing of the Transactions shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail. The Business Day on which the Merger Effective Time occurs shall be the “Closing Date” and the closing of the Transactions that occur following the Merger Effective Time on the Closing Date shall be referred to as the “Closing”.

SECTION 2.04 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and as set forth in this Agreement, including Article III. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, pursuant to the Merger, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of

SPAC and Merger Sub shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) for purposes of the 1915 Law a contribution-in-kind of the SPAC Class A Common Stock (other than the Excluded Shares) shall be made to Holdco by the SPAC Stockholders through the Merger against issue of the Merger Consideration following a share capital increase realized by Holdco by virtue of the foregoing.

SECTION 2.05 Certificate of Incorporation; By-laws; Organizational Documents.

(a) At the Merger Effective Time, the SPAC Certificate of Incorporation, as in effect immediately prior to the Merger Effective Time (except it shall be amended and restated at the Merger Effective Time to read like the certificate of incorporation of Merger Sub), shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law.

(b) At the Merger Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of Surviving Corporation and such by-laws, as applicable.

(c) Immediately following the consummation of the Second Exchange, the Parties shall cause Holdco to make such filings as are necessary under the 1915 Law to amend and restate the Holdco Organizational Documents such that the Holdco Organizational Documents are in the form set forth on Exhibit B, which Holdco Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time and thereafter shall be the organizational documents of Holdco until amended as provided by applicable Law.

(d) Immediately following the consummation of the Second Exchange, the Parties shall cause Holdco and the Company to take such actions and make such filings as are necessary under the 1915 Law to amend and restate the Company Organizational Documents such that the Company Organizational Documents are in the form agreed to by the parties and provide that (i) the Company Board has the right to decide only daily operational matters, and (ii) the consent of Holdco, in its capacity as the sole stockholder of the Company, is required for significant corporate actions by the Company. The Company Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time and thereafter shall be the organizational documents of the Company until amended as provided by applicable Law.

SECTION 2.06 Directors and Officers.

(a) The Parties shall cause the initial directors of the Company Board and the initial officers of the Company on the Second Exchange Effective Time to be comprised of the individuals set forth on Exhibit C, each to hold office in accordance with the Company Organizational Documents.

(b) At the Second Exchange Effective Time, the Holdco Board shall be comprised of up to seven (7) directors. The Parties shall cause (including by obtaining the Holdco Requisite Approvals) the initial directors of the Holdco Board and the initial officers of Holdco as of immediately following the Second Exchange Effective Time to be comprised of the individuals set forth on Exhibit C, each to hold office in accordance with the Holdco Organizational Documents.

(c) The Parties shall cause the initial directors of the Surviving Corporation and the officers of Surviving Corporation as of immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit C, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 2.07 Tax Treatment of the Exchanges and the Merger. The Parties hereto agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Exchange Agreements and the Merger are intended to (a) be undertaken as part of a prearranged, integrated plan, (b) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder, (c) be completed in a consecutive order such that the Exchanges are treated as completed before the Merger Effective Time, and (d) with respect to the Merger qualify as an exchange eligible for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met) (the “Intended Tax Treatment”).

SECTION 2.08 Withholding. Notwithstanding anything in this Agreement to the contrary, (a) Holdco shall be entitled to deduct and withhold from Holdco Ordinary Shares issued as consideration in the Exchanges, from the Merger Consideration issued in the Merger, and from any other consideration it issues in connection with this Agreement, such amounts as it is required to deduct and withhold with respect to the issuance of such consideration under the Code or any applicable provision of state, local or foreign Tax law, and (b) any other party making payments pursuant to this Agreement and the Transactions shall be entitled to deduct and withhold from such payments such amounts as it is required to deduct and withhold pursuant to any applicable provision of U.S. federal, state, local or foreign Tax law; provided that in each case of clause (a) and (b), the Parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax law. Without limiting the foregoing, Holdco may give effect to withholding hereunder by withholding any consideration issued in the form of Holdco Ordinary Shares or other consideration issued in kind, and then selling such portion of such Holdco Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are deducted or withheld under this Section 2.08, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been issued or paid to the person in respect of which such deduction and withholding was made, and Holdco or any other person deducting or withholding amounts hereunder shall disburse such deducted or withheld amounts to the applicable taxing authorities in accordance with applicable laws.

ARTICLE III.

EXCHANGE CONSIDERATION; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 Exchange Consideration.

(a) As set forth in the Exchange Agreements:

(i) The valuation of the Company Shares contributed to Holdco by the Company Shareholders against new Holdco Ordinary Shares (the “Aggregate Exchange Consideration”) pursuant to the Exchanges shall be deemed to be, as of the Second Exchange Effective Time, five billion three hundred thirty eight million three hundred fifty thousand dollars ($5,338,350,000); provided, that notwithstanding the above valuation of the Company Shares as agreed between the Parties, for purposes of implementing the contribution-in-kind of the Company Preferred Shares to Holdco under the 1915 Law in accordance with the First Exchange, the Holdco Board may value the Company Preferred Shares contributed to Holdco at their book value or at their fair market value.

(ii) The Aggregate Exchange Consideration subscribed for by the Company Shareholders shall be paid in Holdco Ordinary Shares that shall be valued at ten dollars ($10.00) per Holdco Ordinary Share. The new Holdco Ordinary Shares making up the Aggregate Exchange Consideration shall be allocated among the Company Shareholders pursuant to Section 2.01 of the Company Disclosure Schedule and the Payment Spreadsheet.

(b) At least seven (7) Business Days prior to the Closing, SPAC shall cause the Chief Operating Officer of SPAC, solely in his capacity as such, to deliver to the Company a certificate certifying SPAC’s good faith estimate of the SPAC Transaction Expenses, including reasonable supporting materials for the amount of each item included in SPAC Transaction Expenses. At least five (5) Business Days prior to the

Closing Date, the Company shall cause the Chief Financial Officer of the Company, solely in his or her capacity as such, to deliver to SPAC a certificate certified by such Chief Financial Officer (solely in his or her capacity as such) setting forth: (i) the Company’s good faith estimate of the Company Transaction Expenses, including reasonable supporting materials for the amount of each item included in Company Transaction Expenses and (ii) the Payment Spreadsheet and the Rollover Spreadsheet.

SECTION 3.02 Conversion of Securities.

(a) Immediately prior to the Merger Effective Time, each share of SPAC Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of SPAC Class A Common Stock equal to the Class B Conversion Ratio (the “SPAC Class B Conversion”);

(b) At the Merger Effective Time, immediately following the SPAC Class B Conversion, by virtue of the Merger and the Holdco Requisite Approvals, subject to the Third Holdco Auditor Report, and without any further action on the part of SPAC, Merger Sub, Holdco or the Company or the holders of any of the following securities:

(i) each share of SPAC Class A Common Stock (other than SPAC Class A Common Stock held in treasury by SPAC (each, an “Excluded Share” and, collectively, “Excluded Shares”)) issued and outstanding immediately prior to the Merger Effective Time shall automatically be exchanged with Holdco for one Holdco Ordinary Share, in accordance with Section 251(b)(5) of the DGCL (which exchange for purposes of the 1915 Law shall include, for the avoidance of doubt, a contribution-in-kind of such shares of SPAC Class A Common Stock from the holders of SPAC Class A Common Stock to Holdco), against issue of seventy two million three hundred forty three thousand seven hundred fifty (72,343,750) shares of validly issued, fully paid and nonassessable Holdco Ordinary Shares (the “Holdco Ordinary Shares Merger Issuance”), following a share capital increase realized by Holdco by virtue of the Merger, to be subscribed by the contributing holders of SPAC Class A Common Stock (the “Merger Consideration”), which Holdco Ordinary Shares Holdco shall cause to be delivered in accordance with its obligations set forth in Section 3.03;

(ii) upon the Holdco Ordinary Shares Merger Issuance, all shares of SPAC Class A Common Stock (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing shares of SPAC Class A Common Stock (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated shares of SPAC Class A Common Stock (other than Excluded Shares) shall thereafter, in case of both (A) and (B), only represent the Merger Consideration and the right, if any, to receive pursuant to Section 3.03(e) cash in lieu of fractional shares into which such shares of SPAC Class A Common Stock have been exchanged (and contributed-in-kind) pursuant to this Section 3.02 and any distribution or dividend pursuant to Section 3.03(c);

(iii) each Excluded Share shall, by virtue of the Merger and without any further action on the part of SPAC, Merger Sub, Holdco or the Company or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

(iv) each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 3.03 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date (and after the Merger Effective Time and the consummation of the transactions contemplated by Section 3.02(b)(i), Section 3.02(b)(ii) and Section 3.02(b)(iii)), Holdco shall deposit with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of SPAC Common Stock, for exchange in accordance with this Article III, the number of Holdco Ordinary Shares (in uncertificated form or book-entry form) sufficient to deliver the Merger Consideration consisting of the Holdco Ordinary Shares to be issued to the holders of SPAC Class A Common Stock (other than Excluded Shares) in the Merger pursuant to this Agreement. In addition, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, (i) any dividends or other distributions payable pursuant to Section 3.03(c) with respect to the SPAC Class A Common Stock issued pursuant to the Merger for any shares of SPAC Class A Common Stock with a record and payment date after the Merger Effective Time and prior to the surrender of such shares and (ii) cash in lieu of any fractional shares payable pursuant to Section 3.03(h) (all such Holdco Ordinary Shares and cash, together with the amount any dividends or distributions contemplated pursuant to Section 3.03(c), being hereinafter referred to, collectively, as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.03 hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Holdco; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses or any diminution of value with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of any dividends or other distributions payable pursuant to Section 3.03(c) and any cash in lieu of any fractional shares payable pursuant to Section 3.03(h), Holdco shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 3.03(a) shall be promptly returned to Holdco.

(b) Exchange Procedures. As promptly as practicable after the Merger Effective Time, Holdco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of record of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) entitled to receive the Merger Consideration pursuant to Section 3.02 a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such SPAC Common Stock (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within five (5) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver (i) the Merger Consideration and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check) equal to (A) any cash in lieu of fractional shares pursuant to Section 3.03(h) plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 3.03(c) in accordance with the provisions of this Section 3.03, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive a portion of the Merger Consideration in accordance with Section 3.02 shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.02.

(c) Distributions with Respect to Unexchanged Shares of SPAC Common Stock. No dividends or other distributions declared or made after the Merger Effective Time with respect to the SPAC Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SPAC Class A Common Stock (including shares of SPAC Class A

Common Stock resulting from the SPAC Class B Conversion) represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 3.03. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay or cause to be paid to the holder of the certificates representing shares of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such shares of SPAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Common Stock.

(d) The Merger Consideration payable upon conversion of the SPAC Class A Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the conversion of the SPAC Class B Common Stock).

(e) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Common Stock with respect to the Merger Consideration for one (1) year after the Merger Effective Time shall be delivered to Holdco, and any holders of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) who have not theretofore complied with this Section 3.03 shall thereafter look only to Holdco for the Merger Consideration. Any portion of the Exchange Fund with respect to the Merger Consideration remaining unclaimed by holders of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the conversion of the SPAC Class B Conversion), as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, SPAC, Holdco, the Surviving Corporation or any of their respective affiliates shall be liable to any holder of SPAC Common Stock for any such SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.

(h) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Holdco Ordinary Shares will be issued, and any holder of SPAC Common Stock entitled to receive a fractional share of Holdco Ordinary Shares but for this Section 3.03(h) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Holdco Ordinary Shares based on the Average SPAC Share Price.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.02.

SECTION 3.04 Treatment of Company Options and Restricted Shares. Pursuant to the terms of the applicable Company Equity Plan or other terms and conditions governing each Company Equity Awards and as specified on the Rollover Spreadsheet:

(a) Company Options. Each Company Option, whether vested or unvested, that is issued immediately prior to the Second Exchange Effective Time shall, as of the Second Exchange Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Holdco (as assumed, a “Converted Option Award”) in such a manner by which such Converted Option Award shall represent an option award (i) exercisable for the aggregate number of Holdco Ordinary Shares as set forth opposite the name of each holder thereof on the Rollover Spreadsheet, equal to the product (rounded down to the nearest whole number) of (x) the number of Company Ordinary Shares underlying the Company Options immediately prior to the Second Exchange Effective Time and (y) the Exchange Ratio; and (ii) with a price per share exercise price set forth on Section 3.04(a) of the Company Disclosure Schedule. Each Converted Option Award shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Second Exchange Effective Time.

(b) Company Restricted Shares. Each Company Restricted Share that is issued immediately prior to the Second Exchange Effective Time shall, as of the Second Exchange Effective Time, automatically and without any action on the part of the holder thereof, be exchanged against the aggregate number of Holdco Restricted Shares in the manner as provided in Section 3.01(a) of this Agreement as set forth opposite the name of each holder thereof on the Payment Spreadsheet.

SECTION 3.05 Stock Transfer Books. At the Merger Effective Time, following the recordation of the Transactions in the share records of Holdco, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of SPAC Common Stock thereafter on the records of SPAC. From and after the Merger Effective Time, the holders of Certificates representing SPAC Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Common Stock, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.02.

SECTION 3.06 SPAC Warrants. At the Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire the number of shares of SPAC Class A Common Stock set forth in such SPAC Warrant and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger Effective Time, into a right to acquire one (1) Holdco Ordinary Share (a “Holdco Warrant” and collectively, the “Holdco Warrants”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the SPAC Warrant Agreement. The parties hereof shall take all lawful action to effect the aforesaid provisions of this Section 3.06, including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.06, including adding Holdco as a party thereto, such amendment to be in substantially the form attached hereto as Exhibit E (the “SPAC Warrant Amendment”).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule (it being understood and agreed that information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by

Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, Holdco and Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (insofar as such concept exists in such jurisdiction) and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary (i) has all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified or licensed as a foreign corporation or other organization to do business and (iii) is in good standing, in each jurisdiction (insofar as such concept exists in such jurisdiction) where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to have such governmental approval or be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case, as of the date hereof, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Organizational Documents. The Company has prior to the date of this Agreement made available a complete and correct copy of the memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, operating agreements, registration statements and equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, operating agreements, registration statements and equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its memorandum of association, articles of association, certificates of incorporation, certificates of formation, by-laws, operating agreements, registration statements or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) As of the date hereof, (i) eight hundred eighty million (880,000,000) Company Ordinary Shares are issued, including thirty seven million five hundred eight thousand two hundred seventy seven (37,508,277) Company Treasury Shares and twelve million four hundred ninety one thousand seven hundred twenty three (12,491,723) Company Restricted Shares and (ii) seventy six million four hundred thirteen thousand three hundred fifty four (76,413,354) shares of Company Preferred Shares are issued (the “Issued Capital Stock”). The authorized capital stock of the Company excluding the Issued Capital Stock consists of eleven million five hundred eighty-six thousand six hundred forty-six (11,586,646) Company Preferred Shares. The Company has granted Company Options to purchase twenty six million eight hundred ninety nine thousand six hundred sixty two (26,899,662) Company Ordinary Shares. There are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the Company Shareholders’ Agreement and the Ancillary Agreements, and there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Company Ordinary Shares, Company Preferred Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(b) As of the date hereof, thirty seven million five hundred eight thousand two hundred seventy seven (37,508,277) Company Treasury Shares are available to satisfy granted Company Options and further grants under the Company Equity Plans, which number of Company Treasury Shares includes an aggregate of ten million six hundred eight thousand six hundred fifteen (10,608,615) Company Treasury Shares for further grant under the Company Equity Plans. The Company has made available to SPAC a list of each outstanding Company Equity Award granted to each Company Knowledge Party and any employee of the Company or any Company Subsidiary whose annual compensation is greater than or equal to that of any Company Knowledge Party under the Company Equity Plans, including (i) the name of the holder of such Company Equity Award; (ii) the number of Company Ordinary Shares subject to such outstanding Company Equity Award; (iii) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (iv) the date on which such Company Equity Award was granted or issued; (v) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (vi) with respect to Company Options, the date on which such Company Option expires. All Company Ordinary Shares subject to issuance under the Company Equity Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable.

(c) Other than pursuant to the Company Shareholders’ Agreement, the Company Organizational Documents or as set forth in the Company Equity Plan or any Company Equity Award issued thereunder, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens (other than any Permitted Liens), options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(e) The Company Shareholders collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued Company Shares). Except as set forth in Section 4.03(e) of the Company Disclosure Schedule and Section 4.03(b) of the Company Disclosure Schedule, and except for the shares of the Company held by shareholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued.

(f) All issued Company Ordinary Shares and Company Preferred Shares and all issued shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the

Company of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the Company Board and the extraordinary general meeting of shareholders, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than the approval of the Exchanges and the filing and recordation of appropriate documents as required by the DGCL or the 1915 Law as the case may be). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL or the 1915 Law and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement and each such Ancillary Agreement by the Company will not (i) conflict with or violate the memorandum of association, articles of association, registration statement, certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States constitution, treaty, convention, statute, law, common law principle, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, rules and regulations of Nasdaq, the notification requirements of applicable Antitrust Laws, if any, and filing and recordation of appropriate merger documents or other documents as required by the DGCL or the 1915 Law, and (ii) as and where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement and each such Ancillary Agreement.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company

Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit. Neither the Company nor any Company Subsidiary has received any written notices from any Governmental Authority alleging violation of any applicable Laws.

SECTION 4.07 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with the International Financial Reporting Standards as adopted by the European Union (the “Accounting Principles”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to SPAC a true and complete copy of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of June 30, 2020 (the “2020 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) Except as and to the extent set forth on the Audited Financial Statements or the 2020 Balance Sheet, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with the Accounting Principles except for (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since the date of such 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) any other liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) (i) Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) The Company and each Company Subsidiary maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the Accounting Principles, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company and each Company Subsidiary maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Accounting Principles; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has delivered to SPAC a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company or any Company Subsidiary to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or any Company Subsidiaries. Since December 31, 2018, there have been no material changes in the Company’s or any of Company Subsidiary’s internal control over financial reporting.

SECTION 4.08 Absence of Certain Changes or Events. Since the 2020 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures, or as expressly contemplated or permitted by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

SECTION 4.09 Absence of Litigation. As of the date hereof, there is no material litigation, proceeding, cause of action, lawsuit, audit, assessment or reassessment, petition, complaint, charge, grievance, prosecution, demand, hearing, written notice, inquiry, investigation, subpoena, summons, inspection, or administrative or other similar proceeding, mediation or arbitration (including any appeal or application for review) of any kind or nature, in law or in equity (an “Action”), pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. As of the date hereof, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)) and in respect of the UK, any plans providing relevant benefits within the meaning of section 393B of the Income Tax (Earnings and Pensions) Act 2003 (ignoring the exception contained in that section), and the Company Equity Plan and all other bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, retention, separation, change in control, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs, ex gratia promises, policies, agreements or arrangements, whether or not subject to ERISA, whether formal or informal, whether written or oral, in each case which are maintained, sponsored by, or contributed to by (or for which there is an obligation to contribution to by) the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor and/or consultant, or with respect to which the Company or any Company Subsidiary has or could incur any present or future liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to SPAC, if applicable, a list of all relevant Plans together with (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recent filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination or opinion letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years and, in respect of pensions and or retirement arrangements and/or schemes established and situated in the UK, whether or not a registered scheme pension under the Finance Act 2004 (collectively, the “UK Plans”), evidence of compliance with the auto enrolment requirements as set out in the UK Pensions Act 2008 and any regulations made thereunder (the “Auto Enrolment Laws”).

(c) None of the Plans is or was within the past five (5) years, nor does the Company, any Company Subsidiary nor any of their respective ERISA Affiliates have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), (ii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or any other plan that is subject to Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or a multi-employer scheme as defined in section 75A(13) of the UK Pensions Act 1995. For purposes of this Agreement, “ERISA Affiliate” shall mean any trade, business or any person that, together with the Company or any Company Subsidiary, is treated as a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Section 414 of the Code.

(d) Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) an increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor and/or consultant; (C) the acceleration of the vesting, funding or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated funding obligation with respect to any Plan; (ii) limit the right to merge, amend or terminate any Plan; or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code or otherwise. Each option granted prior to the date of this Agreement was granted with an exercise per Company Ordinary Share of EUR 3.40909.

(e) None of the Plans provide for, nor does the Company nor any Company Subsidiary have or reasonably expect to have any liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full cost of coverage.

(f) In all material respects, (i) each Plan has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code and (ii) other than routine claims for benefits in the ordinary course of business, no actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of Company, threatened, from any Governmental Authority in connection with any Plan or by or on behalf of any participant in any Plan, or otherwise involving or relating to any Plan or the assets of any Plan or any trust thereunder or the plan sponsor or plan administrator of any Plan (acting in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code, and any trust forming any part thereof, (i) has timely received a favorable determination letter from the IRS or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, nothing has occurred, and there are no circumstances or events that would reasonably be expected to result in any revocation of, or an adverse change to, such determination or opinion letter or otherwise adversely affect the qualified status of such plan or exempt status of such trust.

(h) Each Plan that is intended to be a qualifying scheme and to be used for the purpose of the Company or any Company Subsidiary to comply with its/their auto enrolment duties under the Auto Enrolment Laws, is compliant with all requirements of the Auto Enrolment Laws and all contributions payable in respect thereof are compliant with the minimum requirements of the Auto Enrolment Laws and have been paid in good time and none are due or outstanding. The UK Plans only provide money purchase benefits as defined in the Pension Schemes Act 1993 (“Money Purchase Benefits”).

(i) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, either individually or in the aggregate, (i) there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan, and (ii) there have been no acts or omissions by the Company or Company Subsidiary with respect to any Plan that have given or could reasonably be expected to give rise to any fines, penalties, taxes or related charges under ERISA, the Code or other applicable Law.

(j) All material liabilities or expenses of the Company or any Company Subsidiary in respect of any Plan which have not been paid have been properly accrued on the Company’s or any Company Subsidiary’s most recent financial statements in compliance with the Accounting Principles. With respect to each Plan, all material contributions or payments (including all employer contributions, employee salary reduction contributions, defined benefit plan contributions deferred under the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136 (the “CARES Act”) and premium or benefit payments) that are due or are required to be made under the terms of any Plan or in accordance with applicable Laws have been made within the time periods prescribed by the terms of each such Plan, ERISA, the Code and applicable Laws, as the case may be, except as would not result in material liability to the Company, and all such contributions or payments that are not yet due or required to be made under the terms of any Plan or in accordance with applicable Laws have been properly accrued in accordance with the Accounting Principles, applied on a consistent basis, and reflected on the Company’s or any Company Subsidiary’s audited financial statements.

(k) No employee or former employee or officer or director has come into employment with the Company or any Company Subsidiary by a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations of 2006 apply such that they have an entitlement to any pension or retirement benefits that are not Money Purchase Benefits.

SECTION 4.11 Labor and Employment Matters.

(a) To the extent permitted to be disclosed pursuant to applicable Law, the Company has furnished or made available to SPAC a correct and complete list of all Employees and individual independent contractors of the Company and any Company Subsidiary as of the date hereof, setting forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date or date the contract of employment began; (v) current annual base compensation rate; (vi) commission, bonus or other incentive based compensation; and (vii) details of which company employs or engages each Employee or independent contractor. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all Employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former Employees, independent contractors, applicants for employment, or any class of the foregoing, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no material unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, by or with respect to any employees of the Company or any Company Subsidiary; and (v) the Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees or former Employees (including redundancy payments or failure to comply with any order for reinstatement or re-engagement of any Employee).

(c) (i) The Company and the Company Subsidiaries are and have been in compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, Working Time Regulations 1998 including meal and rest breaks, National Minimum Wage Regulation 2015, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and where required, maintain adequate and up to date records which will be available on Closing and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) the Company has performed all obligations and duties it is required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under an treaties including the EC Treaty or the Treaty on the Functioning of the European Union or laws of the European Union or otherwise (iii) to the knowledge of the Company, no employee of the Company has been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct, that could reasonably be expected to cause any material damage to the reputation or business of the Company or the Company Subsidiaries; and (iv) to the knowledge of the Company, no employee of the Company or the Company Subsidiaries has engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused any material damage to the reputation or business of the Company or the Company Subsidiaries or their employees, including but not limited to any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

(d) To the Company’s knowledge, the Company and the Company Subsidiaries are in all material respects in compliance with any Laws, recommendations or guidance issued by any applicable Governmental Authority relating in any way to the work of Employees and/or procedures for returning to work for Employees with respect to COVID-19.

(e) No Employee or other individual is or has been offered the opportunity or has agreed to become, an employee shareholder (within the meaning of section 205A Employment Rights Act 1996).

(f) No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened.

(g) All contracts between the Company and its Employees and Workers are terminable at any time on three (3) months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability other than wages, commission or pension.

(h) Except with respect to the Company Equity Plans, the Company is not a party to, bound by or proposing to introduce in respect of any of its directors, Employees or Workers any share option, profit sharing, bonus commission or any other scheme relating to the profit or sales of the Company.

(i) The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former executive officer who was or is entitled to receive total annual compensation in excess of $300,000, or to their dependents, in connection with the actual or proposed termination or suspension of employment or variation of an employment contract outside of any applicable legal requirements.

(j) True, complete and accurate copies of all form contracts, and any contracts that contain material deviations from such form contracts, which apply to Employees and Workers have been provided and the Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker.

SECTION 4.12 Real Property; Title to Assets.

(a) None of the Company nor any of the Company Subsidiaries has owned or presently owns (i) fee simple title to any real property or (ii) any ground lease interest under or pursuant to a ground lease.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and also identifies with respect to each Leased Real Property, each lease, sublease, license or other contractual arrangement under which such Leased Real Property is occupied or used (each, a “Lease”), including the date of and legal name of each of the parties to such Lease, and each guaranty, amendment, restatement, modification or supplement thereto (collectively, the “Lease Documents”). True, correct and materially complete copies of all Lease Documents have been made available to SPAC.

(c) The Leased Real Property constitutes all material interests in real property currently used, occupied or held for use in connection with the business of the Company and/or Company Subsidiaries as it was conducted prior to the COVID-19 pandemic and necessary for the continued operation of the business of the Company and/or the Company Subsidiaries, as applicable. The Leased Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition, except for ordinary wear and tear, without structural defects and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Leased Real Property are in good operating condition, except for ordinary wear and tear, and no condition exists requiring material repairs (other than routine maintenance) or material alterations thereof. No Leased Real Property is subject to any sublease, license or right of occupancy in favor of any third party.

(d) The Company and/or the applicable Company Subsidiary has a valid, binding and enforceable, subject to the Remedies Exceptions, leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and is the valid, binding and enforceable, subject to the Remedies Exceptions, obligation of each party thereto in accordance with its terms. The

Company and/or the applicable Company Subsidiary has accepted full possession of each individual Leased Real Property and is currently occupying and using same pursuant to the terms of the applicable Lease. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease, which has not been re deposited in full. Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, all “landlord work” and “tenant work” or other improvements or construction required or contemplated by each Lease has been completed in accordance with the applicable Lease and accepted by the Company and/or the applicable Company Subsidiary. None of the Company nor any of the Company Subsidiaries, nor to the Company’s knowledge, any other person is in material breach or material violation of, or default under, any Lease and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party to any material Lease has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding material dispute with respect to any Lease. Following the consummation of the Transactions, the Company and/or the applicable Company Subsidiary will have a valid, binding and enforceable, subject to the Remedies Exceptions, leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens, and full right to possess and use the Leased Real Property in accordance with the Leases.

(e) The Company and/or the applicable Company Subsidiary has all certificates of occupancy, permits, licenses, certificates of authority, authorizations, approvals, registrations, and other similar consents issued by or obtained from any Governmental Authority necessary for the current use and operation of the Leased Real Property. The Leased Real Property is in compliance in all material respects with all applicable Laws, including, without limitation, fire, health, building, use, occupancy, subdivision and zoning laws.

(f) There do not exist any actual or, to the Company’s knowledge, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and none of the Company nor any of the Company Subsidiaries has received any written notice of the intention of any Governmental Authority or other person to take or use any Leased Real Property or any part thereof or interest therein.

(g) The Company and/or the Company Subsidiaries, as applicable, have not received any written notice from any insurance company that has issued a policy with respect to any Leased Real Property (i) requiring performance of any structural or other repairs or alterations to such Leased Real Property that have not been completed, (ii) increasing the premiums payable under such insurance policy as a result of the current or proposed use of the Leased Real Property insured under such insurance policy or (iii) cancelling such insurance policy.

(h) None of the Company nor any of the Company Subsidiaries, nor any of their respective affiliates owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign or dispose of any portion of or interest in the Leased Real Property or the Leases.

(i) None of the Company nor any of the Company Subsidiaries, nor any of their respective affiliates owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign or dispose of any portion of or interest in the Leased Real Property or the Leases.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Intellectual Property rights and applications for registrations of Intellectual Property rights that are owned or purported to be owned by the Company and/or the Company Subsidiaries (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person, that are material to the business of the Company and/or the Company Subsidiaries as currently conducted (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $150,000); (iii) to the extent not covered in clause (ii), any Software or Business Systems, owned or purported to be owned or licensed by the Company or any Company Subsidiary that is material to the business of the Company or any Company Subsidiary as currently conducted that would have a replacement cost of more than $150,000; and (iv) unregistered Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary that is material to the Business. To the knowledge of the Company, the Company IP specified on Section 4.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof.

(b) The Company or any one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a written license, all Company-Licensed IP and Business Systems, including Software. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened in writing, or, other than upon expiration of its statutory term in the ordinary course, pending.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect, and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information in all material respects. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or intentionally in the conduct of the Company’s business in the ordinary course including the marketing, sale, distribution and maintenance of Products.

(d) (i) There have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, created, conceived, or otherwise developed any Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, pursuant to which such persons agreed to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property contributed, created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary. There are no outstanding Actions, and, to the Company’s knowledge, no circumstances that exist that are likely to give rise to any Action, for any compensation or other payments to such person in relation to any Company IP that such person has contributed, created, conceived or otherwise developed. To the Company’s knowledge, no employee, independent contractor, or agent of the Company or the Company Subsidiaries has misappropriated any material trade secrets of the Company or the Company Subsidiaries in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Company or the Company Subsidiaries is in material default or material breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract to the extent relating to the protection, ownership, development, use or transfer of Company IP.

(f) Except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in breach or in default of any agreement specified in Section 4.13(a)(ii) of the Company Disclosure Schedule.

(g) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) require the Company or any Company Subsidiary to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2017, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(i) The Company and each of the Company Subsidiaries comply in all material respects with (i) all applicable Privacy/Data Security Laws (including any data collected in connection with COVID-19 screening), (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including utilizing industry standard tools designed to prevent unauthorized access and the introduction of Disabling Devices. Neither the Company nor any Company Subsidiaries has inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(j) The Company and/or one of the Company Subsidiaries either has all rights to use the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit SPAC from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director or agent of Merger Sub or SPAC has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations in a business similar to the business of the Company and the Company Subsidiaries.

SECTION 4.14 Taxes.

(a) The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax returns) being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Closing; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of the Company and the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of the Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h) The Company has made available to SPAC true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for tax years 2017 and 2018 and 2019.

(i) Neither the Company nor any of the Company Subsidiaries has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which is still pending or unresolved.

(l) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) Equity interests in the Company are not United States real property interests within the meaning of Section 897(c)(1) of the Code. None of the Company and the Company Subsidiaries: (i) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. None of the Company and the Company Subsidiaries has made an election under Section 965(h) of the Code.

(n) The Company is, and has been since its formation, treated as a foreign corporation for United States federal income tax purposes.

(o) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchanges from qualifying for the Intended Tax Treatment.

(p) The Company directly owns at least eighty percent (80%) of the vote and value of Arrival LT, UAB, a limited company (uždaroji akcinė bendrovė) governed by the laws of Lithuania (“Arrival LT”). The Company did not acquire Arrival LT for the principal purpose of satisfying the active trade or business test within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(vii). The Company does not have any plan or intention to substantially dispose of or discontinue the trade or business being conducted by Arrival LT.

SECTION 4.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and has been since January 1, 2017 in compliance with all applicable Environmental Laws; (b) each of the Company and the Company Subsidiaries has obtained and is in compliance with all permits, licenses, franchises, grants, exemptions, registrations, accreditations and other authorizations required under Environmental Laws (“Environmental Permits”) to own, lease and operate its properties and to carry on its business, and each such Environmental Permit is in full force and effect, free from breach, and will not be adversely affected by the Transactions; (c) neither the Company nor any Company Subsidiary has received written notice from any person regarding any actual or alleged violation of, or liability under, any Environmental Law, the subject of which has not been fully resolved; (d) except for regulatory orders of general applicability, neither the Company nor any Company Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award applicable to it or with respect to its assets arising under Environmental Law under which any material obligation remains unsatisfied; (e) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary are contaminated with any Hazardous Substance in violation of applicable Environmental

Laws or in a manner that requires or would reasonably be expected to require reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (f) neither the Company nor any Company Subsidiary has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to material liability under any Environmental Law; (g) to the knowledge of the Company, the Transactions will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any so-called “transaction-triggered” or “responsible property transfer” requirements in any Environmental Laws; (h) neither the Company nor any Company Subsidiary has, either expressly or by operation of Law, assumed or undertaken any material liability, including any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

SECTION 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(b) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, in the prior or current fiscal year;

(ii) each contract and agreement with suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of any Products of the Company or any Company Subsidiary, of more than $500,000, in the aggregate, in the prior or current fiscal year;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

(iv) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all (A) employment agreements pursuant to which an employee is entitled to receive base annual compensation in excess of $300,000; and (B) consulting agreements pursuant to which an independent contractor is entitled to receive annual payments in excess of $300,000; and (C) severance agreements that provide for mandatory or potential severance payments in excess of $300,000.

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000;

(vii) all material definitive partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(ix) all collective bargaining agreements or other contracts with any union, works council or labor organization;

(x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any material respect in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a 12-month period;

(xii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xiii) each contract and agreement between the Company and any Company Subsidiary, on the one hand, and Hyundai Motor Company and KIA Motors Corporation or United Parcel Service, Inc. or any of their respective affiliates, on the other hand;

(xiv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis; or

(xv) contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (subject to the Remedies Exception) and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to SPAC true and materially complete copies of all Material Contracts, including amendments thereto that are material in nature.

(c) The Company has not altered or amended any Material Contract in response to COVID-19 and no counterparty to any Material Contract has sought to or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any Material Contract or threatened non-performance under any Material Contract, in each case, as a result of COVID-19.

SECTION 4.17 Insurance. Except as would not have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries hold policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as the Company and the Company Subsidiaries, including any insurance required to be maintained by Material Contracts; (b) each policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (c) neither the Company nor any Company Subsidiary is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

SECTION 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of the full Company Board at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are in the best interests of the Company, and (b) approved this Agreement and the Transactions. The approval of the Company Shareholders at an extraordinary general meeting is the only vote of the Company Shareholders necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19 Certain Business Practices.

(a) None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors, officers, agents or employees of the Company or any Company Subsidiary, has:

(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity;

(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Laws; or

(iii) made any payment in the nature of bribery.

(b) The Company, any Company Subsidiary and, to the Company’s knowledge, their respective directors, officers, agents and employees, are and have been in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, including with regard to financial recordkeeping and reporting requirements in all jurisdictions in which the Company and any Company Subsidiary conducts business.

(c) None of the Company, any Company Subsidiary, nor, to the Company’s knowledge, any of their respective directors, officers, agents or employees: (i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Anti-Corruption Laws or Anti-Money Laundering Laws; or (ii) made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Anti-Corruption Laws or Anti-Money Laundering Laws.

(d) The Company as well as its respective affiliates have instituted and maintain in effect policies and procedures reasonably designed to achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

SECTION 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and pursuant to any Plan, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. Except as set forth in Section 4.20 of the Company Disclosure Schedules, as of the date of this Agreement, the Company and the Company Subsidiaries have not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21 Exchange Act; Proxy Statement/Prospectus and Registration Statement.

(a) Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

(b) None of the information relating to the Company supplied by the Company in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the

Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation with respect to any forward-looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

SECTION 4.22 Brokers. Except as set forth in Section 4.22 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.23 Sanctions, Import Control, and Export Control Laws.

(a) None of the Company, any Company Subsidiary, nor any of their respective directors, officers, employees or agents was or is a Restricted Person.

(b) None of the Company, any Company Subsidiary, nor, to the Company’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws, Import Controls Laws, or Export Control Laws.

(c) None of the Company, any Company Subsidiary, nor to the Company’s knowledge, any of their respective directors, officers, employees or agents:

(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws, Import Control Laws, or Export Control Laws; or

(ii) made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws, Import Control Laws, or Export Control Laws.

(d) Any provision of this Section 4.23 (Sanctions, Import Control and Export Control Laws) shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

SECTION 4.24 Exchange Agreements. Notwithstanding anything in this Article IV to the contrary, (a) each Exchange Agreement is a legal, valid and binding obligation of the Company, Holdco (subject to the Remedies Exception) and, to the knowledge of the Company, each of the Company Shareholders party thereto, (b) neither the Company nor Holdco is in breach or violation of, or default under, any Exchange Agreement nor has any Exchange Agreement been terminated or canceled by any Company Shareholder, (c) no Company Shareholder is in breach or violation of, or default under, any Exchange Agreement and (d) the Company and Holdco have not received any written or, to the knowledge of the Company, oral claim of default under any such Exchange Agreement. The Company has furnished or made available to SPAC true and complete copies of all Exchange Agreements, including amendments thereto that are material in nature. The Company has not altered or amended any Exchange Agreement and no Company Shareholder has sought to or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any Exchange Agreement or threatened non-performance under any Exchange Agreement, in each case, as to which such Company Shareholder is a party.

SECTION 4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature) (it being acknowledged that nothing disclosed in such an SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)), and (b) the SPAC’s disclosure schedule (it being understood and agreed that information disclosed in any section of the SPAC Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the SPAC Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”), SPAC hereby represents and warrants to the Company as follows:

SECTION 5.01 Corporate Organization.

(a) SPAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The SPAC has all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approval or be so qualified or licensed and in good standing would not have a SPAC Material Adverse Effect.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

SECTION 5.02 Certificate of Incorporation and By-laws. SPAC has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in violation of any of the provisions of the SPAC Organizational Documents.

SECTION 5.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, par value $0.0001 per share, (ii) 10,000,000 shares of SPAC Class B Common Stock, par value $0.0001 per share and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, (A) 25,875,000 shares of SPAC Class A Common Stock are issued and outstanding (which includes 24,597,437 shares subject to Redemption Rights), (B) 6,468,750 shares of SPAC Class B Common Stock are issued and outstanding, (C) no shares of SPAC Class A Common Stock are held in the treasury of SPAC, and (D) 12,937,500 redeemable warrants to purchase SPAC Class A Common Stock and 7,175,000 private placement warrants to purchase SPAC Class A Common Stock are issued and outstanding. Each SPAC Warrant is exercisable for the number of shares of SPAC Class A Common Stock stated in each SPAC Warrant at an exercise price of $11.50.

(b) All outstanding shares of SPAC Common Stock and SPAC Warrants (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to any preemptive rights, (iii) have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and (iv) were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(c) Other than the SPAC Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(d) Other than Redemption Rights, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any persons.

SECTION 5.04 Authority Relative to this Agreement. SPAC has all necessary corporate power and corporate authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to obtaining the requisite consent of the SPAC Stockholders to approve the SPAC Proposals, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is a party and the consummation by SPAC of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the SPAC Board, and no other corporate proceedings on the part of SPAC is necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than the approval and adoption of the SPAC Proposals by the holders of a majority of the then-outstanding shares of SPAC Class A Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC, in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) Subject to obtaining the requisite consent of the SPAC Stockholders to approve the SPAC Proposals, the execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of its property or assets is bound or affected, except, in each case as would not have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, stock exchange and state takeover laws, the premerger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the Amendment to the SPAC Certificate of Incorporation and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC from performing its material obligations under this Agreement and each such Ancillary Agreement.

SECTION 5.06 Compliance. SPAC is not or has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound. SPAC and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 12, 2019, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, SPAC has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) SPAC is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since December 31, 2019, there have been no material changes in SPAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Absence of Certain Changes or Events. Since December 12, 2019, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects and (b) there has not been any SPAC Material Adverse Effect.

SECTION 5.09  Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and the SPAC Stockholders, (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the SPAC Stockholders approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions, be submitted for consideration by the SPAC Stockholders at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock.

SECTION 5.11 Brokers. Except as set forth in Schedule 5.11 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

SECTION 5.12 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than two hundred fifty nine million eight hundred forty seven thousand one hundred eighty two dollars ($259,847,182) in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Investment Management Trust Agreement, dated as of December 12, 2019, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied) (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or (b) to the knowledge of SPAC, that would entitle any person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise taxes from any interest income earned in the Trust Account and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. There are no claims, proceedings or other Actions pending with respect to, or against, the Trust Fund and, to the knowledge of SPAC, there are no events, circumstances or conditions that would reasonably result in any such claim, proceeding or other Action. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (A) to SPAC Stockholders who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust

Agreement; (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger and (E) to underwriters to pay deferred underwriting fees incurred in connection with SPAC’s initial public offering. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

SECTION 5.13 Employees. Other than any officers of SPAC as described in the SPAC SEC Reports, SPAC has never employed any employees. Other than consultants and advisors retained in the ordinary course of business (including in connection with the Transactions) or as described in the SPAC SEC Reports, SPAC has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Except as set forth in Section 5.13 of the SPAC Disclosure Schedules, neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment becoming due to any director, officer or employee of SPAC, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

SECTION 5.14 Taxes.

(a) SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the SPAC is otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or are otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) SPAC is not party to, bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or

(iii) installment sale made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code.

(d) SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) SPAC does not have any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) SPAC does not have any request for a material ruling in respect of Taxes pending between SPAC, on the one hand, and any Tax authority, on the other hand.

(h) SPAC has made available to the Company true, correct and complete copies of the U.S. federal income Tax Returns filed by SPAC for the 2019 tax year.

(i) SPAC has not since December 12, 2019 distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) There are no Tax liens upon any assets of SPAC except for Permitted Liens.

(l) SPAC (A) is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(2) or (B) has not received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. SPAC has not made an election under Section 965(h) of the Code.

(m) SPAC has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchanges from qualifying for the Intended Tax Treatment.

SECTION 5.15 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CIICU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CIIC”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “CIICW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Class A Common Stock, or the SPAC Warrants under the Exchange Act.

SECTION 5.16 Prior Business Operation. SPAC has limited its activities in all material respects to those activities (a) contemplated in the prospectus of SPAC, dated as of December 12, 2019, or (b) otherwise necessary to consummate the Transactions.

SECTION 5.17 SPAC Material Contracts.

(a) The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exception), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all SPAC Material Contracts have been made available to the Company.

SECTION 5.18 Investment Company Act. SPAC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

SECTION 5.19 Proxy Statement/Prospectus and Registration Statement. None of the information relating to SPAC supplied by SPAC in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that SPAC makes no representation with respect to any forward-looking statements supplied by or on behalf of SPAC for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

SECTION 5.20 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that it has engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any of the Company Subsidiaries or their Representatives (including the Company Shareholders), except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its shareholders, affiliates or Representatives shall have any liability to SPAC or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, whether orally or in writing, in any confidential information memoranda, the Dataroom or other “datarooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions; provided, however, that the foregoing will not limit or prohibit SPAC or any of its shareholders, affiliates or Representatives from pursuing a claim against the Company, the Company Subsidiaries or their Representatives (including the Company Shareholders) for Fraud with respect to any information, documents, materials or discussions related to Arrival LT. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of Holdco and Merger Sub hereby represents and warrants to SPAC as follows:

SECTION 6.01 Corporate Organization. Each of Holdco and Merger Sub is a corporation duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 6.02 Certificate of Incorporation and By-laws. Each of Holdco and Merger Sub has heretofore furnished to SPAC complete and correct copies of the Holdco Organizational Documents and Merger Sub Organizational Documents, respectively, Each of the Holdco Organizational Documents and Merger Sub Organizational Documents are in full force and effect and neither Holdco nor Merger Sub is in violation of any of the provisions of such organizational documents.

SECTION 6.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of Holdco consists of two billion seven hundred million (2,700,000,000) Holdco Ordinary Shares. As of the date hereof, the Company is the sole shareholder of Holdco.

(b) As of the date hereof, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Merger Sub Common Stock.

(c) The outstanding Holdco Ordinary Shares have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents.

(d) The shares constituting the Merger Consideration being delivered by Holdco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents. The Holdco Ordinary Shares constituting the Merger Consideration being delivered by Holdco hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(e) Except as contemplated by this Agreement and the Exchange Agreements, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Holdco or obligating Holdco to issue or sell any shares of capital stock of, or other equity interests in, Holdco, (ii) Holdco is not a party to, or otherwise bound by, and Holdco has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Ordinary Shares or any of the equity interests or other securities of Holdco. As of the date hereof, except for Merger Sub, Holdco does not own any equity interests in any person.

SECTION 6.04 Authority Relative to this Agreement. Each of Holdco and Merger Sub have all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements by each of Holdco and Merger Sub and the consummation by each of Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than (a) with respect to the Transactions, the approval and adoption of this Agreement by the holders of a relevant majority of the then-outstanding Holdco Ordinary Shares and by Holdco (as the holder of all of the then outstanding Merger Sub Common Stock), and the filing and recordation of appropriate merger documents as required by the DGCL and the 1915 Law, as the case may be, and (b) with respect to the issuance of Holdco Ordinary Shares and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement, the approval of a relevant majority of the then-outstanding Holdco Ordinary Shares). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Holdco or Merger Sub, enforceable against Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and Merger Sub will not, (i) conflict with or violate the Holdco Organizational Documents or Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or Merger Sub or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the premerger notification requirements of the HSR Act, the Antitrust Laws, and filing and recordation of appropriate merger documents as required by the DGCL and the 1915 Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

SECTION 6.06 Compliance. Neither Holdco nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Holdco or Merger Sub or by which any property or asset of Holdco or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any property or asset of Holdco or Merger Sub is bound. Holdco and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco and Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

SECTION 6.07 Board Approval; Vote Required.

(a) The Holdco Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are in the best interests of Holdco and (ii) approved this Agreement and the Transactions.

(b) The only vote of the holders of any class or series of capital stock of Holdco that is necessary to approve this Agreement, the Exchanges and the Transactions is the Holdco Requisite Approval.

(c) Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and Holdco (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole shareholder of Merger Sub).

(d) The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of the Holdco as sole stockholder of all outstanding shares of Merger Sub Common Stock.

SECTION 6.08 No Prior Operations of Holdco or Merger Sub; Post-Closing Operations. Holdco and Merger Sub were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions. Since the date of the Holdco Organizational Documents and the Merger Sub Organizational Documents, as the case may be, neither Holdco nor Merger Sub has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Neither Holdco nor Merger Sub has any employees or liabilities under any Plan. Holdco and Merger Sub are qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company and the Company Subsidiaries after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Company Permits necessary for Holdco to conduct the business of the Company and the Company Subsidiaries.

SECTION 6.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

SECTION 6.10 Proxy Statement/Prospectus and Registration Statement. None of the information relating to Holdco or Merger Sub supplied by Holdco or Merger Sub in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Holdco and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of Holdco or Merger Sub for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

SECTION 6.11 Tax Matters. To the knowledge of Company, Holdco and the Merger Sub, there is no plan or intention to liquidate the Company or SPAC (including a liquidation for Tax purposes) following the Transactions.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 7.01 Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 7.01 of the Company Disclosure Schedule, and (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned: (A) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in all material respects in the ordinary course of business and in a manner consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting outside the ordinary course of business, so long as such actions or omissions are reasonably designed to (1) protect the health or welfare of the Company’s employees, directors, officers or agents or (2) comply with clause (B) of this Section 7.01(a), and in each case, the Company promptly notifies SPAC of such actions and reasonably takes into account the reasonable requests of SPAC in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19; and (B) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and shall use its commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (x) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (y) as set forth in Section 7.01 of the Company Disclosure Schedule, and (z) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary, Holdco and Merger Sub not to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change its memorandum of association, articles of association, certificate of incorporation, by-laws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, solicit, propose, negotiate with respect to, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, except for the issuance of Company Ordinary Shares upon exercise or settlement of Company Options, if any, (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) or (C) except in the ordinary course of business, any assets of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) merge or consolidate with any other person or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporate partnership, other business organization, or any division thereof, in each case, for an aggregate purchase price that exceeds five million dollars ($5,000,000);

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(viii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for sales or other dispositions in the ordinary course of business consistent with past practice;

(ix) (A) increase the compensation or benefit payable to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, other than (1) health and welfare plan renewals in the ordinary course of business consistent with past practices or (2) increases in base salary or wage of employees in the ordinary course of business whose annual base salary or wage is not in excess of three hundred thousand dollars ($300,000); (B) pay or promise to pay any bonus to any such current or former director, officer, employee or consultant of the Company or any Company Subsidiary; (C) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed three hundred thousand dollars ($300,000); or (E) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant;

(x) adopt, enter into, amend and/or terminate any Plan or any plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor that would be a Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable Law or health and welfare Plan renewals in the ordinary course of business and consistent with past practice;

(xi) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by the Accounting Principles or GAAP (as the case may be);

(xii) make change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company IP;

(xv) create or incur any Lien material to the Company, any Company Subsidiary, Holdco or Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practice;

(xvi) make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiaries) that exceed two hundred fifty thousand dollars ($250,000) in the aggregate at any time outstanding;

(xvii) fail to make or authorize any budgeted capital expenditures or make or authorize any unbudgeted capital expenditures in excess of one hundred thousand dollars ($100,000) in the aggregate;

(xviii) fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company or any Company Subsidiary;

(xix) fail to keep current and in full force and effect, or comply in all material respects with the requirements of any Company Permit issued to the Company or any Company Subsidiary by any Governmental Authority;

(xx) take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary;

(xxi) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied;

(xxii) engage in any dealings or transactions (i) with any Restricted Person in violation of applicable laws; (ii) involving any Sanctionable Activity; or (iii) otherwise in violation of Sanction Laws, Export Control Laws or Import Control Laws; or

(xxiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Notwithstanding anything herein to the contrary, Holdco shall not, and the Company shall not permit Holdco to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, except as expressly contemplated by any other provision of this Agreement or the Exchange Agreements and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), do any of the following without the prior written consent of SPAC (in its sole discretion):

(i) engage in any business or activity other than the consummation of the Exchanges;

(ii) amend or otherwise change the Holdco Organizational Documents except as otherwise required to implement the Holdco Shares Cancellation;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Holdco Ordinary Shares;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Holdco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Holdco;

(vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Holdco;

(vii) amend any Exchange Agreement or any other agreement related to the Exchanges;

(viii) permit any Company Shareholder who acquires Holdco Ordinary Shares pursuant to the Exchanges to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any Holdco Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Holdco Ordinary Shares;

(ix) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares acquired pursuant to the Exchanges and any such attempted action shall be null and void and Holdco will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register;

(x) acquire or hold any equity securities or rights thereto in any person other than the Company pursuant to the Exchanges except for new Holdco Ordinary Shares held by the Company upon the Second Exchange which shall be distributed in kind by the Company to Holdco to be held in treasury by Holdco following completion of the Second Exchange; or

(xi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 7.02 Conduct of Business by SPAC Pending the Merger. SPAC agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or in connection with a PIPE, and except as set forth on Section 7.02 of the SPAC Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of SPAC shall be conducted in the ordinary course of business and in a manner consistent with past practice and SPAC shall not, directly or indirectly, take any action that would reasonably be likely to materially delay or prevent the Transactions. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, as set forth on Section 7.02 of the SPAC Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the SPAC Organizational Documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than pursuant to the Redemption Rights or redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC;

(e) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock (except pursuant to the Redemption Rights);

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets or enter into any strategic joint ventures, partnerships or alliances with any other person;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(i) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 7.03 Claims Against Trust Account. Each of Holdco, Merger Sub and the Company agrees that, notwithstanding any other provision contained in this Agreement, none of Holdco, Merger Sub or the Company does now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among Holdco, Merger Sub, the Company and SPAC, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of Holdco, Merger Sub and the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof provided, however, that the foregoing waiver will not limit or prohibit any of Holdco, Merger Sub or the Company from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that any of Holdco, Merger Sub or the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from Holdco, Merger Sub or the Company, as applicable the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

SECTION 7.04 SPAC Public Filings.

(a) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any Misrepresentation. As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

(b) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC shall use its reasonable best efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Common Stock and the SPAC Warrants on the Nasdaq Capital Market.

SECTION 7.05 Financial Statements. Following the date of this Agreement, the Company agrees to use its commercially reasonable efforts to promptly (and no later than five (5) Business Days prior to Closing) deliver to SPAC an unaudited, true, and complete copy of the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of September 30, 2020, and the related unaudited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for the nine-month period then ended, in each case, prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments).

ARTICLE VIII.

ADDITIONAL AGREEMENTS

SECTION 8.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and delivery of the PCAOB Financials, (i) Holdco, the Company and SPAC shall prepare and Holdco shall file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the SPAC Stockholders relating to the meeting of SPAC Stockholders (the “SPAC Stockholders Meeting”) for the purpose of soliciting proxies from SPAC Stockholders for the matters to be acted upon at the SPAC Stockholders’ Meeting and providing the public stockholders an opportunity in accordance with SPAC Organizational Documents to have their shares of SPAC Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the SPAC Proposals and (ii) Holdco, the Company and SPAC shall prepare and Holdco shall file (and the Company and SPAC shall cause Holdco to file) with the SEC a registration statement on Form F-4 or such other applicable form as the Company and SPAC may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the Holdco Ordinary Shares and Holdco Warrants to be issued in the Merger. Each Party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Holdco, the Company and SPAC shall furnish all information as may be reasonably requested by the others in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus; provided, however, that no Party shall use any such information for any purposes other than those contemplated by this Agreement unless such party obtains the prior written consent of the other. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and the Company Subsidiaries as may be reasonably requested in connection with any such action; provided that, without the prior written consent of the Company, SPAC shall not use any such information for any purposes other than to obtain necessary state securities law or “Blue Sky” permits and approvals.

(b) As promptly as practicable after the Registration Statement shall have become effective, SPAC shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the SPAC Stockholders as of the record date for the SPAC Stockholders’ Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by SPAC, the Company or Holdco without providing the other with a reasonable opportunity to review and comment thereon and each Party shall give reasonable and good faith consideration to any comments made by any other party and their counsel. Each of SPAC, the Company and Holdco will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC, the Company or Holdco or their counsel in any discussions or meetings with the SEC. SPAC shall comply with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholders’ Meeting and the Redemption.

(c) If at any time prior to the Merger Effective Time, any information relating to SPAC, the Company or Holdco or any of their respective affiliates, directors or officers, should be discovered by SPAC, the Company or Holdco which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d) Each of SPAC, the Company and Holdco will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto, any oral or written comments or requests in relation to the SPAC Stockholders’ Meeting or the Redemption, or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement, the Exchanges, the Merger, the SPAC Stockholders’ Meeting or the Redemption. SPAC, the Company and Holdco shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus, the Registration Statement, the SPAC Stockholders’ Meeting or the Redemption, as applicable, as promptly as reasonably practicable after receipt thereof.

(e) Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and each of the Company and SPAC shall furnish Holdco with all information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(f) SPAC, the Company and Holdco shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Ordinary Shares or Holdco Warrants issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

SECTION 8.02 SPAC Stockholders’ Meetings. SPAC shall call the SPAC Stockholders’ Meeting in accordance with the SPAC Organizational Documents and applicable Law for the purposes of voting upon the SPAC Proposals as promptly as practicable after the date on which the SEC has declared the Registration Statement effective for the purpose of voting solely upon the SPAC Proposals. SPAC shall consult with the Company in fixing the record date for the SPAC Stockholders’ Meeting and the date of the SPAC Stockholders’ Meeting, give notice to the Company of the SPAC Stockholders’ Meeting and allow the Company’s representatives and legal counsel to attend the SPAC Stockholders’ Meeting. Without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), the SPAC Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the SPAC Stockholders’ Meeting. SPAC shall include in the Proxy Statement/Prospectus the recommendation of the SPAC Board that the SPAC Stockholders vote in favor of the SPAC Proposals and shall otherwise use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders therefor. SPAC shall provide the Company with (a) updates with respect to the tabulated vote counts received by SPAC, (b) the right to demand postponement or adjournment of the SPAC Stockholders’ Meeting if, based on the tabulated vote count, SPAC will not receive the required approval of its stockholders of the SPAC Proposals; provided, however, that SPAC shall not be permitted to postpone the SPAC Stockholders’ Meeting more than the earlier of (i) five (5) Business Days prior to the Outside Date and (ii) ten (10) days from the date of the first SPAC Stockholders’ Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), and (c) the right to review and comment on all communication sent to SPAC Stockholders, holders of SPAC Warrants and/or proxy solicitation firms.

SECTION 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Merger Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; provided, that such access shall not unreasonably interfere with the business and operations of SPAC and the Company; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated August 21, 2020 (the “Confidentiality Agreement”), between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 8.04 Employee Benefits Matters.

(a) Holdco shall, or shall cause the Company, the Surviving Corporation and each of their respective subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) to receive credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement established or maintained by Holdco, the Company or the Surviving Corporation or any of their respective subsidiaries, other than any qualified or nonqualified defined benefit plan, for service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Holdco shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Holdco, the Company, the Surviving Corporation or any of their respective subsidiaries that cover the Continuing Employees or their dependents following the Closing and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare Plans in which such Continuing Employee participates immediately prior to the Closing to be taken into account under those health and welfare benefit plans of Holdco, the Company, the Surviving Corporation or any of their respective subsidiaries in which such Continuing Employee participates following the Closing for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Holdco shall, or shall cause the Company, the Surviving Corporation and each of their respective subsidiaries, as applicable, to honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b) The parties shall cooperate to establish an equity incentive plan for service providers of Holdco and its subsidiaries to be effective as of the Closing, which shall provide for an aggregate share reserve thereunder, together with the current share reserve underlying the Company Equity Plans (including any Company Equity Award issued thereunder), equal to ten percent (10%) of the Holdco Ordinary Shares and Holdco Warrants issued immediately following Closing.

(c) The aggregate amount of all bonuses and similar payments identified in clause (b) of the definition of Transaction Expenses payable to the employees identified in Section 1.01 of the Company Disclosure Schedule shall not exceed the Transaction Bonus Cap.

(d) Notwithstanding anything in this Section 8.04 to the contrary, nothing contained herein, whether express or implied, is or will be deemed to be an establishment, amendment or other modification of any Plan or any employee benefit plan, program, policy, agreement or arrangement of Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates, or shall prohibit or limit the right of Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan, program, policy, agreement or arrangement. The parties acknowledge and agree that all provisions contained in this Section 8.04 are included for their sole benefit, and that nothing in this Section 8.04, whether express or implied, shall (i) create any third party beneficiary or other rights in any other person, including any Continuing Employee, any participant in any Plan or employee benefit plan, program, policy, agreement or arrangement of Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates, or any dependent or beneficiary thereof, or (ii) any rights in such person to continued employment with Holdco, the Company, the Surviving Corporation and each of their respective subsidiaries or affiliates or to any particular term or condition of employment.

SECTION 8.05 Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted under applicable Law, the Holdco Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the SPAC Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (each such individual, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”) or SPAC, unless such modification shall be required by applicable Law. Holdco and the Company agree that with respect to the provisions of the articles, bylaws, limited liability company agreements or other equivalent organizational documents of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, managers, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) The Company shall obtain, fully pay the premium for, and maintain prior to the Closing a fully-paid “tail” insurance policy for a term of six (6) years from the Closing Date (the “D&O Tail Policy”, and the period for the D&O Tail Policy, the “Tail Period”) with terms and scope of coverage at least as favorable as the Company’s directors and officers insurance policy; provided, however, that nothing in this Section 8.05(b) shall relieve Holdco or the Company of its other obligations under this Section 8.05, or allow Holdco or the Company to delay its performance of its obligations under this Section 8.05 and otherwise to provide indemnification for or make any expense advances with respect to the expenses of any claim for indemnification by a D&O Indemnified Party. Holdco shall cause the Company to maintain the D&O Tail Policy in full force and effect, for the full term, and cause all obligations thereunder to be honored by the Company. Such D&O Tail Policy shall be non-cancellable and placed with the incumbent insurers using the policies that were in place as of the date of this Agreement (unless the incumbent insurers will not offer such policies in which case coverage for the Tail Period shall be placed with a substantially comparable insurer with the same or better terms, conditions, exclusions, retentions and limits of the expiring policies). The Company will instruct the insurers and their brokers that they may communicate directly with the D&O Indemnified Party(ies) regarding such claim, and Holdco and the Company will provide the D&O Indemnified Party(ies) a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request. The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 8.05(b) and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

(c) Prior to the Closing Date, Holdco shall purchase and maintain, for such periods as the Holdco Board shall in good faith determine, at its expense, insurance reasonable for Holdco, given its size and activities in an amount of coverage which is mutually agreed to by SPAC and the Company or, on an aggregate basis, a premium not to exceed an amount mutually agreed to by SPAC and the Company on behalf of any person who after the Closing is or was a director or officer of Holdco, or is or was serving at the request of Holdco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of Holdco, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

(d) In the event Holdco, the Company, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Holdco, the Company, the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.05.

SECTION 8.06 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this

Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail. The failure by the Company or SPAC to give notice under this Section 8.06 shall not be deemed to be a breach under this Section 8.06, unless such breach is knowing and in any event shall not give rise to any additional damages above and beyond the breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

SECTION 8.07 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will use reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 8.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Furthermore, nothing contained in this Section 8.08 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 8.09 Tax Matters.

(a) No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken)

(in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Exchanges and subsequent Merger from qualifying for the Intended Tax Treatment.

(b) Each Party agrees to act in good faith, consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that the Intended Tax Treatment is not correct. For the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting transactions hereunder pursuant to other applicable non-recognition provisions of the Code, including under Section 368 of the Code, to the extent any such position is not, in and of itself, conflicting with the qualification of the transactions contemplated hereby for the Intended Tax Treatment.

(c) Tax Covenants.

(i) The Parties agree that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(ii) From the date of this Agreement to the Merger Effective Time, (x) the Company shall and shall cause each of the Company Subsidiaries to, and (y) the SPAC shall:

(A) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(B) deliver drafts of such material Post-Signing Returns to the other party no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(C) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(D) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(E) promptly notify the other party of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such party or its subsidiaries in respect of any Tax matter.

(iii) Holdco acknowledges that any SPAC Stockholder who owns five percent (5%) or more of the ordinary shares of Holdco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Stockholder made following the Closing Date, Holdco shall (i) use reasonable best efforts to furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Stockholders.

(iv) Following the Closing Date, Holdco shall, or shall cause SPAC to, comply with the tax reporting obligations of Treasury Regulation 1.367(a)-3(c)(6).

(d) FIRPTA Certificate. At or prior to the Closing, SPAC shall deliver to Holdco (i) a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that SPAC is not, and has not been at any time during the five year period ending on the Closing Date, a

U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing SPAC shall mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).

(e) Transfer Taxes. Any Transfer Taxes incurred in connection with the Transactions shall be paid by SPAC.

SECTION 8.10 Stock Exchange Listing. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the Holdco Ordinary Shares and Holdco Warrants issuable in the Merger or the Exchanges and the Holdco Ordinary Shares that will become issuable upon the exercise of the Holdco Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

SECTION 8.11 Delisting and Deregistration. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Class A Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

SECTION 8.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, including the HSR Act and the Laws of any jurisdiction or Governmental Authority outside of the United States (“Antitrust Laws”), each party hereto agrees to promptly (but in no event later than fifteen (15) days after the date hereof) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under

Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. No party hereto shall permit any of its officers or any other Representatives or agents to participate in any pre-scheduled meeting with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other part in advance and, to the extent permitted by such Governmental Authority, gives the other party to attend and participate thereat.

(d) Nothing in this Agreement shall require SPAC or any of its affiliates to (i) proffer to, agree to or implement any changes, or restrictions on or other impairment of SPAC’s ability to use, own, operate or take any other actions with respect to any assets of SPAC, the Company or any of their respective affiliates or SPAC’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company and equity and debt securities held directly or indirectly by the Company or (ii) take any action to overturn, defend against or oppose any Governmental Authority to prohibit the Transactions or prevent consummation of the Transactions prior to the Outside Date.

SECTION 8.13 PCAOB Financials. The Company shall deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financials”) not later than thirty (30) days from the date hereof.

SECTION 8.14 PIPE Investment; PIPE Documents; Cooperation.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01, each of SPAC, the Company and Holdco shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that such Party or any of its Affiliates waive the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such Subscription Agreements at or prior to Closing. Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall give the other such Party, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if such Party does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements. SPAC, the Company or Holdco, as applicable, shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing. SPAC shall not amend, modify, waive or otherwise change any executed PIPE Documents without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) Following the date of this Agreement and prior to the Closing Date, SPAC may only, without the prior written consent of the Company, enter into a binding agreement or agreements with a financing source or sources relating to a PIPE transaction or transactions (such agreements, “PIPE Documents”) substantially identical, including with respect to price, to the form of the Subscription Agreements in an amount equal to any portion the SPAC or Holdco is notified that a PIPE Investor does not intend to perform its obligations.

SECTION 8.15 Exclusivity.

(a) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, but only to the extent not inconsistent with the fiduciary duties of the SPAC Board, (i) SPAC will not, and will direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer to a Competing Seller relating to a Competing SPAC Transaction or (B) participate in any negotiations with a Competing Seller relating to a Competing SPAC Transaction; (ii) SPAC will, and will cause its Representatives to, (A) terminate immediately any negotiations with any Competing Seller relating to a Competing SPAC Transaction and (B) promptly advise the Company in writing of any proposal regarding a Competing SPAC Transaction involving a Competing Seller that it may receive (it being understood that SPAC will not be required to inform the Company of the identity of the person making such proposal or the material terms thereof);

(b) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company and each Company Subsidiary will not, and will direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer from any person relating to a Competing Transaction, (ii) participate in any discussions or negotiations with any person regarding, or furnish or make available to any person any information relating to the Company or any Company Subsidiary with respect to, a Competing Transaction, other than to make such person aware of the provisions of this Section 8.15(b) or (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any person relating to a Competing Transaction.

SECTION 8.16 Trust Account. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 8.17 Termination of Existing Registration Rights Agreement. Prior to Closing, in connection with entry into the Registration Rights and Lock-Up Agreement, SPAC shall cause to be terminated all existing registration rights agreements entered into between SPAC and any other party, including the Sponsor but not including any PIPE Investors. No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

SECTION 8.18 Termination of Company Shareholders’ Agreement. Prior to Closing, the Company shall cause to be terminated the Company Shareholders’ Agreement. No parties to such terminated agreement shall have any further rights or obligations thereunder.

SECTION 8.19 EU Securities Regulation. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01(a), the parties shall not make any offer of securities in the European Union in connection with the Transactions other than in accordance with the provisions of the Prospectus Regulation. In the event that the parties, following consultation with their respective counsel, determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each party shall use its reasonable best efforts take such actions and do such things that such party (after consultation with counsel) deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for the Company to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation. Without limiting the generality of the foregoing, each of the parties shall use reasonable best efforts to cooperate with each other in good faith in taking any actions or preparing or delivering any documents or instruments pursuant to the preceding sentence and to furnish the others with such information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection the foregoing.

SECTION 8.20 Section 16. Prior to the Closing, the Holdco Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Holdco Ordinary Shares, or warrants to purchase Holdco Ordinary Shares upon exercise, redemption or conversion of the Holdco Warrants, pursuant to this Agreement or any other Transaction Document to any officer, director or shareholder (by reason of “director by deputization”) of the Company or Holdco who was, prior to the Second Exchange, a “covered person” of SPAC for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”), shall be an exempt transaction for purposes of Section 16.

ARTICLE IX.

CONDITIONS TO THE MERGER

SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Holdco and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Second Exchange Effective Time and at or prior to the Closing of the following conditions:

(a) SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(b) Holdco Requisite Approval. The Holdco Requisite Approval shall have been obtained and delivered to SPAC in a form and substance reasonably acceptable to SPAC.

(c) Holdco Auditor Reports. A Luxembourg independent statutory auditor (réviseur d’entreprises agréé) of Holdco shall have issued (i) prior to the First Exchange Effective Time, in accordance with the Preferred Shareholder Exchange Agreements, a report on the contributions in kind relating the Holdco Ordinary Shares Exchange Issuance with respect to the Company Preferred Shares prepared in accordance with article 420-10 of the 1915 Law (the “First Holdco Auditor Report”), (ii) at or before the Second Exchange Effective Time a report on the contributions in kind relating the Holdco Ordinary Shares Exchange Issuance with respect to the Company Ordinary Shares prepared in accordance with article 420-10 of the 1915 Law (the “Second Holdco Auditor Report”) and (iii) at or before the Merger Effective Time a report on the contributions in kind relating the Holdco Ordinary Shares Merger Issuance prepared in accordance with article 420-10 of the 1915 Law (the “Third Holdco Auditor Report”).

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(e) Antitrust Approvals and Waiting Periods. All waiting periods applicable to the consummation of the Transactions under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC and not withdrawn.

(g) Stock Exchange Listing. The Holdco Ordinary Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement shall have delivered, or cause to be delivered, copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(i) Nomination Agreement. All parties to the Nomination Agreement shall have delivered, or cause to be delivered, copies of the Nomination Agreement duly executed by all such parties.

SECTION 9.02 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Second Exchange Effective Time (except for the condition set forth in Section 9.02(f)) and at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.02 (Organizational Documents) Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement), Section 4.05 (No Conflict; Required Filings and Consents), Section 4.22 (Brokers) and Section 4.24 (Exchange Agreements) shall each be true and correct in all respects as of the Second Exchange Effective Time and the Closing Date as though made on the Second Exchange Effective Time and the Closing Date (as applicable) (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Second Exchange Effective Time and the Closing Date, as though made on and as of the Second Exchange Effective Time and the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Second Exchange Effective Time and the Closing Date (as applicable) or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(ii) The representations and warranties of each of Holdco and Merger Sub in Section 6.01 (Organization and Qualification; Subsidiaries), Section 6.03 (Capitalization), Section 6.04 (Authority Relative to this Agreement), Section 6.07(b) (Post-Closing Operations; No Prior Obligations of Holdco or Merger Sub) and Section 6.08 (Brokers) shall each be true and correct in all respects as of the Second Exchange Effective Time and the Closing Date as though made on the Second Exchange Effective Time and the Closing Date (as applicable) (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Merger Sub and Holdco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Second Exchange Effective Time and the Closing Date, as though made on and as of the Second Exchange Effective Time and the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Second Exchange Effective Time and the Closing Date (as applicable) or such earlier date), taken as a whole, would be materially adverse to Holdco or Merger Sub.

(b) Agreements and Covenants. The Company, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants (other than Section 7.01(c)) required by this Agreement to be performed or complied with by it on or prior to the Second Exchange Effective Time (except for those relating to the Merger) and the Merger Effective Time (including, for the avoidance of doubt and without limitation, Section 4.07(b) and Section 8.13); provided, that Holdco shall have performed or complied in all respects with the agreements and convents set forth in Section 7.01(c).

(c) Officer Certificate. (i) The Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated the date of the Second Exchange Effective Time, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) and (ii) the Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated the date of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and Second Exchange Effective Time and no Company Material Adverse Effect shall have occurred between the Second Exchange Effective Time and the Closing Date.

(e) First Exchange. All of the Company Preferred Shareholders shall have contributed their Company Preferred Shares in exchange for Holdco Ordinary Shares pursuant to the First Exchange, and each such Company Preferred Shareholder shall hold, and shall have held at all times between the First Exchange Effective Time and the Second Exchange Effective Time, the number of Holdco Ordinary Shares set forth on Section 2.01 of the Company Disclosure Schedule, and no Company Preferred Shareholder shall have breached, or defaulted on its obligations under, clause 3.1, clause 3.6, clause 3.7 or article 4 of such Company Preferred Shareholder’s Exchange Agreement.

(f) Second Exchange. The Company, the Company Ordinary Shareholders and Holdco shall have consummated the Second Exchange.

SECTION 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.11 (Brokers) shall each be true and correct in all respects as of the Second Exchange Effective Time and the Closing Date as though made on the Second Exchange Effective Time and the Closing Date (as applicable) (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Second Exchange Effective Time and the Closing Date, as though made on and as of the Second

Exchange Effective Time and the Closing Date (as applicable), except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Second Exchange Effective Time and Closing Date (as applicable) or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Second Exchange Effective Time (except those relating to the Merger) and the Closing Date.

(c) Officer Certificate. (i) SPAC shall have delivered to the Company a certificate, dated the date of the Second Exchange Effective Time, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) and (ii) SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Second Exchange Effective Time and no SPAC Material Adverse Effect shall have occurred between the Second Exchange Effective Time and the Closing Date.

(e) FIRPTA Tax Certificates. On or prior to the Closing Date, SPAC shall have delivered to the Company a properly executed certification that the shares of SPAC Common Stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(f) Available Net Cash. After giving effect to the exercise of the Redemption Rights and payments related thereto, SPAC shall have at least an aggregate of four hundred million dollars ($400,000,000) of cash held either in or outside the Trust Account, including the aggregate amount of any proceeds from the PIPEs consummated prior to, or as of, the Closing.

(g) Resignation. All officers and directors of SPAC shall have executed written resignations effective as of the Merger Effective Time.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Merger Effective Time shall not have occurred prior to 5:00 p.m. (New York time) on March 31, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting;

(e) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company, Holdco or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Holdco or Merger Sub, SPAC may not terminate this Agreement under this Section 10.01(e) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by SPAC to the Company;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company, Holdco or Merger Sub is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 10.01(f) for so long as SPAC continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by the Company to SPAC; or

(g) by SPAC upon any breach or default by any Company Shareholder of any of the transfer or voting provisions of any Exchange Agreement, or upon termination by a Company Shareholder of such Company Shareholder’s Exchange Agreement prior to the Merger Effective Time.

SECTION 10.02 Notice of Termination; Effect of Termination;.

(a) The Party seeking to terminate this Agreement pursuant to Section 10.01(b) shall provide written notice of termination to the other Parties in accordance with Section 11.01 specifying the reason for such valid termination, and any such termination in accordance with Section 10.01 shall be effective immediately upon delivery of such written notice to the other Parties.

(b) In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 10.02, Article XI, and any corresponding definitions set forth in Article I which provisions shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any willful and material breach of this Agreement.

SECTION 10.03 Expenses. In the event that this Agreement is terminated in accordance with Section 10.01 above, all Transaction Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by the Party incurring such Transaction Expenses; provided, that SPAC shall pay all fees and expenses incurred in connection with any filing under the HSR Act or other applicable Antitrust Laws. If the Transactions are consummated, subject to Section 3.01(a), Holdco shall bear the reasonable and documented Transaction Expenses of all of the parties.

SECTION 10.04 Amendment. This Agreement may be amended in writing by all Parties hereto at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.05 Waiver. At any time prior to the Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, Holdco or Merger Sub contained herein or in any document delivered by the Company, Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company, Holdco or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE XI.

GENERAL PROVISIONS

SECTION 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC:

CIIG Merger Corp.

40 West 57th Street, 29th Floor

New York, NY 10019

Attention: Gavin Cuneo; Peter Cuneo; Michael Minnick

Email: gavin@cuneoco.com; peter@cuneoco.com; mm@iigholdings.com with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1 Bryant Park

New York, NY 10036

Attention: Ackneil M. Muldrow III; Alice Hsu

Email: tmuldrow@akingump.com; ahsu@akingump.com

if to the Company, Holdco or Merger Sub:

Arrival S.à r.l.

1, rue Peternelchen

L-2370 Howald

Luxembourg

Attention: Daniel Chin

Email: chin@arrival.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

SECTION 11.02 Nonsurvival of Representations, Warranties and Covenants. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Merger Effective Time, except that (a) this Article XI shall survive the

Merger Effective Time and (b) this Section 11.02 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and the remedies that may be available under Section 11.10.

SECTION 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Grandy Duchy of Luxembourg, including the provisions relating to the Exchanges and the Exchange Agreements. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

SECTION 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CIIG MERGER CORP.

By	/s/ Michael Minnick
Name:	Michael Minnick
Title:	Chief Investment Officer

ARRIVAL S.À R.L.

By	/s/ Gilles Dusemon
Name:	Gilles Dusemon
Title:	Manager

By	/s/ Csaba Horvath
Name:	Csaba Horvath
Title:	Manager

ARRIVAL GROUP

By	/s/ Gilles Dusemon
Name:	Gilles Dusemon
Title:	Director

By	/s/ Csaba Horvath
Name:	Csaba Horvath
Title:	Director

ARSNL MERGER SUB INC.

By	/s/ Avinash Rugoobur
Name:	Avinash Rugoobur
Title:	President

[Signature Page to Business Combination Agreement]

Schedule A

Company Knowledge Parties

1.	Denis Sverdlov
2.	Avinash Rugoobur
3.	Mike Ableson
4.	Tim Holbrow
5.	Daniel Chin

Exhibit A

Registration Rights and Lock-Up Agreement

EXHIBIT A

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of              2021, is made and entered into by and among Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (the “Company”), and the undersigned parties listed on the signature page hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of November __, 2020 (the “BCA”), by and among the Company, CIIG Merger Corp., a Delaware corporation (“CIIG”), Arrival S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“Arrival”) and ARSNL Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, on or about the date hereof, Merger Sub will merge with and into CIIG (with CIIG being the surviving entity and a wholly-owned subsidiary of the Company) in exchange for CIIG’s shareholders receiving ordinary shares of the Company (the “Ordinary Shares”);

WHEREAS, the Company is a party to those certain Contribution and Exchange Agreements, dated as of November __, 2020 by and among the Company, Arrival and each of the Holders (the “Contribution and Exchange Agreements”), pursuant to which, on the terms and subject to the conditions set forth therein, the Holders (the “New Holders”) contributed their shares of Arrival to the Company in exchange for Ordinary Shares, with Arrival becoming a wholly-owned subsidiary of the Company following the consummation of such exchanges;

WHEREAS, CIIG and CIIG Management LLC (the “Founder”) are parties to that certain Registration Rights Agreement, dated as of December 12, 2019 (the “Prior Agreement”), which Prior Agreement will terminate with respect to the Founder and the other parties thereto upon execution of this Agreement.

WHEREAS, the Founder is acquiring Ordinary Shares (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the BCA, including the private placement warrants of CIIG) on or about the date hereof pursuant to the BCA.

WHEREAS, each of Blackrock Credit Alpha Master Fund, L.P. and HC NCBR Fund is a holder of the shares of Class B common stock of CIIG (each a “Class B Holder”) and are acquiring Ordinary Shares (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the BCA, including the private placement warrants of CIIG) on or about the date hereof pursuant to the BCA; and

WHEREAS, in connection with the transactions contemplated by the BCA and the Contribution and Exchange Agreements, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Ordinary Shares (or securities convertible or exchangeable for share of Ordinary Shares) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement); provided, however, that in no event shall the term “Affiliate” include any portfolio company of any Holder or their respective Affiliates (other than the Company).

“Agreement” shall have the meaning given in the Preamble.

“Aggregate Blocking Period” shall have the meaning given in Section 2.4.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“BCA” shall have the meaning given in the Recitals hereto.

“Change in Control” means the transfer (whether by tender offer, merger, share purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Claims” shall have the meaning given in subsection 4.1.1.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Contribution and Exchange Agreements” shall have the meaning given in the Recitals hereto.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall mean, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1 or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form F-1  Shelf” shall have the meaning given in subsection 2.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder” shall have the meaning given in the Recitals.

“Founder Lock-Up Period” shall have the meaning given in subsection 5.1.2.

“Holders” shall have the meaning given in the Preamble.

“Kinetik Lock-Up Period” shall have the meaning given in Section 5.1.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Minimum Amount” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Recitals.

“New Holders Lock-Up Period” shall have the meaning given in Section 5.1.1.

“Ordinary Shares” means the ordinary shares of the Company.

“Permitted Transferees” shall mean a person or entity to whom the Founder, the Class B Holder and the New Holders are permitted to Transfer such Registrable Securities prior to the New Holders Lock-up Period, Kinetik Lock-Up Period or the Founder Lock-up Period, as applicable, pursuant to Section 5.2 of this Agreement and any other applicable agreement between the Holders and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any Ordinary Shares issued to a Holder pursuant to the terms of the BCA (including the Ordinary Shares issued or issuable upon the exercise of any other equity security issued to a Holder pursuant to the terms of the BCA), and (b) any other equity security of the Company issued or issuable with respect to any such Ordinary Share referred to in the foregoing clause (a) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone, delivery and road show or other marketing expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by either (i) the majority-in-interest of the Demanding Holders (and any local or foreign counsel) initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), or (ii) of a majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company shareholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Subscription Agreements” shall mean those certain subscription agreements dated November __, 2020 by and between the Company, CIIG and certain subscribers to purchase shares of Class A common stock, par value $0.0001 per share, of CIIG.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 The Company shall, as soon as practicable, but in any event within thirty (30) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than ninety (90) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a shelf registration statement on Form F-1 (a “Form F-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available (including to use its best efforts to add Registrable Securities held by Permitted Transferees) or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 The Company shall use its best efforts to convert the Form F-1 Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form F-3 (a “Form F-3 Shelf”) as promptly as practicable after the Company is eligible to use a Form F-3 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $15,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering (the amount of Registrable Securities pursuant to the foregoing clause (a) or (b), as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Take Down Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three (3) days after receipt of any Shelf Take Down Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Any Shelf Underwritten Offering effected pursuant to this subsection 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2 hereof.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof, at any time and from time to time on or after the Closing Date, each of (a) the Founder (the “Founder Demanding Holder”), and (b) at least a majority in interest of the then-outstanding number of Registrable Securities held by the New Holders (the “New Demanding Holders,” together with the Founder Demanding Holders, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities on (i) Form F-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (ii) if available, Form F-3, which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, promptly following the Company’s receipt of a Demand Registration, notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4 below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than (1) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by the Founder and (2) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten offering initiated by the New Holders, in each case under subsection 2.1.3 or this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demand Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in its opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell for its own account and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to Section 2.3 and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering or a Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) filed pursuant to subsection 2.1.1, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than twenty (20) days (or, in the case of a Block Trade, three (3) business days) before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (B) such Holders’ rights under this Section 2.3 and (C) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (or in the case of a Block Trade, within two (2) business days) (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response noticed described in the foregoing sentence to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company shareholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company shareholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (a) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant Section 2.3 hereof, and (c) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

2.3.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2 if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Ordinary

Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Unwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Article II, the Holders shall provide written notice to the Company at least three (3) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and share price of such offering. Notwithstanding any other provision of this Agreement, in the event of a Block Trade in connection with the sale of Registrable Securities by a pledgee upon foreclosure of the Registrable Securities that were pledged as collateral for a loan, the Company shall not include any other Holders’ Registrable Securities on the Registration Statement or Prospectus with respect to such Block Trade.

2.6 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form F-3 filed pursuant to this Section 2 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall first be applied to holders other than the Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form F-1 or subsequent Registration Statement on Form F-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

In the case of a Form F-1 Shelf filed to register the resale of Removed Shares, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form F-3 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Holders be named as an “underwriter” therein, the Company shall use its best efforts to file a Form F-3 Shelf as promptly as practicable to replace the applicable Form F-1 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.7. Waiver. Notwithstanding anything in this Agreement to the contrary, unless the Company is notified in writing to the contrary by the Class B Holder, (A) each Class B Holder hereby waives any and all rights (i) to receive notice of a Demand Registration relating to any Underwritten Offering as provided for in this Section 2 or (ii) to participate in any such Underwritten Offering, and (B) the Company hereby agrees not to notify any Class B Holder of any Underwritten Offering or provide any Class B Holder with any information relating thereto.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed no later than the effective date of such Registration Statement;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.9 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.10 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, and not to file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;

3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;

3.1.12 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.16 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, including causing the officers and directors of the Company to enter into customary “lock-up agreements,” in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Participation in Underwritten Offerings.

3.3.1 No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12)-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:

3.5.1 the Company will not file any Registration Statement or Prospectus included therein with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld;

3.5.2 at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and

3.5.3 promptly following the effectiveness of the shelf registration statement required by subsection 2.1.1 (and in any event within three (3) business days from such effectiveness), the Company shall cause the transfer agent to remove any restrictive legends (including any electronic transfer restrictions) from any Ordinary Shares held by such Holder and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, shareholders or members, employees, agents, investment advisors and each person who controls such Holder (within the meaning of the Securities Act and Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement, the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act and Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company and the Company shall use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this subsection 4.1.2, and, if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder of Registrable Securities to provide additional indemnification, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, shareholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

4.1.6 The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

ARTICLE V

LOCK-UP

5.1 Transfer Restrictions.

5.1.1 Except as permitted by Section 5.2, (i) the New Holders shall not Transfer any Ordinary Shares beneficially owned or owned of record by the such Holder until the earlier of (A) the date that is 180 days from the date hereof, which, for the avoidance of doubt, shall not be a date prior to the consummation of CIIG’s initial business combination, (B) the last consecutive trading day where the sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof and (C) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Ordinary Shares for cash, securities or other property (the “New Holders Lock-up Period”) and (ii) except as provided in Section 5.1.1(i)(C), until December 31, 2022, Kinetik S.a.r.l. shall maintain beneficial ownership of at least 50% of the outstanding voting securities of the Company (the “Kinetik Lock-Up Period”). For the avoidance of doubt, the New Holders Lock-up Period and Kinetik Lock-Up Period shall not apply to (i) any Ordinary Shares that were previously shares of Class A common stock of CIIG, (ii) any Ordinary shares underlying the warrants of CIIG or Holdco, or (iii) any Ordinary Shares acquired in the open market.

5.1.2 Except as permitted by Section 5.2, the Founder and the Class B Holder shall not Transfer any Ordinary Shares, which were previously shares of Class B common stock of CIIG, beneficially owned or owned of record by the Founder or the Class B Holder, as applicable, until the earliest of: (i) the date that is one (1) year from the date hereof, (ii) the last consecutive trading day where the sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof, or (iii) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Ordinary Shares for cash, securities or other property (the “Founder Lock-up Period”). For the avoidance of doubt, the Founder Lock-Up Period only applies to such Ordinary Shares which were previously the 6,468,750 shares of Class B common stock of CIIG, and does not apply to (i) any Ordinary Shares underlying any of the 7,175,000 private placement warrants issued to the Founder and Class B Holders, (ii) any Ordinary Shares that were previously shares of Class A common stock of CIIG, (iii) any Ordinary shares underlying the public warrants of CIIG, (iv) any Ordinary Shares acquired through a PIPE transaction or (v) any Ordinary Shares acquired in the open market.

5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to Ordinary Shares acquired by the undersigned in open market transactions;

5.2.2 Transfers of Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares as a bona fide gift or gifts, or to a charitable organization;

5.2.3 Transfers of Ordinary Shares to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4 if the undersigned is an individual, Transfers by will or intestate succession upon the death of the undersigned;

5.2.5 the Transfer of Ordinary Shares by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (ii) distributions of Ordinary Shares to its partners, limited liability company members, equity holders or shareholders of the undersigned;

5.2.7 Transfers (i) to the Company or the Company’s officers, directors or their affiliates and (ii) to the officers, directors or affiliates of the undersigned;

5.2.8 in the case of the Class B Holders, to the Class B Holders’ affiliates, or any investment fund or other entity controlled or managed by Class B Holders, or to any investment manager or investment advisor of the Class B Holders or an affiliate of any such investment manager or investment advisor;

5.2.9 bona fide pledges of Ordinary Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder, provided that the aggregate number of Ordinary Shares that can be pledged by any Holder cannot exceed 25% of the total Ordinary Shares beneficially owned by such Holder; provided, further, that any Holder who is subject to any pre-clearance and trading policies of the Company must also comply with any additional restrictions on the pledging of Ordinary Shares imposed on such Holder by the Company’s policies.

5.2.10 pursuant to a bona fide third-party tender offer, merger, share sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Ordinary Shares subject to this Agreement shall remain subject to this Agreement;

5.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares during the Founder Lock-up Period, New Holders Lock-up Period and Kinetik Lock-Up Period, as applicable; and

provided, that in the case of any Transfer or distribution pursuant to subsections 5.2.2 through 5.2.8, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 1, rue Petemelchen, L-2370 Howald, Luxembourg, Attention: Daniel Chin, chin@arrival.com, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Prior to the expiration of the Founder Lock-up Period, New Holders Lock-up Period or Kinetik Lock-Up Period, as applicable, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except as permitted in Section 5.2 of this Agreement.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 6.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Ordinary Shares, in a manner that is adverse and different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.6 Other Registration Rights. Other than pursuant to the terms of the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.7 Term. This Agreement shall terminate upon the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Arrival Group

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

FOUNDER:

CIIG MANAGEMENT LLC

By:
	Name:	Gavin Cuneo
	Title:	Managing Member

[Signature Page to Registration Rights Agreement]

CLASS B HOLDERS :

Blackrock Credit Alpha Master Fund, L.P.

By:
Name:
Title:

HC NCBR Fund

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

NEW HOLDERS:

By:
Name: Title:

By:
Name:
Title:

By:
Name:
Title:

By:
Name: Title:

[Signature Page to Registration Rights Agreement]

Exhibit B

Amended and Restated Holdco Organizational Documents

Arrival Group

CHAPTER I. FORM, NAME, REGISTERED OFFICE, PURPOSE, DURATION

Article 1. Form, Name

A société anonyme (the “Company”) is governed by the laws of the Grand Duchy of Luxembourg, in particular the law of 10 August 1915 on commercial companies, as amended (the “Laws”) and by these articles of association (the “Articles of Association”).

The Company exists under the name of “Arrival”.

Article 2. Registered Office

The Company will have its registered office in the municipality of Hesperange.

The registered office may be transferred to any other place within the Grand Duchy of Luxembourg by a resolution of the Board of Directors (as defined below). The Board of Directors shall arrange that the Articles of Association are amended to reflect such transfer.

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the Board of Directors.

In the event that, in the view of the Board of Directors, extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with this office or between this office and persons abroad, the Company may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. These temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the Laws. These temporary measures will be taken and notified to any interested parties by the Board of Directors.

Article 3. Purpose

The purpose of the Company is the acquisition, holding and disposal of interests in any form whatsoever in Luxembourg and/or in foreign companies and undertakings, as well as the administration, development and management of such interests.

The Company may provide loans and financing in any other kind or form, or grant guarantees or security in any other kind or form, for the benefit of the companies and undertakings forming part of the group of which the Company is a member.

The Company may also invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

The Company may borrow in any kind or form and issue bonds, notes or any other debt instruments as well as warrants or other share subscription rights.

In a general fashion, the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its purpose.

Article 4. Duration

The Company is formed for an unlimited duration.

A42915260

A-1

CHAPTER II. CAPITAL, SHARES

Article 5. Share Capital

The share capital of the Company is set at [_____] (EUR [_____].-) divided into [_____] ([_____]) shares, with a nominal value of ten euro cents (EUR 0.10) each (any share in the Company, a “Share”).

In addition to the share capital, a premium account may be established to record any premium paid on any Share in addition to its nominal value. The premium account shall constitute a distributable reserve and may notably be used for the payment of the price for any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Distributable reserve accounts may be established to record contributions to the Company made by existing shareholders without issuance of Shares. Any such reserve shall constitute a distributable reserve and may notably be used to provide for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Article 6. Authorised Capital – Free Shares

The authorised capital of the Company (including the issued share capital) is set at two hundred seventy million euro (EUR 270,000,000) divided into two billion seven hundred million (2,700,000,000) Shares with a nominal value of ten euro cents (EUR 0.10) each.

The Board of Directors is authorised, up to the maximum amount of the authorised capital, to (i) increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on the Company or in any other manner for any reason whatsoever including (ii) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorised capital under the terms and conditions of warrants (which may be separate or linked to Shares, bonds, notes or similar instruments issued by the Company), convertible bonds, notes or similar instruments; (iii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iv) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments.

The Board of Directors may authorise any person to accept on behalf of the Company subscriptions and receive payment for Shares or instruments issued under the authorised capital.

The Board of Directors is further authorised to make an allotment of existing or newly issued shares without consideration to the following persons:

(a)	employees of the Company or certain categories amongst those;

(b)	employees of companies or economic interest grouping in which the Company holds directly or indirectly at least fifty per cent (50%) of the share capital or voting rights;

(c)

employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of the Company;

(d)	members of the corporate bodies of the Company or of the companies or economic interest grouping listed in point (b) to (c) above or certain categories amongst those.

A42915260

A-2

The above authorisations are valid for a period ending five (5) years after the date of the deed of incorporation of the Company. The above authorisations may be renewed, increased or reduced by a resolution of the General Meeting voting with the quorum and majority rules set for the amendment of the Articles of Association. The shares to be issued upon exercise or conversion of any warrants (which may be separate or linked to Shares, bonds, notes or similar instruments issued by the Company), convertible bonds, notes or similar instruments may be issued beyond the initial authorized capital period of five (5) years as long as such instruments were issued within the relevant initial authorized capital period of five (5) years.

Following each increase of the issued share capital in accordance with this article 6, article 5 will be amended so as to reflect the capital increase. Any such amendment will be recorded in a notarial deed upon the instructions of the Board of Directors or of any person duly authorised by the Board of Directors for this purpose.

Article 7. Increase and Reduction of Capital – Acquisition of own Shares

The share capital and/or authorised capital of the Company may be increased or reduced by a resolution of the General Meeting adopted in compliance with the quorum and majority rules set for the amendment of the Articles of Association.

The new shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the statutory preferential subscription rights (“PSRs”) shall be exercised (the “Subscription Period”) and the PSRs shall be freely negotiable during the Subscription Period. If, at the end of the Subscription Period, not all PSRs have been exercised, the PSRs shall immediately lapse and the Board of Directors may decide that any person (including third parties) may participate in the capital increase by subscribing to the shares which have not been subscribed through the exercise of PSRs during the Subscription Period.

Notwithstanding the above, the Board of Directors, within the limit of the authorisation under article 6 or, the General Meeting, voting in compliance with the quorum and majority rules set for any amendment of the Articles of Association may limit or withdraw the PSRs.

The Company may acquire or repurchase Shares.

Article 8. Shares

8.1	Each Share entitles to one (1) vote.

8.2

A shareholder may individually undertake not to exercise, permanently or temporarily, all or part of its voting rights. Such a waiver binds the relevant shareholder and the Company as from its notification to the Company.

8.3	The rights and obligations attached to all Shares shall be identical except to the extent otherwise provided by the Articles of Association or by the Laws.

8.4	The co-owners of Shares must be represented towards the Company by one (1) joint representative, whether appointed amongst them or not.

8.5	The Shares will be in the form of registered shares only.

8.6

A register of shares shall be kept by the Company at its registered office, where it shall be available for inspection by any shareholder. This register shall contain the precise designation of each shareholder and the indication of the number of Shares held, the indication of the payments made on the Shares as well as the

A42915260

A-3

transfers of Shares and the dates thereof. Ownership of shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 8.8, in such separate register(s).

8.7

The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The Board of Directors may however impose transfer restrictions for Shares in compliance with the requirements of the jurisdiction applicable to the shares at that time. A transfer to the register kept at the Company’s registered office may always be requested.

8.8

Subject to the provisions of Articles 8.10 and 8.11, the Company may consider the person in whose name the Shares are registered in the register of shareholders as the full owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

8.9

The Shares may be held by a holder through a securities settlement system or a Depositary (as this term is defined below). The holder of Shares held in such fungible securities accounts has the same rights and obligations as if such holder held the Shares directly. The Shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

8.10

All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with this Article 8.9 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to this Article 8.10.

8.11

Where Shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to hereinafter as a “Depositary”), the Company – subject to having received from the Depositary a certificate (or such other document as accepted by the Company) in proper form – will permit the Depositary of such book-entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book-entry interests for purposes of this Article 8 of the present articles of association. The Board of Directors may determine the formal requirements with which such certificates (or such other document as accepted by the Company) must comply and the exercise of the rights in respect of such shares may in addition be subject to the internal rules and procedures of the securities settlement system.

8.12

Any person who is required to report ownership of Shares on Schedule 13D or 13G pursuant to Rule 13d-1 or changes in such ownership pursuant to Rule 13d-2, each as promulgated by the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, must notify the Company’s Board of Directors promptly following any reportable acquisition or disposition, and in no event

A42915260

A-4

later than the filing date of such Schedule 13D or 13G, of the proportion of Shares held by the relevant person as a result of the acquisition or disposal.

Article 9. Transfer of Shares

The Shares are freely transferable in accordance with the provisions of the Law, subject to any contractual restrictions or restrictions on transfer under applicable securities laws of any jurisdiction to which the Shares are subject.

Without prejudice to the conditions for transfer by book entries provided for in Article 8.10 of these Articles of Association, any transfer of Shares will be registered in the register of shares by a declaration of transfer entered into the register of shares, dated and signed by the transferor and the transferee or by their representative(s) as well as in accordance with the rules on the transfer of claims laid down in article 1690 of the Luxembourg Civil Code. Furthermore, the Company may accept and enter into the register of shares any transfer referred to in any correspondence or other document recording the consent of the transferor and the transferee.

Ownership of a Share carries implicit acceptance of the Articles of Association and of the resolutions validly adopted by the General Meeting.

A transfer of Shares in breach of provisions of the Articles of Association shall be null and void.

Article 10. Incapacity, Death, Suspension of Civil Rights, Bankruptcy or Insolvency of a shareholder

The incapacity, death, suspension of civil rights, bankruptcy, insolvency, liquidation, or any other similar event affecting one or more shareholder(s) does not put the Company into liquidation.

CHAPTER III. BOARD OF DIRECTORS, AUDITORS

Article 11. Board of Directors

The Company shall be managed by a board of directors (the “Board of Directors”).

The Board of Directors shall be composed of not less than six (6) members (the “Directors”), who may but do not need to be shareholders of the Company themselves.

If and as long as the Company has only one (1) shareholder, the Board of Directors may comprise one (1) Director only.

Each Director will be appointed by the General Meeting. The General Meeting shall determine the number of Directors. The resolutions of the General Meeting approving the appointment of a Director shall require a separate vote for each individual candidate Director.

The Board of Directors shall qualify the Directors as a class A Director (the “Class A Director”), a class B Director (the “Class B Director”) or a class C Director (the “Class C Director”), with the number of Directors in each class to be divided as nearly equal as reasonably possible.

The mandate of the first appointed Class A Directors will terminate at the annual general meeting of shareholders of the Company approving the annual accounts for the financial year ended in 2021.

The mandate of the first appointed Class B Directors will terminate at the annual general meeting of shareholders of the Company approving the annual accounts for the financial year ended in 2022.

A42915260

A-5

The mandate of the first appointed Class C Directors will terminate at the annual general meeting of shareholders of the Company approving the annual accounts for the financial year ended in 2023.

The duration of the mandate of any Directors subsequently appointed shall be determined (i) so as not to exceed the date of the annual general meeting of shareholders of the Company approving the annual accounts of the 3rd financial year following their appointment and (ii) so as to ensure that the mandate of all the Directors of the same class end on the same date and that a different full class of Directors be fully renewed at each annual general meeting of shareholders of the Company.

Each Director is eligible for re-appointment for successive terms and may be removed at any time, with or without cause by a resolution of the General Meeting.

In the event of a vacancy on the Board of Directors, the remaining Directors may elect by co-optation a new Director to fill such vacancy until the next General Meeting, which shall ratify such co-optation or elect a new Director instead.

Article 12. Powers of the Board of Directors

The Board of Directors is vested with the broadest powers to perform all acts necessary or useful to accomplish the Company’s purpose.

All powers not expressly reserved by the Articles of Association or by the Laws to the General Meeting or to the Auditor(s) (as defined below) shall be within the competence of the Board of Directors.

Article 13. Delegation of Powers - Representation of the Company

The Board of Directors may delegate the daily management of the Company and the representation of the Company for that daily management to one or more persons or committees of its choice.

The Board of Directors may create one or several committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the Board of Directors. The Board of Directors shall be in charge of the supervision of the activities of the committee(s).

The Board of Directors may also grant other special powers of attorney or entrust permanent or temporary tasks to one or more persons of its choice. Such persons shall exercise the tasks entrusted to them under the supervision of the Board of Directors.

The remuneration and other benefits granted to the person(s) to whom the daily management has been delegated must be reported annually by the Board of Directors to the General Meeting.

The Company will be bound towards third parties by the individual signature of the sole Director or by the joint signatures of any three (3) Directors.

The Company will further be bound towards third parties by the joint signatures or single signature of any person(s) to whom the daily management of the Company has been delegated, for that daily management, or by the joint signatures or sole signature of any person(s) to whom any special power of attorney has been granted, but only within the limits of that special power of attorney.

Article 14. Meetings of the Board of Directors

The Board of Directors may appoint from among its members a chairperson (the “Chairperson”).

A42915260

A-6

The Board of Directors will meet upon call by the Chairperson or by any Director in accordance with the provisions of this article 14.

The Chairperson will preside over all meetings of the Board of Directors, except that in the absence of the Chairperson, the Board of Directors may appoint another Director as chairperson for the relevant meeting by a majority of the votes of the Directors present or represented at such meeting.

Except in case of urgency or with the prior consent of all those entitled to attend, which consent shall be recorded in the minutes of the meeting at least forty-eight (48) hours’ written notice of meetings of the Board of Directors shall be given in writing and transmitted by any means of communication allowing for the transmission of a written text. Any such notice shall specify the time and the place of the meeting, as well as the agenda and the nature of the business to be resolved upon. The notice may be waived by properly documented consent of each Director which consent shall be recorded in the minutes of the meeting. No separate notice is required for meetings held at times and places specified in a time schedule previously adopted by resolution of the Board of Directors.

The meetings of the Board of Directors shall be held in Luxembourg or at such other place as the Board of Directors may from time to time determine.

Any Director may be represented at any meeting of the Board of Directors by appointing in writing, transmitted by any means of communication allowing for the transmission of a written text, another Director as his proxy. Any Director may represent one or more Directors.

The quorum for a valid meeting of the Board of Directors shall be the presence or the representation of at least half (1/2) of the Directors.

When the rules of a foreign stock exchange require that, at least once a year, only independent directors of the Company may hold a meeting of the Board of Directors, the quorum required for a meeting of the Board of Directors can be disregarded and the independent directors must all be present or represented at such meeting. The independent directors may appoint a chairman pro tempore at such meetings.

Resolutions of the Board of Directors in a meeting will be taken by a majority of the votes of the Directors present or represented at such meeting. The Chairperson shall have no casting vote in case of a tie.

Directors may participate in a meeting by conference call, videoconference or any other similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other on a continuous basis. A meeting held using such means of communication is deemed to have taken place at the Company’s registered office.

A written resolution, signed by all the Directors and transmitted by any means of communication allowing for the transmission of a written text, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a resolution may be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors. A written resolution passed in this way is deemed to have been taken at the Company’s registered office.

Article 15. Resolutions of the Board of Directors

The resolutions of the Board of Directors shall be recorded in writing.

The minutes of any meeting of the Board of Directors will be signed by the Chairperson or the chairperson of the meeting or by any three (3) Directors.

A42915260

A-7

Copies or extracts of written resolutions or minutes, to be produced in judicial proceedings or otherwise, may be signed by the sole Director or by any three (3) Directors acting jointly.

In case of a sole Director, resolutions shall be documented in writing and signed by the sole Director.

Article 16. Management Fees and Expenses

Subject to approval by the General Meeting, Directors may receive a management fee for their management of the Company and may, in addition, be reimbursed for all other expenses whatsoever incurred by the relevant Director in relation to the management of the Company.

Article 17. Conflicts of Interest

If any Director has or may have a direct or indirect financial interest in any transaction which requires the approval of the Board of Director(s), that Director shall disclose that interest to the Board of Directors and shall not take part of any deliberation or vote on any such transaction.

Such transaction and such Director’s interest shall be disclosed in a special report to the next General Meeting before any resolution is passed.

In case of a sole Director, record is kept in writing of the transactions where the sole Director has such direct or indirect financial interest.

Where, due to a conflict of interests, the number of Directors required to be present or represented for a valid quorum is not reached, the Board of Directors may defer the decision to the General Meeting.

The foregoing paragraphs do not apply if the relevant transaction falls within the ordinary course of business of the Company and is entered into at arm’s length under market conditions.

No transaction between the Company and any other party shall be affected or invalidated by the mere fact that a Director (or any one of its directors, managers, officers or employees) is a director, manager, associate, member, shareholder, officer or employee of that other party. Any person related as described above to any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation, be automatically prevented from considering, voting or acting upon any matters with respect to such contract or other business.

The provisions of this article apply mutatis mutandis to the persons to whom the Board of Directors has delegated the daily management of the Company, except that in case the Board of Directors has delegated the daily management of the Company to a single person, the decision shall be deferred to the Board of Directors.

Article 18. Directors’ Liability; Indemnification

Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in below and mandatory provisions of law, every person who is, or has been, a Director or officer of the Company (and his or her heirs, executors and administrators) shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be

A42915260

A-8

indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification shall be provided to any Director, officer or shareholder (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

Article 19. Confidentiality

Even after cessation of their mandate or function, any Director, as well as any person who is invited to attend a meeting of the Board of Directors, shall not disclose information on the Company, the disclosure of which may have adverse consequences for the Company, unless such divulgation is required (i) by a legal or regulatory provision applicable to sociétés anonymes or (ii) for the public benefit.

Article 20. Auditors

The auditing of the Company may be entrusted to one or several auditors (commissaires) (the “Auditors”).

When so required by the Laws, the auditing of the Company must be entrusted to one or several approved statutory auditors (réviseurs d’entreprises agréés) (“Réviseurs”). When a Réviseur is appointed, no Auditor needs to be appointed.

The Auditors or Réviseurs, if any, will be appointed by the General Meeting, which will determine the number of Auditors or Réviseurs and the duration of their mandate. Each of them is eligible for re-appointment. Unless otherwise provided by the Laws, they may be removed at any time, with or without cause, by a resolution of the General Meeting.

CHAPTER IV. GENERAL MEETING

Article 21. Powers of the General Meeting

The general meeting of shareholders (the “General Meeting”) shall have such powers as are vested in it pursuant to the Articles of Association and the Laws.

Article 22. Annual General Meeting

An annual General Meeting shall be held in the Grand Duchy of Luxembourg within six (6) months of the end of the preceding financial year, except for the first annual General Meeting which may be held within eighteen (18) months from incorporation.

A42915260

A-9

Article 23. Other General Meetings

The Board of Directors or the Auditor(s) (if any) may convene General Meetings (in addition to the annual General Meeting). Such meetings must be convened if shareholders representing at least ten per cent (10%) of the Company’s share capital so require.

General Meetings, including the annual General Meeting, will be held at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg, and may be held abroad if, in the judgement of the Board of Directors, circumstances of force majeure so require.

Article 24. Notice of General Meetings

The shareholders shall meet in a General Meeting upon issuance of a convening notice in accordance with the Laws which shall specify the time and the place of the General Meeting as well as the agenda and the nature of the business to be resolved upon at the relevant General Meeting. The agenda for a General Meeting shall also describe any proposed changes to the Articles of Association and, if applicable, set out the text of those changes affecting the purpose or form of the Company. If the Shares are listed on a foreign stock exchange, the requirements of such foreign stock exchange applicable to the Company shall additionally be complied with.

If the Shares are listed on a foreign stock exchange, all shareholders of the Company (for the avoidance of doubt, including any registered shareholder, any Depositary and, without prejudice to any requirements as set out in any other provision of these Articles of Association, any Holder) are entitled to be admitted to any General Meeting, provided, however, that the Board of Directors may determine a date and time preceding the General Meeting as the record date for admission to such meeting, which may not be less than five (5) calendar days before the date of such meeting (the “Record Date”).

Shareholders holding individually or collectively at least ten (10) per cent of the issued share capital of the Company, may request the addition of one or several new items on the agenda of the General Meeting. This right shall be exercised upon request of the shareholders in writing submitted to the Company by registered letter at the address of the registered office of the Company. The requests shall include the details requested in the convening notice. The requests from the shareholders shall be received by the Company no later than five (5) calendar days before the General Meeting.

Article 25. Attendance - Representation

Each shareholder is entitled to attend and speak at any General Meeting.

A shareholder may be represented at any General Meeting by another person (who does not need to be a shareholder) appointed in writing (transmitted by any means of communication allowing for the transmission of a written text) as a proxyholder by the shareholder. A proxyholder may represent more than one (1) shareholder.

Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting. A General Meeting held in this way is deemed to have taken place at the Company’s registered office.

Article 26. Proceedings

Any General Meeting shall be presided over by the Chairperson or, in the absence of the Chairperson, by a person designated by the Board of Directors or, in the absence of such designation, by a resolution of the General Meeting.

A42915260

A-10

The chairperson of the General Meeting shall appoint a secretary.

By resolution of the General Meeting one (1) scrutineer shall be appointed from the persons attending the General Meeting.

The chairperson, the secretary and the scrutineer together form the board of the relevant General Meeting.

In connection with each General Meeting, the Board of Directors is authorized to provide such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the Board of Directors deems appropriate.

Except to the extent inconsistent with the rules and conditions as adopted by the Board of Directors, the person presiding over the General Meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:

(a)	determining the order of business for the meeting;

(b)	rules and procedures for maintaining order at the meeting and the safety of those present;

(c)

limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted attorneys or such other persons as the person presiding over the meeting shall determine;

(d)	restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(e)	limitations on the time allotted to questions or comments by participants.

Article 27. Adjournment

Without limiting the generality of article 26 and irrespective of the agenda, the Board of Directors may adjourn any General Meeting in accordance with the formalities and time limits stipulated for by the Law.

Such adjournment automatically cancels any resolution already adopted prior thereto.

The adjourned General Meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

Article 28. Voting at General Meetings

An attendance list indicating the name of each shareholder and the number of Shares for which he votes is signed by or on behalf of each shareholder present or represented by proxy, prior to the start of the General Meeting.

The Board of Directors may in its sole discretion authorize each shareholder to vote at a General Meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or to the address specified in the convening notice. Subject to such authorization by the Board of Directors, the shareholders may only use voting forms provided by the Company which contain at least the date, place and time of the meeting, the agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing for a vote for or against that resolution or an abstention. the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three boxes allowing the shareholder to vote in favor thereof, against,

A42915260

A-11

or abstain from voting by ticking the appropriate box. For the avoidance of doubt, shareholders may not vote by voting forms where the Board of Directors has not authorized such voting method for a given General Meeting.

Voting forms which, for a proposed resolution, do not show (i) a vote in favor of the proposed resolution, (ii) a vote against the proposed resolution or (iii) an abstention from voting on the proposed resolution, are void with respect to such resolution. If a shareholder votes by means of a voting form, the voting form shall be deposited at the registered office of the Company or with an agent of the Company duly authorized to receive such voting forms. The Company shall only take into account voting forms received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.

If a shareholder votes by means of proxy, the proxy shall be deposited at the registered office of the Company or with an agent of the Company duly authorized to receive such proxies. The Company shall only take into account proxies received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the proxies.

A holder of Shares held through the operator of a securities settlement system or with a Depositary wishing to attend a General Meeting must provide the Company with a certificate issued by such operator or Depositary certifying the number of Shares recorded in the relevant account on the Record Date. Such certificate must be provided to the Company no later than three (3) business days prior to the date of such general meeting. If such holder of shares votes by means of a proxy, article 28 of these Articles of Association shall apply.

Resolutions the adoption of which is not subject to the quorum and the majority requirements for an amendment of the Articles of Association, shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes cast.

For resolutions the adoption of which is subject to the quorum and majority requirements for an amendment of the Articles of Association, the quorum shall be at least one half (1/2) of all the Shares issued and outstanding and the resolutions shall be adopted by a two thirds (2/3rds) majority of the votes cast. If the said quorum is not reached at a first meeting, a second meeting may be convened and resolutions shall be adopted, irrespective of the number of Shares represented, by a two thirds (2/3rds) majority of the votes cast.

Article 29. Minutes

The minutes of a General Meeting shall be signed by the members of the board of that General Meeting and may be signed by or on behalf of any shareholders, who so request.

CHAPTER V. FINANCIAL YEAR, FINANCIAL STATEMENTS, DISTRIBUTION OF PROFITS

Article 30. Financial Year

The Company’s financial year begins on the first day of January and ends on the last day of December of each calendar year.

Article 31. Adoption of Financial Statements

After the end of each financial year, the Board of Directors draws up the annual financials statements of the Company in accordance with the Laws.

The annual statutory and/or consolidated financial statements are submitted to the General Meeting for approval.

A42915260

A-12

Each shareholder or his representative may also peruse the financial statements of the Company at the registered office of the Company.

Article 32. Distribution of Profits

From the annual net profits of the Company, at least five per cent (5%) shall each year be allocated to the reserve required by Laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to ten per cent (10%) of the amount of the share capital of the Company.

The General Meeting shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve in accordance with the previous paragraph, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholder(s), each Share entitling to the same proportion in such distributions.

Subject to the provisions of the Laws and in compliance with the provisions in the previous two paragraphs, the Board of Directors may resolve that the Company pays out an interim dividend to the shareholders. The Board of Directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and the Articles of Association.

CHAPTER VI. DISSOLUTION, LIQUIDATION

Article 33. Dissolution, Liquidation

The Company may be dissolved by a resolution of the General Meeting adopted in compliance with the quorum and majority rules set for any amendment of the Articles of Association.

Should the Company be dissolved, the liquidation will be carried out by the Board of Directors or such other person(s) (who may be physical persons or legal entities) appointed by the General Meeting. The General Meeting shall also determine the powers and the compensation (if any) of those other person(s).

After settlement of all the debts and liabilities of the Company, including the expenses of liquidation, the net liquidation proceeds shall be distributed to the shareholder(s) in compliance with the same preference as set out for dividend distributions.

In case the Company has only one (1) shareholder, it may also be dissolved without liquidation in accordance with article 1865bis of the Luxembourg Civil Code.

CHAPTER VII. APPLICABLE LAW

Article 34. Applicable Law

All matters not governed by the Articles of Association shall be determined in accordance with the Laws.”

A42915260

A-13

Exhibit C

Directors and Officers of Holdco and Company and the Surviving Corporation

Company Directors [to be determined by the Company]	Company Officers [to be determined by the Company]

Holdco Directors

1.  [to be nominated by the Company]

2.  [to be nominated by the Company]

3.  [to be nominated by the Company]

4.  [to be nominated by the Company]

5.  Gilles Dusemon

6.  Thomas Schemera (to be appointed to the same class of directors as the initial director nominated by SPAC (the “SPAC Nominee”) is appointed or to another class of directors whose term will terminate at an annual general meeting of shareholders of the Company subsequent in time to the expiration of the term of the SPAC Nominee)

7.  Peter Cuneo

Holdco Officers [to be the current management of the Company]

Surviving Corporation Directors [to be determined by the Company]	Surviving Corporation Officers [to be determined by the Company]

Exhibit D

Form of Nomination Agreement

NOMINATION AGREEMENT

This NOMINATION AGREEMENT, dated as of ________________, 2021 (this “Agreement”), is entered into by and among Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B248209 (the “Company”), and Kinetik S.à r.l. a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B191311 (the “Shareholder”).

WHEREAS, the Company has consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Business Combination Agreement (the “Business Combination Agreement”), dated as of November ___, 2020, by and among the Company, CIIG Merger Corp., a Delaware corporation (“CIIG”), Arrival S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B200789 (“Arrival”), and ARSNL Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, Merger Sub merged with and into CIIG (with CIIG being the surviving entity and a wholly-owned subsidiary of the Company) in exchange for CIIG’s shareholders receiving ordinary shares of the Company (the “Ordinary Shares”);

WHEREAS, in its capacity as the holder of a majority of the outstanding equity interests of Arrival prior to the consummation of the Transactions, the Shareholder desires that, after giving effect to the Transactions, it will have representation on the board of directors of the Company (the “Board”) so as to create value for equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Shareholder and the Company agree to restrict the director nomination rights with respect to the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement:

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

“Articles” means the articles of association of the Company, as in effect as of the date hereof, as amended, restated, altered, or amended and restated from time to time.

“Director” means a director serving on the Board.

“General Meeting” has the meaning ascribed to such term in the Articles.

“Governmental Authority” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity (including any stock exchange), whether domestic or foreign.

“Independent Director” means a director who complies with the independence requirements for directors with respect to the Company (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee or compensation committee of the Board) for companies listed on the securities exchange on which the Ordinary Shares are listed.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any order or decision of an applicable arbitrator or arbitration panel.

“Ordinary Shares” shall mean the ordinary shares of the Company.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity of any kind, whether domestic or foreign.

“Shareholder Director” has the meaning ascribed to such term in Section 2.1(b).

ARTICLE II

NOMINATION AGREEMENTS PRIOR TO NOMINATION TERMINATION TIME

Section 2.1 Board Nomination Rights.

(a) Board Composition. The size of the Board shall be such number as approved by the shareholders of the Company at a General Meeting.

(b) Shareholder Nominees. In connection with any General Meeting at which Directors are to be elected, or any adjournment or postponement thereof, the Shareholder shall have the right to propose for appointment a number of Directors that equals a majority of the Board (each such Director proposed for appointment by the Shareholder, a “Shareholder Director”). At least one-half of the Shareholder Directors must qualify as Independent Directors, subject to any independence requirements established by the listing rules of the stock exchange on which the Ordinary Shares are listed that would require a greater number of Shareholder Directors to qualify as Independent Directors, provided that the Shareholder shall not be required to nominate any additional Independent Directors unless and until all of the Directors, other than the Shareholder Directors, qualify as Independent Directors.

(i) For so long as the Directors on the Board are divided into three classes, the Board will use reasonable efforts to apportion the Shareholder Directors among such classes so as to maintain the number of Shareholder Directors in each class as nearly equal as possible.

(ii) For so long as the Company maintains an Audit Committee, Compensation Committee or Nominating Committee, such committees shall each include at least one Shareholder Director (but only to the extent such Director (A) qualifies as an Independent Director and (B) with respect to membership on the Audit Committee or Compensation Committee, meets the heightened independence requirements applicable to audit committees and compensation committees, as applicable, under the Securities Exchange Commission and within the context of the criteria established by the listing rules of the stock exchange on which the Ordinary Shares are listed).

(c) Death; Retirement; Resignation; Removal; Vacancies. If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Shareholder Director pursuant to this Section 2.1, then the Shareholder shall, to the fullest extent permitted by applicable Law, have the right to propose an individual to be appointed to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, Director’s term, and the Company shall take all action to cause such Shareholder Director to be appointed to the Board.

(d) Additional Nomination Procedures.

(i) In connection with any General Meeting at which Directors are to be elected, the Company shall treat any Shareholder Director previously proposed for appointment in accordance with Section 2.1(b) and who is then in office as a Shareholder Director unless and until the Company receives contrary notice from the Shareholder. With respect to any person that will be proposed for appointment as a Shareholder Director for the first time at any General Meeting by the Shareholder, Shareholder shall propose such Shareholder Director for appointment by delivering to the Company a written statement at least 90 days prior to the one-year anniversary of the preceding annual General Meeting that (A) informs the Company of such Shareholder Director’s nomination and (B) sets forth such Shareholder Director’s name, business address, telephone number, and e-mail address. The Company may require any Shareholder Director to (i) provide the Company with a completed and executed copy of the Company’s standard director questionnaire applicable to all other Directors; (ii) provide the Company with the Shareholder Director’s written consent to a customary background check, which consent shall be provided promptly after the Shareholder Director is nominated to the Board; (iii) complete a reasonably satisfactory interview with the Nominating Committee (or similarly designated committee) and Board, which shall be completed as promptly as practicable following receipt of a completed director questionnaire; and (iv) provide such other information as the Company may reasonably request, including information that the Company is required to disclose with respect to such Shareholder Director pursuant to applicable Law or the rules of any securities exchange on which the Ordinary Shares are listed.

(ii) The Nominating Committee shall evaluate each Shareholder Director and determine whether such candidate satisfies the qualifications contemplated by Section 2.1(d) (with such determination to be made in good faith and not to be unreasonably made, withheld or delayed). If the Nominating Committee so determines that such candidate satisfies such qualifications, then, unless otherwise required by its fiduciary duties (as determined in good faith by the Nominating Committee after consultation with legal counsel), the Nominating Committee shall recommend such Shareholder Director to the Board for inclusion in the slate of directors that is included in any proxy statement (or similar document) of the Company in respect of any General Meeting at which Directors are to be elected.

(iii) In the event the Board or the Nominating Committee declines, in good faith, to approve any Shareholder Director, the Shareholder may propose a new nominee in accordance with the approval process described in this Section 2.1(d) until a nominee is approved in accordance with this Section. If the Company identifies any reason under applicable Law why a person proposed for appointment as a Director pursuant to Section 2.1(b) cannot be seated as a Director, then (x) the Company shall promptly notify the Shareholder of that fact and (y) the Company and the Shareholder shall cooperate in good faith to eliminate such impediment or the Shareholder shall identify another nominee in accordance with this Section 2.1.

Section 2.2 At any time the Shareholder or its Affiliates, in the aggregate, beneficially own at least 50% of the outstanding Ordinary Shares, the Shareholder agrees that it shall (and shall cause its respective Affiliates to) not take any action to attempt to remove any Director, other than a Shareholder Director, without cause.

Section 2.3 Assurances.

(a) The Shareholder agrees that it shall (and shall cause its respective Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Shareholder further agrees that it shall to the maximum extent permitted by law:

(i) cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all shares of the Company that the Shareholder or its Affiliates (x) beneficially own and have the power to vote or cause the voting of or (y) over which the Shareholder holds proxies or powers of attorney, as the case may be, and take all other actions necessary to: (1) give effect to the provisions of this Agreement; (2) ensure that the Articles facilitate and do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement; and (3) ensure that the initial Board is comprised of the individuals set forth on Exhibit C of the Business Combination Agreement;

(ii) cause to be counted as present for purposes of establishing a quorum and to vote (or cause to be voted) all shares of the Company that the Shareholder or its Affiliates (x) beneficially own and have the power to vote or cause the voting of or (y) over which the Shareholder holds proxies or powers of attorney, as the case may be, and take all actions to oppose (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including removing or supporting the removal of any Director) and (2) any shareholder proposal to amend, modify or supplement Article 11 of the Articles, or to amend, modify or supplement the Articles that would otherwise act as an amendment, modification or supplement to Article 11 of the Articles that is not supported by the Board; and

(iii) not (1) solicit proxies or become a participant in any solicitation of proxies, or (2) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement.

(b) The Company agrees that it shall (and shall cause its controlled Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, the Company further agrees that it shall to the maximum extent permitted by law:

(i) take all actions necessary to: (1) give effect to the provisions of this Agreement (including (x) nominating each Shareholder Director as part of the slate that is included in any proxy statement (or similar document) of the Company in respect of any General Meeting at which Directors are to be elected, (y) supporting the election of such Shareholder Director in a manner substantially similar to the support it provides to any other individual standing for election as a Director as part of the Company’s slate of directors) and (2) submit proposals to the General Meeting of any other amendment, modification or supplement of the Articles to ensure that the Articles do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement;

(ii) take all actions to oppose: (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including (x) removing or supporting the removal of any Shareholder Director (except at the direction of the Shareholder) or (y) nominating a number of Director nominees for any election of Directors that exceeds the number of Directors to be elected at any General Meeting or otherwise impairing, delaying, frustrating or otherwise interfering with the rights of the Shareholder set forth in this Article II), and (2) any amendment, modification or supplement of the Articles that would contravene, conflict with, result in any violation or breach of any provision or otherwise frustrate any provision of this Agreement; and

(iii) not (1) solicit proxies or participate in a solicitation, (2) assist any Person in taking or planning any action, or (3) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including the rights of the Shareholder set forth in this Article II).

ARTICLE III

TERMINATION

Section 3.1 Termination. Notwithstanding anything in this Agreement to the contrary, unless earlier terminated by the mutual agreement of the Company and the Shareholder, this Agreement shall automatically terminate upon the date on which the Shareholder or its Affiliates cease to beneficially own, in the aggregate, 30% of the outstanding Ordinary Shares. Upon such termination, the Shareholder shall not have or owe any of the rights or obligations set forth therein (including, for the avoidance of doubt, the rights set forth in Article II). No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

ARTICLE IV

MISCELLANEOUS

Section 4.1 [Reserved].

Section 4.2 [Reserved].

Section 4.3 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 1, rue Peternelchen, L-2370 Howald, Luxembourg, Attention: Daniel Chin, chin@arrival.com, and, if to the Shareholder, to: ___________________________, Attention: __________________. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.3.

Section 4.4 Recapitalization. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of the Company and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to assume this Agreement or enter into a new Nomination Agreement with the Shareholder on terms substantially the same as this Agreement as a condition of any such transaction.

Section 4.5 Amendment. The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by the Company and the Shareholder.

Section 4.6 Successors and Assigns. The rights and obligations of each party hereto may not be assigned, in whole or in part, without the written consent of the Company; provided, further, that such assignee shall only be admitted as a party hereunder upon its, his or her execution and delivery of a joinder agreement agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the assigning Shareholder and the Company mutually determine are necessary or desirable to make such Person a party hereto), whereupon such Person will be treated as the Shareholder for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as the Shareholder. For the avoidance of doubt, in no event shall the transfer of Ordinary Shares by the Shareholder or its Affiliates be deemed an assignment of the rights and obligations as contemplated by the preceding sentence.

Section 4.7 Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

Section 4.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto any right, remedy or claim under or by virtue of this Agreement.

Section 4.9 Governing Law; Jurisdiction. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Luxembourg law. The Company and the Shareholder irrevocably agree that the courts of Luxembourg City (Grand Duchy of Luxembourg) have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

Section 4.10 Immunity Waiver. The Company hereby irrevocably waives, to the fullest extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement.

Section 4.11 Entire Agreement. This Agreement sets forth the entire agreement among the parties hereto with respect to the subject matter hereof. Any prior agreements or understandings among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 4.12 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, portable document format (.pdf) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ARRIVAL GROUP

By:
Name:
Title:

SHAREHOLDER

KINETIK S.À R.L.

By:
Name:
Title:

Exhibit E

SPAC Warrant Amendment

EXHIBIT E

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of             , 2021, by and among CIIG Merger Corp., a Delaware corporation (the “Company”), Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B248209 (“Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 12, 2019, and filed with the United States Securities and Exchange Commission on December 17, 2019 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 7,175,000 warrants to the Sponsor and the Anchor Investor (collectively, the “Private Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Company’s initial public offering (the “Public Offering”) (including the full exercise of the underwriters’ over-allotment option), at a purchase price of $1.00 per Private Warrant, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (b) 12,937,500 warrants to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on November ___, 2020, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Holdco, ARSNL Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of Holdco (“Merger Sub”), and Arrival S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B200789 (the “Target”);

WHEREAS, Holdco, the Target and each of the Target’s shareholders (the “Target Shareholders”) have entered into those certain individual Contribution and Exchange Agreements, each dated as of November ____, 2020 (collectively, the “Exchange Agreements”), pursuant to which the Target Shareholders will contribute their respective shares in Target to Holdco in exchange for ordinary shares of Holdco (“Holdco Ordinary Shares”) to be subscribed for by such Target Shareholders and the Target, upon the consummation of the Exchanges (as defined in the Business Combination Agreement) pursuant to the terms and conditions of the Exchange Agreements, will become a wholly-owned subsidiary of Holdco;

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in the context of such Merger, all shares of the Common Stock (other than Excluded Shares (as defined in the Business Combination Agreement)) outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) shall be exchanged with Holdco for the right to receive Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in the Business Combination Agreement;

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common

Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdco Ordinary Shares;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Holdco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “CIIG Merger Corp., a Delaware corporation” and replacing it with “Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B248209”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Holdco rather than the Company.

2.2 Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on December 12, 2019, CIIG Merger Corp. (“CIIG”) entered into that certain Private Placement Warrants Purchase Agreement with CIIG Management LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 5,416,667 warrants (or up to 5,979,167 warrants if the Over-allotment Option (as defined below) in connection with the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Sponsor Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (as defined below); and

WHEREAS, on November 22, 2019, CIIG entered into those certain subscription agreements (together, the “Anchor Subscription Agreement”) with certain funds and accounts managed by subsidiaries of BlackRock, Inc. (together, the “Anchor Investor”), pursuant to which the Anchor Investor agreed to purchase an aggregate of 1,083,333 warrants (or 1,195,833 warrants if the Over-allotment Option is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Anchor Private Placement Warrants” and, together with the Sponsor Private Placement Warrants, the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and

WHEREAS, CIIG consummated an initial public offering (the “Offering”) of units of CIIG’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered up to 11,250,00 warrants (including up to 12,937,500 warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants, the “CIIG Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of CIIG, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein. Only whole warrants are exercisable; and

WHEREAS, CIIG has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-235158 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, and the Public Warrants and the Common Stock included in the Units; and

WHEREAS, CIIG, the Company, and ARSNL Merger Sub Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Business Combination Agreement, dated as of November [    ], 2020 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into CIIG with CIIG surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Common Stock shall be exchanged for the right to receive ordinary shares of the Company (“Company Ordinary Shares”); and

WHEREAS, on [    ], 2021, pursuant to the terms of the Business Combination Agreement, the Company, CIIG and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which CIIG assigned its rights and obligations under this Agreement to the Company and the Company assumed CIIG’s right and obligations under this Agreement from CIIG; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding CIIG Warrants were no longer exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant

Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 Reference to Company Ordinary Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares” with a nominal value of EUR 0.10 per share and (ii) all references to “stockholders” shall mean “shareholders.”

2.4 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5 Post-IPO Warrants and Working Capital Warrants.

2.5.1. Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Working Capital Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.5.2 Section 2.8 of the Existing Warrant Agreement is hereby deleted in its entirety. All references to “Post-IPO Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.6 Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement.”

2.7 Notices.

2.7.1 Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

Arrival Group

1, rue Peternelchen

L-2370 Howald

Luxembourg

Attention: Daniel Chin

Email: chin@arrival.com

2.7.2 Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to change the delivery of a copy of notices sent to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, Attn.: Stuart Neuhauser, Esq., Fax No.: (212) 370-1300 and Winston & Strawn LLP, 200 Park

Avenue, New York, New York 10166, Attn: Joel L. Rubinstein, Email: jrubinstein@winston.com to be replaced with the following:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

2.8 Currency. A new Section 9.10 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.9 Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Exchanges (as defined in the Business Combination Agreement) and the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

CIIG MERGER CORP.

By:
Name:
Title:

ARRIVAL GROUP

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

ARRIVAL GROUP

Joint Stock Company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg

CUSIP [__]

Warrant Certificate

This Warrant Certificate certifies that , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase Ordinary Shares, EUR 0.10 nominal value per share (“Company Ordinary Shares”), of Arrival Group, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B248209 (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Company Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Company Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrant, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of the number of Company Ordinary Shares to be issued to the holder. The number of Company Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Company Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

ARRIVAL GROUP

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Company Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of December 12, 2019, as amended by the Assignment, Assumption and Amendment Agreement dated as of                 , 2021 by and among CIIG Merger Corp., a Delaware corporation, the Company and the Warrant Agent (as defined below) (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Company Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Company Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Company Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Company Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Company Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Company Ordinary Shares and herewith tenders payment for such Company Ordinary Shares to the order of Arrival Group (the “Company”) in the amount of $                in accordance with the terms hereof. The undersigned requests that a certificate for such Company Ordinary Shares be registered in the name of , whose address is and that such Company Ordinary Shares be delivered to whose address is . If said number of Company Ordinary Shares is less than all of the Company Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company Ordinary Shares be registered in the name of                , whose address is                and that such Warrant Certificate be delivered to                , whose address is                .

In the event that the Warrant has been called for redemption by the Company pursuant to Sections 6.1 or 6.2 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Company Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Company Ordinary Shares. If said number of shares is less than all of the Company Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company Ordinary Shares be registered in the name of                , whose address is                and that such Warrant Certificate be delivered to                , whose address is                 .

[Signature Page Follows]

Date: , 20
(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

ANNEX B: PROXY CARD FOR SPECIAL MEETING OF STOCKHOLDERS

Annex B

Preliminary Proxy Card

CIIG Merger Corp.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON

            , 2021

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement/Prospectus, dated             , 2021, in connection with the Special Meeting of Stockholders to be held on             , 2021 at      a.m., local time, at                     , and hereby appoints                 , and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of CIIG Merger Corp. (the “Corporation”) registered in the name provided, which the undersigned is entitled to vote at the Special Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement/Prospectus.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on                     , 2021: This notice of meeting and the accompany proxy statement/prospectus are available at                     .

(Continued and to be marked, dated and signed below)

Please mark vote as indicated in this example ☒

CIIG Merger Corp.—THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

	FOR	AGAINST	ABSTAIN
Proposal 1—The Business Combination Proposal	☐	☐	☐
To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of November 18, 2020, as may be amended, by and among CIIG, Arrival, Holdco and Merger Sub and the transactions contemplated thereby, and the business combination of CIIG and Arrival as described therein (the “Business Combination”).

	FOR	AGAINST	ABSTAIN
Proposal 2—The Nasdaq Proposal	☐	☐	☐
To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market the issuance of more than 20% of the current total issued and outstanding shares of CIIG Common Stock.

	FOR	AGAINST	ABSTAIN
Proposal 3—The Stockholder Adjournment Proposal	☐	☐	☐
To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting of stockholders, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or the Public Stockholders, as defined in the proxy statement/prospectus, have elected to redeem an amount of the CIIG Class A Common Stock such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Dated , 2021

Stockholder’s Signature	Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article 441-8 of the 1915 Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.

Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.

Holdco’s articles of association, which will become effective upon completion of the Business Combination, will provide that directors of Holdco are not held personally liable for the indebtedness or other obligations of Holdco. As agents of Holdco, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in Holdco’s articles of association and mandatory provisions of law, every person who is, or has been, a director or officer of Holdco (and his or her heirs, executors and administrators) shall be indemnified by Holdco to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of Holdco, or, at the request of Holdco, of any other company of which Holdco is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director, officer or shareholder of Holdco (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of Holdco or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of Holdco.

Holdco’s articles of association will provide that the right of indemnification provided by such articles of association shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such articles of association shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. Holdco shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of Holdco, as Holdco may decide upon from time to time.

In connection with the Business Combination, Holdco will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that Holdco will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

Holdco will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of Holdco arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1#	Business Combination Agreement, dated as of November 18, 2020, by and among CIIG Merger Corp., Arrival S.àr.l., Arrival Group and ARSNL Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

3.1*	Articles of Association of Arrival Group, dated as of October 27, 2020.

3.2	Form of Amended and Restated Articles of Arrival Group (incorporated by reference to Exhibit B of Exhibit 2.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

3.3	Amended and Restated Certificate of Incorporation of CIIG Merger Corp. (incorporated by reference to Exhibit 3.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on December 17, 2019).

3.4	Bylaws of CIIG Merger Corp. (incorporated by reference to Exhibit 3.3 to CIIG Merger Corp.’s Form S-1, originally filed with the SEC on November 22, 2019 (File No. 333-235158), as amended).

4.1**	Specimen Ordinary Share Certificate of Arrival Group.

4.2	Warrant Agreement, dated December 12, 2019, by and between CIIG Merger Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on December 17, 2019).

4.3	Private Placement Warrant Purchase Agreement, dated December 12, 2019, by and between CIIG Merger Corp. and CIIG Management LLC (incorporated by reference to Exhibit 10.5 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on December 17, 2019).

4.4	Form of Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement between CIIG Merger Corp., Arrival Group, SA and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit E of Exhibit 2.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

4.5	Specimen Warrant Certificate of Arrival Group (incorporated by reference to Exhibit E of Exhibit 2.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

5.1**	Legal Opinion of Linklaters.

5.1A**	Legal Opinion of Greenberg Traurig, P.A. as to warrants.

8.1**	Tax Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1	Form of Contribution and Exchange Agreement for Preferred Shares (incorporated by reference to Exhibit 10.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

10.2	Form of Contribution and Exchange Agreement for Ordinary Shares (incorporated by reference to Exhibit 10.2 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

10.3	Form of Subscription Agreement (incorporated by reference to Exhibit 10.3 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

Exhibit Number	Description

10.4	Transaction Support Agreement, dated as of November 18, 2020, by and among CIIG Merger Corp., CIIG Management LLC and certain investors in CIIG Merger Corp (incorporated by reference to Exhibit 10.4 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

10.5	Registration Rights Agreement, dated December 12, 2019, by and between CIIG Merger Corp., CIIG Management LLC and certain other stockholders of CIIG Merger Corp. (incorporated by reference to Exhibit 10.3 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on December 17, 2019).

10.6	Form of Registration Rights and Lock-Up Agreement, by and between Arrival Group and certain stockholders of CIIG Merger Corp. and Arrival S.àr.l (incorporated by reference to Exhibit A of Exhibit 2.1 to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

10.7	Form of Nomination Agreement, by and between Arrival Group and Kinetik S.à r.l. (incorporated by reference to CIIG Merger Corp.’s Form 8-K, File No. 001-39159, filed with the SEC on November 18, 2020).

10.8*##	Collaboration Framework Agreement, dated November 4, 2019, by and between Arrival S.àr.l., Hyundai Motor Company and Kia Motors Corporation.

10.9*##	Collaboration Agreement Side Letter addressed to Hyundai Motor Company and Kia Motors Corporation from Arrival S.àr.l, dated December 6, 2019.

10.10*##	Vehicle Sales Agreement, dated October 8, 2020, by and between Arrival S.àr.l. and United Parcel Service Inc.

10.11*	Warrant Agreement, dated as of October 29, 2020, by and between Arrival S.àr.l. and United Parcel Service General Services Co.

10.12*## +	Employment Contract, dated as of January 3, 2019, by and between Arrival Ltd. and Avinash Rugoobur.

10.13*## +	Employment Letter Agreement, dated as of November 1, 2019, by and between Arrival Automotive, Inc. and Michael Ableson.

10.14*## +	Employment Contract, dated as of September 14, 2020, by and between Arrival Limited and Denis Sverdlov.

10.15*## +	Employment Contract, dated June 29, 2020, by and between Arrival Automotive UK Limited and Tim Holbrow.

10.16*## +	Employment Contract, dated October 6, 2017, by and between Arrival Ltd. and Daniel Chin.

10.17* +	Arrival S.àr.l. Restricted Share Plan 2020.

10.18* +	Form of Restricted Share Agreement under the Arrival S.àr.l. Restricted Share Plan 2020.

10.19* +	Form of US Fixed-Sum Loan Agreement for Purchase of Shares under the Arrival S.àr.l. Restricted Share Plan 2020.

10.20* +	Form of non-US Fixed-Sum Loan Agreement for Purchase of Shares under the Arrival S.àr.l

10.21* +	Arrival S.àr.l. Share Option Plan 2020.

10.22* +	Form of Option Grant Letter Agreement under the Arrival S.àr.l. Share Option Plan 2020.

Exhibit Number	Description

10.23*##	Product Manufacture and Supply Agreement, dated as of February 20, 2020, by and between Arrival Elements B.V. and LG Chem, Ltd.

10.24*##	Long Term Agreement, dated as of February 20, 2020, by and between ARRIVAL Elements B.V. and LG Chem, Ltd.

10.25*##	First Supplement to the Long Term Agreement, dated as of October 20, 2020, by and between Arrival Elements B.V. and LG Chem, Ltd.

10.26**##	Prepayment Agreement, dated as of February 1, 2021, by and between Arrival Elements B.V. and LG Energy Solution, Ltd.

21.1*	List of Subsidiaries of Arrival Group.

23.1**	Consent of KPMG LLP

23.2**	Consent of Grant Thornton LLP

23.3**	Consent of Linklaters (to be included in Exhibit 5.1).

23.4**	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 8.1).

99.1*	Form of Proxy Card for CIIG Merger Corp.’s Special Meeting of Stockholders (included as Annex to the proxy statement/prospectus).

99.2*	Consent of F. Peter Cuneo to be named as a Director.

99.3**	Consent of Alain Kinsch to be named Director.

99.4**	Consent of Kristen O’Hara to be named as a Director.

99.5**	Consent of Avinash Rugoobur to be named as a Director.

99.6**	Consent of Jae Oh to be named as a Director.

99.7*	Registrant’s waiver request and representation under Item 8.A.4.

*	Previously filed.
**	Filed herewith.
#	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.
##

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

+	Management contract or compensatory plan or arrangement.

Item 22. Undertakings

A.	Holdco hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statementor any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)

For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.	Holdo hereby undertakes:

(1)

that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Grand Duchy of Luxembourg on February 12, 2021.

Arrival Group

By:	/s/ Denis Sverdlov
Name:	Denis Sverdlov
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Denis Sverdlov	Principal Executive Officer	February 12, 2021
Denis Sverdlov

*	Interim Principal Financial Officer and Principal Accounting Officer	February 12, 2021
Tim Holbrow

*	Director	February 12, 2021
Michael Anatolitis

*	Director	February 12, 2021
Gilles Dusemon

*	Director	February 12, 2021
Csaba Horváth

* By:	/s/ Michael Ableson
Michael Ableson
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on February 12, 2021.

By:	/s/ Michael Ableson
Name: Michael Ableson